 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION VIA EDGAR AS OF DECEMBER
                                    13, 2001

                                                      REGISTRATION NO. 333-44536
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 3

                                       TO

                                   FORM S-4*
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            MRV COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                        3577/3674                      06-1340090
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                             20415 NORDHOFF STREET
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 773-9044
                              (818) 773-0906 (FAX)
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   NOAM LOTAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             20415 NORDHOFF STREET
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 773-9044
                              (818) 773-0906 (FAX)
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                           KIRKPATRICK & LOCKHART LLP
                       10100 SANTA MONICA BLVD. 7TH FLOOR
                          LOS ANGELES, CA 90067- 4104
                           TELEPHONE: (310) 552-5000
                           FACSIMILE: (310) 552-5001
                       ATTENTION: MARK A. KLEIN, ESQ. OR
           PETER V. HOGAN, ESQ.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

* From its registration statement on Form S-4 declared effective on September 6, 2000 (the "Registration Statement") which registered common stock in the amount of $800,000,000, registrant's is taking down an aggregate of $103,604,278, consisting of (1) common stock valued at $18,540,000 calculated in accordance with Rule 457(f)(1) based on average of the high and low prices of the common stock of Luminent, Inc. on October 8, 2001 as reported on The Nasdaq National Market and (2) options to purchase common stock valued at $85,064,278 based on their book value, i.e., the aggregate exercise prices (if fully exercised) of such options calculated in accordance with Rule 457(f)(2) or 457(h)(1). After this takedown, an aggregate of $694,242,721 is the balance available for future acquisitions under the Registration Statement. This balance is net of $2,153,000, which is the value attributed to MRV's acquisition of Appointech, Inc. on January 12, 2001 calculated in accordance with Rule 457(f)(3) based on the book value of the capital stock of Appointech as of the latest practical date prior to the acquisition.

                                 NOTICE OF MERGER
                                        OF
                                  LUMINENT, INC.
                                  WITH AND INTO
                               MRV MERGER SUB CORP.

  To the former stockholders of Luminent, Inc.


     Please take notice that, pursuant to Section 253 of the General Corporation Law of the State of Delaware, the previously announced short-form merger of Luminent, Inc., a Delaware corporation, with and into MRV Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of MRV Communications, Inc.
became effective on December   , 2001. Under applicable Delaware law, the Merger
was approved by the Boards of Directors of MRV and MRV Merger Sub and no action was required by the board of directors or stockholders of Luminent for the Merger to become effective.


     Upon consummation of the merger, MRV Merger Sub became the surviving corporation and the corporate existence of Luminent ceased. Each outstanding share of Luminent common stock, $0.001 par value per share (except for shares held by MRV Merger Sub, which were cancelled, and shares held by Luminent stockholders who perfect their statutory appraisal rights under Delaware law), was converted in the merger. Former Luminent stockholders whose shares were converted are entitled to receive 0.43 of share of MRV common stock, $0.0017 par value, for each share of Luminent common stock owned at the time of the merger.

     To receive certificates representing shares of MRV common stock issued in the merger, former Luminent stockholders must complete and execute the enclosed Letter of Transmittal and deliver their certificates representing Luminent common stock and the Letter of Transmittal to American Stock Transfer and Trust Company, the exchange agent, either in person or by mail at the following addresses:

                By Mail:                                   By Hand:
American Stock Transfer and Trust Company  American Stock Transfer and Trust Company
             59 Maiden Lane                             59 Maiden Lane
        New York, New York 10038                   New York, New York 10038

     Section 262 of the General Corporation Law of the State of Delaware provides a procedure by which former holders of record Luminent common stock who do not wish to accept the shares of MRV common stock to which they are entitled under the terms of the merger may seek a judicial appraisal of the fair value of any or all of their Luminent common stock, exclusive of any element of value arising from the expectation or accomplishment of the merger. This procedure is summarized in the accompanying prospectus and the full text of Section 262 of the General Corporation Law of the State of Delaware is attached as Annex A to the accompanying prospectus.

                                          Sincerely yours,
                                          MRV Merger Sub Corp.

                                          /s/ NOAM LOTAN
                                          Noam Lotan,
                                          President


December   , 2001

[PRELIMINARY PROSPECTUS NOTE: AS OF THE DATE OF THIS PRELIMINARY PROSPECTUS, THE
                         MERGER HAS NOT YET OCCURRED].



                SUBJECT TO COMPLETION -- DATED DECEMBER 13, 2001


                            MRV COMMUNICATIONS, INC.


     MRV Communications, Inc. is furnishing this prospectus in regard to the issuance of 5,160,000 shares of its common stock in connection with the Merger of Luminent, Inc. with and into MRV Merger Sub Corp., MRV's wholly-owned subsidiary. MRV is delivering this prospectus to those persons who held common stock, $0.001 par value, of Luminent, Inc., a Delaware corporation, immediately prior to the merger of Luminent with and into MRV Merger Sub. The merger was
effected on December   , 2001, which coincides with the effective date of the
post-effective amendments to our registration statement of which this prospectus is a part. Upon consummation of the merger, MRV Merger Sub became the surviving corporation and the corporate existence of Luminent ceased. Each outstanding share of Luminent common stock, $0.001 par value per share (except for shares held by MRV Merger Sub, which were cancelled, and shares held by Luminent stockholders who perfect their statutory appraisal rights under Delaware law), was converted in the merger. Former Luminent stockholders whose shares were converted are entitled to receive 0.43 of share of MRV common stock, $0.0017 par value, for each share of Luminent common stock owned at the time of the merger. In addition, MRV is assuming in the merger options to purchase Luminent common stock that are outstanding. These Luminent stock options will be converted into options to purchase approximately 5,286,970 shares of MRV common stock containing the same vesting provisions and intrinsic value.



     Immediately prior to the Merger, MRV Merger Sub held approximately 92% of the outstanding shares of Luminent common stock. The Merger was effected as a short-form merger pursuant to resolutions adopted by the boards of directors of MRV and MRV Merger Sub. No resolutions, vote or authorization from the board of directors of Luminent or the stockholders of Luminent, MRV or MRV Merger Sub was required to consummate the merger. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Holders of Luminent common stock of record immediately prior to the merger have certain statutory appraisal rights under Delaware law. Any holder who desires to exercise appraisal rights must file with
MRV Merger Sub written demand for appraisal after December   , 2001 and prior to
               2002. For information on how to make this demand, see the section of this prospectus entitled "The Merger -- Surrender of Stock Certificates; Fractional Interests."


     INVESTMENT IN MRV SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 13.


     MRV's common stock is listed on The Nasdaq National Market under the symbol "MRVC." On September 10, 2001, the last trading day prior to the public announcement of the planned Merger, the closing price of MRV's common stock on
The Nasdaq National Market was $3.23 per share. On December   , 2001, the
trading day immediately preceding consummation of the merger, the closing price
of MRV's common stock on The Nasdaq National Market was $     per share.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS DECEMBER   , 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

     MRV files, and prior to the merger, Luminent filed, annual, quarterly and special reports, proxy statements and other information with the SEC. This information can be (1) read and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and at the SEC's Chicago Regional Office, 500 West Madison Street, Chicago, Illinois; and (2) accessed via a Web site maintained by the SEC (http://www.sec.gov). Copies of the material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms, including whether the SEC has made alternative arrangements for public reference facilities since the destruction of its New York Regional Office located at 7 World Trade Center, New York, New York.

     This prospectus is a part of a registration statement and post-effective amendment to the registration statement MRV filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement or post-effective amendment. For more information about MRV and its common stock, you should read the registration statement and its exhibits and schedules. Copies of the registration statement, including its exhibits may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or may be examined without charge at the offices of the SEC.

                               TABLE OF CONTENTS


ABOUT THIS PROSPECTUS SUPPLEMENT
WHERE YOU CAN FIND MORE INFORMATION........    2
TABLE OF CONTENTS..........................    2
QUESTIONS AND ANSWERS ABOUT THE MERGER.....    3
SELECTED FINANCIAL INFORMATION.............    6
  Selected MRV Financial Information.......    6
  Selected Luminent Financial
    Information............................    8
COMPARATIVE PER SHARE DATA.................   11
MARKET PRICE INFORMATION...................   12
FORWARD-LOOKING STATEMENTS.................   13
RISK FACTORS...............................   13
THE MERGER.................................   26
  Terms of the Merger......................   26
  Regulatory Approvals.....................   26
  Background and Reasons for the Merger....   26
  Federal Securities Consequences..........   35
  Surrender of Stock Certificates;
    Fractional Interests...................   35
  Statutory Appraisal Rights...............   36
  Material United States Federal Income Tax
    Consequences...........................   38
  Interests of Certain Persons to the
    Merger.................................   38
  Accounting Treatment.....................   39
  Luminent Stock Options...................   39
OPINION OF FINANCIAL ADVISOR...............   40
UNITED STATES FEDERAL INCOME TAX TREATMENT
  OF THE MERGER............................   48
  United States Federal Income Tax
    Consequences to Luminent
    Stockholders...........................   48
  United States Federal Income Tax
    Consequences to MRV Stockholders.......   48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF MRV........................   49
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF LUMINENT...................   65
BUSINESS OF MRV............................   82
BUSINESS OF LUMINENT.......................   97
DESCRIPTION OF LUMINENT CAPITAL STOCK......  108
DESCRIPTION OF MRV CAPITAL STOCK...........  108
COMPARATIVE STOCKHOLDER RIGHTS.............  110
MANAGEMENT OF MRV FOLLOWING THE MERGER.....  111
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.............................  115
PRINCIPAL STOCKHOLDERS.....................  117
  Principal Stockholders of MRV............  117
  Principal Stockholders of Luminent.......  118
LEGAL MATTERS..............................  118
EXPERTS....................................  118
INDEX TO FINANCIAL STATEMENTS..............  F-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why is MRV effecting the merger?

A: Due to the current slowdown in the telecommunications sectors, the market for optical components is currently suffering from weak demand. Although this could change in the future, MRV believes that the business of Luminent will be better served when integrated into MRV. By applying MRV's system level know-how, a higher level of integration of optical components and optical subsystems is achieved. This is expected to enhance Luminent's optical transmission platforms, thereby better supporting existing customers, while creating new market opportunities. Unifying Luminent with MRV is expected to enhance MRV's and Luminent's competitive position and generate substantial savings in the consolidated results, by removing inefficiencies and duplications. This action is expected to allow Luminent to invest and improve its technology and its bottom line.

Q: Is my vote or a stockholders' meeting required to approve the merger?

A: No. Immediately prior to the merger, MRV Merger Sub held approximately 92% of the outstanding shares of Luminent common stock. Because MRV Merger Sub owned at least 90% of Luminent's outstanding shares immediately prior to the merger, it effected the merger as a short-form merger under Delaware law pursuant to resolutions adopted by the boards of directors of MRV and MRV Merger Sub. No resolutions, vote or authorization from the board of directors of Luminent or the stockholders of Luminent, MRV or MRV Merger Sub was required to consummate the merger.

Q: Who are the parties to the merger?

A:

MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, California 91311
Telephone: (818) 773-0900

     MRV creates, acquires, finances and operates companies, and through them, designs, develops, manufactures and markets products, which enable high-speed broadband communications. MRV concentrates on companies and products devoted to optical components and Internet infrastructure systems. MRV leveraged its early experience in fiber optic technology into a number of well-focused operating units specializing in advanced fiber optic components, switching, routing, transaction management and wireless optical transmission systems which it has created, financed or acquired.

MRV Merger Sub Corp.
c/o MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, California 91311
Telephone: (818) 773-0900

     MRV Merger Sub is a wholly-owned subsidiary of MRV. MRV Merger Sub was organized on July 25, 2001. It has not carried on any material activities other than organizational. Immediately prior to the effective date of the merger, i.e., just before the date of this prospectus, MRV transferred to MRV Merger Sub the 144,000,000 shares of Luminent owned by MRV so that MRV Merger Sub would qualify as the parent of Luminent under the Delaware statute authorizing a short-form merger of a subsidiary into a parent corporation owning at least 90% of the subsidiary's outstanding capital stock. It is the corporation surviving the merger and immediately prior to it, owned approximately 92% of Luminent's outstanding common stock.

Luminent, Inc.
20550 Nordhoff Street
Chatsworth, California 91311
Telephone (818) 773-9044

     Luminent designs, manufactures and sells a comprehensive line of singlemode active and passive fiber optic components for high-capacity data transmission in the metropolitan and access markets. Leading network equipment manufacturers have relied on Luminent to provide technical depth, responsive customer service and volume manufacturing to meet the increasing requirements for transmission capacity and speed between nationwide telecommunications networks and end users.

Q: As a stockholder of Luminent, what will I receive in the merger?

A: You will receive 0.43 of a share of MRV common stock for each share of Luminent common stock that you hold. MRV will not issue fractional shares of its common stock. Instead, you will receive cash, without interest, equal to the
fraction multiplied by $          , which was the closing price of MRV common
stock on the Nasdaq National Market on the trading day immediately prior to the day on which the merger was consummated.

Example:

     - If you currently own 50 shares of Luminent common stock, you will receive 21 shares of MRV common stock in connection with the merger and a check for the value of 0.5 of a share of MRV common stock, rounded to the nearest one cent. The value of the shares of MRV common stock that you receive will fluctuate as the price of a share of MRV common stock changes.

Q: Was advice obtained as to the fairness from a financial point of view of the merger exchange ratio in the merger?

A. Yes. The board of directors of Luminent retained Duff & Phelps, LLC as its independent financial advisor to make a determination as to the fairness from a financial point view of the merger exchange ratio of 0.43 to the Luminent's minority stockholders. Duff & Phelps rendered its opinion that the merger exchange ratio is fair to the stockholders of Luminent (other than MRV Merger
Sub) from a financial point of view. The fairness opinion is reproduced in its entirety in Annex B to this prospectus, and former stockholders of Luminent are urged to read the opinion carefully and in its entirety for a description of the assumptions and qualifications made and other matters considered by Duff & Phelps, in rendering its opinion. See the section entitled "Opinion of Financial Advisor" later in this prospectus.

Q: Should I send in my Luminent stock certificates now?

A: Yes. To receive certificates representing shares of MRV common stock issued in the merger, former Luminent stockholders must complete and execute the accompanying Letter of Transmittal and deliver their certificates representing Luminent common stock and the Letter of Transmittal to American Stock Transfer and Trust Company, the exchange agent, at its address stated in the accompanying Notice of Merger of Luminent, Inc. with and into MRV Merger Sub.

Q: What are the material United States federal income tax consequences of the merger?

A: The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. If the merger qualifies as a reorganization, Luminent stockholders generally will not recognize gain or loss on the exchange of their stock in the merger, except for any gain or loss recognized in connection with any cash received instead of a fractional share of MRV stock or cash obtained through perfection of statutory appraisal rights. However, the tax consequences of the merger to you will depend on the facts of your particular situation. MRV encourages you to contact your tax advisors to determine the tax consequences of the merger to you. To review the tax consequences to MRV and Luminent stockholders in greater detail, see the section entitled "United States Federal Income Tax Treatment of the Merger" later in this prospectus.

Q: Are there any disadvantages to the merger?

A. Yes. Advantages that Luminent expected to realize from MRV's distribution of its common stock will not be realized, including direct access to the capital markets for Luminent, better incentives for Luminent's employees, greater strategic focus by Luminent's management, easier expansion of Luminent's relationships with its customers who might directly compete with MRV and Luminent's ability to act more efficiently as an independent, smaller company. However, MRV believes that the changes in economic and market conditions since Luminent's initial public offering and the other factors discussed later in the "Background and Reasons for the Merger" section of this prospectus weigh in favor of the merger despite the loss of these advantages.

Q: Whom may I contact with any additional questions?

A: You may call Diana Hayden, of MRV's Investor Relations Department at (818) 886-6782 or email her at diana@mrv.com.

Q: What will happen to employee stock options held by Luminent employees?

A: The outstanding Luminent options will convert into options for MRV common stock at the same 0.43 exchange ratio that applies to Luminent common stock. Thus, for each share of Luminent common stock on which you have an option, you will receive an option to purchase 0.43 of a share of MRV common stock. In addition, the exercise price per share will be adjusted by dividing the current exercise price by 0.43

Example:

     - An option to purchase 1,000 shares of Luminent common stock at an exercise price of $5.00 per share will convert to an option to purchase 430 shares of MRV common stock (1,000 x 0.43) at an exercise price of $11.63 per share ($5.00 / 0.43)

                         SELECTED FINANCIAL INFORMATION

SELECTED MRV FINANCIAL INFORMATION

     The following selected statement of operations data for the three years in the period ended December 31, 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from MRV's consolidated financial statements and notes thereto, included later in this prospectus supplement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report included later in this prospectus. The selected condensed consolidated statements of operations data for the two years in the period ended December 31, 1997 and the condensed consolidated balance sheet data as of December 31, 1996, 1997 and 1998 were derived from MRV's audited financial statements, which are not included in this prospectus. The selected condensed consolidated statements of operations data for the nine months ended September 30, 2000 and 2001, were derived from MRV's unaudited consolidated financial statements, which are included later in this prospectus. In the opinion of MRV's management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the financial position and results of operations for each of the periods presented in the unaudited financial statements. Historical results are not necessarily indicative of results that may be expected for any future period. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of MRV" and MRV's Consolidated Financial

Statements and the Unaudited Pro Forma Condensed Consolidated Financial Statements of MRV and Luminent, including the related footnotes:

                                                YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------------
                                                                                   PRO FORMA
                            1996       1997       1998       1999       2000        2000(1)
                          --------   --------   --------   --------   ---------   -----------
                                                                                  (UNAUDITED)
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONDENSED CONSOLIDATED
  STATEMENTS OF
  OPERATIONS DATA:
Revenues, net...........  $ 88,815   $165,471   $264,075   $288,524   $ 319,394    $ 332,211
Cost of goods
  sold(2)(3)(5).........    51,478     94,709    165,385    197,442     203,371      216,203
Research and
  development(2)(3).....     8,201     13,093     25,817     35,319      74,078       82,612
Selling, general and
 administrative(2)(3)...    13,858     26,993     53,852     67,859     124,700      134,293
Purchased technology in
  progress(4)...........    17,795         --     20,633         --          --           --
Restructuring
  costs(3)..............     6,974         --     15,671         --          --           --
Amortization of goodwill
  and other
  intangibles...........       167        372      2,901      3,898      66,814       99,022
                          --------   --------   --------   --------   ---------    ---------
Operating income
  (loss)................    (9,658)    30,304    (20,184)   (15,994)   (149,569)    (199,919)
Other income (expense),
  net(3)(6).............    (4,204)     1,901      4,339        322      (9,578)      (9,634)
                          --------   --------   --------   --------   ---------    ---------
Income (loss) before
  provision for income
  taxes, minority
  interests and
  extraordinary item....   (13,862)    32,205    (15,845)   (15,672)   (159,147)    (209,553)
Provision (benefit) for
  income taxes..........    (4,404)     9,474      5,707     (2,153)     (5,398)      (5,398)
Minority interests......      (196)      (146)    (1,345)       610         796          129
Gain repurchase of
  convertible notes, net
  of tax................        --         --      2,791         --          --           --
                          --------   --------   --------   --------   ---------    ---------
Net income (loss).......  $ (9,654)  $ 22,585   $(20,106)  $(12,909)  $(152,953)   $(204,026)
                          ========   ========   ========   ========   =========    =========
Net income (loss) per
  share -- Basic........  $  (0.24)  $   0.48   $  (0.38)  $  (0.24)  $   (2.33)   $   (2.72)
                          ========   ========   ========   ========   =========    =========
Net income (loss) per
  share -- Diluted......  $  (0.24)  $   0.44   $  (0.38)  $  (0.24)  $   (2.33)   $   (2.72)
                          ========   ========   ========   ========   =========    =========
Shares used in per share
  calculation --
  Basic.................    39,478     47,340     53,064     53,920      65,669       75,007
  Diluted...............    39,478     51,468     53,064     53,920      65,669       75,007

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,
                          -----------------------------------------
                                                         PRO FORMA
                             2000            2001         2001(1)
                          -----------     -----------   -----------
                          (UNAUDITED)     (UNAUDITED)   (UNAUDITED)
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONDENSED CONSOLIDATED
  STATEMENTS OF
  OPERATIONS DATA:
Revenues, net...........   $ 221,727       $ 259,364     $ 259,364
Cost of goods
  sold(2)(3)(5).........     136,439         212,777       212,777
Research and
  development(2)(3).....      48,452          70,094        70,094
Selling, general and
 administrative(2)(3)...      94,180         133,375       133,375
Purchased technology in
  progress(4)...........          --              --            --
Restructuring
  costs(3)..............          --              --            --
Amortization of goodwill
  and other
  intangibles...........      40,417          84,385        80,219
                           ---------       ---------     ---------
Operating income
  (loss)................     (97,761)       (241,267)     (237,101)
Other income (expense),
  net(3)(6).............      (7,442)         (4,303)       (4,303)
                           ---------       ---------     ---------
Income (loss) before
  provision for income
  taxes, minority
  interests and
  extraordinary item....    (105,203)       (245,570)     (241,404)
Provision (benefit) for
  income taxes..........       1,888           2,593         2,593
Minority interests......        (902)         10,085         ( 651)
Gain repurchase of
  convertible notes, net
  of tax................          --              --            --
                           ---------       ---------     ---------
Net income (loss).......   $(107,993)      $(238,078)    $(244,648)
                           =========       =========     =========
Net income (loss) per
  share -- Basic........   $   (1.71)      $   (3.13)    $   (3.02)
                           =========       =========     =========
Net income (loss) per
  share -- Diluted......   $   (1.71)      $   (3.13)    $   (3.02)
                           =========       =========     =========
Shares used in per share
  calculation --
  Basic.................      63,286          75,973        81,133
  Diluted...............      63,286          75,973        81,133

                                                                                                    AT SEPTEMBER 30,
                                                       AT DECEMBER 31,                         --------------------------
                                  ---------------------------------------------------------                    PRO FORMA
                                   1996        1997        1998        1999         2000          2001           2001
                                  -------    --------    --------    --------    ----------    -----------    -----------
                                                       (IN THOUSANDS)                          (UNAUDITED)    (UNAUDITED)
CONDENSED CONSOLIDATED BALANCE
  SHEET DATA:
Cash and cash equivalents.......  $14,641    $ 19,428    $ 20,692    $ 34,330    $  210,080    $  158,049     $  158,049
Working capital.................   56,973     111,559     115,318     106,425       366,752       271,032        271,032
Total assets....................   96,943     236,236     320,192     314,533     1,097,621       957,162        929,388
Total long-term liabilities.....   18,892       2,853      94,317      94,409       154,504       154,522        154,522
Stockholders' equity............   41,771     189,969     174,429     166,815       781,555       641,740        645,311

-------------------------
(1) The unaudited pro forma selected statements of operation data for the year ended December 31, 2000 and for the nine months ended September 30, 2001 were derived from the unaudited pro forma financial statements of MRV included later in this prospectus supplement. The December 31, 2000 unaudited pro forma condensed consolidated statement of operations assumes that the Fiber Optic Communications, Optronics, and AstroTerra acquisitions and the purchase of the minority interest in Luminent occurred on January 1, 2000 and consolidates our consolidated statement of operations for the year ended December 31, 2000 with the statements of operations for that year of Fiber Optic Communications, Optronics, and Astroterra. The September 30, 2001 unaudited pro forma condensed consolidated statement of operations assumes that the purchase of the minority interest in Luminent occurred on January 1, 2000. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" included later in this prospectus.

(2) Includes amounts related to deferred stock compensation of: $8.3 million and $8.0 million in "cost of goods sold"; $21.6 million and $9.6 million in "research and development" expenses; and $30.0 million and $45.6 million in "selling, general and administrative" expenses for the years ended December 31, 2000 and the nine months ended September 30, 2001, respectively.

(3) Includes charges of $30.1 million, $13.0 million, $501,000 and $16,000 presented in "cost of sales", "selling, general and administrative", "research and development" and "other income, net", respectively, for the nine months ended September 30, 2001, to write-down inventory, purchase commitments, asset impairment, workforce reduction, restructuring costs and other non-recurring items. These charges resulted from the lower demand for our products and pricing pressures stemming from the continuing downturn in the communications equipment industry generally and the optical components sector in particular.

(4) Purchased technology in progress and restructuring charges were incurred as a result of acquisitions. Purchased technology in progress for the year ended December 31, 1996, was in conjunction with the acquisition of Fibronics. Restructuring costs during the year ended December 31, 1996, were associated with a plan adopted by MRV on September 30, 1996, calling for the reduction of workforce, closing of certain facilities, retraining of certain employees and elimination of particular product lines. Purchased technology in progress for the year ended December 31, 1998, was in conjunction with the Xyplex acquisition. Restructuring costs during the year ended December 31, 1998, were associated with a plan adopted by MRV in March 1998, calling for the reduction of workforce, closing of certain facilities, elimination of particular product lines, settlement of distribution agreements and other costs.

(5) For the years ended December 31, 1998 and 1999, includes amounts relating to the write-down of discontinued products of $3.1 million and $13.8 million, respectively.

(6) Interest expenses for the years ended December 31, 1996 and 1997 were in connection with the private placement of $30.0 million principal amount of debentures, the proceeds from which MRV used to finance the cash portion of the Fibronics acquisition. Interest expenses for the year ended December 31, 1998 and 1999, were connected with the private placement of $100.0 million principal amount of 5% Convertible Subordinated Notes. See Note 10 of notes to the consolidated financial statements of MRV included later in this prospectus.

SELECTED LUMINENT FINANCIAL INFORMATION

     The following selected condensed consolidated statements of operations data for the three years ended December 31, 2000, and the condensed consolidated balance sheet data as of December 31, 1999 and 2000, are derived from Luminent's consolidated financial statements and notes thereto included later in this prospectus, which have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report included with the financial statements appearing in this prospectus. The selected condensed consolidated statements of operations data for the year ended December 31, 1997, and the condensed consolidated balance sheet data at December 31, 1998, were derived from Luminent's audited financial statements, which are not included in this prospectus. The selected condensed consolidated statements of operations data for the year ended December 31, 1996, and the condensed consolidated balance sheet data as of December 31, 1996 and 1997, were derived from Luminent's unaudited financial statements, which are not included in this prospectus. The unaudited pro forma selected statement of operations data for the year ended December 31, 2000, were derived from the unaudited pro forma financial statements of Luminent, which are included later in this prospectus. The selected condensed consolidated statements of operations data for the nine months ended September 30, 2000 and 2001, were derived from Luminent's unaudited consolidated condensed financial statements, which are included later in this prospectus. In the opinion of Luminent's management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the financial position and results of operations for each of the periods presented in Luminent's unaudited financial statements. Historical results are not necessarily indicative of results that may be expected for any future period. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Luminent's Consolidated Financial Statements and the Unaudited Pro Forma Condensed Consolidated Financial Statements of Luminent, including the related footnotes.

                                                          YEAR ENDED DECEMBER 31,                           NINE MONTHS ENDED
                                   ---------------------------------------------------------------------      SEPTEMBER 30,
                                                                                              PRO FORMA    --------------------
                                      1996         1997       1998       1999       2000       2000(1)       2000       2001
                                   -----------   --------   --------   --------   --------   -----------   --------   ---------
                                   (UNAUDITED)                                               (UNAUDITED)       (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONDENSED CONSOLIDATED STATEMENTS
  OF OPERATIONS DATA:
Net sales........................   $ 24,034     $ 35,081   $ 38,596   $ 65,264   $124,193    $ 137,317    $ 78,964   $ 108,098
Cost of sales(2)(3)..............     13,970       21,659     24,289     43,078     84,384       94,754      53,667     105,335
                                    --------     --------   --------   --------   --------    ---------    --------   ---------
    Gross profit.................     10,064       13,422     14,307     22,186     39,809       42,563      25,297       2,763
Operating costs and expenses:
  Selling, general and
    administrative(2)(3).........      1,160        2,102      2,642      5,675     38,768       44,653      20,522      69,605
  Research and
    development(2)(3)............      2,179        3,520      4,974      8,693     18,204       21,185      12,752      13,882
  Parent company allocations.....        787          797        808        885        588          588         588          --
  Amortization of goodwill and
    other intangibles............         --           --         --         --     47,421       77,744      27,933      58,464
                                    --------     --------   --------   --------   --------    ---------    --------   ---------
                                       4,126        6,419      8,424     15,253    104,981      144,170      61,795     141,951
                                    --------     --------   --------   --------   --------    ---------    --------   ---------
    Operating income (loss)......      5,938        7,003      5,883      6,933    (65,172)    (101,607)    (36,498)   (139,188)
Other income (loss), net(3)......         --           --         --          6      2,246        2,008         526       3,569
                                    --------     --------   --------   --------   --------    ---------    --------   ---------
  Income (loss) before provision
    for income taxes and minority
    interests....................      5,938        7,003      5,883      6,939    (62,926)     (99,599)    (35,972)   (135,619)
Provision for income taxes.......      2,297        2,789      2,343      2,764      2,766        2,766       2,709       4,027
Minority interest................         --           --         --         --       (707)        (738)        391         (95)
                                    --------     --------   --------   --------   --------    ---------    --------   ---------
  Net income (loss)..............   $  3,641     $  4,214   $  3,540   $  4,175   $(64,985)   $(101,627)   $(39,072)  $(139,551)
                                    ========     ========   ========   ========   ========    =========    ========   =========
Earnings (loss) per share(4):
Basic and diluted income (loss)
  per share......................   $   0.03     $   0.03   $   0.02   $   0.03   $  (0.45)   $   (0.70)   $  (0.27)  $   (0.89)
Basic and diluted income average
  shares.........................    144,000      144,000    144,000    144,000    145,677      145,677     144,000     156,000
                                    ========     ========   ========   ========   ========    =========    ========   =========

                                                                          AT DECEMBER 31,                         AT
                                                          ------------------------------------------------   SEPTEMBER 30,
                                                           1996      1997      1998      1999       2000         2001
                                                          -------   -------   -------   -------   --------   -------------
                                                             (UNAUDITED)                                      (UNAUDITED)
                                                                                   (IN THOUSANDS)
CONDENSED CONSOLIDATED BALANCE SHEET DATA:
Cash and short-term investments.........................  $    --   $    --   $    --   $   220   $132,860     $ 93,701
Working capital.........................................    5,387     4,694     7,453    12,561    161,671      113,742
Total assets............................................   11,779    13,305    14,742    23,127    606,230      505,244
Long-term debt, net of current portion..................       --        --        --        --      9,550        8,284

-------------------------
(1) The unaudited pro forma selected statement of operation data for the year ended December 31, 2000, were derived from the unaudited pro forma condensed consolidated financial statements of Luminent included later in this prospectus. The unaudited pro forma condensed consolidated statement of operations assumes that the Fiber Optic Communications, Optronics and Quantum acquisitions occurred on January 1, 2000, and consolidates Luminent's consolidated statement of operations for the year ended December 31, 2000, with the statements of operations for that year of Fiber Optic Communications, Optronics and Quantum. See "Unaudited Pro Forma Condensed Consolidated Financial Information of MRV" included later in this prospectus.

(2) Includes amounts related to deferred stock compensation of: $2.8 million and $1.7 million in "costs of sales"; $21.7 million and $39.0 million in "selling, general and administrative" expenses; and $4.3 and $2.7 million in "research and development" expenses for the year ended December 31, 2000, and the nine months ended September 30, 2001, respectively.

(3)Includes restructuring and other charges of $30.1 million, $13.0 million, $501,000 and $16,000 presented in "cost of sales", "selling, general and administrative", "research and development" and "other income, net", respectively, for the nine months ended September 30, 2001, to write-down inventory, purchase commitments, asset impairment, workforce reduction, restructuring costs and other non-recurring items. These charges, taken in the second and third quarter of 2001, resulted from the lower demand for our products and pricing pressures stemming from the continuing downturn in the communication equipment industry generally and the optical components sector in particular.

(4) See note 2 of notes to Luminent's audited consolidated financial statements at December 31, 2000, and for each of the three years in the period then ended and note 1 to Luminent's unaudited consolidated financial statements at September 30, 2001 and for the nine months ended September 30, 2000 and 2001, for an explanation of how the number of shares used in calculating this per share data was determined. These financial statements are included later in this supplement.

                           COMPARATIVE PER SHARE DATA

     The following table reflects (a) the historical net loss and book value per share of MRV common stock and the historical net loss and book value per share of Luminent common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the merger, and (b) the equivalent pro forma net loss and book value per share attributable to 0.43 of a share of a MRV common stock which will be issued for each share of Luminent.

     For MRV and Luminent, the historical book value per share is computed by dividing their respective stockholders' equity as of December 31, 2000 and September 30, 2001, respectively, by their actual common shares outstanding.

     The pro forma per share loss from continuing operations is computed by dividing the pro forma loss from continuing operations by the pro forma weighted average number of shares outstanding, assuming MRV had acquired Luminent at the beginning of the earliest period presented. The pro forma combined book value per share is computed by dividing the total pro forma stockholders' equity by the pro forma number of common shares outstanding at December 31, 1999, assuming the merger had occurred on that date. The Luminent equivalent pro forma combined per share amounts are calculated by multiplying the MRV pro forma combined per share amounts by the exchange ratio of 0.43.

     The following information should be read in conjunction with the separate selected audited historical consolidated financial statements and related notes of MRV and Luminent, the selected unaudited interim condensed consolidated financial statements of MRV, the unaudited pro forma condensed combined financial information and related notes of MRV, and the selected historical and selected unaudited pro forma financial data included elsewhere in this prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the beginning of the respective periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  2000             2001
                                                              ------------   ----------------
                                                                               (UNAUDITED)
HISTORICAL MRV:
Net loss from continuing operations per share -- basic and
  diluted...................................................     $(2.33)          $(3.13)
Book value per share at the end of the period...............     $10.67           $ 8.28
HISTORICAL LUMINENT:
Net loss from continuing operations per share -- basic and
  diluted...................................................     $(0.45)          $(0.89)
Book value per share at the end of the period...............     $ 3.51           $ 2.88
PRO FORMA COMBINED (UNAUDITED):
Pro forma net loss from continuing operations per MRV
  share -- basic and diluted................................     $(2.17)          $(3.07)
Pro forma net loss from continuing operations per equivalent
  Luminent share -- basic and diluted.......................     $(0.93)          $(1.32)
Pro forma book value per MRV share at the end of the
  period....................................................     $10.22           $ 7.81
Pro forma book value per equivalent Luminent share at the
  end of the period.........................................     $ 4.39           $ 3.36

                            MARKET PRICE INFORMATION

     MRV's common stock is traded in the over-the-counter market and has been included in the Nasdaq National Market since February 28, 1994 under the symbol "MRVC." The following table sets forth the high and low closing sale prices of MRV's common stock for the periods indicated as reported by the Nasdaq National Market. The prices have been adjusted to give retroactive effect to the two-for-one stock split effected on May 11, 2000.


                                                               HIGH      LOW
                                                              ------    ------
1999
First Quarter...............................................  $ 4.94    $ 2.97
Second Quarter..............................................    7.03      2.97
Third Quarter...............................................   12.41      6.31
Fourth Quarter..............................................   32.81      9.72
2000
First Quarter...............................................  $95.25    $25.88
Second Quarter..............................................   67.25     23.44
Third Quarter...............................................   80.38     45.31
Fourth Quarter..............................................   49.25     11.06
2001
First Quarter...............................................  $21.38    $ 6.22
Second Quarter..............................................   12.90      5.38
Third Quarter...............................................    8.79      2.43
Fourth Quarter (through December 11, 2001)..................    5.75      2.76


     Luminent's common stock has traded on the Nasdaq National Market since November 9, 2000 under the symbol "LMNE." The following table sets forth the high and low closing sale prices of Luminent's common stock for the periods indicated as reported by the Nasdaq National Market


                                                               HIGH      LOW
                                                              ------    -----
2000
Fourth Quarter (from November 9, 2000)......................  $12.25    $4.31
2001
First Quarter...............................................  $10.38    $2.31
Second Quarter..............................................    6.16     2.44
Third Quarter...............................................    3.96     1.20
Fourth Quarter (through December 11, 2001)..................    2.43     1.29


     As of September 30, 2001, MRV had 3,426 stockholders of record, as indicated on the records of its transfer agent, and Luminent had 146 stockholders of record, as indicated on the records of its transfer agent, who held, MRV believes, for approximately 6,000 beneficial holders.


     The table below sets forth the high and low sale prices per share of MRV common stock on the Nasdaq National Market on September 10, 2001, the last completed trading day prior to the public announcement of the proposed merger, October 8, 2001, the trading day on which the exchange ratio was announced, and
on December   , 2001, the effective date of the merger. Also set forth is the implied equivalent value of one share of Luminent common stock on each respective date, using an exchange ratio of 0.43 of a share of MRV common stock for each share of Luminent common stock.



                                                                         APPROXIMATE
                                                                           LUMINENT
                                                        MRV COMMON       COMMON STOCK
                                                          STOCK           EQUIVALENT
                                                      --------------    --------------
                                                      HIGH      LOW     HIGH      LOW
                                                      -----    -----    -----    -----
September 10, 2001..................................  $3.23    $3.02    $1.39    $1.30
October 8, 2001.....................................   2.95     2.75     1.27     1.18
December   , 2001...................................

                           FORWARD-LOOKING STATEMENTS

WE MAKE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS SUPPLEMENT THAT MAY NOT PROVE TO BE ACCURATE.

     This prospectus contains forward-looking statements including statements regarding, among other items, our and Luminent's business strategy, growth strategy and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. These forward-looking statements are largely based on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, including those set forth below in "Risk Factors," describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                  RISK FACTORS

     Investment in shares of MRV common stock involves a high degree of risk. Set forth below and elsewhere in this prospectus are risks and uncertainties that could cause MRV's actual results to differ materially from the results contemplated by the forward-looking statements contained in this prospectus and in public statements and press releases we make from time to time.

     WE INCURRED A NET LOSS IN THE YEAR ENDED DECEMBER 31, 2000 AND DURING THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2001, PRIMARILY AS A RESULT OF THE AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES AND DEFERRED COMPENSATION CHARGES FROM RECENT ACQUISITIONS. WE EXPECT TO CONTINUE TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE.

     We reported a net loss of $153.0 million for the year ended December 31, 2000 and $238.1 million for the nine months ended September 30, 2001. A major contributing factor to the net losses was the amortization of goodwill and other intangibles and deferred stock compensation related to our acquisitions of Fiber Optic Communications, Jolt, Quantum Optech, AstroTerra and Optronics and our employment arrangements with Luminent's former President and Luminent's Chief Financial Officer. We will continue to record amortization of goodwill and other intangibles and deferred stock compensation relating to these acquisitions and the employment arrangements with these executives going forward. Effective January 1, 2002, with the adoption of SFAS 142, we will stop amortization of goodwill, however, we may be required to record an impairment charge (see Recently Issued Accounting Standards). As a consequence of goodwill and other intangibles and deferred stock compensation charges, we do not expect to report net income in the foreseeable future.

OUR BUSINESS HAS BEEN ADVERSELY IMPACTED BY THE WORLDWIDE ECONOMIC SLOWDOWN AND RELATED UNCERTAINTIES.

     Weaker economic conditions worldwide, particularly in the U.S. and Europe, have contributed to the current technology industry slowdown and impacted our business resulting in:

     - reduced demand for of our products, particularly Luminent's fiber optic components;

     - increased risk of excess and obsolete inventories;

     - increased price competition for our products;

     - excess manufacturing capacity under current market conditions; and

     - higher overhead costs, as a percentage of revenues.

     These unfavorable economic conditions and reduced capital spending in the telecommunications industry detrimentally affected sales to service providers, network equipment companies, e-commerce and Internet businesses, and the manufacturing industry in the United States during 2001 to date, and appear to continue to affect these industries in the fourth quarter of 2001 and may affect them for the balance of 2001 and thereafter. Announcements by industry participants and observers indicate there is a slowdown in industry spending and participants are seeking to reduce existing inventories and we are experiencing these reductions in our business. As a result of these factors, we have recorded during the three months ended June 30 and September 30 of 2001, consolidated one-time charges from our subsidiary, Luminent, which include the write-off of inventory, purchase commitments, asset impairment, workforce reduction, restructuring costs and other unusual items. The aggregate one-time charges recorded during 2001 were $41.2 million and $2.4 million, respectively. These charges are the result of the lower demand for Luminent's products and pricing pressures stemming from the continuing downturn in the communications equipment industry generally and the optical components sector in particular.

     Additionally, these economic conditions are making it very difficult for MRV, Luminent and our other companies, our customers and our vendors to forecast and plan future business activities. This level of uncertainty severely challenges our ability to operate profitably or to grow our businesses. In particular, it is difficult to develop and implement strategy, sustainable business models and efficient operations, and effectively manage manufacturing and supply chain relationships. Many analysts are predicting a further downturn in the U.S. economy in the aftermath of the terrorist attacks on the World Trade Center in New York and the Pentagon in Washington DC in September 2001. As discussed below in the section of these Risk Factors entitled, "We may have difficulty managing our business," we have lost a key member of our management team in the attack on the World Trade Center and that loss has already had and may in the future have adverse consequences on our business. However, we do not know how the consequences of these attacks will additionally affect our business. If the economic or market conditions continue or further deteriorate, or if the economic downturn is exacerbated as a result of political, economic or military conditions associated with current domestic and world events, our businesses, financial condition and results of operations could be further impaired.

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND TO COMPETE EFFECTIVELY, WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS THAT ACHIEVE MARKET ACCEPTANCE.

     The markets for our products are characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. We expect that new technologies will emerge as competition and the need for higher and more cost effective transmission capacity, or bandwidth, increases. Our future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address these changes as well as current and potential customer requirements. The introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. We have in the past experienced delays in product development and these delays may occur in the future. Therefore, to the extent customers defer or cancel orders in the expectation of a new product release or there is any delay in development or introduction of our new products or enhancements of our products, our operating results would suffer. We also may not be able to develop the underlying core technologies necessary to create new products and enhancements, or to license these technologies from third parties. Product development delays may result from numerous factors, including:

     - changing product specifications and customer requirements;

     - difficulties in hiring and retaining necessary technical personnel;

     - difficulties in reallocating engineering resources and overcoming resource limitations;

     - difficulties with contract manufacturers;

     - changing market or competitive product requirements; and

     - unanticipated engineering complexities.

     The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. In order to compete, we must be able to deliver products to customers that are highly reliable, operate with its existing equipment, lower the customer's costs of acquisition, installation and maintenance, and provide an overall cost-effective solution. We cannot assure you that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, we cannot assure you that our new products will gain market acceptance or that we will be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Any failure to respond to technological changes would significantly harm our business.

DEFECTS IN OUR PRODUCTS RESULTING FROM THEIR COMPLEXITY OR OTHERWISE COULD HURT OUR FINANCIAL PERFORMANCE.


     Complex products, such as those our companies and we offer, may contain undetected software or hardware errors when we first introduce them or when we release new versions. The occurrence of these errors in the future, and our inability to correct these errors quickly or at all, could result in the delay or loss of market acceptance of our products. It could also result in material warranty expense, diversion of engineering and other resources from our product development efforts and the loss of credibility with, and legal actions by, our customers, system integrators and end users. For instance, during late 2000, we were informed that certain Luminent transceivers sold to Cisco were experiencing field failures. Through discussions with Cisco through September 2001, Luminent's management agreed to replace the failed units, which we believe resolves this issue. We expect the ultimate replacement of these failed transceivers will cost approximately $3.8 million. Any of these or other eventualities resulting from defects in our products could cause our sales to decline and have a material adverse effect on our business, operating results and financial condition.


OUR GROWTH RATE MAY BE LOWER THAN HISTORICAL LEVELS AND OUR RESULTS COULD FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

     Our revenues may grow at a slower rate in the future than we have experienced in previous periods and, on a quarter-to-quarter basis, our growth in revenue may be significantly lower than our historical quarterly growth rates. Our operating results for a particular quarter are extremely difficult to predict. Our revenue and operating results could fluctuate substantially from quarter to quarter and from year to year. This could result from any one or a combination of factors such as:

     - the cancellation or postponement of orders;

     - the timing and amount of significant orders from our largest customers;

     - our success in developing, introducing and shipping product enhancements and new products;

     - the mix of products we sell;

     - adverse effects to our financial statements resulting from, or necessitated by, past and future acquisitions or deferred compensation charges;

     - new product introductions by our competitors;

     - pricing actions by our competitors or us;

     - the timing of delivery and availability of components from suppliers;

     - changes in material costs; and

     - general economic conditions.

     Moreover, the volume and timing of orders we receive during a quarter are difficult to forecast. From time to time, our customers encounter uncertain and changing demand for their products. Customers generally order based on their forecasts. If demand falls below these forecasts or if customers do not control inventories effectively, they may cancel or reschedule shipments previously ordered from us. Our expense levels during any particular period are based, in part, on expectations of future sales. If sales in a particular quarter do not meet expectations, our operating results could be materially adversely affected.

     Our success is dependent, in part, on the overall growth rate of the fiber optic components and networking industry. We can give no assurance that the Internet or the industries that serve it will continue to grow or that we will achieve higher growth rates. Our business, operating results or financial condition may be adversely affected by any decreases in industry growth rates. In addition, we can give no assurance that our results in any particular period will fall within the ranges for growth forecast by market researchers.

     Because of these and other factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of public market analysts and investors. This failure to meet expectations could cause the trading price of our common stock to decline. Similarly, the failure by our competitors or customers to meet or exceed the results expected by their analysts or investors could have a ripple effect on us and cause our stock price to decline.

THE LONG SALES CYCLES FOR OUR PRODUCTS MAY CAUSE REVENUES AND OPERATING RESULTS TO VARY FROM QUARTER TO QUARTER, WHICH COULD CAUSE VOLATILITY IN OUR STOCK PRICE.

     The timing of our revenue is difficult to predict because of the length and variability of the sales and implementation cycles for our products. We do not recognize revenue until a product has been shipped to a customer, all significant vendor obligations have been performed and collection is considered probable. Customers often view the purchase of our products as a significant and strategic decision. As a result, customers typically expend significant effort in evaluating, testing and qualifying our products and our manufacturing process. This customer evaluation and qualification process frequently results in a lengthy initial sales cycle of, depending on the products, many months or more. In addition, some of our customers require that our products be subjected to lifetime and reliability testing, which also can take months or more. While our customers are evaluating our products and before they place an order with us, we may incur substantial sales and marketing and research and development expenses to customize our products to the customer's needs. We may also expend significant management efforts, increase manufacturing capacity and order long lead-time components or materials prior to receiving an order. Even after this evaluation process, a potential customer may not purchase our products. Even after acceptance of orders, our customers often change the scheduled delivery dates of their orders. Because of the evolving nature of the optical networking and network infrastructure markets, we cannot predict the length of these sales, development or delivery cycles. As a result, these long sales cycles may cause our net sales and operating results to vary significantly and unexpectedly from quarter-to-quarter, which could cause volatility in our stock price.

THE PRICES OF OUR SHARES MAY CONTINUE TO BE HIGHLY VOLATILE.

     Historically, the market price of our shares has been extremely volatile. The market price of our common stock is likely to continue to be highly volatile and could be significantly affected by factors such as:

     - actual or anticipated fluctuations in our operating results;

     - announcements of technological innovations or new product introductions by us or our competitors;

     - changes of estimates of our future operating results by securities analysts;

     - developments with respect to patents, copyrights or proprietary rights;
       and

     - general market conditions and other factors.

     In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies in particular, and that have been unrelated to the operating performance of these companies. These factors, as well as general economic and political conditions, may materially adversely affect the market price of our common stock in the future. Similarly, the failure by our competitors or customers to meet or exceed the results expected by their analysts or investors could have a ripple effect on us and cause our stock price to decline. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options.

OUR STOCK PRICE MIGHT SUFFER AS A CONSEQUENCE OF OUR INVESTMENTS IN AFFILIATES.

     We have created several start-up companies and formed independent business units in the optical technology and Internet infrastructure areas. We account for these investments in affiliates according to the equity or cost methods as required by accounting principles generally accepted in the United States. The market value of these investments may vary materially from the amounts shown as a result of business events specific to these entities or their competitors or market conditions. Actual or perceived changes in the market value of these investments could have a material impact on our share price and in addition could contribute significantly to volatility of our share price.

OUR DECISION TO ABANDON THE SPIN-OFF OF LUMINENT TO OUR STOCKHOLDERS AND TO ELIMINATE PUBLIC OWNERSHIP OF LUMINENT'S COMMON STOCK COULD HARM THE MARKET PRICE OF OUR COMMON STOCK.

     In 2000, we announced our intention to distribute to our stockholders the outstanding common stock of Luminent that we owned assuming certain conditions were met. While we informed our stockholders that we were not obligated to make this distribution and might not if economic, market or other conditions caused our board to decide against it, stockholders and analysts may react negatively to our decision to abandon the distribution or to eliminate public ownership of Luminent's common stock through the merger. On September 17, 2001, the first trading day following the announcement of our decision to abandon the distribution and effect the merger the closing price of our stock decreased from $3.23 to $2.43. While September 17, 2001, was the first day of the reopening of the stock market in the United States following the terrorists events of September 11, 2001, the decrease in the market price of our stock could reflect a negative reaction to the news of the merger and, depending on investors' continuing assessment of the impact of these events on our company, this reaction could be sustained or cause the market price of our shares drop lower. We can give you no assurance that the market price of our shares will not be lower than the market price of the comparable number of Luminent's shares held by former Luminent stockholders prior to the merger.

OUR BUSINESS IS INTENSELY COMPETITIVE AND THE EVIDENT TREND OF CONSOLIDATIONS IN OUR INDUSTRY COULD MAKE IT MORE SO.

     The markets for fiber optic components and networking products are intensely competitive and subject to frequent product introductions with improved price/performance characteristics, rapid technological change and the continual emergence of new industry standards. We compete and will compete with numerous types of companies including companies that have been established for many years and have considerably greater financial, marketing, technical, human and other resources, as well as greater name recognition and a larger installed customer base, than we do. This may give these competitors certain advantages, including the ability to negotiate lower prices on raw materials and components than those available to us. In addition, many of our large competitors offer customers broader product lines, which provide more comprehensive solutions than our current offerings. We expect that other companies will also enter markets in which we compete. Increased competition could result in significant price competition, reduced profit margins or loss of market share. We can give no assurance that we will be able to compete successfully with existing or future competitors or that the competitive pressures we face will not materially and adversely affect our business, operating results and financial condition. In particular, we expect that prices on many of our products will continue to decrease in the future and that the pace and magnitude of these price decreases may have an adverse impact on our results of operations or financial condition.

     There has been a trend toward industry consolidation for several years. We expect this trend toward industry consolidation to continue as companies attempt to strengthen or hold their market positions in an evolving industry. We believe that industry consolidation may provide stronger competitors that are better able to compete. This could have a material adverse effect on our business, operating results and financial condition.

WE MAY HAVE DIFFICULTY MANAGING OUR BUSINESSES.

     We have grown rapidly in recent years, with revenues increasing from $88.8 million for the year ended December 31, 1996, to $319.4 million for the year ended December 31, 2000. Our growth, both internally and through the acquisitions we have made has placed a significant strain on our financial and management personnel and information systems and controls. As a consequence, we must continually implement new and enhance existing financial and management information systems and controls and must add and train personnel to operate these systems effectively. Our delay or failure to implement new and enhance existing systems and controls as needed could have a material adverse effect on our results of operations and financial condition in the future. Our intention to continue to pursue a growth strategy can be expected to place even greater pressure on our existing personnel and to compound the need for increased personnel, expanded information systems, and additional financial and administrative control procedures. We can give no assurance that we will be able to successfully manage operations if they continue to expand.

     Edmund Glazer, our Vice President of Finance and Administration and Chief Financial Officer was killed on September 11, 2001 in the terrorists' attack on the World Trade Center. His death has created a void in our management team that will exist until a suitable replacement or replacements are found. Until a successor or successors to Mr. Glazer are found and begin performing duties he previously handled and managed, we may face difficulties in compiling, reviewing and releasing financial information and this could result in delays in releasing this information to the public and our meeting deadlines to file the reports required of a public company. These difficulties could adversely affect the marketplace's perception of MRV resulting in decreases in our stock price.

WE FACE RISKS FROM OUR INTERNATIONAL OPERATIONS.

     International sales have become an increasingly important segment of our operations. The following table sets forth the percentage of our total net revenues from sales to customers in foreign countries for the periods indicated below:

                                                                                NINE MONTHS
                                                                                   ENDED
                                                    YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                    -----------------------    --------------
                                                    1998     1999     2000     2000     2001
                                                    -----    -----    -----    -----    -----
Percent of total revenue from foreign sales.......   59%      58%      63%      61%      64%


     We have companies and offices in, and conduct a significant portion of our operations in and from, Israel. We are, therefore, directly influenced by the political and economic conditions affecting Israel. Any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners or a substantial downturn in the economic or financial condition of Israel could have a material adverse effect on our operations. In addition, the recent acquisition of operations in Taiwan and People's Republic of China has increased both the administrative complications we must manage and our exposure to political, economic and other conditions affecting Taiwan and People's Republic of China. Luminent has a large manufacturing facility in the People's Republic of China in which it manufactures passive fiber optic components and both Luminent and we make sales of our products in the People's Republic of China. Our total sales in the People's Republic of China amounted to approximately $2,733,000 during the year ended December 31, 2000 and $4,836,000 during the nine months ended September 30, 2001.

Currently there is significant political tension between Taiwan and People's Republic of China, which could lead to hostilities. Risks we face due to international sales and the use of overseas manufacturing include:

     - greater difficulty in accounts receivable collection and longer collection periods;

     - the impact of recessions in economies outside the United States;

     - unexpected changes in regulatory requirements;

     - seasonal reductions in business activities in some parts of the world, such as during the summer months in Europe or in the winter months in Asia when the Chinese New Year is celebrated;

     - certification requirements;

     - potentially adverse tax consequences;

     - unanticipated cost increases;

     - unavailability or late delivery of equipment;

     - trade restrictions;

     - limited protection of intellectual property rights;

     - unforeseen environmental or engineering problems; and

     - personnel recruitment delays.

     The majority of our sales are currently denominated in U.S. dollars and to date our business has not been significantly affected by currency fluctuations or inflation. However, as we conduct business in several different countries, fluctuations in currency exchange rates could cause our products to become relatively more expensive in particular countries, leading to a reduction in sales in that country. In addition, inflation or fluctuations in currency exchange rates in these countries could increase our expenses. The Single European Currency (Euro) was introduced on January 1, 1999 with complete transition to this new currency required by January 2002. We have made and expect to continue to make changes to our internal systems in order to accommodate doing business in the Euro. Any delays in our ability to be Euro-compliant could have an adverse impact on our results of operations or financial condition. Due to numerous uncertainties, we cannot reasonably estimate at this time the effects a common currency will have on pricing within the European Union and the resulting impact, if any, on our financial condition or results of operations.

     To date, we have not hedged against currency exchange risks. In the future, we may engage in foreign currency denominated sales or pay material amounts of expenses in foreign currencies and, in that event, may experience gains and losses due to currency fluctuations. Our operating results could be adversely affected by currency fluctuations or as a result of inflation in particular countries where material expenses are incurred.

WE DEPEND ON THIRD-PARTY CONTRACT MANUFACTURERS FOR NEEDED COMPONENTS AND THEREFORE COULD FACE DELAYS HARMING OUR SALES.

     We outsource the board-level assembly, test and quality control of material, components, subassemblies and systems relating to our networking products to third-party contract manufacturers. Though there are a large number of contract manufacturers that we can use for outsourcing, we have elected to use a limited number of vendors for a significant portion of our board assembly requirements in order to foster consistency in quality of the products and to achieve economies of scale. These independent third-party manufacturers also provide the same services to other companies. Risks associated with the use of independent manufacturers include unavailability of or delays in obtaining adequate supplies of products and reduced control of manufacturing quality and production costs. If our contract manufacturers failed to deliver needed components timely, we could face difficulty in obtaining adequate supplies of products from other sources in the near term. We can give no assurance that our third party manufacturers will provide us with adequate supplies of quality products on a timely basis, or at all. While we could outsource with other vendors, a change in vendors may require significant lead-time and may result in shipment delays and expenses. Our inability to obtain these products on a timely basis, the loss of a vendor or a change in the terms and conditions of the outsourcing would have a material adverse effect on our business, operating results and financial condition.

WE MAY LOSE SALES IF SUPPLIERS OF OTHER CRITICAL COMPONENTS FAIL TO MEET OUR NEEDS.

     Our companies currently purchase several key components used in the manufacture of our products from single or limited sources. We depend on these sources to meet our needs. Moreover, we depend on the quality of the products supplied to us over which we have limited control. We have encountered shortages and delays in obtaining components in the past and expect to encounter shortages and delays in the future. If we cannot supply products due to a lack of components, or are unable to redesign products with other components in a timely manner, our business will be significantly harmed. We have no long-term or short-term contracts for any of our components. As a result, a supplier can discontinue supplying components to us without penalty. If a supplier discontinued supplying a component, our business may be harmed by the resulting product manufacturing and delivery delays.

OUR INABILITY TO ACHIEVE ADEQUATE PRODUCTION YIELDS FOR CERTAIN COMPONENTS WE MANUFACTURE INTERNALLY COULD RESULT IN A LOSS OF SALES AND CUSTOMERS.

     We rely heavily on our own production capability for critical semiconductor lasers and light emitting diodes used in our products. Because we manufacture these and other key components at our own facilities and these components are not readily available from other sources, any interruption of our manufacturing processes could have a material adverse effect on our operations. Furthermore, we have a limited number of employees dedicated to the operation and maintenance of our wafer fabrication equipment, the loss of any of whom could result in our inability to effectively operate and service this equipment. Wafer fabrication is sensitive to many factors, including variations and impurities in the raw materials, the fabrication process, performance of the manufacturing equipment, defects in the masks used to print circuits on the wafer and the level of contaminants in the manufacturing environment. We can give no assurance that we will be able to maintain acceptable production yields and avoid product shipment delays. In the event adequate production yields are not achieved, resulting in product shipment delays, our business, operating results and financial condition could be materially adversely affected.

FUTURE HARM COULD RESULT FROM ADDITIONAL ACQUISITIONS.

     An important element of our strategy is to review acquisition prospects that would complement our existing companies and products, augment our market coverage and distribution ability or enhance our technological capabilities. Future acquisitions could have a material adverse effect on our business, financial condition and results of operations because of the following:

     - possible charges to operations for purchased technology and restructuring similar to those incurred in connection with our acquisition of Xyplex in 1998;

     - potentially dilutive issuances of equity securities;

     - incurrence of debt and contingent liabilities;

     - incurrence of amortization expenses and impairment charges related to goodwill and other intangible assets and deferred compensation charges similar to those arising with the acquisitions of Fiber Optic Communications, Optronics, Quantum Optech, Jolt and Astroterra in 2000 (see Recently Issued Accounting Standards);

     - difficulties assimilating the acquired operations, technologies and products;

     - diversion of management's attention to other business concerns;

     - risks of entering markets in which we have no or limited prior experience;

     - potential loss of key employees of acquired organizations; and

     - difficulties in honoring commitments made to customers by management of the acquired entity prior to the acquisition.

     We can give no assurance as to whether we can successfully integrate the companies, products, technologies or personnel of any business that we might acquire in the future.

WE CANNOT PREDICT THE IMPACT OF POTENTIAL ACTIONS BY THE SEC WITH RESPECT TO OUR VALUATION METHODOLOGY FOR IN-PROCESS RESEARCH AND DEVELOPMENT RELATED TO BUSINESS COMBINATIONS.

     Actions and comments from the SEC have indicated it has been reviewing the valuation methodology of in-process research and development related to business combinations. We believe we are in compliance with all of the existing rules and related guidance as applicable to our business operations. However, the SEC may change these rules or issue new guidance applicable to our business in the future. There can be no assurance that the SEC will not seek to reduce the amount of in-process research and development previously expensed by us. This would result in the restatement of our previously filed financial statements and could have a material adverse effect on our operating results and financial condition for periods subsequent to the acquisitions.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO COMPETE.

     We rely on a combination of trade secret laws and restrictions on disclosure and patents, copyrights and trademarks to protect our intellectual property rights. We cannot assure you that our pending patent applications will be approved, that any patents that may be issued will protect our intellectual property or that third parties will not challenge any issued patents. Other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Any of this kind of litigation, regardless of outcome, could be expensive and time consuming, and adverse determinations in any of this kind of litigation could seriously harm our business.

WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD BE COSTLY AND SUBJECT US TO SIGNIFICANT LIABILITY.

     From time to time, third parties, including our competitors, may assert patent, copyright and other intellectual property rights to technologies that are important to us. We expect we will increasingly be subject to license offers and infringement claims as the number of products and competitors in our market grows and the functioning of products overlaps. In this regard, in March 1999, we received a written notice from Lemelson Foundation Partnership in which Lemelson claimed to have patent rights in our vision and automatic identification operations, which are widely used in the manufacture of electronic assemblies. In April 1999, we received a written notice from Rockwell International Corporation in which Rockwell claimed to have patent rights in certain technology related to our metal organic chemical vapor deposition, or MOCVD, processes. In October 1999, we received written notice from Lucent Technologies, Inc. in which Lucent claimed we have violated certain of Lucent's patents falling into the general category of communications technology, with a focus on networking functionality. In October 1999, we received a written notice from Ortel Corporation, which has since been acquired by Lucent, in which Ortel claimed to have patent rights in certain technology related to our photodiode module products. In January 2001, we were advised that Lucent had assigned certain of its rights and claims to Agere Systems, Inc., including the claim made on the Ortel patent. To date, we have not been contacted by Agere regarding this patent claim. In July 2000, we received written notice from Nortel Networks, which claimed we violated Nortel's patent relating to technology associated with local area networks. In May 2001, we received written notice from IBM, which claims that several of our optical components and Internet infrastructure products make use of inventions covered by certain patents claimed by IBM. We are evaluating the patents noted in the letters. Aggregate net sales potentially subject to the foregoing claims amounted to approximately 30% of our total net sales during the year ended December 31, 2000, and 26% of our total net sales during the nine months ended September 30, 2001. Others' patents, including Lemelson's, Rockwell's, Lucent's, Agere's, Nortel's and IBM's, may be determined to be valid, or some of our products may ultimately be determined to infringe the Lemelson, Rockwell, Lucent, Agere, Nortel or IBM patents, or those of other companies.

     Lemelson, Rockwell, Lucent, Agere, Nortel or IBM, or other companies may pursue litigation with respect to these or other claims. The results of any litigation are inherently uncertain. In the event of an adverse result in any litigation with respect to intellectual property rights relevant to our products that could arise in the future, we could be required to obtain licenses to the infringing technology, to pay substantial damages under applicable law, to cease the manufacture, use and sale of infringing products or to expend significant resources to develop non-infringing technology. Licenses may not be available from third parties, including Lemelson, Rockwell, Lucent, Ortel, Nortel or IBM, either on commercially reasonable terms or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. Accordingly, any infringement claim or litigation against us could significantly harm our business, operating results and financial condition.


OUR BUSINESS MAY BE ADVERSELY AFFECTED BY PENDING PATENT LITIGATION.



     In December 1996, Datapoint Corporation brought an action against NBase Communications, Inc., one of our subsidiaries, and other companies alleging infringement of two of Datapoint's patents related to local area networks, or LANs, more particularly to claimed improved LANs which provide interoperatively combined with additional enhanced capability and/or which provide multiple different operational capabilities. The other defendants include Dayna Communications, Inc., Sun Microsystems, Inc., Adaptec, Inc., International Business Machines Corporation, Lantronix and SVEC America Computer Corporation. Intel and Cisco Systems have also had actions brought against them by Datapoint with respect to the same two patents. We are cooperating with several of these companies in pursuit of common defenses and believe we have meritorious defenses to this action. Aggregate net sales of our switching and router products potentially subject to Datapoint's patent claims amounted to approximately 42%, 37% and 25% of our net sales during the years ended December 31, 1998, 1999 and 2000 and approximately 21% of our net sales during the nine months ended September 30, 2001. If a conclusion unfavorable to us is reached, Datapoint's claim could materially and adversely affect our business, operating results and financial condition. For further information concerning this litigation, see "Business of MRV -- Legal Proceedings."


IN THE FUTURE, WE MAY INITIATE CLAIMS OR LITIGATION AGAINST THIRD PARTIES FOR INFRINGEMENT OF OUR PROPRIETARY RIGHTS TO PROTECT THESE RIGHTS OR TO DETERMINE THE SCOPE AND VALIDITY OF OUR PROPRIETARY RIGHTS OR THE PROPRIETARY RIGHTS OF COMPETITORS. THESE CLAIMS COULD RESULT IN COSTLY LITIGATION AND THE DIVERSION OF OUR TECHNICAL AND MANAGEMENT PERSONNEL.

     Necessary licenses of third-party technology may not be available to us or may be very expensive, which could adversely affect our ability to manufacture and sell our products. From time to time we may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm our ability to manufacture and sell our products.

WE ARE DEPENDENT ON CERTAIN MEMBERS OF OUR SENIOR MANAGEMENT.

     We are substantially dependent upon Dr. Shlomo Margalit, our Chairman of the Board of Directors and Chief Technical Officer, and Mr. Noam Lotan, our President and Chief Executive Officer. The loss of the services of either of these officers could have a material adverse effect on us. We have entered into employment agreements with Dr. Margalit and Mr. Lotan and are the beneficiary of key man life insurance policies in the amounts of $1.0 million each on their lives. However, we can give no assurance that the proceeds from these policies will be sufficient to compensate us in the event of the death of either of these individuals, and the policies are not applicable in the event that either of them becomes disabled or is otherwise unable to render services to us.

OUR BUSINESS REQUIRES US TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

     Our ability to develop, manufacture and market our products, run our companies and our ability to compete with our current and future competitors depends, and will depend, in large part, on our ability to attract and retain qualified personnel. Competition for executives and qualified personnel in the networking and fiber optics industries is intense, and we will be required to compete for that personnel with companies having substantially greater financial and other resources than we do. To attract executives, we have had to enter into compensation arrangements, that have resulted in substantial deferred compensation charges and adversely affected our results of operations. We may enter into similar arrangements in the future to attract qualified executives, including a new executive or executives to assume the duties previously handled and managed by Edmund Glazer, our recently deceased Vice President of Finance and Administration and Chief Financial Officer. If we should be unable to attract and retain qualified personnel, our business could be materially adversely affected. We can give no assurance that we will be able to attract and retain qualified personnel.

ENVIRONMENTAL REGULATIONS APPLICABLE TO OUR MANUFACTURING OPERATIONS COULD LIMIT OUR ABILITY TO EXPAND OR SUBJECT US TO SUBSTANTIAL COSTS.

     We are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing processes. Further, we are subject to other safety, labeling and training regulations as required by local, state and federal law. Any failure by us to comply with present and future regulations could subject us to future liabilities or the suspension of production. In addition, these kinds of regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. We cannot assure you that these legal requirements will not impose on us the need for additional capital expenditures or other requirements. If we fail to obtain required permits or otherwise fail to operate within these or future legal requirements, we may be required to pay substantial penalties, suspend our operations or make costly changes to our manufacturing processes or facilities.

IF WE FAIL TO ACCURATELY FORECAST COMPONENT AND MATERIAL REQUIREMENTS FOR OUR MANUFACTURING FACILITIES, WE COULD INCUR ADDITIONAL COSTS OR EXPERIENCE MANUFACTURING DELAYS.

     We use rolling forecasts based on anticipated product orders to determine our component requirements. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. Lead times for components and materials that we order vary significantly and depend on factors such as specific supplier requirements, the size of the order, contract terms and current market demand for the components. For substantial increases in production levels, some suppliers may need six months or more lead time. If we overestimate our component and material requirements, we may have excess inventory, which would increase our costs. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively impact our net sales.

     Current softness in demand and pricing in the communications market have necessitated a review of our inventory, facilities and headcount. As a result, we and Luminent recorded during the nine months ended September 30, 2001, a one-time charge, to write-down inventory to realizable value and inventory purchase commitments of approximately $29.4 million.

WE ARE AT RISK OF SECURITIES CLASS ACTION OR OTHER LITIGATION THAT COULD RESULT IN SUBSTANTIAL COSTS AND DIVERT MANAGEMENT'S ATTENTION AND RESOURCES.

     In the past, securities class action litigation has been brought against a company following periods of volatility in the market price of its securities. Due to the volatility and potential volatility of our stock price or the volatility of Luminent's stock price following its initial public offering, we may be the target of securities litigation in the future. Additionally, while Luminent and we informed investors that we were under no obligation to, and might not, make the distribution to our stockholders of our Luminent common stock and that we could and might eliminate public ownership of Luminent through a short-form merger with us, our decisions to abandon our distribution of Luminent's common stock to our stockholders or to eliminate public ownership of Luminent's common stock through the merger may result in securities or other litigation. Securities or other litigation could result in substantial costs and divert management's attention and resources.


THERE MAY HAVE BEEN IMPORTANT FACTORS THAT AFFECT THE COMPANIES' VALUES THAT OUR BOARD DID NOT CONSIDER IN DETERMINING THE EXCHANGE RATIO AND NEITHER OUR BOARD NOR LUMINENT'S BOARD DETERMINED THAT THE MERGER WAS IN THE BEST INTERESTS OF LUMINENT'S STOCKHOLDERS.



     In determining the exchange ratio, our board did not consider certain factors that may have affected the companies' values. For example, our board did not consider either the effect, if any, on MRV's or Luminent's stock price or the exchange ratio of the existence of an effective registration statement of Luminent registering for resale 18,720,000 shares of Luminent common stock owned by MRV or the timing or effect of outlook announcements by MRV or Luminent on the selection of the exchange ratio. Further, neither MRV's board nor Luminent's board made a determination that the merger was in the best interests of Luminent's stockholders. For information concerning the factors considered and not considered in determining to effect the merger, see "Background and Reasons for the Merger" later in this prospectus.



DEPENDING ON OUR FUTURE ACTIVITIES OR AS A RESULT OF THE POSSIBLE SALE OF ONE OR MORE OF OUR SUBSIDIARIES OR PORTFOLIO COMPANIES, WE COULD BE FORCED TO INCUR SIGNIFICANT COSTS TO AVOID INVESTMENT COMPANY STATUS AND MAY SUFFER ADVERSE CONSEQUENCES IF DEEMED TO BE AN INVESTMENT COMPANY.



     In the past through 2000, we embarked upon a business strategy of creating, acquiring and managing companies in the optical technology and Internet infrastructure areas, with a view toward creating equity growth by operating or investing in these companies and then potentially spinning them off, taking them public or selling them or our interest in them. If this strategy proved successful, we were concerned that we might incur significant costs to avoid investment company status and would suffer other adverse consequences if deemed to be an investment company under the Investment Company Act of 1940. The Investment Company Act of 1940 requires registration for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. A company may be deemed to be an investment company if it owns "investment securities" with a value exceeding 40% of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless an exemption or safe harbor applies. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act. Investment companies are subject to registration under, and compliance with, the Investment Company Act unless a particular exclusion or safe harbor provision applies. If we were to be deemed an investment company, we would become subject to the requirements of the Investment Company Act. As a consequence, we would be prohibited from engaging in business or issuing our securities as we have in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of our contracts might be voidable.



     As a result of the current economic slowdown in the communications industry generally and the fiber optic components industry particularly, we have abandoned plans to spin-off Luminent, one of our subsidiaries, and withdrawn the initial public offering of Optical Access, another of our subsidiaries. The economic slowdown and its consequences has caused us reevaluate our strategy and to focus currently on holding and operating our existing businesses. This current focus makes it less likely that we would attain investment company status. However, if economic and market conditions recover to the point at which they existed prior to the fourth quarter of 2000, we may return to our prior strategy which, depending on future events, might again subject us to the potential risks associated with investment company status, including registration as an investment company.



     Moreover, although our portfolio of investment securities currently comprises substantially less than 40% of our total assets, fluctuations in the value of these securities or of our other assets as a result of future economic conditions or events, or, more likely the sale of one or more of our companies in exchange for the securities of the purchaser, may cause this limit to be exceeded. For example, while we have no plans to sell all or any portion of Luminent to a third party after the merger, we are periodically contacted by third parties regarding potential transactions and, depending on the proposal, could complete a sale if we determine that it would be in our best interest and those of our stockholders. In any case, where our investment securities resulting from a sale of Luminent or another of our companies or otherwise were in excess of the 40% limit, we would have to attempt to reduce our investment securities as a percentage of our total assets unless an exclusion or safe harbor was available to us. This reduction could be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If we were required to sell investment securities, we may sell them sooner than we otherwise would. These sales may be at depressed prices and we may never realize anticipated benefits from, or may incur losses on, these investments. We may be unable to sell some investments due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to purchase additional investment securities that may be important to our operating strategy. If we decide to acquire non-investment security assets, we may not be able to identify and acquire suitable assets and businesses or the terms on which we are able to acquire these assets may be unfavorable. The mere existence of these issues could cause us to forego a transaction, which might otherwise have been beneficial to us.


DELAWARE LAW AND OUR ABILITY TO ISSUE PREFERRED STOCK MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

     We are authorized to issue up to 1,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

     We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in the manner prescribed under
Section 203. These provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

                                   THE MERGER

TERMS OF THE MERGER


     On December   , 2001, which was the effective date of the merger, Luminent merged with and into MRV Merger Sub, the surviving corporation. On the effective date of the merger, Luminent ceased to exist, and MRV Merger Sub assumed all of the assets and liabilities of Luminent. Each outstanding share of Luminent common stock (except for shares owned by MRV Merger Sub, which were cancelled, and shares owned by stockholders who perfect their statutory appraisal rights under Delaware law) was converted in the merger. Former Luminent stockholders whose shares were converted are entitled to receive 0.43 of a share of MRV common stock for each share of Luminent common stock owned on the effective date of the merger. Included with this prospectus is a Letter of Transmittal for use in exchanging certificates which formerly represented Luminent common stock for certificates representing MRV common stock and cash, if any, to be paid in lieu of fractional shares. See the section of this prospectus entitled "The
Merger -- Surrender of Stock Certificates; Fractional Interests".


     The merger was a short form merger pursuant to Section 253 of the Delaware General Corporation Law and was therefore effected pursuant to resolutions of the boards of directors of MRV and MRV Merger Sub without any vote, approval or authorization from the stockholders of Luminent or MRV or the board of directors of Luminent. Luminent stockholders have certain statutory appraisal rights under Delaware law. See the section below entitled "The Merger -- Statutory Appraisal Rights".

     MRV's board of directors resolved to effect a short-form merger with Luminent, subject to the satisfaction of certain conditions, including that the merger would be subject to effectiveness of the Post-Effective Amendment to the Registration Statement of which this prospectus is a part and to the receipt of a legal opinion with respect to the validity of the shares to be issued in the merger to be filed as an exhibit to the Registration Statement.

REGULATORY APPROVALS

     No federal or state regulatory approval was required in connection with the merger.

BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND

     Luminent designs, manufactures and sells a comprehensive line of fiber optic components that enable communications equipment manufacturers to provide optical networking equipment for the metropolitan and access segments of the communications network. Directly and through its subsidiaries, MRV designs, manufactures and sells data networking products, including networking and Internet infrastructure products such as fiber optic transmission, switching, routing and network element management systems, and through Luminent, MRV is engaged in the fiber optics components business. Luminent's fiber optic components business was the original business of MRV when MRV began operations in July 1988. In March 2000, Luminent was incorporated in Delaware as a wholly-owned subsidiary of MRV. In April 2000, Luminent began doing business under the Luminent trade name. From inception in 1988 until September 2000, when MRV completed the contribution and transfer to Luminent of its business, Luminent operated as a division of MRV.


     In November 2000, Luminent completed an initial public offering, or IPO, of 12,000,000 shares of its common stock. From the completion of the IPO until immediately prior to the merger, MRV continued to own 144,000,000 shares, or approximately 92%, of Luminent's outstanding common stock. MRV had planned to distribute its remaining Luminent shares to MRV's stockholders following Luminent's IPO, although Luminent and MRV made clear to stockholders in their various public filings that MRV was not obligated to do so and that there were various conditions that must be satisfied or waived by MRV in its sole discretion prior to the distribution. Luminent first disclosed these conditions in its prospectus for its initial public offering in November 2000 and we first disclosed the conditions in our Annual Report on

Form 10-K for the year ended December 31, 2000. Among the conditions recited for making the distribution were:


     - the receipt of a private letter ruling from the Internal Revenue Service that MRV's distribution of its shares of Luminent common stock to the holders of MRV common stock will be tax-free to MRV and its stockholders for United States federal income tax purposes;

     - MRV's redemption or repayment of its outstanding convertible subordinated notes; and

     - nothing must have happened in the intervening time between the time of Luminent's IPO and the distribution, including changes in market or economic conditions or in Luminent's or MRV's business and financial condition or in the relative market prices of Luminent's common stock and MRV's common stock, that would cause MRV's board of directors to conclude that the distribution was not in MRV's best interest or the best interest of MRV's stockholders.

     While MRV was pursuing receipt of the private letter ruling from the Internal Revenue Service, it still needed to repay or redeem its outstanding convertible notes in order to satisfy a condition to completing the distribution of its Luminent stock to MRV's stockholders. By their terms, the notes became redeemable on June 15, 2001. The principal amount of MRV's outstanding convertible subordinated notes is approximately $89.6 million. These notes are convertible, at the option of the holders, into MRV common stock at a conversion price of approximately $13.52 per share. By their terms, these notes became redeemable on or after June 15, 2001, at 102% of their face amount, or approximately $91.4 million, if redeemed before June 15, 2002 and at 101% of their face amount, or approximately $90.5 million, if redeemed on or after June 15, 2002 and prior to maturity, in either case plus accrued interest to the date of redemption.


     On May 17, 2001, MRV announced that it had received a private letter ruling from the Internal Revenue Service stating that MRV's distribution of its shares of Luminent common stock to the holders of MRV common stock would be tax-free to MRV and its stockholders for United States federal income tax purposes, provided the distribution occurred by November 8, 2001. MRV's stock price at the time MRV received the private letter ruling and during the weeks and months that followed was well below the note conversion price, closing during the period from May 17, 2001 through September 10, 2001 at a high of $12.65 per share on May 24, 2001 and a low of $3.13 per share on September 6 and 7, 2001, rendering nil any expectation that redemption would result in conversion. MRV had planned to redeem the notes prior to the distribution but wanted holders to convert them into common stock rather than accept payment of the redemption price in order to avoid the potential for dilution in its shares if MRV effected the distribution while the notes were outstanding. Under the anti-dilution provisions applicable to the notes, the conversion rate of the notes, or the number of shares of MRV common stock issuable per $1,000 of principal of the notes, would increase by an amount based on the relative market prices of MRV's common stock and Luminent's common stock at the time of the distribution.



     The following table is intended to illustrate the adjustment to the current conversion rate of 73.994 shares of MRV common stock per $1,000 principal amount of note and the resulting effect on the current conversion price of the notes of approximately $13.52 per share if MRV had effected the distribution on the first trading day of any month during 2001 through September 4, 2001; on September 10, 2001, the last trading day before the merger was announced; and October 8, 2001, the trading day on which the exchange ratio was announced. The information in the table has been calculated using the anti-dilution formula set forth in the agreement governing the notes, including the average closing prices of MRV's and Luminent's common stock (which is required by the formula) during the five consecutive trading days ending on each of the dates reflected in the table.

                                                                       ADJUSTED                    ADJUSTED
                                                                      CONVERSION                  NUMBER OF
                                                                      RATE FROM     ADJUSTED      MRV SHARES
                              FIVE-DAY AVERAGE    FIVE-DAY AVERAGE      73.994     CONVERSION   FROM 6,628,784
                              CLOSING PRICE PER   CLOSING PRICE PER   PER $1000    PRICE FROM      ISSUABLE
                                SHARE OF MRV      SHARE OF LUMINENT   PRINCIPAL      $13.52       UPON FULL
HYPOTHETICAL REDEMPTION DATE    COMMON STOCK        COMMON STOCK       OF NOTE     PER SHARE     CONVERSION*
----------------------------  -----------------   -----------------   ----------   ----------   --------------
January 2, 2001.............       $13.13               $5.29            274.0       $3.65        24,562,430
February 2, 2001............        18.42                7.93            317.8        3.15        28,490,082
March 1, 2001...............        13.68                6.11            341.3        2.93        30,598,793
April 2, 2001...............         6.73                2.98            350.0        2.86        31,375,802
May 1, 2001.................         8.09                4.60          7,772.2        0.13       696,749,495
June 1, 2001................        10.46                5.38            637.2        1.57        57,118,035
July 2, 2001................         9.00                3.47            218.8        4.57        19,618,387
August 1, 2001..............         6.34                2.86            329.5        3.03        29,542,536
September 4, 2001...........         4.29                2.07            430.9        2.32        38,630,430
September 10, 2001..........         3.35                1.42            271.5        3.68        24,334,587
October 8, 2001.............         2.98                1.59            865.7        1.16        77,602,569

-------------------------
* Does not include additional shares issuable if the notes were converted following MRV's call for redemption.

     In light of the dilution that would be suffered if MRV effected the distribution without redemption of the notes, MRV began to consider the possibility of raising cash to redeem them. In early February 2001, MRV met with an investment banker to discuss a public or private equity financing to redeem the notes but was advised that the state of public and private capital markets at the time, as well as the anticipated distribution of Luminent's stock, made the likelihood of a successful offering of MRV's securities remote. Based on these discussions, MRV decided to wait to see if market conditions in the telecommunications industry and in the capital markets improved in order to permit a financing of sufficient size to redeem the notes at a later date.

     Market conditions in the capital markets did not improve and in fact worsened. Announcements during the first quarter of 2001 by industry participants such as Cisco Systems and other observers in the telecommunications industry indicated there was a slowdown in industry spending and participants were seeking to reduce existing inventories. While MRV's stock price had declined steadily since the fourth quarter of 2000, it closed below the $13.52 conversion price of MRV's notes in late February 2001 and did not recover above that level, falling from a high of $14.94 on February 27, 2001 to a low of $3.93 on August 31, 2001.

     In June 2001, faced with the reality that market conditions were not improving so as permit it to raise financing via a conventional public or private offering of its securities but unaware at that point of the dramatic declines to come in Luminent's business or in the capital markets, MRV considered a secondary sale of a portion of its Luminent stock as a means of raising funds to redeem its notes. Accordingly, in early June 2001 it discussed with Luminent the potential secondary sale by MRV of a portion of MRV's Luminent common stock and requested that Luminent, at MRV's expense, file a registration statement with the SEC to register the maximum number of Luminent shares which MRV could sell without jeopardizing the tax-free status of its distribution of MRV's remaining Luminent shares. Luminent agreed and work on the registration statement began on June 5, 2001 and was completed on July 20, 2001, when Luminent filed with the SEC a secondary registration statement seeking to register 18,720,000 shares of Luminent common stock owned by MRV. This registration statement was declared effective on August 9, 2001. In requesting that this secondary registration statement be filed, MRV hoped that a window of opportunity would present itself, such as a private sale to an institutional or strategic investor. By having the shares registered for sale, MRV hoped to avoid the discounts in the sale prices it would receive for its shares that are inherent in a private sale of unregistered securities. However, no investor emerged and from the time that MRV was able to sell these shares on August 9, 2001 Luminent's market price steadily declined, from a high of $3.03 per share on August 9, 2001 to a low of $1.17 per share on September 10, 2001, the last trading day prior to the announcement of the merger. At these price levels, secondary sales by MRV of the registered shares of Luminent stock would not result in sufficient proceeds to redeem the notes even if a buyer for them emerged and accordingly, MRV engaged in no selling efforts with respect to these shares and did not sell any of them. On November 16, 2001, at MRV's request, Luminent filed with the SEC a post-effective amendment removing from registration the 18,720,000 shares covered by Luminent's secondary registration statement.

     The decline in MRV's and Luminent's business and their respective stock prices has resulted from the deterioration of market conditions in the telecommunications industry since Luminent's IPO. The market for optical components is currently suffering from both reduced demand, as well as ample supply, resulting from the abundance of new competitors that have recently entered the market. Industry analysts have estimated at various times beginning in July 2001 through October 2001 that in 2001 and in 2002 the optical component sector will decline substantially, compared with 2000. This is a result of weak demand and excess component inventory already in the hands of telecommunication equipment vendors, including Luminent's customers. Specifically, the sector continues to suffer severely from weak system demand and from a $4.3 billion component inventory overhang that was estimated by industry analysts in September and October 2001. Luminent has been impacted by a significant deterioration in the outlook of two of its largest customers, Cisco Systems, which announced its negative growth on May 8, 2001, a $2.25 billion earnings charge in fiscal 2001 for inventory on July 28, 2001 and downward results of year-to-year revenues on November 5, 2001, and Marconi, which announced sales and profitability outlooks of 15% and 50%, respectively, less than its previous year on July 4, 2001 and downward revisions of its outlook and results on September 4 and October 15, 2001. Furthermore, near term visibility is poor, reflecting both uncertainty about the global economy, consumer confidence as well uncertainty about the future of the telecommunications industry. According to reports of industry analysts in October 2001, the health of the emerging carriers continues to deteriorate and so is demand for data services. Carrier's capital spending is expected to decline at a greater rate in 2002 than in 2001. Accordingly, these sources anticipate that demand for optical components will remain depressed for several quarters. In addition, it is expected that even when the economy in general and the telecommunications sector eventually recovers, a robust recovery for optical components will occur only after the carriers and equipment vendors recover.

     The decline of MRV's stock price following Luminent's IPO paralleled the decline in Luminent's stock price during the same period and reflected the overall decline in the telecommunications industry generally and the optical components sector particularly. While still hoping to complete the distribution of Luminent's stock to its stockholders, beginning in the second quarter of 2001, the board began to consider other potential alternatives for Luminent. After numerous informal discussions over the telephone and in person occurring in the second quarter, the MRV directors held a board meeting on July 31, 2001 where they discussed the continuing deterioration of the telecommunications and fiber optics components market generally and Luminent's performance, outlook and cash position. Management also advised the board that a third party competitor of Luminent that had expressed a desire to acquire MRV's interest in Luminent had approached MRV. At that meeting, the board formally decided to consider other alternatives to the distribution which at that point the board viewed as unlikely to occur, including a possible sale of Luminent or MRV's entire stake in it; or a merger of Luminent back with MRV. Management was instructed to pursue discussions with a third party and report back to the board on the progress of these discussions.


     Throughout August 2001 numerous discussions were had between MRV and its representatives and the representatives of the third party, resulting in preliminary proposals from the third party to purchase MRV's interest in Luminent followed by an acquisition of the remaining minority interest of Luminent on the same terms. However, these negotiations did not progress further than preliminary proposals, the latest of which MRV valued, after estimated fees and expenses of the transaction and discounts for the lack of liquidity in the common stock to be received, at approximately $1.78 per share. The proposals were subject to due diligence, and offered consideration primarily in the form of common stock which was not acceptable to MRV for a number of reasons. These reasons included concerns over whether the transaction would be tax free to Luminent's public stockholders and to MRV, MRV's potential status as an investment company following the transaction, the timing and MRV's ability to efficiently dispose of the securities it received in the transaction in the open market and corporate governance and the business outlook of the acquiring corporation. Accordingly, following management's advice, the board concluded at its meeting on September 7, 2001 not to proceed with this transaction and these talks terminated thereafter following MRV's announcement of the proposed merger.


     From the time of Luminent's initial public offering in November 2000 through early September 2001, MRV had hoped that the decline in the telecommunications industry was temporary. MRV hoped that the economic climate affecting its business and the capital markets would improve so that its share price would rise to a point above the conversion price that would permit MRV to redeem its convertible notes through their conversion into shares or that market conditions in the capital markets would improve so as to permit MRV to raise financing that would allow MRV to redeem the notes for cash. However, faced with the reality that market conditions were not improving and, in fact were continuing to decline, the imminence of the November 8, 2001 deadline established by the Internal Revenue Service to complete the tax-free spin-off, and the dilution that could result from completing the Luminent spin-off without redeeming its convertible notes, MRV's board determined at its meeting on September 7, 2001 that completion of the spin off would not be in the best interests of MRV's stockholders. Further, faced without a viable alternative of a sale of Luminent to a third party, MRV's board then determined for the reasons discussed under "Reasons for the Merger" below that it would be in the best interests of MRV's stockholders to effect a short-form merger of Luminent back to become a wholly-owned subsidiary of MRV.


     On September 11 and 12, 2001, prior to Luminent's board meeting scheduled for September 12, 2001, MRV's President and Chief Executive Officer, Noam Lotan, met with Luminent's President and Chief Executive Officer, William R. Spivey, and informed him of MRV's decision with respect to the merger. Mr. Lotan and Dr. Spivey discussed the merger and Dr. Spivey's continuation as Luminent's chief executive officer now that Luminent would not be spun-off and would become a private company through the merger. Mr. Lotan and Dr. Spivey discussed various severance proposals if Dr. Spivey elected to resign, including a proposal that MRV and Luminent would consider his resignation to be a termination without cause for purposes of compensation due him under his employment agreement. After consideration, Dr. Spivey informed Mr. Lotan of his decision to resign from Luminent.


     At Luminent's Board meeting of September 12, 2001, Mr. Lotan informed Richard Hill and Amos Wilnai, Luminent's other directors, of MRV's decision with respect to the merger and Dr. Spivey's resignation from Luminent. The board determined to accept Dr. Spivey's resignation and approved the severance arrangements agreed to between Mr. Lotan and Dr. Spivey earlier. The board also elected Mr. Lotan as Luminent's President and Chief Executive Officer. Following that meeting, which Messrs. Hill and Wilnai attended telephonically, Mr. Hill sent Mr. Lotan his resignation as a member of the board indicating that he did not believe his services as director were further required inasmuch as Luminent would no longer be a public company. Upon later informing Mr. Wilnai of Mr. Hills's resignation, Mr. Wilnai informed Mr. Lotan that he too wished to resign from Luminent's board. Both the resignations of Mr. Hill and Mr. Wilnai were effective on September 12, 2001. Thereafter, also on September 12, 2001, after confirming their availability and willingness to serve, the remaining directors, consisting of Mr. Lotan and Dr. Margalit, elected Igal Shidlovsky and Arie Zimmerman to serves as directors on Luminent's board.


     On September 13, 2001, MRV and Luminent issued a press release jointly announcing MRV's intent to effect a short-form merger with Luminent and indicating that the exchange ratio, which MRV had not yet determined, would be determined and announced later. The release also briefly discussed MRV's reasons for the merger, announced the resignations of Dr. Spivey and Messrs. Hill and Wilnai and the appointments of Mr. Lotan as Luminent's President and Chief Executive Officer and Messrs. Shidlovsky and Zimmerman as members of Luminent's board. In addition the release stated that MRV intended to seek outside professional advice and consider other strategic alternatives for Luminent, which were references to MRV's plan to consult with investment bankers and its counsel to advise in connection with its determination of the exchange ratio and to continue to consider a potential sale of Luminent or MRV's stake in it if a potential buyer could be located.


     Following the announcement of September 13, 2001 through October 4, 2001, when the exchange ratio was determined, MRV began to consider its determination of the exchange ratio. Preliminarily, MRV took into account its 92.3% interest in Luminent and recognizing that the value of this interest was already reflected in the enterprise value of MRV as a whole, concluded that the maximum number of MRV shares MRV should issue in exchange for the minority of Luminent shares should result in Luminent's stockholders holding less than 7.7% of the post-merger number of MRV shares outstanding. At 7.7%, the exchange ratio would have been approximately 0.54 of a MRV share for each share of Luminent outstanding that was not owned by MRV. However, an exchange ratio of 0.54 would mean that none of MRV's other, non-Luminent businesses or assets were of any value. Accordingly MRV considered an exchange ratio of 0.54 as excessive and constituting the absolute high end of the range for an acceptable exchange ratio. In determining an acceptable exchange ratio, MRV also considered the book value per share and tangible book value per share of MRV common stock in relation to the book value per share and tangible book value per share of MRV common stock at June 30, 2001, which at the time was the latest balance sheet date. Book value per share represents the difference between total assets and total liabilities divided by the number of shares outstanding and net tangible book value per share represents total assets less goodwill minus total liabilities divided by the number of shares outstanding. The following table reflects the respective book value per share and tangible book value per share of Luminent and MRV common stock at June 30, 2001 and the ratio of the Luminent book values per share to the MRV book values per share at that date:



                                      TANGIBLE
BOOK VALUE PER SHARE            BOOK VALUE PER SHARE
--------------------            --------------------
 LUMINENT      MRV     RATIO*    LUMINENT      MRV     RATIO*
----------   -------   ------   ----------   -------   ------
   $3.05      $9.19     0.33       $1.11      $3.04     0.37


---------------


*Represents the quotient of the Luminent value per share divided by the MRV value per share.



Based on this book value analysis, MRV concluded that an exchange ratio of 0.33 a MRV share for each share of Luminent outstanding that was not owned by MRV appeared to be the low end of the range for a reasonable exchange ratio.



     To determine the value of MRV's other, non-Luminent business and assets as well as Luminent's value and thereby determine the exchange ratio, MRV and Luminent turned to professional assistance. On September 24, 2001, after meeting or speaking with three different investment bankers and listening to their proposals, Duff & Phelps was selected and engaged as Luminent's financial advisor. During the period from September 24 to October 3, 2001, Duff & Phelps conducted certain analyses of Luminent and MRV. On October 4, 2001, Duff & Phelps orally reported on its efforts to Luminent's Board in a lengthy conference call in which MRV's management was present. Following that presentation, MRV's management indicated that it would recommend to MRV's Board an exchange ratio of 0.43 of a share of MRV common stock for each share of Luminent common stock outstanding.



     Management considered 0.43 as an appropriate exchange ratio because it represented the confluence of the following:



     - It was supported by Duff & Phelps' opinion that an exchange ratio of 0.43 of a MRV share for each share of Luminent outstanding that was not owned by MRV was fair to the stockholders of Luminent from a financial point of view, which was backed up by Duff & Phelps' analyses presented in its oral report to Luminent's board and MRV's management;



     - It was slightly below 0.435, which was the mean and median between the high (0.54) and low (0.33) range for the exchange ratio as determined in the manner described above;

     - It was equal to the ratio of the closing price per share of Luminent common stock ($12.13) to the closing price per share of MRV common stock ($28.19) on November 10, 2000, the first trading day after Luminent's initial public offering; and



     - It was slightly above 0.42, which was the ratio of the closing price per share of Luminent common stock ($1.35) to the closing price per share of MRV common stock ($3.23) on September 10, 2001, the last trading day prior to the announcement of the merger.



In deciding to recommend an exchange ratio of 0.43 to MRV's board, management was aware, but did not consider countervailing to the foregoing, that this exchange ratio was still in excess of the ratios of the book value and tangible book value per share of Luminent common stock to MRV common stock at June 30, 2001 determined on a pro forma basis after giving effect to the issuance of 5,160,000 shares of MRV stock that would result from use of an exchange ratio of
0.43 of a MRV share for each share of Luminent outstanding that was not owned by MRV as shown in the following table:



PRO FORMA                        PRO FORMA TANGIBLE
BOOK VALUE PER SHARE            BOOK VALUE PER SHARE
--------------------            --------------------
LUMINENT       MRV     RATIO*    LUMINENT      MRV     RATIO*
--------     -------   ------   ----------   -------   ------
   $3.05      $8.62     0.35      $1.11       $2.85     0.39


---------------


*Represents the quotient of the Luminent value per share divided by the MRV value per share.


     Later on October 4, 2001, Duff & Phelps delivered its written opinion on the fairness of that ratio, a copy of which is included with this prospectus as Annex B. Investors are urged to carefully read the section of this prospectus entitled "Opinion of Financial Adviser," as well as the full text of the opinion, for more information on Duff & Phelps' analysis, including certain limitations and qualifications.


     On October 5, 2001, after discussion with management of its reasons and analyses for the exchange ratio, MRV's board formally approved using an exchange ratio of 0.43 of a share of MRV common stock for each share of Luminent common stock outstanding and on October 8, 2001, MRV and Luminent announced this exchange ratio and that MRV would consequently issue up to 5,160,000 shares of its common stock in exchange for the Luminent shares it did not already own. In making such determination, the board did not consider the effect, if any, on MRV's or Luminent's stock price or the exchange ratio of the existence of Luminent's effective registration statement registering for resale 18,720,000 shares of Luminent common stock owned by MRV.


     In connection with its efforts to explore other strategic alternatives for Luminent, on September 24, 2001 Luminent renewed its engagement with an investment banker to ascertain whether a strategic buyer of Luminent could be found in lieu of the merger. Through the efforts of this investment banker, one party has expressed an interest in exploring a potential transaction. While off and on discussions have continued with this party, they are very preliminary and no proposal has been received to date from it.

REASONS FOR THE MERGER

     Reflecting the overall deterioration in the industry, Luminent, like others engaged in the fiber optics components business, has also suffered a substantial decline in its business. For example, Luminent's revenue has decreased by 61%, from approximately $48.2 million during the quarter ended March 2001 to $18.8 million during the quarter ended September 30, 2001. After various negative announcements by Marconi and Cisco concerning the softness in their businesses, revenues to Marconi declined 52%, from $6.3 million during the three months ended March 31, 2001 to $3.0 million in the three months ended September 30, 2001 and revenues to Cisco declined 66%, from $5.6 million during the three months ended March 31, 2001 to $1.9 million in the three months ended September 30, 2001.

     Management believes that current prospects point to further deterioration of economic conditions in the telecommunications industry and Luminent's business in 2002. This is based on announcements by industry participants, the substantial reduction in sales during 2001, the levels of component inventories held by Marconi and Cisco, Luminent's largest customers, decreases in the average selling prices for some of Luminent's products, and management's experience that as products in the optical networking market have become a commodity, the average selling price of these products have and will continue to decrease in response to competitive pricing pressures and new product introductions by industry participants.

     Management believes that failure to unite MRV and Luminent can be detrimental to both MRV and Luminent. In MRV's case, MRV's cash position is constantly being eroded by its funding of several development stage companies, which consume rather than generate cash. Because of current market conditions, MRV's ability to raise cash through traditional capital markets or through the sale of one or more of its portfolio companies is considered remote. Even when the capital markets recover, MRV does not expect to be able to raise capital on as favorable of terms if Luminent is kept as separate publicly traded company since virtually all of MRV's value is reflected by its holdings in Luminent and without regard to its other businesses. For example, based on the $3.19 and $1.32 respective per share closing prices of MRV's and Luminent's common stock on September 7, 2001, the date when MRV's board formally decided to effect the short form merger of Luminent, MRV's enterprise value, or its market capitalization assuming conversion of its convertible notes less its other debt, was approximately $194.6 million, which was virtually the same as the $190.1 million market value of its shareholdings in Luminent. Management believes that when the capital markets recover, the unification of Luminent with MRV will facilitate MRV's ability to raise capital at values more fully reflective of its other businesses in addition to Luminent.

     In Luminent's case, given the perceived dim prospects for a quick recovery, management believes that a different strategy and a new direction are needed for Luminent. Luminent needs to develop and introduce new products, broaden its product line toward a new direction, relying less on products such as fiber optic transceivers, for which Luminent has experienced commoditization as reflected by the prices of some transceivers decreasing during the third quarter of 2001 by as much as 40% to 50%, with respect to their prices at the beginning of the year. Many of these products have become commodities in the industry for which the economies of scale and manufacturing advantages of Luminent's larger competitors make it difficult for Luminent to compete against. Management believes that a new product direction, which will emphasize a higher level of integration of optical components, such as transceivers and integrated circuits, is needed. Management further believes that forward-integration of optical and electronic technologies will provide added value and product differentiation, which will result in a more competitive and potentially higher-margin product offerings. MRV offers vast system level expertise and know-how in data communication systems and the substantial experience and ability in the development of application specific integrated circuits and software, which, management believes, will facilitate and foster a higher and more rapid level integration of optical components and electronic subsystems than Luminent can achieve on its own.

     While MRV could, through its ownership of Luminent's stock and control of Luminent's board, achieve this product and technology integration without effecting the merger, MRV would be constantly faced with conflicts of interests with Luminent. As a stockholder of Luminent, MRV would have a conflict of interest with respect to these transactions, since its economic interest as one of Luminent's stockholders would be to maximize the value to Luminent of the product and technology integration, but MRV's economic interest as the other party to the transaction with Luminent would be maximize the value of the transaction to MRV and its stockholders to the potential detriment of the interests of Luminent and its minority stockholders. These conflicts of interests would have been ameliorated following MRV's distribution of its Luminent's shares but would be exacerbated without the distribution and the planned increase business activity with Luminent. By uniting MRV and Luminent through the merger and providing Luminent's stockholders with MRV's shares, the economic interests of all parties would be the same, permitting MRV and its board to conduct business, use cash and other assets to support its various business and incur liabilities in the best interests of a single constituency, namely MRV's stockholders.

     At its meeting of September 7, 2001, MRV's board of directors considered the expected facilitation of MRV's access to the capital markets and Luminent's ability to produce new products more rapidly and with higher levels of integration of optical components and electronic subsystems in determining that the

Merger was in the best interests of MRV's stockholders. In addition, MRV's board of directors took into account, among other things, that:

     - the Merger would result in cost savings by eliminating expenses associated with maintaining Luminent as a public company and by providing Luminent with from various economies of scale including shared global administrative functions, facilities and volume purchase discounts not available to Luminent as a stand-alone entity;

     - the Merger would eliminate actual and potential conflicts of interest between MRV and Luminent;

     - alternatives to the merger, such as pursuing a sale of its Luminent shares to, or a business combination involving Luminent and, a third party was expected to yield less benefits and more disadvantages to MRV than the proposed Merger;

     - the merger would generally be tax free to Luminent's stockholders;

     - Luminent's stockholders would receive MRV common stock with greater market liquidity than Luminent common stock;

     - Luminent stockholders would receive an equity interest in a much larger and more diversified business entity;

     - Luminent stockholders, through their ownership of MRV common stock, would have a continuing interest in the business and assets previously owned by Luminent; and

     - based on the advice of Duff & Phelps LLC, Luminent's financial advisor, the exchange ratio was fair to Luminent's stockholders from a financial point of view.

     In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, MRV's board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. MRV's board did not consider the timing or effect of MRV's outlook announcements on the selection of the exchange ratio. In addition, the board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board of directors' ultimate determination or assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including discussions with and questioning of MRV's management and management's analysis of the proposed merger. In making the determination, the board of directors was mindful that advantages that Luminent expected to realize from MRV's distribution of its common stock would not be achieved. These include direct access to the capital markets for Luminent, better incentives for Luminent's employees, greater strategic focus by Luminent's management, easier expansion of Luminent's relationships with its customers who might directly compete with MRV and lost the ability to act more efficiently as an independent, smaller company. However, the board believed that the changes in economic and market conditions since Luminent's initial public offering and the other factors considered weighed in favor of the merger despite the loss of these advantages. In considering the factors described above, individual members of MRV's board of directors may have given different weight to different factors. MRV's board of directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

     Of the approximately $132.3 million in net proceeds that Luminent received upon completion of its initial public offering on November 9, 2000, Luminent has used an estimated $92.7 million for general corporate purposes, including capital expenditures and working capital through September 30, 2001. Upon completion of the merger, MRV plans to use the remaining net proceeds, less any amounts paid to Luminent stockholders who perfect their statutory appraisal rights under Delaware law, for general corporate purposes, such as working capital and to finance the operations and the product development activities of MRV's subsidiaries, including Luminent.

FEDERAL SECURITIES CONSEQUENCES

     This prospectus do not cover any resales of MRV common stock to be received by Luminent's stockholders upon completion of the Merger. No person is authorized to make any use of this document in connection with a resale of that type.

     All shares of MRV common stock that Luminent stockholders receive in the merger will be freely transferable. However, shares of MRV common stock received by persons who are deemed to be "affiliates" of Luminent under the Securities Act and the related SEC rules and regulations at the time of Merger will be restricted securities. These affiliates may resell their shares of MRV common stock only in transactions permitted by Rule 145 or other provisions under the Securities Act. Persons who may be deemed to be affiliates of Luminent for these purposes generally include individuals or entities that control, are controlled by, or are under common control with Luminent and may include officers, directors and principal stockholders of Luminent.

     The shares of MRV common stock issued in the merger are listed on the Nasdaq National Market.

SURRENDER OF STOCK CERTIFICATES; FRACTIONAL INTERESTS

     Enclosed with this prospectus supplement is a Letter of Transmittal to be used by former Luminent stockholders in surrendering to American Stock Transfer and Trust Company, the Exchange Agent certificates that represented shares of Luminent common stock prior to the merger. The Letter of Transmittal contains instructions concerning the surrender of certificates. The Letter of Transmittal should be completed by each former Luminent stockholder (other than stockholders who choose to perfect their statutory appraisal rights) and returned to the Exchange Agent, along with all stock certificates that represented shares of Luminent common stock. Each former Luminent stockholder (other than stockholders who choose to perfect their statutory appraisal rights) is entitled to receive, upon surrender, a certificate registered in the former Luminent stockholder's name representing the number of whole shares of MRV common stock to which the holder of the surrendered certificates is entitled pursuant to the merger.

     If the MRV common stock is to be issued to a person other than the person in whose name a surrendered certificate is registered, the certificate so surrendered must be endorsed and otherwise be in proper form for transfer, and the person requesting a transfer must pay to MRV any required transfer taxes or must prove to the satisfaction of MRV that transfer taxes have either been paid or are not payable. The Exchange Agent will issue the MRV common stock attributable to any certificate that has been lost or destroyed only upon receipt of satisfactory evidence of ownership of the shares of Luminent common stock formerly represented thereby and after appropriate indemnification.

     To avoid the application of backup federal income tax withholding provisions to payments of cash in lieu of fractional shares of MRV common stock issued pursuant to the merger, each Luminent stockholder must provide the Exchange Agent with his or her correct taxpayer identification number in accordance with the instructions in the Letter of Transmittal.

     Holders of certificates that represented Luminent common stock (except for shares of Luminent common stock owned by MRV Merger Sub, which were cancelled, and shares owned by stockholders who perfect their statutory appraisal rights under Delaware law) no longer have any rights with respect to the shares of Luminent common stock except the right to receive the MRV common stock issued in the merger (and cash in lieu of fractional shares). See section of this prospectus entitled "The Merger -- Statutory Appraisal Rights" below. In addition, former Luminent stockholders will not be entitled to vote the shares of MRV common stock to which they are entitled or to receive any dividends payable to holders of record of MRV common stock until the certificates are surrendered to the Exchange Agent accompanied by a properly executed Letter of Transmittal. After surrender of the certificates, those holders will succeed to their rights as holders of MRV common stock.

     No fractional shares of MRV common stock will be issued. In lieu of any fractional shares, and upon surrender of the holders' certificates evidencing Luminent common stock accompanied by a properly executed Letter of Transmittal, each holder of Luminent common stock entitled to receive a fractional share of MRV common stock will receive instead an amount in cash, without interest, equal to the value of that fractional share based on the closing sales price of MRV common stock on the effective date of the merger,
which was $     per share.

STATUTORY APPRAISAL RIGHTS

     The following discussion of the provisions of Section 262 of the General Corporation Law of the State of Delaware is not intended to be a complete statement of these provisions and is qualified in its entirety by reference to the text of Section 262, which is reproduced in full as Annex A to this prospectus.

     Former stockholders who held Luminent common stock on the effective date of the merger and who follow the procedures specified in Section 262 will be entitled to have their shares of Luminent common stock appraised by the Delaware Court of Chancery and to receive payment of the fair value of these shares, exclusive of any element of value arising from the accomplishment or expectations of the merger, as determined by the Delaware Court of Chancery. The procedures set forth in Section 262 should be strictly complied with. Failure to follow any of those procedures may result in a termination or waiver of appraisal rights under Section 262.


     Any stockholder entitled to appraisal rights may, after December   , 2001
and prior to January   , 2002, demand from MRV Merger Sub the appraisal of any
or all of his or her shares of Luminent common stock by delivering a written demand for an appraisal to Noam Lotan at MRV Merger Sub c/o MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311. Failure to deliver that written demand will constitute a waiver of the stockholder's appraisal rights. This demand will be sufficient if it reasonably informs MRV Merger Sub of the identity of the stockholder and that the stockholder intends by the notice to demand the appraisal of his, her or its shares. Demand is necessary if the stockholder is to perfect his, her or its appraisal rights.


     The written demand for appraisal must be made by or for the holder of record of Luminent common stock registered in his, her or its name. Accordingly, the demand should be executed by or for the stockholder of record, fully and correctly, as that stockholder's name appears on his, her or its stock certificates. If the applicable shares of Luminent common stock were owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the applicable shares of Luminent common stock were owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner(s). If a stockholder held shares of Luminent common stock through a broker who in turn held the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of the shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record

     A record owner may exercise appraisal rights with respect to all or less than all of the shares held of record. If the record owner desires to exercise appraisal rights as to a portion of his, her or its shares, the written demand should set forth the number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Luminent common stock standing in the name of the record owner.


     Within 120 days after the effective date of the merger, i.e., by April   ,
2002, MRV Merger Sub or any stockholder of Luminent who has complied with the demand requirements and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Luminent common stock of all former stockholders of Luminent who have complied with the demand requirements and who are otherwise entitled to appraisal rights. Notwithstanding the foregoing, at any time within 60 days
after the effective date of the Merger, i.e., by February   , 2002, any
stockholder has the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger. If no petition demanding a determination of value is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their Luminent common stock. Holders of Luminent common stock seeking to exercise appraisal rights should not assume that MRV Merger Sub will file a petition with respect to the appraisal of the value of their Luminent common stock or that MRV Merger Sub will initiate any negotiations with respect to the fair value of their Luminent common stock. Accordingly, stockholders should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.


     Within 120 days after the effective date of the merger, i.e., by April   ,
2002, any stockholder who is entitled to and has perfected his, her or its appraisal rights will be entitled to receive upon written request from MRV Merger Sub a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. This written statement must be mailed to the requesting stockholder within 10 days after his, her or its written request for the statement is received by MRV Merger Sub as the surviving corporation, or within 10 days after the expiration of the period for delivery of demands for appraisals, whichever is later.


     Upon the filing of a petition by a stockholder, service of a copy of that petition must be made upon MRV Merger Sub as the surviving corporation. Within 20 days after that service, MRV Merger Sub must file in the Office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by MRV Merger Sub. If the petition is originally filed by MRV Merger Sub, it must be accompanied by that duly verified list. After the filing of a petition for appraisal, the Register in Chancery, if ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for hearing by registered or certified mail to both MRV Merger Sub and to the stockholders shown on the list at the addresses stated on the list. This notice must also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or those publications as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs of mailing and publication will be borne by MRV Merger Sub.

     At the hearing on the petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 of the Delaware General Corporation Law and who have thus become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares to submit to the Register in Chancery their certificates that formerly represented Luminent common stock for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

     If a petition for an appraisal is timely filed, after a hearing on the petition the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the value of the Luminent common stock owned by those stockholders, determining the fair value the stock exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Court of Chancery will direct payment of the fair value of the shares of Luminent common stock with a fair rate of interest, if any, on the fair value to stockholders entitled thereto upon surrender to MRV Merger Sub of stock certificates. Upon application of a stockholder, the Delaware Court of Chancery may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of Luminent common stock entitled to appraisal.

     No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the value of the shares of MRV common stock issued in the merger. Moreover, MRV Merger Sub reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of a share of Luminent common stock is less than the value of the 0.43 of a share of MRV common stock issued in the merger.

     In determining the fair value of the shares of Luminent common stock, the Delaware Court of Chancery is required to take into account all relevant factors. Therefore, the determination could be based upon a number of considerations, including the market value of shares of Luminent common stock and the asset value and earning capacity of Luminent. In Weinberger v. UOP, Inc., et al (decided February 1, 1983), the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court", should be considered in an appraisal proceeding. Section 262 provides that "fair value" is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger". In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered". In Glassman v. Unocal Exploration Corp. (decided July 25, 2001) the Delaware Supreme Court reaffirmed Weinberger in the context of a short form merger undertaken pursuant to Section 253 of the Delaware General Corporation Law.

     From and after the effective date of the merger, no stockholder who has demanded his, her or its appraisal rights will be entitled to vote the MRV common stock to which the stockholder would have been entitled had he, she or it chosen not to exercise appraisal rights, nor will he, she or it be entitled to payments of dividends, if any, or other distributions on the stock (except dividends, if any, or other distributions payable to Luminent stockholders of record on a date that is prior to the effective date of the merger); provided, however, that if no petition for an appraisal has been filed within the time provided by Delaware law, or if the stockholder delivers to MRV Merger Sub a written withdrawal of his, her or its demand for an appraisal and an acceptance of the merger, either within 60 days after the effective date of the merger or thereafter with written approval of MRV Merger Sub (which MRV Merger Sub reserves the right to give or withhold in its discretion), then the right of the stockholder to an appraisal will cease, and (upon surrender of certificates formerly representing Luminent common stock together with a properly completed Letter of Transmittal) the stockholder will receive the shares of MRV common stock into which the shares of Luminent common stock were converted in the merger. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon whatever terms the Delaware Court of Chancery deems just.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. If the merger so qualifies, stockholders of Luminent common stock will generally not recognize any gain or loss on the exchange of their Luminent stock for MRV common stock in the merger, except for any gain or loss recognized in connection with any cash received instead of a fractional share of MRV stock or pursuant a Luminent stockholder's statutory appraisal rights. The companies themselves, as well as current stockholders of MRV common stock, will not recognize gain or loss as a result of the merger. To review the tax consequences to MRV and Luminent stockholders in more detail, see the section entitled "United States Federal Income Tax Treatment of the Merger" later in this prospectus.

     THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL HOLDERS OF LUMINENT COMMON STOCK. YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

INTERESTS OF CERTAIN PERSONS TO THE MERGER

     Immediately, prior to the merger, MRV Merger Sub, a wholly-owned subsidiary of MRV, owned an aggregate of 144,000,000 shares of Luminent common stock. Luminent's board of directors consisted of members of the boards of directors of MRV and MRV Merger Sub and a director independent of MRV, MRV Merger Sub and Luminent. MRV Merger Sub succeeded to all of the assets and liabilities of Luminent upon consummation of the merger.

     During the period since Luminent's initial public offering through the effective date of the merger, none of the executive officers or directors of MRV Merger Sub, MRV or their affiliates involved in the merger or distribution decisions, owned any outstanding Luminent common stock or had any rights to purchase or acquire Luminent common stock except for Igal Shidlovsky who owns 20,000 shares of Luminent common stock and options to purchase 10,000 shares of Luminent common stock. Mr. Shidlovsky's will receive the same benefits from the merger as any other Luminent stock and option holder, namely 0.43 of a share of MRV common stock for each share of Luminent he owns and options to purchase 4,300 shares of MRV common stock, with the exercise price adjusted for the exchange ratio in the same way as other holders of Luminent options. The executive officers and directors of MRV Merger Sub, MRV and their affiliates involved in the merger or distribution decisions collectively owned less than
7.1 percent of the outstanding MRV common stock during the period since Luminent's initial public offering and the effective date of the merger.

ACCOUNTING TREATMENT

     The exchange of MRV common stock for publicly held Luminent common stock in the Merger will be accounted for as a purchase for financial reporting purposes.

LUMINENT STOCK OPTIONS

     At the effective time of the merger, each outstanding Luminent stock option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the option, the same number of shares of MRV common stock as the holder of the option would have been entitled to receive pursuant to the merger, had the holder exercised the Luminent option in full immediately prior to the effective time of the Merger, rounded to the nearest whole number, unless rounding down is necessary to preserve the status of incentive stock options as described below. The exercise price per share shall equal: the aggregate exercise price for the Luminent shares otherwise purchasable pursuant to the option, divided by the aggregate number of whole MRV shares purchasable pursuant to the Luminent option in accordance with the foregoing. In the case of any stock option that qualifies as an incentive stock option under the Internal Revenue Code, the option price, number of shares purchasable pursuant to the option and the terms and conditions of the exercise of the option shall be determined in order to comply with Section 424(a) of the Internal Revenue Code and thereby preserve the stock option's status as an incentive stock option.

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

                          OPINION OF FINANCIAL ADVISOR

     On September 24, 2001, Luminent's Board of Directors engaged Duff & Phelps, as its independent financial advisor, to make a determination as to whether the merger exchange ratio of .43 shares of MRV common stock for each share of Luminent stock not held by MRV is fair to the minority common stockholders of Luminent from a financial point of view.

     Duff & Phelps rendered a written opinion to the Board of Directors of Luminent that, as of October 4, 2001, the merger exchange ratio is fair to the minority stockholders of Luminent from a financial point of view. Duff & Phelps' opinion is attached as Annex B and is incorporated herein by reference. LUMINENT STOCKHOLDERS ARE ENCOURAGED TO READ THIS OPINION IN ITS ENTIRETY.

     Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, tax matters, corporate planning, and other purposes. Previously, Duff & Phelps has not provided financial advisory services to Luminent, MRV or its subsidiary companies.

     In connection with its fairness opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Duff & Phelps (a) met with certain members of senior management of Luminent to discuss the history, financial condition, future prospects and projected performance of Luminent and toured their facilities in Chatsworth, California; (b) met with certain members of senior management of MRV to discuss the history, financial condition, future prospects and projected performance of MRV and its divisions and subsidiaries and toured the MRV's facilities in Chatsworth, California; (c) met with certain members of senior management of MRV's subsidiaries, Nbase-Xyplex, Inc. and Optical Access, Inc., at MRV's headquarters, to discuss the history, financial condition, future prospects and projected performance of these subsidiaries; (d) met with certain members of senior management of Broadband Highway, Inc. to discuss the history, financial condition, future prospects and projected performance of Broadband Highway, Inc. and toured their facilities in Woodland Hills, California; (e) met with certain members of senior management of Zuma Networks, Inc. to discuss the history, financial condition, future prospects and projected performance of Zuma Networks, Inc. and toured their facilities in West Hills, California; (f) reviewed Luminent's financial statements and SEC filings, including the annual report on Form 10-K for the year ended December 31, 2000, and quarterly report on Form 10-Q the six-month period ended June 30, 2001; (g) reviewed MRV's financial statements and SEC filings, including the annual report on Form 10-K for the year ended December 31, 2000, and quarterly report on Form 10-Q for the six-month period ended June 30, 2001; (h) reviewed MRV's internally generated consolidating financial statements for the fiscal year ended December 31, 2000, and six-month period ended June 30, 2001; (i) reviewed revenue estimates for third quarter 2001 provided by Luminent and MRV management; (j) reviewed the historical trading price and trading volume of Luminent and MRV common stock;
(k) reviewed certain articles and press releases regarding Luminent and MRV; (l) reviewed other operating and financial information provided by management of Luminent and MRV; and (m) reviewed economic and industry information and conducted such studies, analyses and investigations as Duff & Phelps deemed appropriate.

     Duff & Phelps' fairness opinion is based upon an analysis of the foregoing in light of its assessment of the general, economic and financial market conditions, as they can be evaluated by Duff & Phelps, as of October 4, 2001. Events occurring after October 4, 2001 could materially affect the assumptions used in preparing its Opinion.

     In connection with its fairness opinion, with Luminent's permission and without any independent verification, Duff & Phelps assumed that all information reviewed by it with respect to Luminent, MRV and the merger, whether supplied by Luminent, MRV or its advisors, or obtained by Duff & Phelps from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to Duff & Phelps not misleading. Duff & Phelps did not make an independent valuation or appraisal of the assets or liabilities of Luminent or MRV and was not furnished with such valuation or appraisal. Any inaccuracies in or omissions from the information on which Duff & Phelps relied could materially affect its fairness opinion.

     Set forth below is a summary of the analyses performed by Duff & Phelps in reaching its fairness opinion as of October 4, 2001.

     Current Status of Luminent's Business. Duff & Phelps considered Luminent's historical and projected revenues and cash flows, historical stock price performance, current cash position and future prospects for the optical component industry, among other factors, to determine the fairness of the merger exchange ratio of 0.43 shares of MRV common stock for each share of Luminent common stock not held by MRV.

     Luminent's revenues grew steadily from 1996 through 2000, increasing from $24.0 million to $124.2 million. Furthermore, Luminent's revenues for the six months ended June 30, 2001 were $89.3 million, relative to $43.0 million for the same period in 2000. However, on September 26, 2001, due to a drop in demand for its products, Luminent management reduced its revenue estimates for the third-quarter 2001 to $20 million to $21 million. In addition, Luminent's largest clients, Marconi Communications and Cisco Systems, are facing weaker orders. As a result, Duff & Phelps has projected Luminent's revenues in the near and medium term future to be considerably lower than their historical levels.

     During the fiscal years 1996 through 2000, after adjusting for non-cash charges including depreciation and amortization expenses, Luminent had positive pro-forma net income. Furthermore, for the six month period ended June 30, 2001, after adjusting for approximately $59 million in non-cash charges, such as depreciation, amortization and deferred compensation, and adding back $41.2 million of one-time charges related to the write-down of inventory, restructuring costs and other non-recurring items, Luminent had positive pro-forma net income. Future profitability from operations will be more difficult to achieve due to lower revenue levels.

     Luminent sold 12 million shares in an IPO for $12 per share on November 9, 2000, raising a net $132.3 million. As of October 4, 2001, the cash and equivalents account for Luminent was approximately $90 million.

     Luminent's stock price declined significantly after its IPO. By the end of November 2000, it had dropped by 50% to $6 per share. Since then, Luminent's stock price has fluctuated from approximately $10 per share, to a low of $1.20 per share. As of September 10, 2001, the last trading day prior to the announcement of the proposed the merger, Luminent's stock priced closed at $1.35 per share.

     There are significant business issues facing Luminent. Over the past six months there has been significant turnover in Luminent's senior management team, including the departure of its president, William R. Spivey.

     Marconi Communications, which represented 40% of Luminent's fiscal 1999 sales and 18% of fiscal 2000 sales, appears to be having significant financial difficulties. Marconi plc's stock price closed on October 1, 2001 at $.44 per share, down from a high of $28.19 on October 20, 2000. Marconi's financial difficulties could result in the cancellation or postponement of its orders to Luminent and could potentially create difficulty in collecting on current Marconi accounts receivables.

     The telecommunications components market is currently flooded with competitors. Furthermore, there is a surplus of inventory throughout the industry. These factors are impacting sales volume, pricing and profitability for all companies operating in this sector.

     Current Status of MRV's Business. Duff & Phelps considered MRV's historical and projected revenues and cash flows, current cash position, the current market for development stage companies in the telecommunications sector, and the historical trading price of MRV, among other factors, to determine the fairness of the merger exchange ratio of 0.43 shares of MRV common stock for each share of Luminent common stock not held by MRV.

     For purposes of Duff & Phelps' analysis, MRV was separated into three separate components: (1) MRV's 92.3% interest in Luminent; (2) the start-up, development stage businesses; and (3) the other MRV divisions, which includes Optical Access, Inc; iTouch Communications, Inc.; Nbase-Xyplex, Inc.; Cescomm, Inc.; Appointech, Inc. and its European subsidiaries (the "MRV Divisions").

     The start-up, development stage companies of MRV do not generate revenue and require ongoing cash infusions. A number of these companies, such as Charlotte's Networks, Inc. and Zuma Networks, Inc. have technologies that warrant significant valuations, even in today's soft market. It is, however, difficult to find buyers for development stage companies and realize these valuations.

     MRV's other, non-startup divisions have stable and growing revenues. While certain of the companies within these MRV divisions are profitable, analyzed as a group, these divisions generate losses and are cash flow negative. Therefore, these MRV divisions also require ongoing cash infusions. Certain companies within the MRV's other, non-startup divisions, such as Optical Access, Inc., warrant significant valuations even in today's soft market. It is difficult, however, find buyers for companies in the telecommunications sector today.


     Duff & Phelps separated MRV's businesses into three separate components for valuation purposes. Start-up, development stage companies generate no revenue. Therefore valuation multiples, such as a value-to-revenue multiples, are not applicable. The valuation of MRV's development stage companies was based on the value of the technology being developed. MRV's other, non-startup divisions have stable and growing revenues. These divisions were valued based on their revenues and future cash flow generating capabilities using traditional valuation methodologies, including market multiples and a discounted cash flow analysis. Luminent was valued separately from the rest of MRV due to the fact that it is a pure fiber-optic components company, as well as the fact that its shares are actively traded on the Nasdaq National Market. Luminent has historically generated both revenues and positive pro-forma earnings, therefore traditional valuation methodologies were appropriate to utilize in the valuation of Luminent, including market multiples and a discounted cash flow analysis. The group of comparable public companies used to value Luminent is different from the comparable companies used to value MRV's non-startup divisions. In selecting comparable public companies to perform a valuation analysis, companies are initially screened based on the comparability of business. In the case of Luminent, the comparable companies selected were publicly-traded telecommunications fiber optic components companies. In the case of MRV's non-start up divisions, the companies selected were publicly-traded companies that had businesses that were similar to parts of the MRV non-start up divisions. This group of comparable publicly-traded companies are engaged in a variety of businesses, including the design, development and marketing of comprehensive network communications solutions for enterprises; the manufacture of high-speed networking equipment for telecommunications companies and Internet service providers; the development, marketing and sale of optical communications networking equipment; and the design, development and sale of routing software. The valuation methodologies and their resulting valuation indications are described in more detail below.


     MRV's revenues grew steadily from 1996 through 2000, increasing from $88.8 million to $319.4 million. MRV's revenues, excluding Luminent, were approximately $64.8 million in fiscal 1996 and $195.2 million in fiscal 2000. MRV's revenues for the six months ended June 30, 2001 were $189.6 million, relative to $139 million for the same period in 2000. Excluding Luminent, MRV's revenues for the six-month period ended June 30, 2001 were $104.9 million. MRV's non-Luminent business is projected to generate revenues during the last two quarters of fiscal 2001 that are relatively similar to the first two quarters. Furthermore, due to the fact that MRV's businesses are not as affected by the economic recession as Luminent's business, revenues are projected to grow into the future.

     MRV has been unprofitable every year since 1998, both including and excluding Luminent. For the six-month period ended June 30, 2001, after adjusting for noncash charges including depreciation and amortization, MRV's operations, excluding Luminent, had an operating loss of 4.1 million. Due to the development stage businesses in MRV's portfolio, MRV's non-Luminent businesses are projected to be unprofitable into the near-term future.

     As of October 4, 2001, MRV, excluding Luminent, had a relatively weak cash position, with an estimated $62 million in cash and equivalents plus an additional $52 million in restricted cash. Furthermore, MRV had $50 million in long-term debt and $89.6 million in convertible debentures. Due to the fact that MRV's non-Luminent businesses, in aggregate, are cash flow negative, they will most likely require continued cash infusions in the near to medium term future.

     Over the past twelve month period, MRV's common stock price ranged from a high of $49.25 as of October 5, 2000, to a low of $2.43 as of September 17, 2001. The deterioration of MRV's stock price reflects the depressed state of the telecommunications sector. As of September 10, 2001, the last trading day prior to the announcement of the proposed Merger, MRV's stock priced closed at $3.23 per share.

     On September 11, 2001, MRV's Chief Financial Officer, Edmund Glazer, died on Flight 11 from Boston to Los Angeles. There is a significant void in MRV's management team without Mr. Glazer.

FUNDAMENTAL VALUATION OF ANALYSIS OF LUMINENT'S COMMON STOCK

     To determine the fair market value of Luminent's common stock, Duff & Phelps utilized a comparable public company analysis and a discounted cash flow analysis, as follows:

     Comparable Public Company Analysis. Duff & Phelps compared selected financial and other operating ratios for Luminent to the corresponding ratios of certain publicly traded fiber-optic component companies. These comparable public companies were as follows: Agere Systems, Inc.; Avanex Corporation; Bookham Technology PLC; Finisar Corporation; JDS Uniphase Corporation; New Focus, Inc.; Oplink Communications, Inc.; Optical Communication Products; and Stratos Lightwave, Inc. The ratios analyzed included enterprise value-to-sales and enterprise value-to-cash. For purposes of Duff & Phelps' analysis, enterprise value is defined as market value of equity plus book value of interest bearing debt. The statistics were generally based on financial and operating data at or for the twelve months ended June 30, 2001, and market prices as of October 1, 2001.

     Other commonly used valuation multiples, such as enterprise value-to-cash flow and equity value-to-net income, were not applicable since the large majority of the comparable public companies had negative cash flow and negative earnings. Furthermore, price-to-book value multiples were not applicable due to the fact that many of the comparable public companies have a significant portion of their asset value in goodwill. Since the time the goodwill was booked, there has most likely been significant goodwill impairment. Due to the fact that the goodwill has not been written down to reflect its current fair market value, this approach is not meaningful.

     Enterprise value as a multiple of latest twelve months' revenues for the comparable companies ranged from 0.8x to 3.8x with a median of 1.8x. Based on a risk analysis of Luminent relative to the comparable public companies, Duff & Phelps determined that a reasonable multiple to apply to Luminent's latest twelve months revenues was 1.5x, resulting in an enterprise value indication for Luminent of $256 million.

     Enterprise value as a multiple of cash and equivalents for the comparable companies ranged from 0.4x to 6.2x with a median of 1.8x. Based on a risk analysis of Luminent relative to the comparable public companies, Duff & Phelps determined that a reasonable multiple to apply to Luminent's $90 million in cash was 1.8x, resulting in an enterprise value indication for Luminent of $162 million.

     Discounted Cash Flow Analysis. Duff & Phelps performed a discounted cash flow analysis of Luminent based on projections developed by Duff & Phelps, relying on industry reports regarding the outlook for optical components companies in the telecommunications industry and information provided by Luminent's management during Duff & Phelps' due diligence investigation. The terminal value of Luminent was estimated by capitalizing projected 2005 revenue. The projected cash flows and terminal value were discounted to the present value using a discount rate of 20%, which represents Duff & Phelps' estimate of Luminent's weighted average cost of capital (WACC). The resulting indication of Luminent's enterprise value was $120 million.

     Determination of Luminent's Equity Value. Duff & Phelps weighted each of the three valuation indications of Luminent's enterprise value equally, resulting in a concluded value of $180 million. As of June 30, 2001, Luminent had approximately $23.6 million in interest bearing debt. Deducting the debt from the concluded enterprise valuation results in a valuation of Luminent's equity, on a marketable minority interest basis, of $156.4 million.

     Luminent has approximately 12.2 million stock options issued and outstanding, with exercise prices ranging from $2.63 to $12.00 per share. Based on the Black-Scholes option pricing model, the aggregate fair market value of the options is $2.37 million. Deducting the aggregate value of the options from the concluded equity value results in the fair market value of the common equity of $154 million. Based on 156 million shares of Luminent common stock issued and outstanding, the fair market value of Luminent's common stock, on a marketable minority interest basis, is approximately $1.00 per share.

     Premium for Control. Duff & Phelps analyzed control transactions that have closed since December 31, 1999, for (1) companies in the telecommunications equipment and components industry; (2) other communications related companies; and (3) electronics companies. The mean and median control premium paid for companies in the telecommunications equipment and components industry were 77.9% and 89.9%, respectively. The mean and median control premium paid for companies in the other communications related businesses were 69.6% and 52.9%, respectively. The mean and median control premium paid for companies in the electronics industry were 70.3% and 52.7%, respectively. Based on these control premiums, Duff & Phelps concluded that an appropriate control premium to apply to the concluded marketable minority interest value of Luminent's common stock was 80%. Applying the 80% control premium to the $1.00 minority interest value conclusion for Luminent results in the fair market value of Luminent, on a controlling interest basis, of $1.80 per share.

FUNDAMENTAL VALUATION ANALYSIS OF MRV'S COMMON STOCK

     Start-up Company Valuations. MRV has numerous investments in development stage, start-up companies. To determine the fair market value of each of these companies, Duff & Phelps analyzed MRV's historical investment in each company, and held discussions with MRV management regarding (1) the technologies at each company, (2) the historical private placement valuations for certain of these companies, (3) management's ongoing discussions with potential buyers of certain of these companies (which are continuing), and (4) management's estimate of the current fair market value of each of the start-up companies. To the estimates of value for the minority-owned positions held by MRV, Duff & Phelps applied discounts for minority interest ranging from 20% to 25%. For all but one of the majority-owned and minority-owned companies, to reflect the relative illiquidity of these types of companies in today's market, Duff & Phelps applied a discount for lack of marketability of 40%. Due to the fact that Charlotte's Network, Inc. holds sufficient cash within the company to fund its cash needs for approximately two years, the discount for lack of marketability was reduced to 25%. After applying these discounts, the aggregate fair market value of the MRV majority-owned and minority-owned start-up company investments was $142.3 million.

     Valuation of MRV's Other, Non-Startup Divisions. MRV's other, non-startup divisions include Optical Access, Inc.; iTouch Communications, Inc.; Nbase-Xyplex, Inc.; Cescomm, Inc.; Appointech, Inc. and MRV's European subsidiaries. The MRV Divisions were valued using a comparable public company analysis and a discounted cash flow analysis.

     Comparable Public Company Analysis. Duff & Phelps compared selected financial and other operating ratios for MRV's other, non-startup divisions to the corresponding ratios of certain publicly traded companies in the telecommunications industry. These comparable public companies were as follows:
Avici Systems, Inc.; Corvis Corporation; Enterasys Networks Inc.; Extreme Networks, Inc.; Foundry Networks, Inc.; ONI Systems Corporation; Redback Networks, Inc.; Riverstone Networks, Inc.; and Sycamore Networks, Inc. The ratios analyzed were the enterprise value-to-sales multiples. The statistics were generally based on financial and operating data for the twelve months ended June 30, 2001, and market prices as of October 1, 2001.

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

     Other commonly used valuation multiples, such as enterprise value-to-cash flow and equity value-to-net income, were not applicable since the large majority of the comparable public companies had negative cash flow and negative earnings. Furthermore, price-to-book value multiples were not applicable due to the fact that many of the comparable public companies have a significant portion of their asset value in goodwill. Since this goodwill was booked, there has likely been significant goodwill impairment. Due to the fact that the goodwill has most likely not been written down to reflect its current fair market value, this approach is not meaningful. Furthermore, the enterprise value-to-cash multiples were not analyzed, as the those MRV divisions had insufficient cash to produce a meaningful valuation indication.

     Enterprise value as a multiple of latest twelve months' revenues for the comparable companies ranged from 1.2x to 5.3x with a median of 2.0x. Based on a risk analysis of MRV's other, non-startup divisions relative to the comparable public companies, and given the these divisions relatively low level of cash, Duff & Phelps determined that a reasonable multiple to apply to these divisions latest twelve months revenues of $199.5 million was 1.0x, which is below the bottom of the range of multiples. This results in an enterprise value indication for MRV's other, non-startup divisions of $200 million.

     Discounted Cash Flow Analysis. Duff & Phelps performed a discounted cash flow analysis of MRV's other, non-startup divisions based on projections developed by Duff & Phelps, relying on industry reports regarding the outlook for companies in the telecommunications industry and information provided by MRV's management during Duff & Phelps' due diligence investigation. The terminal value of these divisions was estimated by capitalizing projected 2005 revenue. The projected cash flows and terminal value were discounted to the present value using a discount rate of 30%, which represents Duff & Phelps' estimate of MRV's weighted average cost of capital. The resulting indication of enterprise value using the discounted cash flow approach for the these divisions was $200 million.

     Determination of MRV's Other, Non-Startup Division's Equity Value. Duff & Phelps weighted the two valuation indications of the MRV Divisions equally, resulting in a concluded value of $200 million. As of June 30, 2001, these MRV divisions had approximately $2.8 million in interest bearing debt. Deducting the debt from the concluded enterprise valuation results in a valuation of MRV's other non-startup divisions' equity, on a marketable minority interest basis, of $197.2 million.

     MRV's 92.3% Interest in Luminent. MRV owns approximately 92.3% of Luminent. Based on Duff & Phelps' analysis of the fair market value of Luminent, on a marketable minority interest basis, of $154 million (or $1.00 per share), and applying MRV's 92.3% ownership position, results in the fair market value of MRV's interest in Luminent of $142.1 million.

     Determination of MRV's Equity Value. To determine the fair market value of MRV's total enterprise, Duff & Phelps aggregated the fair market value of (1) the start-up companies of $142.3 million; (2) MRV's other non-startup divisions of $197.2 million; and (3) MRV's 92.3% interest in Luminent of $142.1 million, resulting in a total enterprise valuation for MRV of $481.6 million. To determine the fair market value of MRV's equity, the face value of the interest bearing debt of $140 million was deducted. This results in the fair market value of MRV's equity of $342 million.

     MRV has approximately 16.8 million stock options and warrants issued and outstanding, with exercise prices ranging from $2.54 to $33.00 per share. Based on the Black-Scholes option pricing model, the aggregate fair market value of the options and warrants is $33.4 million. Deducting the aggregate value of the options from the concluded equity value results in the fair market value of the common equity of $308.5 million. Based on 72.5 million shares of MRV common stock issued and outstanding, the fair market value of MRV's common stock, on a marketable minority interest basis, is $4.26 per share.

MERGER EXCHANGE RATIO ANALYSIS

     Duff & Phelps tested the reasonableness of the Merger Exchange Ratio of .43 shares of MRV stock for every share of Luminent stock not held by MRV based on
(1) a fundamental valuation analyses of the common stock of Luminent and MRV,
(2) the relative stock prices for MRV and Luminent prior to the announcement of the proposed merger, and (3) the historical relative stock prices of Luminent and MRV prior to the announcement date of the merger.

     Fundamental Valuation Analysis. Duff & Phelps' fundamental valuation of Luminent's common stock of $1.80 per share, on a controlling interest basis, and its fundamental valuation of MRV's common stock of $4.26 per share, on a marketable minority interest basis, implies a merger exchange ratio of 42%. The Merger Exchange Ratio of 43% appears reasonable in light of the Duff & Phelps' fundamental valuation analysis.

     Relative Pre-announcement Prices. On September 10, 2001, Luminent's closing stock price was $1.35 per share, and MRV's closing stock price was $3.23 per share, implying a merger exchange ratio of 42%. The Merger Exchange Ratio of 43% appears reasonable in light of the relative pre-announcement prices for Luminent common stock and MRV common stock.

     Relative Historical Prices. From November 9, 2000 (Luminent's IPO date) to September 10, 2001 (the last trading date prior to the merger announcement), the merger exchange ratios implied from Luminent's and MRV's stock prices tended to range from 40% to 50%, with a low of 34% and a high of 60%. The merger exchange ratio of 43% appears reasonable in light of the historical relative stock trading prices of Luminent and MRV.

     Based on the foregoing analysis, Duff & Phelps concluded that the Merger Exchange Ratio of .43 shares of MRV common stock for every share of Luminent common stock not held by MRV is fair to the minority stockholders of Luminent from a financial point of view as of the date of its Opinion.

     No company or transaction used in the above analyses is identical to Luminent, MRV or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

     The material analyses performed by Duff & Phelps have been summarized above. Nonetheless, the summary set forth above does not purport to be a complete description of the analyses performed by Duff & Phelps. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. Duff & Phelps did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Duff & Phelps considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Duff & Phelps did not place a particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as whole, supported its determination.

     In performing its analyses, Duff & Phelps made numerous assumptions with respect to Luminent's and MRV's performance, general business and economic conditions and other matters. The analyses performed by Duff & Phelps are not necessarily indicative of future actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Duff & Phelps developed projections of future performance for Luminent and MRV based on discussions with management of Luminent and MRV and industry research. The projections were based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses. Duff & Phelps' opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for Luminent or the effect of any other business combination in which Luminent might engage.

     Pursuant to the terms of the engagement of Duff & Phelps, Luminent has agreed to pay Duff & Phelps a fee of $125,000 for financial advisory services in connection with the merger, including the rendering of its opinion. Luminent has also agreed to reimburse Duff & Phelps for reasonable out-of-pocket expenses and to indemnify Duff & Phelps against certain expenses and liabilities, including liabilities under the Federal securities law, incurred in connection with the performance of its duties under the engagement.

     Duff & Phelps' opinion to the Board of Directors of Luminent was one of many factors taken into consideration by the Board of Directors of MRV in making its determination to approve the merger.

            UNITED STATES FEDERAL INCOME TAX TREATMENT OF THE MERGER

     The Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. MRV, MRV Merger Sub and Luminent will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. None of MRV, MRV Merger Sub or Luminent will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO LUMINENT STOCKHOLDERS

     For U.S. federal income tax purposes:

     - A holder of Luminent common stock will not recognize any gain or loss upon its exchange in the merger of its shares of Luminent common stock for shares of MRV common stock;

     - If a holder of Luminent common stock receives cash instead of a fractional share of MRV common stock, the holder will be required to recognize a gain or loss, measured by the difference between (1) the amount of cash received instead of that fractional share, and (2) the portion of the tax basis of that holder's shares of Luminent common stock allocable to that fractional share. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the share of Luminent common stock exchanged for that fractional share of MRV common stock was held for more than one year at the effective time of the merger and short-term capital gain or loss if the share of Luminent common stock exchanged for that fractional share of MRV common stock was held for one year or less at the effective time of the merger;

     - A holder of Luminent common stock will have a tax basis in the MRV common stock received in the merger equal to (1) the tax basis of the Luminent common stock surrendered by that holder in the merger, less (2) any tax basis of the Luminent common stock surrendered that is allocable to any fractional share of MRV common stock for which cash is received by that holder; and

     - The holding period for shares of MRV common stock received in exchange for shares of Luminent common stock in the merger will include the holding period for the shares of Luminent common stock surrendered in the merger.

     A holder of Luminent common stock who exercises appraisal rights with respect to a share of Luminent common stock and who receives payment for the stock in cash will generally recognize capital gain or loss, measured by the difference between (1) the stockholder's tax basis in that share, and (2) the amount of cash received.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO MRV STOCKHOLDERS

     For U.S. federal income tax purposes, holders of MRV common stock will not recognize a gain or loss as a result of the merger.

     This discussion of material U.S. federal income tax consequences is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances (for example, this discussion does not deal with Luminent stockholders who are insurance companies, tax-exempt organizations, dealers in securities, stockholders who hold their shares as part of a hedge, appreciated financial position, straddle, or conversion transaction, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are foreign persons, who do not hold their shares as capital assets, or who acquired their shares upon exercise of stock options or in other compensatory transactions). In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. ACCORDINGLY, MRV STRONGLY ENCOURAGES EACH LUMINENT STOCKHOLDER TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO THE STOCKHOLDER AS A RESULT OF THE MERGER.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF MRV

OVERVIEW

     MRV creates, acquires, finances and operates companies, and through them, designs, develops, manufactures and markets products, which enable high-speed broadband communications. MRV concentrates on companies and products devoted to optical components and network infrastructure systems. MRV has leveraged its early experience in fiber optic technology into a number of well-focused operating units specializing in advanced fiber optic components, switching, routing, transaction management and wireless optical transmission systems which MRV has created, financed or acquired.

     During 2000, MRV completed several strategic acquisitions. These acquisitions were made to expand MRV's product offerings, enhance its technological expertise and expand its manufacturing capabilities. The table below summarizes the more notable acquisitions.

                                  DATE OF            TOTAL             FORM OF CONSIDERATION
      ACQUIRED COMPANY          ACQUISITION      CONSIDERATION     AND OTHER NOTES TO ACQUISITION
      ----------------         --------------    --------------    ------------------------------
Fiber Optic Communications,    April 24, 2000    $309.7 million    $48.6 million in cash and 5.4
  Inc.                                                             million shares of common stock
                                                                   and options issued;
                                                                   approximately 97% of capital
                                                                   stock assumed; goodwill and
                                                                   other intangibles recorded of
                                                                   $261.5 million; deferred stock
                                                                   compensation recorded of $14.1
                                                                   million
Jolt Limited                   May 1, 2000        $57.7 million    1.9 million shares of common
                                                                   stock and options issued; 100%
                                                                   of capital stock assumed;
                                                                   goodwill and other intangibles
                                                                   recorded of $33.7 million;
                                                                   deferred stock compensation
                                                                   recorded of $25.0 million
Quantum Optech Inc.            July 12, 2000      $36.1 million    1.2 million shares of common
                                                                   stock and options issued; 100%
                                                                   of capital stock assumed;
                                                                   goodwill and other intangibles
                                                                   recorded of $27.8 million;
                                                                   deferred stock compensation
                                                                   recorded of $2.7 million

                                  DATE OF            TOTAL             FORM OF CONSIDERATION
      ACQUIRED COMPANY          ACQUISITION      CONSIDERATION     AND OTHER NOTES TO ACQUISITION
      ----------------         --------------    --------------    ------------------------------
AstroTerra Corporation         July 12, 2000     $160.3 million    2.4 million shares of common
                                                                   stock and options issued; 100%
                                                                   of capital stock assumed;
                                                                   goodwill and other intangibles
                                                                   recorded of $108.4 million;
                                                                   deferred stock compensation
                                                                   recorded of $50.0 million
Optronics International Corp.  July 21, 2000     $124.3 million    4.2 million shares of common
                                                                   stock and options issued;
                                                                   approximately 99% of capital
                                                                   stock assumed; goodwill and
                                                                   other intangibles recorded of
                                                                   $99.5 million; deferred stock
                                                                   compensation recorded of $13.4
                                                                   million

     Each of these acquisitions was accounted for using the purchase method and therefore, the results of operations of the acquired businesses have been included in MRV's consolidated financial statements from the respective dates of acquisition. Goodwill and other intangibles from these acquisitions totaled $463.9 million. Goodwill and other intangibles from these acquisitions totaled $437.2 million as of September 30, 2001. For the year ended December 31, 2000, MRV recorded amortization of goodwill and other intangibles from these acquisitions of $60.6 million and for the nine months ended September 30, 2001, MRV recorded amortization of goodwill and other intangibles from these acquisitions of $77.3 million. MRV expects to record amortization charges of goodwill and other intangibles for these acquisitions of approximately $26.6 million per quarter until December 31, 2001. At January 1, 2002, MRV intends to implement SFAS No. 142, "Goodwill and Other Intangible Assets" (see Recently Issued Accounting Standards, below).

     In connection with these acquisitions, a portion of the purchase prices paid represented deferred stock compensation relating to options to purchase MRV's common stock. The fair values of these options were $105.2 million and have been recorded as deferred stock compensation. Deferred stock compensation amortization expense for the year ended December 31, 2000, relating to these stock options was approximately $42.7 million. Deferred stock compensation amortization expenses for the nine months ended September 30, 2001, relating to these stock options was approximately $62.1 million, compared with $35.3 million for the nine months ended September 30, 2000. MRV expects to incur approximately $33.4 million of total deferred stock compensation, which will be fully amortized by 2004. Deferred stock compensation is being amortized using the graded method using an estimated employment period of four years.

     In July 2000, MRV and Luminent, entered into employment agreements with Luminent's former President and Chief Executive Officer and its Vice President of Finance and Chief Financial Officer. The agreements provide for annual salaries, performance bonuses and combinations of stock options to purchase shares of MRV's common stock and Luminent's common stock. The stock options were granted to Luminent's executives at exercise prices below market value, resulting in deferred stock compensation. Deferred stock compensation from these stock option grants reported for the year ended December 31, 2000, was $54.2 million. Deferred stock compensation from these stock option grants reported for the nine months ended September 30, 2001, was $22.3 million, and MRV will incur additional deferred stock compensation of approximately $2.6 million through 2004. Luminent's President and Chief Executive Officer resigned in September 2001. Dr. Spivey's resignation was considered by the parties to be a termination other than for cause under his employment agreement entitling him to the severance benefits of his employment agreement, including payment over a one year period of an amount equal to two times the sum of his annual salary plus bonus and the vesting of all of his unvested Luminent options.

Dr. Spivey's MRV and Luminent stock options are now exercisable through September 11, 2003. During the three months ended September 30, 2001, the Company recorded a charge of $1.0 million to reflect severance expense and an immediate recognition of deferred stock compensation expense of $18.9 million.

     Fiber Optic Communications, Quantum Optech and Optronics International were acquired and contributed to Luminent as part of MRV'S original plan to complete an initial public offering of its fiber optics components business and eventually spin-off this business to MRV's stockholders. This plan was terminated in September 2001 when MRV decided not to complete the spin-off of Luminent and to merge Luminent with MRV Merger Sub, MRV's wholly-owned subsidiary, thereby eliminating public ownership of Luminent. Fiber Optic Communications develops and manufactures passive fiber optic components for wavelength division multiplexing. Quantum Optech specializes in developing and manufacturing optical thin film coating and filters for dense wavelength division multiplexing. Optronics focuses on developing and manufacturing high temperature semiconductor lasers, transceivers and detectors for optical networks. These acquisitions also provided additional manufacturing capabilities for future growth.

     AstroTerra and Jolt were acquired and contributed to MRV's subsidiary, Optical Access, which focuses on optical wireless products that deliver high-speed communications traffic to the so-called last mile portion of the communications network and eventually spin-off this business to MRV's stockholders. AstroTerra develops and manufactures free-space optical wireless communication systems to connect data and telecommunications networks. Jolt develops and manufactures multi-port wireless optics communications equipment. These acquisitions provided strategic components and technology for Optical Access' wireless optical solution.


     On October 6, 2000, MRV's wholly-owned subsidiary, Optical Access, filed a registration statement with the Securities and Exchange Commission for the initial public offering of its common stock. This offering has not been completed and, based on current market conditions, MRV does not expect it to be completed in the foreseeable future, if ever. Accordingly, on November 16, 2001, Optical Access' submitted an application to the SEC to withdraw its registration statement. Due to the postponement of the transaction filing, we expensed all costs ($1.1 million) of this offering in the second quarter of 2001. Optical Access designs, manufactures and markets an optical wireless solution that delivers high-speed communications traffic to the portion of the communications network commonly known as the last mile, which extends from the end user to the service provider's central office.


     MRV reported a net loss of $153.0 million for the year ended December 31, 2000, and $238.1 million for the nine months ended September 30, 2001. A significant portion of the net loss was due to the amortization of goodwill and other intangibles and deferred stock compensation related to MRV's recent acquisitions and its employment arrangements with Luminent's former President and its Chief Financial Officer. MRV will continue to record amortization of goodwill and other intangibles until December 31, 2001, and deferred stock compensation through 2004, relating to these acquisitions and Luminent's employment arrangements with its executives. Effective January 1, 2002, the adoption of SFAS 142 will stop amortization of goodwill, however, it may require the Company to record an impairment charge (see Recently Issued Accounting Standards). As a consequence of these charges, MRV does not expect to report net income in the foreseeable future. See discussion of the impact on the amortization of goodwill and other intangibles due to the adoption of SFAS 142 as of January 1, 2002 (see Recently Issued Accounting Standards).

     On November 10, 2000, Luminent completed the initial public offering of its common stock, selling 12.0 million shares at $12.00 per share for net proceeds of approximately $132.3 million. Luminent designs, manufactures and sells a comprehensive line of fiber optic components that enable communications equipment manufacturers to provide optical networking equipment for the rapidly growing metropolitan and access segments of the communications networks. While MRV had planned to distribute all of its shares of Luminent common stock to its stockholders, unfavorable business and economic conditions in the fiber optic, data networking and telecommunications industries and the resulting adverse effects on the market prices of the common stock of MRV and Luminent, has caused MRV to determine to abandon the distribution and merge Luminent into MRV Merger Sub, MRV's wholly-owned subsidiary, thereby eliminating public ownership of Luminent. See the section entitled "The Merger -- Reasons for the Merger" earlier in this prospectus.

     In the second quarter of 2001, the management of Luminent, our publicly traded subsidiary, approved and implemented a restructuring plan and other actions in order to adjust operations and administration as a result of the dramatic slowdown in the communications equipment industry generally and the optical components sector in particular. Major actions comprising Luminent's restructuring activities primarily involve the reduction of facilities in the U.S. and in Taiwan, the reduction of workforce, the abandonment of certain assets, and the cancelation and termination of purchase commitments. These actions are expected to realign Luminent's business based on current and near term growth rates. All of these actions are scheduled for completion by the second quarter of 2002.

     During the nine months ended September 30, 2001, Luminent recorded restructuring charges totaling $17.5 million. Costs for restructuring activities are limited to either incremental costs that directly result from the restructuring activities and provide no future revenue generating benefit, or costs incurred under contractual obligations that existed before the restructuring plan and will continue with either no future revenue-generating benefit or become a penalty incurred for termination of the obligation.

     Employee severance costs and related benefits of $1.1 million are related to approximately 600 layoffs during the nine months ended September 30, 2001, bringing Luminent's total workforce to approximately 1,100 employees as of September 30, 2001. As of September 30, 2001, the employee severance reserve balance has been reduced by cash payments of approximately $1.0 million resulting in an ending reserve balance of $38,000. Affected employees came from all divisions and areas of Luminent. The majority of affected employees were in the manufacturing group.

     In addition to the costs associated with employee severance, Luminent identified a number of assets, including leased facilities and equipment that are no longer required due to current market conditions, operations and expected growth rates. The net facility costs related to closed and abandoned facilities of approximately $2.7 million for the nine months ended September 30, 2001, are primarily related to future obligations under operating leases. The total lease charge is net of approximately $3.7 million in expected sublease revenue on leases that Luminent cannot terminate. In connection with these closed and abandoned facilities, Luminent has recorded asset impairment charges of $8.9 million in selling, general, and administrative for the nine months ended September 30, 2001, consisting of leasehold improvements and certain manufacturing equipment to write-down the value of this equipment. Due to the specialized nature of these assets, Luminent has determined that these assets have minimal or no future benefit and has recorded a provision reflecting the net book value relating to these assets. Luminent expects to complete disposal of this equipment early in 2002. Purchase commitments of $3.9 million, recorded in cost of sales, for the nine months ended September 30, 2001 are to cancel or renegotiate outstanding contracts for materials and capital assets that are no longer required due to Luminent's significantly reduced orders for optical components and sales projections over the next twelve months.

     As of September 30, 2001, the provision has been reduced by cash payments of $1.3 million for the nine months ended September 30, 2001 and non-cash related charges of $8.9 million for the nine months ended September 30, 2001, resulting in an ending balance of $7.4 million. Luminent expects to utilize the remaining balance by the end of the second quarter of 2002. Luminent expects that it will spend approximately $4.5 million through the next three quarters to carry out the plan, which will be paid through cash and cash equivalents and through operating cash flows. Luminent expects to begin to realize savings related to the workforce reductions in late 2001 with estimated ongoing quarterly net savings of $2.4 million. In addition, Luminent will realize reduced depreciation charges of approximately $384,000 per quarter through December 2004 and $163,000 per quarter through December 2005 for facility costs. These savings are expected to be realized as reductions in cost of sales, research and development and selling, general and administrative expenses.

     A summary of the restructuring costs for the nine months ended September 30, 2001 consist of the following:

                                         ORIGINAL     ADDITIONAL                 REMAINING
                                         PROVISION    PROVISION     UTILIZED      BALANCE
                                        -----------   ----------   -----------   ----------
Exit costs
  Asset impairment....................  $ 8,904,000   $       --   $ 8,904,000   $       --
  Closed and abandoned facilities.....    1,108,000    1,584,000        89,000    2,603,000
  Purchase commitments................    2,402,000    1,460,000       102,000    3,760,000
  Other...............................      991,000           --        41,000      950,000
                                        -----------   ----------   -----------   ----------
                                         13,405,000    3,044,000     9,136,000    7,313,000
Employee severance costs..............    1,072,000           --     1,034,000       38,000
                                        -----------   ----------   -----------   ----------
                                        $14,477,000   $3,044,000   $10,170,000   $7,351,000
                                        ===========   ==========   ===========   ==========

     A summary of the restructuring costs by line item for the nine months ended September 30, 2001 consist of the following:

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                                    2001
                                                              -----------------
Cost of sales...............................................     $ 4,628,000
Selling, general and administrative.........................      12,376,000
Research and development....................................         501,000
Other income, net...........................................          16,000
                                                                 -----------
  Total restructuring costs.................................     $17,521,000
                                                                 ===========


     As a result of the significant negative economic and industry trends impacting Luminent's expected sales over the next twelve months, Luminent also recorded a one-time $26.1 million charge to write-down the remaining book value of certain inventory related to certain transceivers, duplexors, and triplexors that are previous generation products to its realizable value during the three months ended June 30, 2001. The one-time charge to write-down inventory was subsequently reduced by $3.7 million during the three months ended September 30, 2001 to reflect the sale of previously written-off items. An additional $3.1 million of inventory was written down during the three months ended September 30, 2001 to reflect the identification of additional inventory that is not expected to be utilized as a result of Luminent's significantly reduced orders for optical components and sales projections for the next twelve months. The inventory charges and recoveries were recorded in cost of sales. Also included in other charges is a $598,000 charge to bad debt recorded in selling, general and administrative expenses during the nine months ended September 30, 2001 to reflect customer bankruptcies that have resulted from the severe market downturn.


     In addition, as part of Luminent's review of the impairment of certain long-lived assets, Luminent's management performed an assessment, at the business unit level, of the carrying amount of goodwill recorded in connection with its various acquisitions. This assessment, based on the undiscounted future cash flows, determined that no write-down of goodwill was required for the nine months ended September 30, 2001. However, we will review goodwill for impairment in connection with the implementation of FAS 142 at January 1, 2002 (see Recently Issued Accounting Standards).

MARKET CONDITIONS AND CURRENT OUTLOOK

     Macroeconomic factors, such as an economic slowdown in the U.S. and abroad, have detrimentally impacted demand for optical components. The unfavorable economic conditions and reduced capital spending has detrimentally affected sales to service providers, network equipment companies, e-commerce and Internet businesses, and the manufacturing industry in the United States during 2001 to date, and may continue to affect them for the remainder of 2001 and thereafter. Announcements by industry participants and observers indicate there is a slowdown in industry spending and participants are seeking to reduce existing inventories.

     As a result of the current slowdown in the communications industry, MRV recorded in its consolidated results for the six months ended June 30, 2001, charges relating to Luminent's write-down of inventory, purchase commitments, asset impairment, workforce reduction, restructuring costs and other non-recurring items. These charges, totaling $41.2 million, resulted from the lower demand for Luminent's products and pricing pressures stemming from the continuing downturn in the communications equipment industry generally and the optical components sector in particular. As a result of this restructuring program, Luminent recorded net additional restructuring and other charges of $2.4 million during the three months ended September 30, 2001, primarily as a result of adjusted inventory valuations, increased facility costs and other commitments.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, MRV's statements of operations data expressed as a percentage of revenues.

                                  YEAR ENDED DECEMBER 31,                 NINE MONTHS SEPTEMBER 30,
                             ----------------------------------   -----------------------------------------
                                                     PRO FORMA                                   PRO FORMA
                             1998    1999    2000      2000          2000           2001           2001
                             ----    ----    ----   -----------   -----------    -----------    -----------
                                                    (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
CONDENSED CONSOLIDATED
  STATEMENTS OF OPERATIONS
  DATA:
Revenues, net..............  100%    100%    100%       100%          100%           100%           100%
Cost of goods sold.........   63      68      64         65            62             82             82
Research and development...   10      12      23         25            22             27             27
Selling, general and
  administrative...........   20      24      39         40            42             51             51
Purchased technology in
  progress.................    8      --      --         --            --             --             --
Restructuring costs........    6      --      --         --            --             --             --
Amortization of goodwill
  and other intangibles....    1       1      21         30            18             33             31
                             ---     ---     ---        ---           ---            ---            ---
Operating loss.............   (8)     (6)    (47)       (60)          (44)           (93)           (91)
Other income (expense),
  net......................    2      --      (3)        (3)           (3)            (2)            (2)
                             ---     ---     ---        ---           ---            ---            ---
Loss before provision for
  income taxes, minority
  interests and
  extraordinary items......   (6)     (5)    (50)       (63)          (47)           (95)           (93)
Provision (benefit) for
  income taxes.............    2      (1)     (2)        (2)            1              1              1
Minority interests.........   (1)     --      --         --            --              4             --
Gain on extraordinary
  items, net of tax........    1      --      --         --            --             --             --
                             ---     ---     ---        ---           ---            ---            ---
Net income (loss)..........   (8)%    (4)%   (48)%      (61)%         (49)%          (92)%          (94)%
                             ===     ===     ===        ===           ===            ===            ===

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

     The following management discussion and analysis refers to and analyzes our results of operations into two segments as defined by our management. These two segments are Operating Entities and Development Stage Enterprises including all startups activities.

REVENUES, NET.

     We generally recognize product revenue, net of sales discounts and allowances, when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is considered probable. Products are generally shipped "FOB shipping point" with no rights of return. Sales with contingencies, such as rights of return, rotation rights, conditional acceptance provisions and price protection, are rare and insignificant and are deferred until the contingencies have been satisfied or the contingent period has lapsed. We generally warrant our products against defects in materials and workmanship for one year. The estimated costs of warranty obligations and sales returns and other allowances are recognized at the time of revenue recognition based on contract terms and prior claims experience. Our major revenue-generating products consist of: optical passive and active components; switches and routers; remote device management; and network physical infrastructure equipment. Revenue generated through the sales of services and systems support has been insignificant in relation to our consolidated revenues.

     Operating Entities. Revenue for the nine months ended September 30, 2001 were $259.4 million, compared to revenues of $221.7 million for the nine months ended September 30, 2000. The change represents an increase of $37.7 million or 17.0% for the nine months ended September 30, 2001 over the nine months ended September 30, 2000. Revenue generated through our recent acquisitions for the nine months ended September 30, 2001, was $51.6 million compared to $20.4 million for the nine months ended September 30, 2000. Revenue from our existing business was $207.8 million for the nine months ended September 30, 2001 compared to $201.3 million for the nine months ended September 30, 2000. This revenue increase for the nine months ended September 30, 2001, was a result of increases in optical passive and active component revenue of 31%, or $16.3 million offset by a decrease of 11% or $8.5 million in switches, routers and remote device management.

     Development Stage Enterprises. No significant revenues were generated by these entities for the nine months ended September 30, 2001 and 2000.

GROSS PROFIT.

     Gross profit is equal to our revenues less our cost of goods sold. Our cost of goods sold includes materials, direct labor and overhead. Cost of inventory is determined by the first-in, first-out method.

     Operating Entities. Gross profit for the nine months ended September 30, 2001 was $46.6 million, compared to gross profit of $85.3 million during the nine months ended September 30, 2000. The changes represent a decrease of $38.7 million or 45.4% for the nine months ended September 30, 2001 over the nine months ended September 30, 2000.


     Our gross margins (defined as gross profit as a percentage of revenues) are generally affected by price changes over the life of the products and the overall mix of products sold. Higher gross margins are generally expected from new products and improved production efficiencies as a result of increased utilization. Conversely, prices for existing products generally will continue to decrease over their respective life cycles. Our gross margin decreased to 18.0% for the nine months ended September 30, 2001 compared to gross margins of 38.4% for the nine months ended September 30, 2000. The decrease in gross margin was partially attributed to a write-off of $25.5 million of inventory, $3.8 million for purchase commitments and $782,000 in relocation and other costs taken by Luminent during the nine months ended September 30, 2001. The gross margin decrease for the nine months was also partially due to the $3.8 million increase in inventory reserves taken by other MRV subsidiaries. In addition, certain profitable but low margin projects in Europe, contributed to the reduction in gross margin for the nine months ended

September 30, 2001. The concentration of European revenue increased from 46.3% for the nine months ended September 30, 2000 to 49.2% for the nine months ended September 30, 2001. The decrease in our gross margins was also partially attributable to increased deferred compensation expense of $3.7 million for the nine months ended September 30, 2001 compared to the same period in 2000. Prior to Luminent's restructuring, inventory write-downs and other market related charges of $30.1 million and deferred stock compensation amortization expense of $8.0 million for the nine months ending September 30, 2001, and deferred stock compensation amortization expense of $4.3 million for the nine months ended September 30, 2000, gross margin would have been $84.7 million or 32.7% for the nine months ended September 30, 2001, compared to $89.6 or 40.4% for the nine months ended September 30, 2000.

     Development Stage Enterprises. No significant gross profits were produced by these entities during nine months ended September 30, 2001 and 2000.

RESEARCH AND DEVELOPMENT EXPENSES (R&D).

     R&D expenses increased by $21.6 million or 44.7% to $70.1 million for nine months ended September 30, 2001, compared to $48.5 million for the nine months ended September 30, 2000.

     Operating Entities. R&D expenses were $35.8 million or 13.8% of revenues for the nine months ended September 30, 2001, as compared to $27.2 million or 12.3% of revenues for the nine months ended September 30, 2000. This represents an increase of $8.6 million or 31.5% for the nine months ended September 30, 2001 compared to the same period in 2000.

     Excluding deferred stock compensation amortization expense of $9.6 million for the nine months ended September 30, 2001 and deferred stock compensation amortization expense of $6.8 million for the nine months ended September 30, 2000, R&D expenses would have increased 28.2% from $20.4 million to $26.2 million during the nine months ended September 30, 2000 and 2001, respectively.

     Development Stage Enterprises. R&D expenses were $34.3 million or 13.2% of revenues for the nine months ended September 30, 2001, as compared to $21.3 million or 9.6% of revenues for the nine months ended September 30, 2000. This represents an increase of $13.0 million or 61.5% for the nine months ended September 30, 2001 compared to the same period in 2000.

     The increase in R&D expenses of consolidated development stage enterprises is due to the acceleration in the growth of those enterprises consistent with their objectives of bringing new products to market.

SELLING, GENERAL AND ADMINISTRATIVE (SG&A).

     SG&A expenses increased by $39.2 million or 41.6% to $133.4 million for the nine months ended September 30, 2001 compared to $94.2 million for the nine months ended September 30, 2000. SG&A expenses were 51.4% of revenues for the nine months ended September 30, 2001 and 42.5% for the nine months ended September 30, 2000. Prior to Luminent's restructuring and other charges of $14.0 million and deferred stock compensation amortization of $45.6 million for the nine months ended September 30, 2001, and deferred stock compensation amortization of $16.6 million for the nine months ended September 30, 2000, SG&A would have decreased 4.9% to $73.8 million for the nine months ended September 30, 2001. As a percentage of sales, SG&A prior to Luminent's restructuring and other charges and deferred stock compensation amortization expenses would have been 33.3% in the nine-month period ended September 30, 2001, compared to 35.0% of net sales in the nine months period ended September 30, 2000.

     Operating Entities. SG&A expenses increased 61.2% to $121.8 million for the nine months ended September 30, 2001, from $75.6 million for the nine months ended September 30, 2000. SG&A expenses were 47.0% of Net Sales for the nine months ended September 30, 2001 compared to 34.1% for the nine months ended September 30, 2000. Prior to Luminent's restructuring and other charges of $14.0 million and deferred stock compensation amortization expense of $45.6 million for the nine months ended September 30, 2001 and deferred stock compensation amortization of $16.6 million for the nine months ended September 30, 2000, SG&A would have decreased 5.5% to $62.2 million for the nine months ended September 30, 2001. As a percentage of revenues, SG&A prior to deferred stock compensation expense would have been 24.0% in the nine months ended September 30, 2001, compared to 26.6% of revenues in the nine months ended September 30, 2000. This decrease is mainly due to the reduction of overhead expenses as a result of improved cost cutting measures and headcount reductions to increase administrative efficiencies throughout MRV's operating entities.

     Development Stage Enterprises. The development stage enterprises did not report SG&A expenses during the nine months ended September 30, 2000 as their activities primarily involved the development of products such as optical components, subsystems and networks and products for the infrastructure of the Internet. During 2001, these companies began to develop their own administrative capabilities and reported $11.5 million for the nine months ended September 30, 2001.

AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES FROM ACQUISITIONS.

     Operating Entities. Amortization of goodwill and other intangibles increased to $84.4 million for the nine months ended September 30, 2001, from $40.4 million for the nine months ended September 30, 2000. The increase in these costs during the nine months ended September 30, 2001 was the result of our recent acquisitions in 2000. We expect to incur additional amortization of goodwill and other intangibles resulting from these acquisitions totaling approximately $27.2 million each quarter through December 31, 2001 (see Recently Issued Accounting Standards). Furthermore, as we continue to engage in strategic acquisitions, additional goodwill and intangibles may be recorded.

     Development Stage Enterprises. No amortization of goodwill was recorded in any of the development stage enterprises.

OTHER EXPENSE, NET.

     In June 1998, we issued $100.0 million principal amount of 5% convertible subordinated debentures due in 2003. The debentures were offered in a 144A private placement to qualified institutional investors at the stated amount, less a selling discount of 3%. In late 1998, we repurchased $10.0 million principal amount of the Notes at a discount from the stated amount. We incurred $3.4 million in interest expense relating to the Notes during the nine months ended September 30, 2001, as well as during the nine months ended September 30, 2000. No significant other expenses had been recorded in the Development Stage Enterprises.

     Other Expenses, Net, were $4.3 million for the nine months ended September 30, 2001, as compared to $7.4 million for the nine months ended September 30, 2000. This represents a decrease of $3.1 million for the nine months ended September 30, 2001, compared to the same period in 2000. The decrease in other expenses, net, is primarily due to the increase of interest income of $5.1 million for the nine months ended September 30, 2001 offset by MRV's net loss in unconsolidated partner companies of $3.3 for nine months ended September 30, 2001.

YEARS ENDED DECEMBER 31, 2000 AND 1999

REVENUES, NET

     Operating Entities. Revenue for the year ended December 31, 2000 increased $30.9 million or 11% to $319.4 million from $288.5 million for the year ended December 31, 1999. Revenue generated through our recent acquisitions for the year ended December 31, 2000 was $38.6 million. No acquisitions were made during the year of 1999. Revenue from our existing business was $280.8 million and $288.5 million for the years ended December 31, 2000 and 1999, respectively. This change represents a decrease of $7.7 million or 3% for the year ended December 31, 2000 due to a decrease of approximately $37.0 million or 27% due to MRV's decision to discontinue the production and sale of LAN switches and remote device management products. MRV made this decision in order to focus on the emerging carrier and service providers' market segment where the sales cycle is significantly greater than the enterprise networks market. This decrease was offset by the growth in the fiber optic components business of approximately $22.0 million due to the increase in market demand created by carrier equipment manufacturers. Our various other products substantially accounted for the remaining increase of approximately $7.0 million or 9% for the year ended December 31, 2000.

     Development Stage Enterprises. No significant revenues were generated by these entities for the years ended 2000 and 1999.

GROSS PROFIT

     Operating Entities. Gross profit for the year ended December 31, 2000 increased $24.9 million, or 27% to $116.0 million from $91.1 million for the year ended December 31, 1999. MRV's gross margin (defined as gross profit as a percentage of revenues) increased to 36% for the year ended December 31, 2000 from 32% for the year ended December 31, 1999. Prior to deferred stock compensation amortization expense, MRV's gross margin would have increased to $124.3 million or 39% for the year ended December 31, 2000 compared to $91.1 million or 32% for the year ended December 31, 1999. MRV's margins increased due to a favorable shift in product mix towards higher margin product lines, such as those for third generation wireless networks and other Internet infrastructure products.

     Development Stage Enterprises. No significant gross profits were generated by these entities for the years ended 2000 and 1999.

RESEARCH AND DEVELOPMENT (R&D)

     R&D expenses increased $38.8 million or 110% to $74.1 million for the year ended December 31, 2000 from $35.3 million for the year ended December 31, 1999.

     Operating Entities. R&D expenses of the operating entities were $32.6 million or 10% of revenues for the year ended December 31, 2000 as compared to $15.3 million or 5% of revenues for the year ended December 31, 1999. This represents an increase of $17.3 million or 113% for the year ended December 31, 2000. Prior to deferred stock compensation amortization expense of $21.6 million for the year ended December 31, 2000, R&D expenses would have been $11.0 million or 3% of revenues compared to $15.3 million or 5% of revenue. This represents a decrease of $4.3 million or 28% for the year ended December 31, 2000.

     Development Stage Enterprises. R&D expenses of the development stage enterprises increased by $21.5 million of 108% to $41.5 million or 13% of revenues for the year ended December 31, 2000 compared to $20.0 million or 7% of revenues for the year ended December 31, 1999. MRV's increased spending in R&D illustrates its commitment to continued product development and technological expansion. Additionally, R&D from MRV's consolidated development stage enterprises continued to increase as those enterprises strive towards bringing new products to market.

SELLING, GENERAL AND ADMINISTRATIVE (SG&A)

     Operating Entities. SG&A expenses increased $56.8 million, or 84%, to $124.7 million from $67.9 for the year ended December 31, 1999. SG&A expenses were 39% of revenue for the year ended December 31, 2000 compared to 24% of revenue for the year ended December 31, 1999. Prior to the amortization of deferred stock compensation of $30.0 million for the year ended December 31, 2000, SG&A expenses would have been $94.7 million or 30% of revenues. This represents an increase of $26.8 million or 39% for the year ended December 31, 2000 primarily as a result of MRV's recent acquisitions. MRV also increased personnel and related costs in its operating entities during the year ended December 31, 2000.

     Development Stage Enterprises. The development stage enterprises did not report SG&A expenses during the years of 2000 and 1999 as their activities primarily involved the research development of products and they had yet to develop administrative and selling functions.

AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES

     Amortization of goodwill and other intangibles increased $62.9 million to $66.8 million from $3.9 million for the year ended December 31, 2000 and 1999, respectively. Furthermore, as MRV continues to engage in strategic acquisitions, additional goodwill and other intangibles may be recorded.

OTHER EXPENSES, NET.

     MRV incurred $4.5 million in interest expense relating to the Notes for each year ended December 31, 2000 and 1999, respectively. The increase in other expense is primarily attributed to MRV's share of losses from its unconsolidated development stage enterprises of $7.3 million for the year ended December 31, 2000. For the year ended December 31, 1999, these entities were included in MRV's consolidated statements of operations based on its ownership in those enterprises. The remaining components of other expense, principally represent interest income recognized from short-term and long-term investments.

PROVISION (BENEFIT) FOR INCOME TAXES

     The benefit for income taxes for the year ended December 31, 2000 was $5.4 million, compared to $2.2 million for the year ended December 31, 1999. MRV's income tax expense fluctuates primarily due to the tax jurisdictions where MRV currently has operating facilities and the varying tax rates in those jurisdictions.

YEARS ENDED DECEMBER 31, 1999 AND 1998

REVENUES

     Operating Entities. Revenue for the year ended December 31, 1999 increased 9%, to $288.5 million from $264.1 million for the year ended 1998. Revenues from sales of networking products (switches, routers and remote device management) and optical components products were 65% and 25%, respectively, and service and others represent 10% of total revenues during the year ended December 31, 1999 compared to 72%, 15% and 13% respectively, of total revenues during the year ended December 31, 1998. Revenue increased as a result of greater marketing efforts and wider market acceptance of MRV's products, both domestically and internationally. International sales accounted for approximately 58% of revenues for the year ended December 31, 1999, compared to 59% of revenues for the year ended December 31, 1998.

     Development Stage Enterprises. No significant revenues were generated by these entities for the years ended December 31, 1999 and 1998.

GROSS PROFIT

     Operating Entities. Gross profit for the year ended December 31, 1999 decreased $7.6 million, or 8%, to $91.1 million from $98.7 million for 1998. MRV's gross margin decreased to 32% for the year ended December 31, 1999 from 37% during the year ended December 31, 1998 as a result of its decision to exit the LAN switching business. During the last two years, MRV endured intense price competition from its larger competitors. MRV had planned to compensate for this price competition by introducing new lower cost products during 1998. MRV began shipping these products in the last quarter of 1998, however, the commoditization of these products and the economies of scale and manufacturing advantages of its larger competitors were too difficult for MRV to overcome and recorded a charge of $13.8 million in 1999 to reduce that inventory to net realizable value. Also in February, 2000 the Company decided to exit the LAN switching business.

     Development Stage Enterprises. No significant gross profits were produced by these entities during the years ended December 31, 1999 and 1998.

RESEARCH AND DEVELOPMENT (R&D)

     R&D expenses increased $9.5 million, or 37%, to $35.3 million for the year ended December 31, 1999 from $25.8 million for the year ended December 31, 1998. R&D expenses as a percentage of revenues increased to 12% of revenues during the year ended December 31, 1999, from 10% of revenues for year ended December 31, 1998. This increase was primarily caused by additional development projects commenced during 1999 and associated personnel costs. MRV intends to continue to invest in the research and development of new products as MRV believes that its ability to develop and commercialize new products is its key competitive factor. The segmentation below illustrates MRV's change of strategy during 1999, where substantial amounts of the resources were directed to the R&D activities in the development stage enterprises.

     Operating Entities. R&D expenses of the operating entities were $15.3 million or 5% of revenues for the year ended December 31, 1999 compared to $23.8 million or 9% of revenue for the year ended December 31, 1998. This represents a decrease of $8.5 million or 36% for the year ended December 31, 1999. As discussed above, this reduction is due to the shifting of resources to development stage enterprises.

     Development Stage Enterprises. R&D expenses of the development stage enterprises were $20.0 million or 7% of revenues for the year ended December 31, 1999 as compared to $2.0 million or 1% of revenues for the year ended December 31, 1998. This represents an increase of $18.0 million or 900% for the year ended December 31, 1999. As discussed above, this increase is due to the shifting of resources to development stage enterprises.

SELLING, GENERAL AND ADMINISTRATIVE (SG&A)

     Operating Entities. SG&A expenses increased $14.0 million, or 26%, to $67.9 million for the year ended December 31, 1999 from $53.9 million for the year ended December 31, 1998. SG&A expenses were 24% of revenue for the year ended December 31, 1999, compared to 20% of revenue for the year ended December 31, 1998. The increase in SG&A expense, both in absolute dollars and as a percentage of revenue were due primarily to substantial increases in marketing efforts as well as increased personnel and overhead costs in additional and expanded locations.

     Development Stage Enterprises. The development stage enterprises did not report SG&A expenses during the years of 1999 and 1998.

PURCHASED TECHNOLOGY IN PROGRESS AND RESTRUCTURING COSTS


     Purchased technology in progress for the year ended December 31, 1998 was $20.6 million. The purchased technology in 1998 was related to R&D projects in progress at the time MRV acquired Xyplex on January 30, 1998, which had not yet reached technological feasibility and for which MRV had no alternative future use. The majority of this charge related to the EdgeBlaster(TM) technology. The related products were being designed to provide integrated switching at the seam where the enterprise network meets the wide area public network, including the Internet. The research and development was completed as planned before the end of fiscal year 1998 and all expenses to complete the projects were included in research and development during the year with no material variances between projected and actual results. Restructuring costs during the year ended December 31, 1998 were $15.7 million. The restructuring costs in 1998 were associated with MRV's plan adopted in March 1998 calling for the reduction of workforce, closing of certain facilities, elimination of particular product lines, settlement of distribution agreements and other costs. The restructuring plan was completed as originally anticipated, except for the following items. The restructuring costs incurred in the first quarter of 1998 were offset by a restructuring credit of $7.5 million booked during the last quarter of 1998 in connection with MRV's decision to consolidate the Xyplex and NBase organizations. This credit principally resulted from the renegotiation of Xyplex's lease in Littletown, Massachusetts and a reevaluation reducing the anticipated cost of discontinuing some of Xyplex' legacy products. MRV did not incur these charges or receive a similar credit in 1999.

AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES

     Amortization of goodwill and other intangibles increased $1.0 million to $3.9 million from $2.9 million for the year ended December 31, 1999 from 1998, respectively. Furthermore, as MRV continues to engage in strategic acquisitions, additional goodwill and other intangibles may be recorded.

OTHER EXPENSE, NET

     In November 1998, MRV repurchased $10.0 million face amount of the Notes at a discount from par resulting in a gain of $2.8 million recorded in the fourth quarter of 1998. The outstanding Notes resulted in interest expense of $2.5 million for the year ended December 31, 1998 and $4.5 million for the year ended December 31, 1999. These expenses were offset by interest income from various investments of approximately $5.0 million and $6.9 million for the years ended December 31, 1999 and 1998, respectively.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth MRV's unaudited condensed consolidated statements of operations data for each of the ten quarters ended September 30, 2001. These statements should be read in conjunction with MRV's consolidated financial statements and related notes appearing elsewhere in this prospectus. MRV has prepared this unaudited consolidated information on a basis consistent with its audited consolidated financial statements, and in the opinion of its management, it reflects all normal recurring adjustments that MRV considers necessary for a fair presentation of its financial position and operating results for the quarters presented. You should not draw any conclusions about MRV's future results from the operating results for any quarter.

                                                   FOR THE THREE MONTHS ENDED
                         ------------------------------------------------------------------------------
                         JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                           1999         1999            1999         2000        2000         2000
                         --------   -------------   ------------   ---------   --------   -------------
                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                          (UNAUDITED)
Revenues, net..........  $73,251       $71,254        $ 73,903      $65,072    $ 73,935     $ 82,720
Costs and Expenses:
  Cost of goods sold...   47,595        44,653          58,828       42,736      45,793       47,910
  Research and
    development........    8,572         8,476           9,806       11,891      14,758       21,803
  Selling, general and
    administrative.....   14,750        15,581          22,474       16,028      26,467       52,699
  Amortization of
    goodwill and other
    intangibles........    1,142           951           1,014           --      12,055       27,348
                         -------       -------        --------      -------    --------     --------
                          72,059        69,661          92,122       70,655      99,073      149,760
    Operating income
      (loss)...........    1,192         1,593         (18,219)      (5,583)    (25,138)     (67,040)
Other income (expense),
  net..................      132           165            (253)        (488)     (1,190)      (5,764)
                         -------       -------        --------      -------    --------     --------
    Income before
      (provision)
      benefit for
      income taxes and
      minority
      interest.........    1,324         1,758         (18,472)      (6,071)    (26,328)     (72,804)
Provision (benefit) for
  income taxes.........      782         1,169          (4,731)        (494)      1,377        1,005
Minority interest......      (17)          (22)            649         (287)        (45)        (570)
                         -------       -------        --------      -------    --------     --------
    Net income
      (loss)...........  $   525       $   567        $(13,092)     $(5,864)   $(27,750)    $(74,379)
                         =======       =======        ========      =======    ========     ========
Basic and diluted
  income (loss) per
  share................  $  0.01       $  0.01        $  (0.24)     $ (0.10)   $  (0.44)    $  (1.06)
Basic weighted average
  shares...............   53,472        53,868          55,082       56,850      62,764       70,122
                         =======       =======        ========      =======    ========     ========
Diluted weighted
  average shares.......   57,621        60,154          55,082       56,850      62,754       70,122
                         =======       =======        ========      =======    ========     ========

                                      FOR THE THREE MONTHS ENDED
                         ----------------------------------------------------
                         DECEMBER 31,   MARCH 31,   JUNE 30,    SEPTEMBER 30,
                             2000         2001        2001          2001
                         ------------   ---------   ---------   -------------
                               (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                             (UNAUDITED)
Revenues, net..........    $ 97,667     $100,104    $  89,530     $ 69,730
Costs and Expenses:
  Cost of goods sold...      66,932       66,391       88,765       57,621
  Research and
    development........      25,626       25,005       25,782       19,307
  Selling, general and
    administrative.....      29,506       38,412       43,711       51,252
  Amortization of
    goodwill and other
    intangibles........      27,411       28,139       29,028       27,218
                           --------     --------    ---------     --------
                            149,475      157,947      187,286      155,398
    Operating income
      (loss)...........     (51,808)     (57,843)     (97,756)     (85,668)
Other income (expense),
  net..................      (2,136)        (520)      (2,373)      (1,410)
                           --------     --------    ---------     --------
    Income before
      (provision)
      benefit for
      income taxes and
      minority
      interest.........     (53,944)     (58,363)    (100,129)     (87,078)
Provision (benefit) for
  income taxes.........      (7,286)      (2,683)        (939)       6,215
Minority interest......       1,698        1,388        5,051        3,646
                           --------     --------    ---------     --------
    Net income
      (loss)...........    $(44,960)    $(54,292)   $ (94,139)    $ 89,647
                           ========     ========    =========     ========
Basic and diluted
  income (loss) per
  share................    $  (0.62)    $  (0.73)   $   (1.24)    $  (1.16)
Basic weighted average
  shares...............      72,768       74,370       76,111       77,404
                           ========     ========    =========     ========
Diluted weighted
  average shares.......      72,768       74,370       76,111       77,404
                           ========     ========    =========     ========

LIQUIDITY AND CAPITAL RESOURCES

     On November 10, 2000, Luminent completed the initial public offering of its common stock, selling 12.0 million shares at $12.00 per share and raising net proceeds of approximately $132.3 million.

     Cash, cash equivalents and restricted cash were $211.4 million at September 30, 2001, a decrease of $54.9 million from cash, cash equivalents and restricted cash of $266.3 million at December 31, 2000. Working capital at September 30, 2001 was $271.0 million compared to $366.8 million at December 31, 2000. MRV's ratio of current assets to current liabilities at September 30, 2001 was 3.3 to
1.0 compared to 4.3 to 1.0 at December 31, 2000. The decrease in working capital is substantially attributed to the cash requirements of development stage enterprises and consolidated net operating losses. Cash and cash equivalents were $210.1 million at December 31, 2000, compared to $34.3 million at December 31, 1999. As of December 31, 2000, MRV had working capital of $366.8 million, compared with $106.4 million as of December 31, 1999. The ratio of current assets to current liabilities at December 31, 2000 was 4.3 to 1, compared to 3.1 to 1 at December 31, 1999. This is primarily due to the consolidation of MRV's recent acquisitions, cash utilized for acquisitions and the cash Luminent received from its initial public offering.

     Cash used in operating activities was $84.4 million for the nine months ended September 30, 2001, compared to cash used in operating activities of $11.6 million for the nine months ended September 30, 2000. Cash used in operating activities is a result of MRV's net operating loss of $238.1 million, adjusted for non-cash items such as depreciation and amortization and deferred stock compensation charges, and offset by cash generated from operating assets and liabilities. Cash used in operating activities were primarily the result of decreased accounts receivables and inventories and increases in accounts payable and accrued liabilities, partially offset by increases in other current assets and decreases in income taxes payable, during the period. The decrease in inventory is primarily the result of inventory write-downs taken by Luminent. Increases in accounts payable and accrued liabilities are the result of growth in our non-Luminent businesses. Cash used in operating activities was $29.8 million for the year ended December 31, 2000, compared to cash provided by operating activities of $2.0 million for the year ended December 31, 1999. Cash used in operating activities was primarily impacted by MRV's net loss, partially offset by the amortization of goodwill and other intangibles and amortization of deferred stock compensation. The increase in cash used in operating activities was also a result of an overall increase in MRV's current assets.

     Cash flows from investing activities were $9.3 million for the nine months ended September 30, 2001, compared to cash used in investing activities of $49.8 million for the nine months ended September 30, 2000. Cash flows provided by investing activities were the result of net proceeds of $16.3 million for the sale of short-term investments, offset by capital expenditures and investments in unconsolidated partner companies. Cash flows used in investing activities in the prior period resulted from the net cash used in MRV's recent acquisitions of $44.5 million. Cash provided by investing activities was $9.2 million for year ended December 31, 2000, compared to cash provided by investing activities of $6.2 million for the year ended December 31, 1999. MRV spent approximately $24.0 million on the purchase of property and equipment for business expansion and increased manufacturing capacity. MRV purchased approximately $21.6 million in investments primarily in partner companies. MRV also received cash of $97.7 million from the sale of investments, which was offset by net cash used in its recent acquisitions and equity purchases of $44.5 million.

     Cash flows from financing activities were $19.8 million for the nine months ended September 30, 2001, compared to cash provided in financing activities of $67.3 million for the nine months ended September 30, 2000. Cash generated from financing activities was the result of proceeds received from the issuance of MRV's common stock of $19.0 million and short-term borrowing of $18.3 million, offset by payments on short-term borrowings of $16.9 million, during the period. Cash flows provided by financing activities in the prior period represent the cash received through borrowings on MRV's line of credit and the issuance of common stock.

     On November 10, 2000, Luminent completed the initial public offering of its common stock, selling 12.0 million shares at $12 per share. Their initial public offering raised net proceeds of approximately $132.3 million.

     In June 1998, MRV issued $100.0 million principal amount of 5% convertible subordinated debentures due in 2003 in a private placement raising net proceeds of $96.4 million. The debentures are convertible into MRV's common stock at a conversion price of $13.52 per share (equivalent to a conversion rate of approximately 73.94 shares per $1,000 principal amount of notes), representing an initial conversion premium of 24%, for a total of approximately 7.4 million shares of our common stock. The debentures bear interest at 5% per annum, which is payable semi-annually on June 15 and December 15 of each year. The debentures have a five-year term and have been callable by us since June 15, 2001. The premiums payable to call the debentures are 102% of the outstanding principal amount during the 12 months ending June 14, 2002 and 101% during the 12 months ending June 14, 2003, plus accrued interest through the date of redemption.

     MRV believes that its cash flows from operations will be sufficient to satisfy its working capital, capital expenditure and research and development requirements for at least the next 12 months. However, MRV may require or choose to obtain additional debt or equity financing in order to finance acquisitions or other investments in its business. MRV will continue to devote resources for expansion and other business requirements. Its future capital requirements will depend on many factors, including acquisitions, its rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products and market acceptance of its products.

MARKET RISKS

     Market risk represents the risk of loss that may impact our Consolidated Financial Statements through adverse changes in financial market prices and rates and inflation. Our market risk exposure results primarily from fluctuations in interest rates and foreign exchange rates. We manage our exposure to these market risks through our regular operating and financing activities and have not historically hedged these risks through the use of derivative financial instruments. The term "hedge" is used to mean a strategy designed to manage risks of volatility in prices or interest and foreign exchange rate movements on certain assets, liabilities or anticipated transactions and creates a relationship in which gains or losses on derivative instruments are expected to counter-balance the losses or gains on the assets, liabilities or anticipated transactions exposed to such market risks.

     Interest Rates. We are exposed to interest rate fluctuations on our investments, short-term borrowings and long-term obligations. Our cash and short-term investments are subject to limited interest rate risk, and are primarily maintained in money market funds and bank deposits. Our variable-rate short-term borrowings are also subject to limited interest rate risk due to their short-term maturities. Our long-term obligations were entered into with fixed and variable interest rates. In connection with our $50.0 million variable-rate term loan due in 2003, we entered into a specific hedge, an interest rate swap, to modify the interest characteristics of this instrument. The interest rate swap was used to reduce our cost of financing and the fluctuations in the aggregate interest expense. The notional amount, interest payment and maturity dates of the swap match the principal, interest payment and maturity dates of the related debt. Accordingly, any market risk or opportunity associated with this swap is offset by the opposite market impact on the related debt. To date, we have not entered into any other derivative instruments, however, as we continue to monitor our risk profile, we may enter into additional hedging instruments in the future.

     Foreign Exchange Rates. We operate on an international basis with a portion of our revenues and expenses being incurred in currencies other than the U.S. dollar. Fluctuations in the value of these foreign currencies in which we conduct our business relative to the U.S. dollar will cause U.S. dollar translation of such currencies to vary from one period to another. We cannot predict the effect of exchange rate fluctuations upon future operating results. However, because we have expenses and revenues in each of the principal functional currencies, the exposure to our financial results to currency fluctuations is reduced. We have not historically attempted to reduce our currency risks through hedging instruments; however, we may do so in the future.

     Inflation. We believe that the relatively moderate rate of inflation in the United States over the past few years has not had a significant impact on our sales or operating results or on the prices of raw materials. However, in view of our recent expansion of operations in Taiwan, Israel and other countries, which have experienced substantial inflation, there can be no assurance that inflation will not have a material adverse effect on our operating results in the future.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998 and June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Investments and Hedging Activities," and SFAS No. 137, which delayed the effective date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, which provides additional guidance for the application of SFAS No. 133 for certain transactions. MRV will adopt the statement in January 2001 and does not expect the adoption of this statement to have a material impact on its financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements," and related interpretations. SAB 101 summarized certain of the Securities and Exchange Commission's views in applying accounting principles generally accepted in the United States to revenue recognition in financial statements. MRV has applied the provisions of SAB 101 in the consolidated financial statements. The adoption of SAB 101 did not have a material impact on its financial condition or results of operations.

     In March 2000, the FASB issued interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a significant impact on its financial position or results of operations.

     The FASB recently approved two pronouncements: SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets", which provide guidance on the accounting for business combinations to be accounted for using the purchase method. Under the new rules, goodwill will no longer be subject to amortization over its useful life. Rather, goodwill will be subject to at least an annual impairment assessment. This assessment is a fundamentally different two-step approach and is based on a comparison between a reporting unit's fair value and its carrying value. Intangible assets have newly defined criteria and will be accounted for separately from goodwill and will continue to be amortized over their useful lives. MRV plans to adopt these pronouncements on January 1, 2002. MRV is currently reviewing these standards to determine the impact on its results of operations and its financial position. The most significant anticipated effect on MRV's financial statements at adoption would be the discontinuing of the amortization of goodwill and the possible impairment loss measured as of the date of adoption.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF LUMINENT

MARKET CONDITIONS AND CURRENT OUTLOOK

     Macroeconomic factors, such as an economic slowdown in the U.S. and abroad, have detrimentally impacted demand for communications products, thereby resulting in reduced demand for optical components in general. The unfavorable economic conditions and reduced capital spending detrimentally affected sales to service providers, network equipment companies, e-commerce and Internet businesses, and the manufacturing industry in the United States during 2001 to date, and appear to continue to affect these industries in the fourth quarter of 2001 and may affect them beyond the fourth quarter. Announcements by industry participants and observers indicate there is a slowdown in industry spending and participants are seeking to reduce existing inventories.

     Luminent's two largest customers, Cisco and Marconi, have announced during 2001 that they expect declining revenues and profitability in the near term due to softening demand for telecommunications and networking equipment. This has resulted in reductions and rescheduling by Cisco and Marconi in purchases from their suppliers such as Luminent as they seek to reduce their existing inventories and adjust to reduced demand in the market. This will likely result in lower sales to Cisco and Marconi, and could result in lower revenues overall. Luminent's sales may decline significantly with resulting fluctuations or harm to Luminent's operating results and financial condition if either Cisco or Marconi cancels, reduces or delays purchases of Luminent's products or unduly delays qualifying them.

     In the second quarter of 2001, Luminent's management approved and implemented a restructuring plan and other actions in order to adjust operations and administration as a result of the dramatic slowdown in the communications equipment industry generally and the optical components sector in particular. Major actions comprising Luminent's restructuring activities primarily involve the reduction of facilities in the U.S. and Taiwan, the reduction of workforce, the abandonment of certain assets, and the cancellation and termination of purchase commitments. These actions are expected to realign the business based on current and near term growth rates. All of these actions are scheduled for completion by the second quarter of 2002.

     During the nine months ended September 30, 2001, Luminent recorded restructuring charges totaling $17.5 million. Costs for restructuring activities are limited to either incremental costs that directly result from the restructuring activities and provide no future revenue generating benefit or costs incurred under contractual obligations that existed before the restructuring plan and will continue with either no future revenue generating benefit or become a penalty incurred for termination of the obligation.

     Employee severance costs and related benefits of $1.1 million are related to approximately 600 layoffs during the nine months ended September 30, 2001, bringing the Company's total workforce to approximately 1,100 employees as of September 30, 2001. As of September 30, 2001, the employee severance reserve balance has been reduced by cash payments of approximately $1.0 million resulting in an ending reserve balance of $38,000. Affected employees came from all divisions and areas of the Company. The majority of affected employees were in the manufacturing group.

     In addition to the costs associated with employee severance, Luminent identified a number of assets, including leased facilities and equipment that are no longer required due to current market conditions, operations and expected growth rates. The net facility costs related to closed and abandoned facilities of approximately $2.7 million for the nine months ended September 30, 2001, are primarily related to future obligations under operating leases. The total lease charge is net of approximately $3.7 million in expected sublease revenue on leases that Luminent cannot terminate. In connection with these closed and abandoned facilities, Luminent has recorded asset impairment charges of $8.9 million in selling, general, and administrative for the nine months ended September 30, 2001, consisting of leasehold improvements and certain equipment to write-down the value of this equipment. Due to the specialized nature of these assets, Luminent has determined that these assets have minimal or no future benefit and has recorded a provision reflecting the net book value relating to these assets. Luminent expects to complete the disposal of this equipment early in 2002. Purchase commitments of $3.9 million, recorded in cost of sales, for the three and nine months ended September 30, 2001, are to cancel or renegotiate outstanding contracts for materials and capital assets that are no longer required due to the significantly reduced orders for optical components and sales projections over the next twelve months.

     As of September 30, 2001, the provision has been reduced by cash payments of $1.3 million for the nine months ended September 30, 2001, and non-cash related charges of $8.9 million for the nine months ended September 30, 2001, resulting in an ending balance of $7.4 million. Luminent expects to utilize the remaining balance by the end of the second quarter of 2002. Luminent expects to spend approximately $4.5 million through the next three quarters to carry out the plan, which will be paid through cash and cash equivalents and through operating cash flows. Luminent expects to begin to realize savings related to the workforce reductions in late 2001 with estimated ongoing quarterly net savings of $2.4 million. In addition, Luminent will realize reduced depreciation charges of approximately $384,000 per quarter through December 2004 and $163,000 per quarter through December 2005 for facility costs. These savings are expected to be realized as reductions in cost of sales, research and development and selling, general and administrative expenses.

     A summary of the restructuring costs for the nine months ended September 30, 2001 consist of the following:

                                   ORIGINAL      ADDITIONAL                   REMAINING
                                   PROVISION     PROVISION      UTILIZED       BALANCE
                                  -----------    ----------    -----------    ----------
Exit costs
  Asset impairment..............  $ 8,904,000    $       --    $ 8,904,000    $       --
  Closed and abandoned
     facilities.................    1,108,000     1,584,000         89,000     2,603,000
  Purchase commitments..........    2,402,000     1,460,000        102,000     3,760,000
  Other.........................      991,000            --         41,000       950,000
                                  -----------    ----------    -----------    ----------
                                   13,405,000     3,044,000      9,136,000     7,313,000
Employee severance costs........    1,072,000            --      1,034,000        38,000
                                  -----------    ----------    -----------    ----------
                                  $14,477,000    $3,044,000    $10,170,000    $7,351,000
                                  ===========    ==========    ===========    ==========

     A summary of the restructuring costs by line item for the nine months ended September 30, 2001 consist of the following:

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                                    2001
                                                              -----------------
Cost of sales...............................................     $ 4,628,000
Selling, general and administrative.........................      12,376,000
Research and development....................................         501,000
Other income, net...........................................          16,000
                                                                 -----------
     Total restructuring costs..............................     $17,521,000
                                                                 ===========


     As a result of the significant negative economic and industry trends impacting Luminent's expected sales over the next twelve months, Luminent also recorded a one-time $26.1 million charge to write-down the remaining book value of certain inventory related to certain transceivers, duplexors, and triplexors that are previous generation products to its realizable value during the three months ended June 30, 2001. The one-time charge to write-down inventory was subsequently reduced by $3.7 million during the three months ended September 30, 2001 to reflect the sale of previously written-off items. Another $3.1 million of inventory was written-down during the three months ended September 30, 2001 to reflect the identification of additional inventory that is not expected to be utilized as a result of Luminent's significantly reduced orders for optical components and sales projections for the next twelve months. The inventory charges and recoveries were recorded in cost of sales. Also included in one-time charges is a $598,000 charge to bad debt recorded in selling, general and administrative expenses during the nine months ended September 30, 2001 to reflect customer bankruptcies that have resulted from the severe market downturn.

     In addition, as part of Luminent's review of the impairment of certain long-lived assets, Luminent performed an assessment of the carrying amount of goodwill recorded in connection with its various acquisitions. This assessment, based on the undiscounted future cash flows, determined that no write-down of goodwill was required for the nine months ended September 30, 2001.

     In September 2001, MRV announced plans to effect a short-form merger with Luminent. Upon completion of the merger Luminent will cease to be a public company. At the time the merger was announced, Dr. William Spivey resigned as Luminent's President, Chief Executive Officer, and Board member, and Noam Lotan, Luminent's Chairman, assumed the position of Chief Executive Officer at Luminent.

OVERVIEW

     Luminent designs, manufactures and sells a comprehensive line of fiber optic components that enable communications equipment manufacturers to provide optical networking equipment for the rapidly growing metropolitan and access segments of the communications network. Directly and through its subsidiaries, MRV designs, manufactures and sells data networking products, including networking and Internet infrastructure products such as switching and router management systems, and through Luminent, MRV was engaged in the fiber optics components business. Luminent's fiber optic components business was the original business of MRV when MRV began operations in July 1988. From inception in 1988 until Luminent's separation on September 8, 2000, when MRV completed the contribution and transfer to Luminent of Luminent's business, Luminent operated as a division of MRV and conducted business using MRV's trade name. In March 2000, Luminent was incorporated in Delaware as a wholly owned subsidiary of MRV. In April 2000, Luminent began operating under the Luminent trade name.

     As of September 30, 2001, MRV owned approximately 92% of the outstanding shares of Luminent's common stock. MRV has announced plans to effect a short-form merger with Luminent whereby each outstanding share of Luminent's common stock (except for shares presently held by MRV and shares held by Luminent's stockholders who perfect their statutory appraisal rights under Delaware law) will be converted into 0.43 of a share of MRV common stock. Upon completion of the merger (which subject to obtaining regulatory approvals is expected in the fourth quarter of 2001), Luminent will cease to be a public company.

     On April 24, 2000, MRV acquired approximately 97% of the outstanding capital stock of Fiber Optic Communications, a Taiwanese manufacturer of passive fiber optic components with facilities in both Taiwan and the People's Republic of China. The purchase price paid was approximately $309.7 million in cash, common stock and options to purchase common stock of MRV, including amounts recorded as deferred stock compensation. On July 12, 2000, MRV acquired all of the outstanding capital stock of Quantum, a Taiwanese manufacturer of active and passive fiber optic components. The purchase price paid was approximately $36.1 million in common stock and options to purchase common stock of MRV, including amounts recorded as deferred stock compensation. On July 21, 2000, MRV acquired approximately 99% of the outstanding capital stock of Optronics, a Taiwanese manufacturer of active fiber optic components. The purchase price paid was approximately $123.9 million in common stock and options to purchase common stock of MRV, including amounts recorded as deferred stock compensation. The acquisitions were made to expand Luminent's product offerings, enhance Luminent's technology expertise and expand Luminent's manufacturing capabilities.

     These acquisitions were accounted for using the purchase method and the outstanding capital stock purchased by MRV in each of the acquisitions has been contributed to us as of the dates of acquisition. Therefore, the results of operations of Fiber Optic Communications, Optronics and Quantum have been included in Luminent's consolidated financial statements from April 25, 2000, July 13, 2000 and July 22, 2000, respectively.

     In connection with the acquisitions of Fiber Optic Communications, Optronics and Quantum, a portion of the purchase prices paid represented deferred stock compensation relating to options to purchase the common stock of MRV. These options had fair values of approximately $14.1 million, $13.4 million and $2.7 million for Fiber Optic Communications, Optronics and Quantum, respectively. Deferred stock compensation amortization expense for the nine months ended September 30, 2001 relating to these stock options was approximately $8.2 million. In connection with these acquisitions, Luminent expects to incur an additional $9.4 million of deferred stock compensation until fully amortized in 2004. Deferred stock compensation is amortized using the graded method over a four-year period.

     Goodwill resulting from the Fiber Optic Communications, Optronics and Quantum acquisitions totaled $261.5 million, $99.4 million and $27.8 million, respectively. For the nine months ended September 30, 2001, Luminent recorded amortization of goodwill of approximately $58.5 million, relating to these acquisitions. Luminent expects to record amortization of goodwill for Fiber Optic Communications, Optronics and Quantum of approximately $19.5 million per quarter through December 31, 2001. At January 1, 2002 Luminent will implement SFAS No. 142 (see RECENT ACCOUNTING PRONOUNCEMENTS, below), which require Luminent to cease amortizing goodwill, but regularly assess existing goodwill for impairment.

     Fiber Optic Communications produces margins similar to Luminent; however, it has not experienced the growth in net sales or operating income that Luminent has experienced during the last three fiscal years. Luminent is not aware of any unusual trends specific to the business of Luminent's acquired companies, except that they are experiencing the same softness in demand and pricing that Luminent and the rest of Luminent's industry are experiencing.

     In July 2000, MRV and Luminent entered into four-year employment agreements with Luminent's former President and Chief Executive Officer and Luminent's Vice President of Finance and Chief Financial Officer. The agreements provide for annual salaries, performance bonuses and combinations of stock options to purchase shares of MRV's common stock and Luminent's common stock. The options to purchase MRV's common stock are immediately exercisable. The options to purchase Luminent's common stock vest over four years. These options were granted to Luminent's former President and Chief Executive Officer and Luminent's Vice President of Finance and Chief Financial Officer at exercise prices below market value, resulting in deferred stock compensation. Deferred stock compensation reported for the nine months ended September 30, 2001 for these agreements was $35.3 million, including recognition of the remainder of the deferred compensation generated from the options granted to Luminent's former President and Chief Executive Officer under Luminent's employment agreement with him. Luminent will incur additional deferred stock compensation of approximately $2.6 million through 2004.

     Luminent's President and Chief Executive Officer resigned in September 2001. Dr. Spivey's resignation was considered by the parties to be a termination other than for cause under his employment agreement entitling him to the severance benefits of his employment agreement, including payment over a one year period of an amount equal to two times the sum of his annual salary plus bonus and the vesting of all of his unvested Luminent options. Dr. Spivey's MRV and Luminent stock options are now exercisable through September 11, 2003. During the quarter ended September 30, 2001, Luminent recorded a charge of $1.0 million to reflect severance expense and an immediate recognition of deferred stock compensation expense of $18.9 million.

     Luminent reported a net loss of approximately $139.6 million for the nine months ended September 30, 2001. The net loss was primarily due to amortization of goodwill and deferred stock compensation related to the acquisitions of Fiber Optic Communications, Optronics and Quantum for the nine months ended September 30, 2001. Luminent's employment and severance arrangements with Luminent's former President and Chief Executive Officer and Luminent's employment arrangement with Luminent's Vice President of Finance and Chief Financial Officer for the nine months ended September 30, 2001 and recording restructuring and other charges totaling $43.6 million resulting from the lower demand for Luminent's products and pricing pressures stemming from the continuing downturn in the communications equipment industry generally and the optical components sector in particular generally for the nine months ended September 30, 2001. These charges include the net write-down of inventory of $25.5 million, asset impairment of $8.9 million, and other restructuring and non-recurring items related to the recent market conditions of $9.2 million (see RESULTS OF OPERATIONS section, below). In addition, Luminent will record amortization of goodwill (at least until December 31, 2001 -- see RECENT ACCOUNTING PRONOUNCEMENTS, below) or other intangible assets and deferred stock compensation relating to the Fiber Optic Communications, Optronics and Quantum acquisitions and the employment arrangement with Luminent's Vice President of Finance and Chief Financial Officer going forward. As a consequence of these amortization charges, Luminent does not expect to report net income in the foreseeable future.

     Luminent has entered into various agreements related to interim and ongoing relationships with MRV. These agreements provide for transitional services and support in the areas of data processing and telecommunications services (such as voice telecommunications and data transmission and information technology support services) for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement and other administrative functions. Services are generally cost plus 5%, but may increase to cost plus 10% if the services extend beyond a one-year period. Subsequent to the Separation Date, certain of these services were discontinued, including accounting, financial management, payroll, legal, procurement and other administrative functions. The transition period varies depending on the agreement but is generally one year. Although the fees provided for in the agreements are intended to represent the fair market value of these services, Luminent cannot assure that these fees necessarily reflect the costs of obtaining the services from unrelated third parties or of Luminent's providing these services internally. However, Luminent believes that purchasing these services from MRV provided an efficient means of obtaining these services during the transition period. These agreements terminate following the planned merger with MRV.

BASIS OF PRESENTATION

     Luminent's consolidated financial statements have been carved out from the consolidated financial statements of MRV using the historical results of operations and historical bases of the assets and liabilities of the MRV businesses that Luminent's company comprises. The consolidated condensed financial statements through September 30, 2001 also include allocations to Luminent of certain MRV corporate assets, liabilities and expenses, including centralized legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other MRV corporate and infrastructure costs. The expense allocations have been determined on bases that MRV and Luminent considered to be a reasonable reflection of the utilization of the services provided to Luminent or the benefit received by Luminent. The expense allocation methods included relative sales, headcount, square footage, transaction processing costs and adjusted operating expenses. No intercompany interest income or expense has been allocated to, or included in, Luminent's consolidated financial statements.

     The financial information presented in this prospectus is not indicative of Luminent's financial position, results of operations or cash flows in the future nor is it necessarily indicative of what Luminent's financial position, results of operations or cash flows would have been had Luminent been a separate, stand-alone entity for the periods presented. The financial information presented in this prospectus does not reflect many of the significant changes that will occur in Luminent's funding and operations as a result of Luminent as a stand-alone entity and the distribution.

RESULTS OF OPERATIONS

     The following table sets forth selected condensed consolidated historical financial data for the years and periods indicated, expressed as a percentage of net sales:

                                                                                       NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,             ENDING
                                               -----------------------------------    SEPTEMBER 30,
                                                                        PRO FORMA     -------------
                                               1998    1999    2000       2000        2000    2001
                                               ----    ----    ----    -----------    ----    -----
                                                                       (UNAUDITED)     (UNAUDITED)
Net sales....................................   100%    100%    100%       100%        100%     100%
Cost of sales................................    63      66      68         69          68       97
                                               ----    ----    ----       ----        ----    -----
     Gross profit............................    37      34      32         31          32        3
Operating costs and expenses:
  Selling, general and administrative........     7       9      31         33          26       64
  Research and development...................    13      13      15         15          16       13
  Parent company allocations.................     2       1      --         --          --       --
  Amortization of goodwill...................    --      --      38         57          35       54
                                               ----    ----    ----       ----        ----    -----
                                                 22      23      85        105          78      131
                                               ----    ----    ----       ----        ----    -----
     Operating income (loss).................    15      11     (52)       (74)        (46)    (129)
Other income (loss), net.....................    --      --       2          1           1        3
                                               ----    ----    ----       ----        ----    -----
     Income (loss) before provision for
       income taxes and minority interests...    15      11     (51)       (73)        (46)    (125)
Provision for income taxes...................     6       4       2          2           3        4
Minority interest............................    --      --      (1)        (1)         --       --
                                               ----    ----    ----       ----        ----    -----
     Net income (loss).......................     9%      6%    (52)%      (74)%       (49)%   (129)%
                                               ====    ====    ====       ====        ====    =====

NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001

     Net Sales. Luminent generally recognizes product revenue, net of sales discounts and allowances, when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is considered probable. Products are generally shipped "FOB shipping point" with no rights of return. Sales with contingencies, such as rights of return, rotations rights, conditional acceptance provisions and price protection, are rare and are deferred until the contingencies have been satisfied or the contingent period has lapsed.


     Luminent generally warrants its products against defects in materials and workmanship for one year. The estimated costs of warranty obligations and sales returns and other allowances are recognized at the time of revenue recognition based on contract terms and prior claims experience. During late 2000, Luminent was informed that certain transceivers sold to Cisco were experiencing field failures. Through discussions with Cisco through September 2001, Management agreed to replace the failed units, which we believe resolves this issue. Luminent has recorded, in the nine months ended September 30, 2001, $2.9 million in accrued returns and warranty for total accrued returns and warranty of $3.8 million pertaining to this issue. The problem has been resolved and Luminent will replace one product at Cisco. Net sales for the nine months ended September 30, 2001 increased 37%, to $108.1 million from $79.0 million for the nine months ended September 30, 2000. The increase in net sales during the nine months ended September 30, 2001 is a result of strong sales in the first half of 2001, primarily in North America and Asia, as well as revenue contribution through acquisitions which were completed in the second and third quarter of 2000. In the first half of 2001 Luminent's sales increased to $89.3 million from $43.0 million in the first half of 2000. Net sales for the nine months ended September 30, 2001 increased to $62.3 million in North America and $28.0 million in Asia from $49.1 million and $16.1 million, respectively, for the nine months ended September 30, 2000. For the nine months ended September 30, 2001, the revenue contribution from Luminent's acquired subsidiaries, FOCI, OIC, and QOI, was $46.7 million, as compared to $18.5 million from the nine months ended September 30, 2001. Other revenue growth for the nine months ended September 30, 2001 was experienced primarily within the active optical components product group. Net sales of active components for the nine months ended September 30, 2001 increased to $83.3 million from $63.1 million, for the nine months ended September 30, 2000. Net sales of passive components for the nine months ended September 30, 2001 increased to $24.8 million from $15.9 million, for the nine months ended September 30, 2000.

     For the nine months ended September 30, 2001, the Company's sales consist of active and passive optical components used by telecommunications equipment manufacturers. Active optical components consist of transceivers, lasers, and others. Passive optical components consist of couplers, jumpers, micro-optic products and others.

     The following table sets forth revenues from external customers for each product group (in thousands):

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                               2000          2001
                                                              -------      --------
                                                                   (UNAUDITED)
Active......................................................  $63,096      $ 83,310
Passive.....................................................   15,868        24,788
                                                              -------      --------
     Total net sales........................................  $78,964      $108,098
                                                              =======      ========

     The following table sets forth Luminent's net sales to certain customers as a percentage of Luminent's total net sales (Cisco sales percentages stated below are prior to accrued returns and warranty of $2.9 million for the nine months ended September 30, 2001):

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                              2000         2001
                                                              -----        -----
                                                                 (UNAUDITED)
Marconi Communications......................................    15%          14%
Cisco Systems...............................................    12           10
Other.......................................................    73           76
                                                               ---          ---
     Net sales..............................................   100%         100%
                                                               ===          ===

     Luminent relies on one-time purchase orders rather than long-term contracts with both Cisco and Marconi, and, as a result, Luminent cannot predict the size, timing or terms of their incoming orders. Luminent has experienced variations in the purchase patterns of Marconi and Cisco in the past, and Luminent may experience continued variation in the future. Material reasons for such variations in the purchase patterns of these customers, particularly Marconi, have included weather patterns that have delayed field installations of systems that incorporate Luminent's products and delays by Luminent's customers in qualifying Luminent's products that employ new components or features to assure compatibility with the components of other suppliers that are integrated with Luminent's products into Luminent's customers' systems, and their overall product demand. The timing of this qualification process is totally within the control of these customers. Thus, even when Luminent's products prove compatible with the components of other suppliers, as has typically been the case in the past, delays by Luminent's customers in completing the qualification process has resulted in corresponding delays in Luminent's receipt of orders for them.

     Cisco and Marconi have announced during 2001 that they expect declining revenues and profitability in the near term due to softening demand for telecommunications and networking equipment. This has resulted in reductions and rescheduling by Cisco and Marconi in purchases from their suppliers such as Luminent as they seek to reduce their existing inventories and adjust to reduced demand in the market. This has resulted in lower sales to Cisco and Marconi, and could result in lower revenues overall. Luminent's sales may decline significantly with resulting fluctuations or harm to Luminent's operating results and financial condition if either Cisco, Marconi or other material customers cancel, reduce or delay purchases of Luminent's products or unduly delays qualifying them.

     Recently, because of the slowdown in capital spending for telecommunications equipment and its recent financial performance, Marconi announced a massive restructuring that entails cutting 25 percent of its workforce, selling non-core assets, suspending its dividend and cutting debt. Because of these events, deteriorating funding conditions and the observation that Marconi's net debt exceeds its enterprise value, at least one industry analyst concluded that Marconi is not capable of lasting through the downturn in the telecommunication markets. If Marconi does not survive, Luminent will lose a major customer and Luminent's business, results of operations and financial condition may be adversely affected unless and until Luminent is able to replace the lost sales with orders of comparable size. As of September 30, 2001, Marconi accounted for approximately 27% of Luminent's total accounts receivable. While since September 30, 2001 Marconi has substantially reduced the amount of the accounts receivable owing to Luminent at that date, Luminent still extends credit terms to Marconi on the same terms it has in the past and thus Marconi will continue to incur accounts receivable to Luminent based on Luminent's sales to it from time to time. If Marconi failed or was unable to pay Luminent's outstanding accounts receivable in the future, Luminent's business, financial condition and results of operations would likely be materially impaired.


     Gross Profit. Gross profit is equal to Luminent's net sales less Luminent's cost of sales. Luminent's cost of sales includes materials, direct labor and overhead. Cost of inventory is determined by the first-in, first-out method. Gross profit for the nine months ended September 30, 2001, decreased 89%, down to $2.8 million from $25.3 million for the nine months ended September 30, 2000. The major factor for the reduced gross profit for the nine months ended was the $25.5 million write-down of inventory, $3.8 million for purchase commitment write-offs, and $782,000 in relocation and other costs recorded as a result of from the lower demand for Luminent's products and pricing pressures stemming from the continuing downturn in the communications equipment industry generally and the optical components sector in particular. Pro forma gross profit for the nine months ended September 30, 2001, before inventory write-downs and other market-related charges of $30.1 million for the nine months ended September 30, 2001, and deferred compensation amortization expense of $1.9 million and $1.7 million for the nine months ended September 30, 2000 and 2001, respectively, would have increased 28%, to $34.7 million.


     Luminent's pro forma gross margin, before restructuring charges, inventory write-downs and other market-related charges and deferred compensation amortization expense, of 32% for the nine months ended September 30, 2001, decreased from 34% for the nine months ended September 30, 2000. Luminent's gross margins (defined as gross profit as a percentage of net sales) are generally affected by price changes over the life of the products and improved production efficiencies as a result of increased utilization. The former effect will generally decrease gross margins over the products' respective life cycles, whereas as the latter effect typically increases gross margins. Prices for existing products are generally expected to continue to decrease over their respective life cycles. Luminent's lower margin customers typically operate in highly competitive markets where the price of Luminent's products is a key factor. Although Luminent sacrifices margins to these customers, Luminent's volumes are typically greater than the volumes achieved with higher margin customers. As Luminent seeks to continue to diversify Luminent's customer base, Luminent plans to target markets with improved margins and less competitive end-markets. In the short term, Luminent's margins have declined due to the integration of the acquired companies with historically lower margins and the current economic and market slowdown. In the mid- to long term, as the market recovers, Luminent expects margins to improve due to increased operating efficiencies associated with capacity utilization in Taiwan and the People's Republic of China, diversification of sales to higher margin customers, and a favorable shift towards a higher margin customer base.

     Operating Costs and Expenses. Operating costs and expenses consist of selling, general and administrative, research and development costs, costs associated with acquisitions, and other operating related charges. Operating costs and expenses, increased to 131% of net sales, or $142.0 million, for the nine months ended September 30, 2001, from 78% of net sales, or $61.8 million, for the nine months ended September 30, 2000. Pro forma operating costs and expenses for the nine months ended September 30, 2001, before market-related charges of $11.9 million for the three months ended June 30, 2001, restructuring, severance and other one-time charges of $2.6 million incurred during the three months ended September 30, 2001, goodwill amortization of $58.5 million and deferred compensation amortization expense of $41.8 million for the nine months ended September 30, 2001, would have increased 31%, to $27.2 million from $20.8 million for the nine months ended September 30, 2000. Pro forma adjustments for the nine months ended September 30, 2000 include goodwill amortization of $27.9 million and deferred compensation amortization expense of $13.0 million. Pro forma operating costs and expenses, as a percentage of net sales, are lower for the nine months ended September 30, 2001 than the nine months ending September 30, 2000 due to an effort to realize greater efficiencies in the current down market.

     Selling, general and administrative expenses for the nine months ended September 30, 2001, increased to 64% of net sales, or $69.6 million, from 27% of net sales, or $21.1 million, for the nine months ended September 30, 2000. In September 2001 Luminent's President and Chief Executive Officer resigned. As a result, for the quarter ended September 30, 2001, Luminent recorded a charge of $1.0 million to reflect severance expenses and an immediate write-down of deferred stock compensation expense of $18.9 million. Pro forma selling, general and administrative expenses for the nine months ended September 30, 2001, before restructure and market-related charges of $11.4 million for the three months ended June 30, 2001, severance and restructure charges of $2.6 million incurred during the three months ended September 30, 2001, and deferred compensation amortization expense of $39.1 million for the nine months ended September 30, 2001, would have increased 50%, to $16.6 million from $20.0 million for the nine months ended September 30, 2000. Pro forma adjustments for the nine months ended September 30, 2000 include deferred compensation amortization expense of $13.0 million.

     Research and development expenses decreased from 16% to 13% of net sales during the nine months ended September 30, 2001, from the same period in 2000. In absolute dollars, research and development expenses increased from the nine months ended September 30, 2000 to the nine months ended September 30, 2001, from $12.8 million to $13.9 million, respectively. Pro forma research and development expenses for the nine months ended September 30, 2001, before restructure charges of $501,000 for the nine months ended September 30, 2001, and deferred stock compensation of $3.0 million and 2.7 million for the nine months ended September 30, 2000 and 2001, respectively, would have increased to $10.7 million from $9.8 million for the same period in 2000. For the nine months ended September 30, 2001, Luminent's spending on research and development increased from the same period in the prior year due to the inclusion of Fiber Optic Communications' and Optronics' research and development costs for the full period, as well as an increase in research and development programs aimed at developing the next generation products. Luminent continues to invest heavily in areas targeted at broadening Luminent's customer base, product lines and end-product applications. Luminent expects absolute dollars spent on research and development to increase as Luminent invests in key technical personnel, expand Luminent's current product lines and develop new product offerings.

     During the nine months ended September 30, 2001, Luminent incurred amortization of goodwill and deferred stock compensation of $58.5 million and $8.2 million, respectively, relating to these acquisitions. Luminent expects to incur additional amortization of goodwill from these acquisitions of approximately $19.5 million each quarter through December 31, 2001. At January 1, 2002, Luminent will implement SFAS No. 142 (see RECENT ACCOUNTING PRONOUNCEMENTS, below). Deferred stock compensation charges from these acquisitions will generate an additional $9.4 million of expense through 2004. Deferred stock compensation is amortized using the graded method over the related expected employee service period, in this case four years.

     Provision for Income Taxes. The provision for income taxes was $4.0 million for the nine months ended September 30, 2001. The effective tax rate for the nine months ended September 30, 2001 was (2%), resulting from a tax provision computed based on a net loss position. The rate was negatively impacted by the amortization of goodwill and certain deferred stock compensation, which are not tax deductible. Luminent's effective tax rates in future years may fluctuate due to amortization of goodwill and deferred stock compensation, partially offset by favorable tax programs available in certain foreign tax jurisdictions where Luminent currently has operating facilities.

YEARS ENDED DECEMBER 31, 2000 AND 1999, AND
PRO FORMA RESULTS FOR THE YEAR ENDED DECEMBER 31, 2000

     Net Sales. Net sales for the year ended December 31, 2000 increased 90%, to $124.2 million from $65.3 million for the year ended December 31, 1999. Luminent's growth is a result of the growth of the Internet and e-commerce and the corresponding increased bandwidth requirements, and its recent acquisitions. Approximately $23.5 million of this increase was due to the contribution of Fiber Optic Communications' net sales for the period from April 25, 2000 through December 31, 2000. Approximately $7.5 million of this increase was due to the contribution of Optronics' net sales for the period from July 13, 2000 through December 31, 2000 and approximately $2.5 million of this increase was due to the contribution of Quantum's net sales for the period from July 22, 2000 through December 31, 2000. Pro forma results for the year ended December 31, 2000 as presented in Selected Financial Data, above, projects Luminent's results of operations as if we had made the acquisitions of Fiber Optic Communications, Optronics and Quantum as of January 1, 2000. Pro forma net sales for the year ended December 31, 2000 would have been $137.3 million.

     Luminent also experienced growth and increased acceptance in its transceiver business for the data networking market. Finally, Luminent experienced a significant improvement in customer diversification during year ended December 31, 2000. Sales during the years ended December 31, 1998, 1999 and 2000 to Luminent's customers accounting for 10% or more of its net sales during 2000 and to its other customers as a group are set forth below.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1998    1999    2000
                                                              ----    ----    ----
Marconi Communications......................................   18%     40%     18%
Cisco Systems...............................................    5       6      11
Other.......................................................   77      54      71
                                                              ---     ---     ---
Net sales...................................................  100%    100%    100%
                                                              ===     ===     ===

     Gross Profit. Gross profit is equal to Luminent's net sales less its cost of sales. Luminent's cost of sales includes materials, direct labor and overhead. Cost of inventory is determined by the first-in, first-out method. Gross profit for the year ended December 31, 2000, increased 79%, to $39.8 million from $22.2 million for the year ended December 31, 1999. Pro forma gross profit for the year ended December 31, 2000 would have been $42.6 million. Gross profit for the year ended December 31, 2000, before deferred compensation amortization expense of $2.8 million, would have increased 92%, to $42.6 million. Luminent's gross margins (defined as gross profit as a percentage of net sales) are generally affected by price changes over the life of the products and improved production efficiencies as a result of increased utilization. The former effect will generally decrease gross margins over the products' respective life cycles, whereas the latter effect typically increases gross margins. Prices for existing products are generally expected to continue to decrease over their respective life cycles.

     Luminent's gross margin decreased to 32% for the year ended December 31, 2000, from 34% for the year ended December 31, 1999. Pro forma gross margin for the year ended December 31, 2000 would have been 31%. Gross margin would have been 34% for the year ended December 31, 2000, before deferred compensation amortization expense of $2.8 million. While Luminent's customer diversification improved as a percentage of net sales, absolute dollars shipped to lower margin customers increased for the year ended December 31, 2000. Luminent's lower margin customers typically operate in highly competitive markets where the price of its products is a key factor. Although Luminent sacrifices margins to these customers, its volumes are greater than the volumes achieved with higher margin customers. As Luminent seeks to continue to diversify Luminent's customer base, Luminent plans to target markets with improved margins and less competitive end-markets. Gross margins for Fiber Optic Communications, which primarily supplies passive components, were 23% and 32%, for the years ended December 31, 2000 and 1999, respectively. Gross margins for Luminent's active components were 32% and 34%, for the years ended December 31, 2000 and 1999, respectively. In the short term, Luminent expects margins to remain constant or decline slightly due to the integration of the acquired companies with historically lower margins. In the mid- to long-term, Luminent expects margins to improve due to increased operating efficiencies associated with capacity utilization in Taiwan and People's Republic of China, diversification of sales to higher margin customers, and a favorable shift towards a higher margin customer base.

     Operating Costs and Expenses. Operating costs and expenses consist of selling, general and administrative, research and development costs, costs associated with acquisitions, and other operating related charges. Operating costs and expenses, increased to 85% of net sales, or $105.0 million, for the year ended December 31, 2000, from 23% of net sales, or $15.3 million, for the year ended December 31, 1999. Pro forma operation costs and expenses for the year ended December 31, 2000 would have been $144.1 million. Operating costs and expenses, before deferred stock compensation and amortization expense of $73.5 million, would have increased to 25% of net sales, or $31.5 million, for the year ended December 31, 2000. Operating costs and expenses, as a percentage of net sales, are higher for the year ended December 31, 2000 than previous levels due to the amortization of goodwill and deferred stock compensation, the inclusion of Fiber Optic Communications, Optronics and Quantum, greater focus on selling and marketing efforts and an increase in spending on research and development. Fiber Optic Communications accounted for $47.2 million of operating costs and expenses for the year ended December 31, 2000. Approximately $14.2 million of the increase is due to the inclusion of Optronics and approximately $4.0 million of the increase is due to the inclusion of Quantum.

     Selling, general and administrative expenses for the year ended December 31, 2000, increased to 31% of net sales, or $38.8 million, from 9% of net sales, or $5.7 million, for the year ended December 31, 1999. Selling, general and administrative expenses for the year ended December 31, 2000, before deferred stock compensation expense of $21.7 million, would have increased to 14% of net sales, or $17.0 million. Approximately $6.5 million of the increase is due to the inclusion of Fiber Optic Communications. Approximately $3.1 million of the increase is due to the inclusion of Optronics and approximately $928,000 of the increase is due to the inclusion of Quantum. The balance of the increase in expenditures was due primarily to the overall growth of Luminent's business. In response to the growth of its markets, Luminent expanded its selling efforts and established new sales offices in Asia.

     Research and development expenses, increased to 15% of net sales, or $18.2 million, during the year ended December 31, 2000, from 13% of net sales, or $8.7 million, for the year ended December 31, 1999. Research and development expenses, prior to deferred stock compensation of $4.3 million, would have decreased to 11% of net sales, or $13.9 million, during the year ended December 31, 2000. Research and development expenses, as a percentage of net sales, increased primarily due to the addition of Fiber Optics Communications, Optronics and Quantum in the current period. During the year ended December 31, 2000 Luminent began development of its next generation products for applications such as fiber-to-the-home and fiber-to-the-curb. Fiber-to-the-home and fiber-to-the-curb are industry terms referring to the deployment of fiber optic cable for residential access to communications networks. Research and development expenditures also included additional development of its duplexers, triplexers and high-speed transceivers. Luminent continues to invest heavily in areas targeted at broadening its customer base, product lines and end-product applications. Luminent expects absolute dollars spent on research and development to continue to increase as Luminent invests in key technical personnel, expand its current product lines and develop new product offerings.

     During the year ended December 31, 2000, Luminent incurred amortization of goodwill and other intangibles and deferred stock compensation of $47.4 million and $12.5 million, respectively, relating to the acquisitions of Fiber Optic Communications, Optronics and Quantum. Luminent expects to incur additional amortization of goodwill and other intangibles from these acquisitions of approximately $19.5 million each quarter through 2001 (see Recent Accounting Pronouncements). Deferred stock compensation charges from these acquisitions will generate approximately an additional $17.6 million in total expense through 2004. Deferred stock compensation is amortized over the related expected employee service period, in this case four years.

     Provision for Income Taxes.   The provision for income taxes was $2.8
million in the years ended December 31, 2000 and 1999. The effective tax rate for the year ended December 31, 2000 was negative 4%, causing a tax provision computed based on a net loss position. The rate was negatively impacted by the amortization of goodwill and certain deferred stock compensation, which are not tax deductible. The effective tax rate for 1999 was 40%. Its effective tax rates in future years may fluctuate due to amortization of goodwill and deferred stock compensation, partially offset by favorable tax programs available in certain foreign tax jurisdictions where Luminent currently has operating facilities.

YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

     Net Sales.   Net sales for 1999 increased 69%, to $65.3 million from $38.6 million in 1998. The growth in net sales in 1999 was primarily driven by increased shipments of Luminent's duplexer and triplexer components to Marconi Communications. In 1999, Luminent also experienced greater acceptance and demand for its transceivers, which are designed for the data communications equipment market.

     Gross Profit.   Gross profit for 1999 increased 55%, to $22.2 million from
$14.3 million in 1998. The gross margins for 1999 and 1998 were 34% and 37%, respectively. The decline in gross margin was attributed to higher sales volume of lower margin products to Marconi Communications.

     Operating Costs and Expenses. Operating costs and expenses for 1999 increased 81% to $15.3 million from $8.4 million in 1998.

     Selling, general and administrative expenses grew 115% in 1999 over 1998. These increases reflect the investment Luminent made in hiring additional sales and administrative personnel to support a larger sales volume. Selling, general and administrative expenses increased rapidly in 1999 in order to facilitate the current and future expansion in its business.

     In 1999 and 1998, Luminent spent approximately $8.7 million, and $5.0 million, respectively, on research and development. The increase reflects an increase in the number of personnel and an increase in engineering expense related to design, development and testing of its transceiver, duplexer and triplexer product lines.

     Provision for Income Taxes.   The provision for income taxes was $2.8
million in 1999 and $2.3 million in 1998. The effective tax rate for 1999 and 1998 remained constant at 40%.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth Luminent's unaudited condensed consolidated statements of operations data for each of the ten quarters ended September 30, 2001, as well as that data expressed as a percentage of Luminent's net sales for the quarters presented. You should read this information in conjunction with Luminent's consolidated financial statements and related notes appearing elsewhere in this prospectus. Luminent has prepared this unaudited consolidated information on a basis consistent with its audited consolidated financial statements, and in the opinion of its management, it reflects all normal recurring adjustments that Luminent considers necessary for a fair presentation of its financial position and operating results for the quarters presented. You should not draw any conclusions about Luminent's future results from the operating results for any quarter.

                                                      FOR THE THREE MONTHS ENDED
                             -----------------------------------------------------------------------------
                             JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                               1999       1999        1999       2000      2000(1)     2000(1)    2000(1)
                             --------   ---------   --------   ---------   --------   ---------   --------
                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
                                                              (UNAUDITED)
Net sales..................  $ 16,127   $ 18,215    $ 18,580   $ 14,899    $ 28,107   $ 35,958    $ 45,228
Cost of sales(1)(2)........    10,595     12,040      12,532      9,654      18,147     25,866      30,717
                             --------   --------    --------   --------    --------   --------    --------
    Gross profit...........     5,532      6,175       6,048      5,245       9,960     10,092      14,511
                             --------   --------    --------   --------    --------   --------    --------
Operating costs and
  expenses:
  Selling, general and
    administrative(1)(2)...     1,262      1,440       1,862      1,985       5,711     12,826      18,246
  Research and
    development(1)(2)......     2,121      2,363       2,320      2,449       4,175      6,128       5,452
  Parent company
    allocations............       221        221         222        193         195        200          --
  Amortization of
    goodwill...............        --         --          --         --       9,580     18,353      19,488
                             --------   --------    --------   --------    --------   --------    --------
Total operating costs......     3,604      4,024       4,404      4,627      19,661     37,507      43,186
                             --------   --------    --------   --------    --------   --------    --------
    Operating income
      (loss)...............     1,928      2,151       1,644        618      (9,701)   (27,415)    (28,675)
Other income (expense),
  net(2)...................         7          5          (9)        --         192        334       1,719
                             --------   --------    --------   --------    --------   --------    --------
    Income (loss) before
      provision for income
      taxes and minority
      interests............     1,935      2,156       1,635        618      (9,509)   (27,081)    (26,956)
                             --------   --------    --------   --------    --------   --------    --------
Provision for income
  taxes....................       771        859         651        246       1,223      1,240          57
Minority interest..........        --         --          --        190         128         73      (1,100)
                             --------   --------    --------   --------    --------   --------    --------
        Net income
          (loss)...........  $  1,164   $  1,297    $    984   $    182    $(10,860)  $(28,394)   $(25,913)
                             ========   ========    ========   ========    ========   ========    ========
Basic and diluted income
  (loss) per share.........  $   0.01   $   0.01    $   0.01   $     --    $  (0.08)  $  (0.20)   $  (0.17)
Basic and diluted income
  average shares...........   144,000    144,000     144,000    144,000     144,000    144,000     150,652

                                   FOR THE THREE MONTHS ENDED
                             --------------------------------------
                             MARCH 31,    JUNE 30,    SEPTEMBER 30,
                              2001(1)    2001(1)(2)    2001(1)(2)
                             ---------   ----------   -------------
                              (IN THOUSANDS EXCEPT PER SHARE DATA)
                                          (UNAUDITED)
Net sales..................  $ 48,241     $ 41,103      $ 18,754
Cost of sales(1)(2)........    32,212       57,934        15,189
                             --------     --------      --------
    Gross profit...........    16,029      (16,831)        3,565
                             --------     --------      --------
Operating costs and
  expenses:
  Selling, general and
    administrative(1)(2)...    15,372       24,156        30,076
  Research and
    development(1)(2)......     5,196        4,834         3,853
  Parent company
    allocations............        --           --            --
  Amortization of
    goodwill...............    19,488       19,488        19,488
                             --------     --------      --------
Total operating costs......    40,056       48,478        53,417
                             --------     --------      --------
    Operating income
      (loss)...............   (24,027)     (65,309)      (49,852)
Other income (expense),
  net(2)...................     1,850          972           746
                             --------     --------      --------
    Income (loss) before
      provision for income
      taxes and minority
      interests............   (22,177)     (64,337)      (49,106)
                             --------     --------      --------
Provision for income
  taxes....................       100        1,754         2,174
Minority interest..........        21         (136)           19
                             --------     --------      --------
        Net income
          (loss)...........  $(22,298)    $(65,955)     $(51,299)
                             ========     ========      ========
Basic and diluted income
  (loss) per share.........  $  (0.14)    $  (0.42)     $  (0.33)
Basic and diluted income
  average shares...........   156,000      156,000       156,000

-------------------------
(1) The quarters ended June 30, September 30, December 31, 2000, and March 31, June 30 and September 30, 2001, include amounts related to deferred stock compensation of: $744,000, $1.2 million, $849,000, $683,000, $566,000 and
    $477,000, respectively, in "costs of sales"; $1.1 million, $9.0 million, $11.7 million, $8.7 million, $7.0 million and $23.4 million, respectively, in "selling, general and administrative" expenses; and $1.2 million, $1.7 million, $1.3 million, $1.1 million, $900,000, and $749,000, respectively, in "research and development" expenses.

(2) Includes additional charges of $29.3 million, $11.4 million, $501,000 and $16,000 presented in "cost of sales", "selling, general and administrative", "research and development" and "other income, net", respectively, for the three months ended June 30, 2001 to write-down inventory, purchase commitments, asset impairment, workforce reduction, restructuring costs and other charges. Includes additional charges of $863,000 and $1.6 million presented in "cost of sales" and "selling, general and administrative", respectively, for the three months ended September 30, 2001 to adjust estimated facilities cost, write-down inventory and record purchase commitments. These charges, taken in the second and third quarter of 2001, resulted from the lower demand for our products and pricing pressures stemming from the continuing downturn in the communication equipment industry generally and the optical components sector in particular.

                                                        FOR THE THREE MONTHS ENDED
                               -----------------------------------------------------------------------------
                               JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                 1999       1999        1999       2000        2000       2000        2000
                               --------   ---------   --------   ---------   --------   ---------   --------
                                                                (UNAUDITED)
AS A PERCENTAGE OF NET SALES:
Net sales....................    100%        100%       100%        100%       100%        100%       100%
Cost of sales................     66          66         67          65         65          72         68
                                 ---         ---        ---         ---        ---         ---        ---
    Gross profit.............     34          34         33          35         35          28         32
                                 ---         ---        ---         ---        ---         ---        ---
Operating costs and expenses:
  Selling, general and
    administrative...........      8           8         10          13         20          36         40
  Research and development...     13          13         12          16         15          17         12
  Parent company
    allocations..............      1           1          1           1          1           1         --
  Amortization of goodwill...     --          --         --          --         34          51         43
                                 ---         ---        ---         ---        ---         ---        ---
Total operating costs........     22          22         24          31         70         104         95
                                 ---         ---        ---         ---        ---         ---        ---
    Operating income
      (loss).................     12          12          9           4        (35)        (76)       (63)
Other income (expense),
  net........................     --          --         --          --          1           1          4
                                 ---         ---        ---         ---        ---         ---        ---
  Income (loss) before
    provision for income
    taxes and minority
    interests................     12          12          9           4        (34)        (75)       (60)
                                 ---         ---        ---         ---        ---         ---        ---
Provision for income taxes...      5           5          4           2          4           3         --
Minority interest............     --          --         --           1         --          --         (2)
                                 ---         ---        ---         ---        ---         ---        ---
    Net income (loss)........      7%          7%         5%          1%       (39)%       (79)%      (57)%
                                 ===         ===        ===         ===        ===         ===        ===

                                    FOR THE THREE MONTHS ENDED
                               ------------------------------------
                               MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                 2001        2001         2001
                               ---------   --------   -------------
                                           (UNAUDITED)
AS A PERCENTAGE OF NET SALES:
Net sales....................     100%        100%         100%
Cost of sales................      67         141           81
                                  ---        ----         ----
    Gross profit.............      33         (41)          19
                                  ---        ----         ----
Operating costs and expenses:
  Selling, general and
    administrative...........      32          59          160
  Research and development...      11          12           21
  Parent company
    allocations..............      --          --           --
  Amortization of goodwill...      40          47          104
                                  ---        ----         ----
Total operating costs........      83         118          285
                                  ---        ----         ----
    Operating income
      (loss).................     (50)       (159)        (266)
Other income (expense),
  net........................       4           2            4
                                  ---        ----         ----
  Income (loss) before
    provision for income
    taxes and minority
    interests................     (46)       (157)        (262)
                                  ---        ----         ----
Provision for income taxes...      --           4           12
Minority interest............      --          --           --
                                  ---        ----         ----
    Net income (loss)........     (46)%      (160)%       (274)%
                                  ===        ====         ====

LIQUIDITY AND CAPITAL RESOURCES

     Luminent received $132.3 million in net proceeds from the sale of 12,000,000 shares of its common stock in its initial public offering completed in November 2000. Historically, MRV has managed cash on a centralized basis. Prior to September 8, 2000 (the Separation Date), cash receipts associated with Luminent's business were transferred to MRV on a daily basis, and MRV provided funds to cover Luminent's disbursements. Cash and cash equivalents at December 31, 1999 represented positive cash flows generated from Luminent's subsidiary. At December 31, 2000 and September 30, 2001, Luminent had cash and cash equivalents on hand of $131.8 million and $93.6 million. During the year ended December 31, 2000, MRV provided advances to Luminent to cover payroll and other operating expenses. Through December 31, 2000 these advances (which do not bear interest) amounted to $6.5 million and were due on demand. As of December 31, 2000, using cash generated from operations, Luminent repaid MRV for all amounts advanced.

     On September 30, 2001, Luminent had working capital of $113.7 million, compared with $161.7 million at December 31, 2000. The ratio of current assets to current liabilities at September 30, 2001 was 3.4 to 1, compared to 4.4 to 1 at December 31, 2000.

     Cash used by operating activities was $14.8 million for the nine months ended September 30, 2001. Cash flows from operating activities were adversely affected by Luminent's net loss of $139.6 million for the nine months ended September 30, 2001, as well as Luminent's reduction of accounts payable of $10.6 million, increase of $7.9 million in prepaid and other current assets, including short-term deposits for capital acquisitions. The use of operating cash was offset by non-cash charges for depreciation and amortization, including amortization of goodwill of $58.5 million, amortization of deferred stock compensation of $43.5 million and other amortization and depreciation of $7.2 million, the decrease of accounts receivable of $3.9 million, the accrual for warranty and reserves of $3.1 million, the accrual of expenses of $4.8 million, and by non-cash charges for the restructure and other charges incurred as a result of the current slowdown in the communication industry generally for the three months ended June 30, 2001. Inventory levels had increased during the three months ended March 31, 2001 in anticipation of increased sales. However, due to the dramatic downturn in demand for communications equipment, Luminent wrote-off $26.1 million of inventory during the next three months ended June 30, 2001. The write-down of inventory was subsequently reduced by $3.7 million during the three months ended September 30, 2001 to reflect the utilization of previously written-off items. An additional $3.1 million of inventory was written down during the three months ended September 30, 2001 to reflect the identification of additional inventory that will not generate revenue in the future as a result of the Company's significantly reduced orders for optical components and sales projections for the next twelve months. Capital expenditures for property and equipment represent the majority of cash used in investing activities. Capital expenditures for the nine months ended September 30, 2001 of $18.5 million and $5.1 million increase in other "long-term" assets during the nine months ended September 30, 2001 for the acquisition of capital assets, reflect Luminent's investment in expanding production and research and development capacity.

     During the nine months ended September 30, 2001, the Company paid down long-term borrowings by $1.7 million. Luminent made no additional long-term borrowings during this period. For the same period, the Company made borrowings against short-term loan and credit arrangements of $18.3 million and repaid $16.0 million.

     Luminent believes that cash on hand, along with Luminent's cash flows from operations, will be sufficient to satisfy Luminent's working capital, capital expenditure and research and development requirements for at least the next 12 months. However, Luminent may require or choose to obtain additional debt or equity financing in order to finance acquisitions or other investments in Luminent's business. Luminent expects to continue to devote Luminent's resources to purchases of capital equipment as Luminent continues to build and relocate Luminent's manufacturing capabilities and continue to expand Luminent's research and development programs. Luminent's future capital requirements will depend on many factors, including Luminent's rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products and market acceptance of Luminent's products.

FOREIGN CURRENCY

     Luminent operates on an international basis. A significant portion of Luminent's revenues and cost of sales are incurred in U.S. dollars. For the nine months ended September 30, 2001, approximately 45% of Luminent's revenues and 47% of Luminent's cost of sales were incurred in currencies other than the U.S. dollar. For the nine months ended September 30, 2001, approximately 60% of Luminent's operating expenses were incurred in currencies other than the U.S. dollar, including the non-cash charges for deferred compensation expense and goodwill amortization incurred with the foreign subsidiary acquisitions. For the nine months ended September 30, 2001, the New Taiwan dollar is the most significant of such currencies.

     The New Taiwan dollar has been relatively stable in relation to the U.S. dollar in recent years, and accordingly, Luminent has not experienced any significant fluctuations in operating results due to exchange rate fluctuations in the New Taiwan dollar in relation to the U.S. dollar.

     Fluctuations in the value of the currencies in which Luminent conducts Luminent's business relative to the U.S. dollar will cause U.S. dollar translation of such currencies to vary from one period to another. Luminent cannot predict the effect of exchange rate fluctuations upon future operating results. However, because Luminent has expenses as well as revenues in each of the principal functional currencies, the exposure to Luminent's financial results to currency fluctuations is reduced. Luminent has not historically attempted to reduce Luminent's currency risks through hedging instruments, however, Luminent may do so in the future.

INFLATION

     Luminent believes that Luminent's revenue and results of operations have not been significantly impacted by inflation during the last three years.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998 and June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Investments and Hedging Activities," and SFAS No. 137, which delayed the effective date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138 which provides additional guidance for the application of SFAS No. 133 for certain transactions. Luminent adopted this statement on January 1, 2001 and the adoption of this statement did not have a material impact on Luminent's financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements," as amended. SAB 101 summarizes certain of the Securities and Exchange Commission's views in applying generally accepted accounting principles to revenue recognition in financial statements. Luminent has applied the provisions of SAB 101 in the consolidated financial statements. The adoption of SAB 101 did not have a material impact on Luminent's financial condition or results of operations.

     In March 2000, the FASB issued interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a significant impact on Luminent's financial position or results of operations.

     The FASB recently approved two statements: FASB No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets", which provide guidance on the accounting for business combinations, requires all future business combinations to be accounted for using the purchase method, discontinues amortization of goodwill, defines when and how intangible assets are amortized, and requires an annual impairment test for goodwill. Luminent plans to adopt these statements effective January 1, 2002. Luminent is currently reviewing these standards to determine the impact on Luminent's results of operation and financial position. The most significant anticipated effect on Luminent's financial statements of this adoption would be discontinuing goodwill amortization and the possible recognition of a goodwill impairment loss measured as of the date of adoption.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Luminent does not hold any derivative securities. The majority of Luminent's net proceeds from the initial public offering are currently maintained by leading investment management firms in high-grade, short-term instruments that have maturities no longer than 14 months, and an average maturity of six months or less. While Luminent believes such high-grade investments contain limited risk of loss of principal, Luminent recognizes the yield on these funds could vary depending upon market conditions.

     Luminent operates on an international basis. A majority of Luminent's revenues and cost of sales are incurred in U.S. dollars. For the year ended December 31, 2000, approximately 31% and 29% of Luminent's revenues and cost of sales, respectively, were incurred in currencies other than the U.S. dollar. For the nine months ended September 30, 2001, approximately 45% and 47% of Luminent's revenues and cost of sales, respectively, were incurred in currencies other than the U.S. dollar. For the year ended December 31, 2000 and the nine months ended September 30, 2001, approximately 63% and 60%, respectively, of Luminent's operating expenses were incurred in currencies other than the U.S. dollar, including the non-cash charges for deferred compensation expense and goodwill amortization incurred with the foreign subsidiary acquisitions. For the year ended December 31, 2000 the New Taiwan dollar represents 87% and greater of transactions incurred in currencies other than the U.S. dollar. For the nine months ended September 30, 2001 the New Taiwan dollar represents 95% and greater of transactions incurred in currencies other than the U.S. dollar.

     The New Taiwan dollar has been relatively stable in relation to the U.S. dollar in recent years, and accordingly, Luminent has not experienced any significant fluctuations in operating results due to exchange rate fluctuations in the New Taiwan dollar in relation to the U.S. dollar. Although the New Taiwan dollar has historically been stable, Luminent cannot guarantee the same stability in the future. The following provides an example of how fluctuations in the New Taiwan dollar would affect Luminent's overall revenues and cost of sales based on the December 30, 2000 U.S. to New Taiwan dollar exchange rate of
33.17. Luminent estimate that a hypothetical 10% decrease in the New Taiwan dollar exchange rate would result in Luminent's recognizing an increase of $3.4 million in Luminent's total revenues and an increase of $2.5 in Luminent's total cost of sales. Luminent estimate that a hypothetical increase in the New Taiwan dollar exchange rate would result in Luminent's recognizing a decrease of $3.1 million in Luminent's total revenues and a decrease of $2.3 million in Luminent's total cost of sales.

     Fluctuations in the value of the currencies in which Luminent conducts Luminent's business relative to the U.S. dollar will cause U.S. dollar translation of such currencies to vary from one period to another. Luminent cannot predict the effect of exchange rate fluctuations upon future operating results. However, because Luminent has expenses as well as revenues in each of the principal functional currencies, the exposure to Luminent's financial results to currency fluctuations is reduced. Luminent has not historically attempted to reduce Luminent's currency risks through hedging instruments, however, Luminent may do so in the future.

                                BUSINESS OF MRV

OVERVIEW

     MRV Communications, Inc. creates, acquires, finances and operates companies, and through them, designs, develops, manufactures and markets products, which enable high-speed broadband communications. MRV concentrates on companies and products devoted to optical components and Internet infrastructure systems. MRV has leveraged its early experience in fiber optic technology into a number of focused operating units specializing in advanced fiber optic components, switching, routing, transaction management and wireless optical transmission systems which it has created, financed or acquired.

     MRV's principal operating units that constituted wholly or majority owned subsidiaries at September 30, 2001 were:

     - LUMINENT, INC. Luminent designs, manufactures and sells a comprehensive line of singlemode active and passive fiber optic components for high-capacity data transmission in the metropolitan and access markets. Prior to the merger, MRV owned approximately 92% of the outstanding stock of Luminent. For further information about Luminent, see "Business of Luminent" later in this prospectus supplement.

     - OPTICAL ACCESS, INC. Optical Access designs, manufactures and markets optical wireless products that enable the delivery of high-speed communications traffic to the portion of the communications network commonly known as the last mile, which extends from the end user to the service provider's central office. Optical Access' solutions to the last-mile bottleneck bypass the incumbent carrier's copper access network with a comprehensive, integrated access solution, using optical wireless technology. The building blocks of Optical Access' solution include the TereScope(TM), for optical wireless links, and the OptiSwitch(TM), for switching, provisioning and mesh enabling. At September 30, 2001, MRV owned all of the outstanding capital stock of Optical Access. On October 6, 2000, Optical Access filed a registration statement with the Securities and Exchange Commission for the initial public offering of its common stock. This offering has not been completed and, based on current market conditions, MRV does not expect it to be completed in the foreseeable future, if ever. Accordingly, on November 16, 2001, Optical Access submitted an application to the SEC to withdraw its registration statement.

     - CESCOMM, INC. CEScomm (formerly Creative Electronic Systems SA or CES) is developing and providing equipment to manufacturers of cellular network infrastructure equipment and mobile operators and service providers for the third generation of wireless solutions commonly known as 3G. 3G is the generic term used for the next generation of mobile communications systems. These new systems provide enhanced services to those available today i.e., voice, text and data. CEScomm specializes in products that provide the real-time conversion of radio signals generated by Internet ready mobile devices into asynchronous transfer mode, or ATM, traffic streams. At September 30, 2001, MRV owned all of the outstanding capital stock of CEScomm.

     - ITOUCH COMMUNICATIONS, INC. iTouch Communications, Inc. provides next-generation Internet infrastructure solutions that enable service providers and carriers to deliver and monitor, on a real-time basis, high-speed Internet services. iTouch's products combine transaction management with Internet protocol, or IP, routing and wide-area network, or WAN, technologies, which allow for faster development of feature rich high-speed data acquisition and management systems. At September 30, 2001, MRV owned all of the outstanding capital stock of iTouch.

     - NBASE-XYPLEX, INC. NBase-Xyplex provides products and services, such as the Fiber Driver, to enhance network infrastructures for city carriers, service providers, cable operators and campus and enterprise networks. Its products and technologies have been utilized in metropolitan area fiber-based networks, enabling smart access to the WAN, as well as in local area network, or LAN, switching, building enterprise/corporate data networks. At September 30, 2001, MRV owned all of the outstanding capital stock of NBase-Xyplex.

     MRV's development stage companies, which MRV founded or have invested in as of September 30, 2001 were:

     - CHARLOTTE'S NETWORKS, INC. Charlotte's Networks is a start-up company that is developing a core router for large service providers and carriers. The Aranea core router is Charlotte's first product. The Aranea router is capable of carrying both IP packets and time-division multiplexing, or TDM, voice traffic and enables the current WAN to grow in high orders of magnitude both in processing power and rate of transmission. In addition, the router provides multi-services required by telecommunication companies for efficient and flexible transmission of voice over data networks. At September 30, 2001, MRV owned approximately 53% of the outstanding capital stock of Charlotte's Networks on a fully diluted basis.

     - ZUMA NETWORKS, INC. Zuma Networks is a startup company that is developing a next generation Gigabit Ethernet switch router platform. At September 30, 2001, MRV owned all of the outstanding capital stock of Zuma Networks.

     - OPTICAL CROSSING INC. Optical Crossing designs, develops and manufactures advanced fiber optic communication components and systems for the telecommunications industry. At September 30, 2001, MRV owned approximately 60% of the outstanding capital stock of Optical Crossing on a fully diluted basis.

     - ZAFFIRE, INC. Zaffire is focused on developing a next-generation, optical services networking system for service providers. At September 30, 2001, MRV owned approximately 22% of the outstanding capital stock of Zaffire on a fully diluted basis. In July 2001, Zaffire reached an agreement with Centerpoint Broadband Technologies, Inc., under which Centerpoint would acquire Zaffire in an all stock transaction. Upon completion of the acquisition, MRV expects to own less than 10% of Centerpoint. Centerpoint develops high capacity transport systems that maximize network performance for both optical and wireless networks. These highly scalable, dynamically flexible systems allow service providers advanced levels of bandwidth efficiency, capacity and high service velocity.

     - REDC OPTICAL NETWORKS, INC. RedC has developed a complete line of optical modules used for operating, monitoring and protecting optical networks including: optical amplifiers, add/drop modules, protection and restoration modules and dense wave division multiplexing, or DWDM, monitoring. At September 30, 2001, MRV owned approximately 35% of the outstanding capital stock of RedC on a fully diluted basis.

     - HYPERCHANNEL LTD. Hyperchannel, which does business under its trademark Hyporium is an independent Internet market maker for the information technology, or IT, industry, enabling IT vendors, distributors and resellers to trade online. Hyporium offers an alternative route to market through an online trading hub and reseller web storefronts. At September 30, 2001, MRV owned approximately 42% of the outstanding capital stock of Hyperchannel on a fully diluted basis.

BACKGROUND

     MRV was organized in July 1988 as MRV Technologies, Inc., a California corporation and reincorporated in Delaware in April 1992, at which time it changed its name to MRV Communications, Inc. MRV's initial focus was in the design, manufacture and marketing of semiconductor laser diodes, light emitting diodes, or LEDs, and fiber optic transmitting and receiving modules for the transmission of large amounts of information at high speeds over long distances and LAN switching products for the computer networking industry. From 1995 to 1998, MRV made several acquisitions involving companies making networking equipment, including:

     - in 1995, certain of the assets and the distribution businesses of Galcom Networking, Ltd. and Ace 400 Communications Ltd, both network equipment companies located in Israel, which provided MRV with experienced personnel and technology for the networking markets;

     - in 1996, certain of the liabilities and assets of Fibronics Ltd. and its subsidiaries, including its technology in progress and existing technology, its marketing channels, its GigaHub family of computer networking products and other rights, relating to Fibronics' computer networking and telecommunications businesses in Germany, the United States, the United Kingdom, the Netherlands and Israel, enabling MRV to enhance the development of Fast Ethernet and Gigabit Ethernet functions, to offer a broader range of networking products and to benefit from combined distribution channels and sales in both the United States and Europe and greater product development capability; and

     - in 1998 of the outstanding capital stock of the entity owning the outstanding capital stock of Xyplex, Inc., a leading provider of access solutions between enterprise networks and wide area network and/or Internet service providers, or ISPs. This acquisition enabled MRV to expand its product lines with products that had WAN and remote access capabilities, permitting MRV to offer these solutions not only to MRV's own existing base of customers, but also to the customer base added by Xyplex. The acquisition of Xyplex (now known as iTouch Communications) also increased MRV's sales force, distribution channels and customer support and service capabilities.

     During 2000, MRV completed several strategic acquisitions. These acquisitions were made to expand MRV's product offering, enhance its technological experience and expand MRV's manufacturing capabilities. The table below summarizes MRV's more notable acquisitions in that year.

                                       DATE OF          TOTAL             FORM OF CONSIDERATION
         ACQUIRED COMPANY            ACQUISITION    CONSIDERATION     AND OTHER NOTES TO ACQUISITION
         ----------------           --------------  --------------  ----------------------------------
Fiber Optic Communications, Inc.    April 24, 2000  $309.7 million  $48.6 million in cash and 5.4 million shares of common stock and
                                                                    options issued; approximately 97%
                                                                    of capital stock assumed; goodwill
                                                                    and other intangibles recorded of
                                                                    $261.5 million; deferred stock
                                                                    compensation recorded of $14.1
                                                                    million
Jolt Limited                        May 1, 2000     $57.7 million   1.9 million shares of common stock
                                                                    and options issued; 100% of
                                                                    capital stock assumed; goodwill
                                                                    and other intangibles recorded of
                                                                    $33.7 million; deferred stock
                                                                    compensation recorded of $25.0
                                                                    million
Quantum Optech Inc.                 July 12, 2000   $36.1 million   1.2 million shares of common stock
                                                                    and options issued; 100% of
                                                                    capital stock assumed; goodwill
                                                                    and other intangibles recorded of
                                                                    $27.8 million; deferred stock
                                                                    compensation recorded of $2.7
                                                                    million
AstroTerra Corporation              July 12, 2000   $160.3 million  2.4 million shares of common stock
                                                                    and options issued; 100% of
                                                                    capital stock assumed; goodwill
                                                                    and other intangibles recorded of
                                                                    $108.4 million; deferred stock
                                                                    compensation recorded of $50.0
                                                                    million

                                       DATE OF          TOTAL             FORM OF CONSIDERATION
         ACQUIRED COMPANY            ACQUISITION    CONSIDERATION     AND OTHER NOTES TO ACQUISITION
         ----------------           --------------  --------------  ----------------------------------
Optronics International Corp.       July 21, 2000   $123.9 million  4.2 million shares of common stock
                                                                    and options issued; approximately
                                                                    99% of capital stock assumed;
                                                                    goodwill and other intangibles
                                                                    recorded of $99.4 million;
                                                                    deferred stock compensation
                                                                    recorded of $13.4 million

     Each of these acquisitions was accounted for using the purchase method and therefore, the results of operations of the acquired businesses have been included in MRV's consolidated financial statements from the respective dates of acquisition.

     Fiber Optic Communications is a Taiwanese manufacturer of passive fiber optic components for wavelength division multiplexing and has facilities in both Taiwan and the People's Republic of China. Quantum Optech is a Taiwanese manufacturer of passive fiber optic components specializing in developing and manufacturing optical thin film coating and filters for dense wavelength division multiplexing. Optronics International is a Taiwanese manufacturer of active fiber optic components focused on developing and manufacturing high temperature semiconductor lasers, transceivers and detectors for optical networks. Fiber Optic Communications, Quantum Optech and Optronics International were acquired and contributed to Luminent in September 2000, prior to Luminent's initial public offering of its common stock.

     AstroTerra develops and manufactures free-space optical wireless communication systems to connect data and telecommunications networks. Jolt develops and manufactures multi-port wireless optics communications equipment. These acquisitions provided strategic components and technology for Optical Access' wireless optical solution. AstroTerra and Jolt were acquired and contributed to MRV's subsidiary, Optical Access, which focuses on optical wireless products that deliver high-speed communications traffic to the so-called last mile portion of the communications network.

INDUSTRY BACKGROUND

     As e-commerce and the Internet continued to proliferate, business enterprises became increasingly reliant on communications networks and software applications as critical strategic assets. Communications networks are being expanded to deliver new services and distribute mission critical computing applications such as customer network management, transaction processing, enterprise resource planning, large enterprise databases, and sophisticated on-line connections with vendors, and the increased use of traditional applications, such as e-mail and video conferencing, to suppliers, customers and employees. Bandwidth intensive applications that contain voice, video and graphics through intranets and extranets, and growth in business-to-business e-commerce and other on-line transactions are encumbering the optical networking and internet infrastructure environment. Due to the significant growth of network users who increasingly rely on secure access for higher speed and quality of communications networks, even small network delays can result in lost revenue, decreased employee productivity and customer dissatisfaction. As a result, businesses and network service providers realize the critical nature of network and application performance and the requirement for optical networking and fiber optic equipment that increases capacity through high speed and more efficient transmission technologies.

     Optical networking and Internet infrastructure systems enhance the carrier and network service provider networks by handling bandwidth and providing enhanced services. Fiber optic transmission components enhance the functionality of enterprise and residential access networks by enabling high-speed transmission of voice, video and data across fiber optic cable. Network service providers and carriers rely on higher value data centric network services and accordingly began deploying next generation solutions to accommodate the data service requirements.

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     Growth in the use and availability of wide area networks was stimulated by many factors including the need to share information between centralized repositories and remote enterprise locations, to access and use the Internet for communications and marketing and to electronically access external resources used by the enterprise. Growth was also being fueled by the increasing availability of more cost-effective WAN services such as Frame Relay and Integrated Service Digital Network, or ISDN, making it more affordable for many organizations to set up a WAN or expand an existing one. The growth in the use and availability of the Internet coupled with increasing use, power, speed and complexity of metropolitan area networks and WANs resulted in the increasing need for equipment that permits high speed connections throughout the infrastructure of the Internet.

     Optical Networking and Internet Infrastructure Environment

     The Internet has evolved into a network of hundreds of public and private networks interconnected using Internet Protocol, or IP. Industry analysts expect continued dramatic growth worldwide in Internet use and Internet traffic. As the Internet continues to explode, business enterprises are increasingly reliant on communications networks and software applications as strategic assets that are critical to business success. Communications networks are being expanded to deliver new services and distribute computing applications such as customer networks management, e-mail, video, conferencing, and Voice Over Internet Protocol to suppliers, customers and employees.

     While consumers use the Internet for education and communication, business and service providers are realizing the critical nature of network and application performance.

     To meet the growth in the demand for high-speed data services, service providers are invested heavily to construct and upgrade the transmission foundation of the public network infrastructure worldwide. The public network infrastructure, which was originally built for voice traffic, is inadequate to handle data and must be rapidly upgraded. Expenditures are spread across fiber deployment, dense wavelength division multiplexing, or DWDM, products, Synchronous Optical Network, or SONET, transmission equipment, and more recently, and intelligent optical networking solutions.

     Advances in emerging intelligent optical networking market should fundamentally change the architecture of the public network and create a host of new opportunities in infrastructure development, service delivery and applications. Intelligent optical networking offers a solution to public network scaling and high-speed service delivery.

     Intelligent optical networking will eventually deliver high speed data services provisioned over wavelengths and intelligent optical light paths. The flexibility and scalability of wave service is expected to offer service providers the ability to satisfy this demand for increased bandwidth while creating competitive differentiation in their service portfolio with "just-in-time" provisioning capability.

     Fiber Optic Environment

     Fiber optic cable can generally carry more information at less expense and with greater signal quality than copper wire. The higher the speed of transmission, the greater the capacity and the larger the span of the network, the more essential is fiber optic transmission. Fiber has long replaced copper as the preferred technology for long distance communications and major backbone telephony and data transmissions. Due to its advantages, fiber optic technology is also increasingly used to enhance performance and capacity within enterprise networks and access networks.

     Demand for fiber optic transmission components is driven by four factors:

     - fiber applications have expanded beyond traditional telephony applications and are being deployed in enterprise network backbones to support high-speed data communications;

     - within access networks, fiber is rapidly expanding downstream toward end-users as access networks deploy "Fiber-in-the-Loop" and fiber to the curb, or FTTC architectures to support services such as fast Internet access and interactive video;

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     - the growth of cellular communications and PCs requires fiber to be deployed both within and between cells; and

     - the usage of fiber in short distances increases the demand for components as more are used per mile of fiber. As the size, number and complexity of these fiber networks increases, management expects that the demand for fiber optic components will grow significantly.

     Fiber Optic Transmission in Data Communications. As higher speed connections are implemented in LAN/WAN systems, fiber optic transmission becomes an essential element in computer networks. For transmission speeds of 100 Mbps and higher, and transmission distances of 100 meters and longer, fiber optic transmission must be deployed. Virtually all high-speed transmission standards, such as Fiber Distributed Data Interface, Asynchronous Transfer Mode, or ATM, Fast Ethernet and Gigabit Ethernet, specify fiber optic media as the most practical technology for transmission. The steady rise in high-speed connections and the growth in the span of networks, including the need to connect remote workgroups, has been driving the deployment of fiber optic cable throughout enterprise networks.

     Fiber Optic Transmission in Access Networks. To meet end users' increased demand for content, software and services, network operators must acquire additional bandwidth by either enhancing their existing networks or constructing new ones. Cable TV operators are increasingly seeking to provide general telecommunication services, high-speed Internet access and video-on-demand. As a result, they are now faced with the need to transmit "upstream," from customer premises to the cable TV operator and to send different signals to individual end-users. Similarly, local exchange carriers are implementing new technological standards, such as SONET and fiber-intensive architectures such as FTTC to enable high-speed Internet access and the delivery of cable TV and Internet services to the home. Management believes that deployment of and upgrades to these systems will increase the demand for MRV's fiber optic components that typically are better able to endure environmental factors, such as rain, snow, heat and wind, cost-effectively. In addition, communications involving cellular and personal communication services, or PCS, represent a fast emerging market for fiber optic networks, including their usage in the backbone and landline portion of wireless networks.

RECENT ECONOMIC SLOWDOWN

     Macroeconomic factors, such as an economic slowdown in the U.S. and abroad, have detrimentally impacted demand for communications products, thereby resulting in reduced demand for optical components and equipment. The unfavorable economic conditions and reduced capital spending has detrimentally affected sales to service providers, network equipment companies, e-commerce and Internet businesses, and the manufacturing industry in the United States during 2001 to date, and may continue to affect them for the remainder of 2001 and thereafter. Announcements by industry participants and observers indicate there is a slowdown in industry spending and participants are seeking to reduce existing inventories. For information on charges MRV and Luminent have taken to their financial results as a result of these conditions, please see the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations of MRV -- Market Conditions and Current Outlook" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Luminent -- Market Conditions and Current Outlook."

MRV'S CONCENTRATION

     MRV creates, acquires, finances and operates companies, and through them, designs, develops, manufactures and market products, which enable high-speed broadband communications. MRV concentrates on companies and products devoted to optical components and network infrastructure systems. MRV has leveraged its early experience in fiber optic technology into a number of focused operating units specializing in advanced fiber optic components, switching, routing, transaction manage-

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ment and wireless optical transmission systems which it has created, financed or acquired. Products and product developments of MRV's wholly or majority owned subsidiaries include the following:

     Luminent, Inc.

     Luminent provides an extensive offering of active and passive singlemode fiber optic components that support a wide range of requirements for the metropolitan and access networks. It is currently shipping a variety of active and passive fiber optic components. Active components are the core technology for optical networks and require electrical power to generate, boost or transform optical signals. Luminent's passive fiber optic components are used to direct, split and merge optical signals without the use of electricity. These components have become critical due to the use of fiber amplifiers, passive networks and WDM technology. For further information concerning Luminent's business, see "Business of Luminent" later in this prospectus.

     Optical Access, Inc.

     Optical Access is an optical networking and Internet infrastructure company that designs, manufactures and markets optical wireless products enabling service providers to offer high-speed broadband access within the last mile of the communications network in a cost effective and timely manner. Optical Access' products are designed to be deployed in a switched mesh architecture, which means that its products allow transmission of data between any two points on the network and enable full re-routing of traffic around a transmission link or equipment failure. In addition, its products feature a backup wireless radio frequency option, which reduces problems associated with adverse weather conditions. Optical Access offers the TereScope family of products, which provide optical wireless links, and OptiSwitch(TM) products, which enable switching, provisioning and aggregation. All of these products can be remotely managed through Optical Access' MegaVision network management system. Because each of its products can perform independently, Optical Access's customers can also purchase products separately with no performance degradation.

     TereScope. TereScope products are optical wireless links that utilize high-powered optics, which allow for high-speed, long distance optical wireless transmission of data. By installing its TereScope products in a mesh configuration with a minimum of two connections into each building and utilizing Optical Access' OptiSwitch(TM) switching technology, Optical Access' products enable full re-routing of traffic around a link or equipment failure. Optical Access believes that its TereScope products offer one of the first commercially available wireless optic systems with built-in auto fallback to radio frequency links.

     TereScope devices can be installed on a building's rooftop or side or in an office behind a window rather than a radio tower. They are constructed with a transmitter, which emits light that does not damage the human eye, and a receiver that detects light. Optical Access offers a range of TereScope products, the smallest of which looks like a security camera and the largest of which is the size of a computer monitor. The products feature a number of recently developed technologies to account for issues that have historically limited the use of optical wireless systems, including a system that enables them to compensate for misalignment due to building movements or interference caused by flying objects such as birds. In addition, TereScope products feature high power laser transmitters and large optical receivers to permit connectivity over longer distances. The TereScope ranges in list price from approximately $4,000 to $120,000, depending on data rate and maximum range, with an additional $5,000 to $10,000 for a 10 megabit per second radio frequency backup.

     OptiSwitch(TM). Optical Access' family of OptiSwitch(TM) products enables a mesh architecture, bandwidth distribution, provisioning and termination for all-IP networks. The OptiSwitch is designed to provide customer premise connectivity to business users, smart aggregation and to enable execution of any service level agreement by advanced features and capabilities of traffic classification and quality of service. Direct connection of the OptiSwitch(TM) ports to TereScope products allow service providers to offer a complete cost-effective metropolitan solution. The system is designed to manage optical wireless mesh

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topology management and subscriber management in Ethernet broadband networks.
The OptiSwitch(TM) products range in price from $1,400 to $190,000, depending upon data rate and number of ports.

     MegaVision. Optical Access' MegaVision management system provides software based graphical network management and monitoring that is fully integrated with its optical transmission and switching products. The MegaVision network management system allows service providers to provision their networks from a centralized location. With the graphical interface offered by Optical Access, the provider receives a comprehensive view of the network as well as fault isolation, configuration, performance and security management of the network.

     CEScomm, Inc. (formerly Creative Electronic Systems SA or CES)

     CEScomm is developing and providing products for manufacturers of cellular network infrastructure equipment and mobile operators and service providers for the third generation of wireless solutions commonly known as 3G. 3G is the generic term used for the next generation of mobile communications systems. These new systems provide enhanced wireless services to those available today i.e., voice, text and data. CEScomm specializes in products that provide the real-time conversion of radio signals generated by Internet ready mobile devices into asynchronous transfer mode, or ATM, traffic streams. Its products are based on distributed architectures that cluster super computer multi-processing capabilities between the radio access network and the Internet protocol, or IP, core network.

     CEScomm's products make it possible for 3G mobile network operators and equipment vendors to deliver more efficient service with enhanced options. End users of CEScomm's products include leading 3G wireless network operators such as NTT DoCoMo, the cellular telephone arm of Nippon Telegraph and Telephone Corporation in Japan, and European operators using the Universal Mobile Telecommunications System, or UMTS. CEScomm sells its products to leading cellular equipment vendors, including Lucent Technologies, Nortel Networks and Ericsson.

     iTouch Communications, Inc.

     iTouch provides next-generation Internet infrastructure solutions that enable service providers and carriers to deliver and monitor, on a real-time basis, high-speed Internet services. iTouch's products utilize internet protocol, or IP, routing and wide area network, or WAN, technologies, which allow for faster development of feature rich high-speed data acquisition and management systems.

     iTouch's In-Reach product suite supports network element management and out-of-band management applications for large, heterogeneous communication networks. In-Reach products offer console, alarm, sensor and power management solutions and possess features ranging from simple network management protocol, or SNMP, -based discrete alarm signal collection and distribution to remote console management of routers, switches, and equipment from Sun Microsystems and other providers. Standalone and chassis-based In-Reach products enable upgrades at central sites and downloads of software to thousands of remote network elements.

     NBase-Xyplex, Inc.

     NBase-Xyplex provides products and services, such as the Fiber Driver family of products, to enhance network infrastructures for city carriers, service providers, cable operators and campus and enterprise networks. The Fiber Driver family of products focuses on providing more effective usage of fiber-optic cables for carriers, service providers, cable operators and campus and enterprise networks. The Fiber Driver product line is designed to address the growing need for connecting networks of different media and speed into today's expanding fiber optic infrastructure.

     The Fiber Driver family consists of over 150 different converters, repeaters, switches, distance extenders and coarse wave division multiplexer modules, all of which operate on the same modular, and scalable platform. Each module provides a different solution and together the family covers almost every communication protocol. The family includes a base chassis in one, two, four and 16 slot varieties and is

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fully managed through any network management system based on simple network management protocol, or SNMP, including the MegaVision network management system discussed above under Optical Access.

     Charlotte's Networks, Inc.

     Charlotte's Networks is developing a core router for large service providers and carriers. The Aranea core router is Charlotte's Networks' first product. The Aranea router is capable of carrying both IP packets and time-division multiplexing, or TDM, voice traffic and enables the current WAN to grow in high orders of magnitude both in processing power and rate of transmission. The router has the ability to emulate a class 4 or 5 switch, enabling its voice traffic capability. It offers various interfaces and allows multiple Aranea machines to be clustered into a single virtual router for ultra-high speed. This feature allows construction of a machine with an aggregate bandwidth of multiple terabits per second. The Aranea can be configured to combine up to 16 port interfaces of any kind into a single dense wavelength division multiplexing link of up to 40 Gbps. The clustered machines may be managed as a single virtual router through the operating system called "AROS." The Aranea is designed to meet the exact requirements of new generation telecommunication service providers in terms of bandwidth, differentiated services, scalability and reliability and is positioned to take advantage of the explosive growth predicted for the WAN or terabit router segment of the router market.

     Zuma Networks, Inc.

     Zuma is developing a next generation gigabit Ethernet switch router platform. The platform is distinguished by very high gigabit Ethernet port density in a single chassis, outstanding packet forwarding performance; a multi-processor, multi-component hardware architecture supporting carrier class survivability; and a multi-processor software architecture supporting the coupling of wire speed switch routing functions with wire speed network services in a single platform. This router, named Zuma LightReef(TM) entered beta trials in December 2000 and shipments began in April 2001.

     Optical Crossing

     Optical Crossing's core experience is in free-space laser communications and semiconductor optoelectronic components. Optical Crossing has three internal product groups -- Optoelectronics Products, Optical Wireless Products and Networking Products and Services -- that address multiple aspects of optical wireless technology, from components to architectural implementation of all-optical networks. Products are currently in the prototyping and development stage.

     European Subsidiaries.

     MRV maintains European subsidiaries and branch offices in France, Germany, the United Kingdom, Italy, Switzerland, Sweden, Norway and Finland, which are involved in sales, services and distribution of data networking products. The activities of these companies include system design, integration and support as well as product sales to enterprise customers and carriers, including service providers. Products sold include products manufactured by other MRV companies or divisions, as well as products manufactured by third party vendors supplied as part of network system integration and distribution services. Such specialization allows MRV to penetrate targeted vertical and regional markets. As of September 30, 2001, MRV owned approximately 80% of its European subsidiaries.

OTHER KEY TECHNOLOGY INTERESTS

     In addition to its wholly owned and majority owned companies, MRV has significant interests in other key technology companies, including Zaffire, Inc. RedC Optical Networks and Hyperchannel Ltd.

     Zaffire is focused on developing a next-generation, optical services networking system for regional and metropolitan telecommunications networks. Zaffire offers a packet-enabled, DWDM optical solution designed specifically for deployment in metropolitan and regional-area networks. In July 2001, Zaffire reached an agreement with Centerpoint Broadband Technologies, Inc., under which Centerpoint would
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acquire Zaffire in an all stock transaction. Upon completion of the acquisition,
MRV expects to own less than 10% of Centerpoint. Centerpoint develops high capacity transport systems that maximize network performance for both optical and wireless networks. These highly scalable, dynamically flexible systems allow service providers advanced levels of bandwidth efficiency, capacity and high service velocity.

     RedC Optical Networks has developed a complete line of optical modules used for operating, monitoring and protecting optical networks including: optical amplifiers, add/drop modules, protection and restoration modules and DWDM monitoring.

     Hyperchannel, which does business under its trademark Hyporium is an independent net market maker for the information technology, or IT, industry, enabling IT vendors, distributors and resellers to trade online. Hyporium offers an alternative route to market through an online trading hub and reseller web storefronts.

SALES AND MARKETING

     Each MRV operating company maintains its own separate sales and marketing staffs, enabling the sales personnel to develop strong customer relationships and expertise in their respective areas. Each company has established its own direct sales force experienced in each subsidiary's business to address the new and evolving requirements of their business arena.

     MRV and its companies have sold their products worldwide to over 500 diverse customers in a wide range of industries; primarily, data communications, telecommunications and cable. No customer accounted for more than 10% of MRV's consolidated revenues in 1998, 1999 or 2000.

     MRV and its companies employ various methods, such as public relations, advertising, and trade shows to build awareness of their products. Public relations activities are conducted both internally and through relationships with outside agencies. Major public relation activities are focused around new product introductions, corporate partnerships and other events of interest to the market. MRV supplements its public relations through media advertising programs and attendance at various trade shows throughout the year, both in the United States and internationally.

SALES, SUPPORT AND DISTRIBUTION

     MRV continually seeks to augment and increase its distribution channels and sales forces to accelerate growth. Products are sold through MRV and its operating companies' direct sales forces, VARs, systems integrators, distributors, manufacturer's representatives and OEM customers. Sales and distribution divisions are organized along the following primary lines: direct sales, including OEM; domestic and international distributors; value-added resellers, or VARs, and systems integrators; and manufacturer's representatives.

     Direct Sales. MRV's companies employ worldwide direct sales forces primarily to sell their products to large OEM accounts and in some cases to end users. MRV believes that a direct sales force can best serve large customers by allowing salespeople to develop strong, lasting relationships, which can effectively meet the customers' needs. Direct sales staffs are located across the United States, Europe and Israel.

     Domestic and International Distributors. MRV and its companies work with both domestic and international distributors. Geographic exclusivity is normally not awarded unless the distributor has demonstrated acceptable performance. Distributors must successfully complete MRV's training programs and provide system installation, technical support, sales support and follow-on service to local customers. Generally, distributors have agreements with a one year term subject to automatic renewal unless otherwise canceled by either party. In certain cases with major distributors, the agreements are terminable on 30 days' notice. MRV uses stocking distributors, which purchase its product and stock it in their warehouse for immediate delivery, and non-stocking distributors, which purchase its products after the receipt of an order. Internationally, MRV sells through over 100 distributors in Asia, Africa, Europe, Australia, the Middle East, Canada and Latin America.

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     Value-Added Resellers and Systems Integrators. MRV and its companies use a select group of VARs and system integrators in the U.S., which are generally selected for their ability to offer MRV's products in combination with related products and services, such as system design, integration and support. This specialization allows MRV to penetrate targeted vertical markets such as telecommunications and cable TV. Generally, MRV uses a two-tier distribution system to reach a broader range of customers, however VARs may purchase the product directly from one or more of MRV's companies if the volume warrants a direct relationship.

     Manufacturers' Representatives. To supplement MRV's direct sales efforts, manufacturer's representatives are assigned by territory in the United States and work exclusively on commission.

     Customer Support and Service. MRV and its companies are committed to providing strong technical support to their customers. MRV operates customer service groups, and provide support through engineering groups, sales staff, distributors, OEMs and VARs. Customer support personnel are currently located at offices in California, Massachusetts, Maryland, Germany, England, Italy and Israel.

     International Sales. International sales accounted for approximately 59%, 58% and 63% of MRV's consolidated net revenues in 1998, 1999 and 2000, respectively.

MANUFACTURING

     MRV outsources the board-level assembly, test and quality control of its Internet infrastructure products to third party contract manufacturers, thereby allowing MRV to react quickly to market demand, to avoid the significant capital investment required to establish and maintain manufacturing and assembly facilities and to concentrate resources on product design and development. Final assembly, burn-in, final testing and pack-out are performed by MRV's companies and MRV and selected third-party contract manufacturers to maintain quality control. MRV's manufacturing teams are experienced in advanced manufacturing and testing, in engineering, in ongoing reliability/quality assurance and in managing third party contract manufacturer's capacity, quality standards and manufacturing process. Risks associated with the use of independent manufacturers include unavailability of or delays in obtaining adequate supplies of products and reduced control of manufacturing quality and production costs. If MRV's contract manufacturers fail to deliver products in the future on a timely basis, or at all, it would be extremely difficult for MRV to obtain adequate supplies of products from other sources on short notice. There can be no assurance that MRV's third party manufacturers will provide adequate supplies of quality products on a timely basis, or at all. While MRV could outsource with other vendors; a change in vendors may require significant time and result in shipment delays and expenses. The inability to obtain MRV's key products on a timely basis, the loss of a particular vendor or a change in the terms and conditions of the outsourcing could have a material adverse effect on MRV's business, operating results and financial condition.

     MRV relies extensively on MRV's and its companies own production capabilities for critical semiconductor lasers and LEDs used in MRV's products. MRV's optical transmission production process involves:

     - a wafer processing facility for semiconductor laser diode and LED chip manufacturing under stringent and accurate procedures using state-of-the-art wafer fabrication technology;

     - high precision electronic and mechanical assembly; and

     - final assembly and testing.

     Relevant assembly processes include die attach, wire bond, substrate attachment and fiber coupling. MRV also conducts tests throughout MRV's manufacturing processes using commercially available and internally built testing systems that incorporate proprietary procedures. MRV and its companies perform final product tests on all of their products prior to shipment to customers. Many of the key processes used in MRV's products are proprietary; and, therefore, many of the key components of its products are designed and produced internally. Because MRV and its companies manufacture these and other key

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components of their products at their own facilities and they are not readily available from other sources, any interruption of the manufacturing process could have a material adverse effect on MRV's operations. Furthermore, MRV and its companies have a limited number of employees dedicated to the operation and maintenance of wafer fabrication equipment, the loss of any of whom could result in their inability to effectively operate and service that equipment. Wafer fabrication is sensitive to a wide variety of factors, including variations and impurities in the raw materials, difficulties in the fabrication process and performance of the manufacturing equipment. There can be no assurance that MRV and its companies will be able to maintain acceptable production yields and avoid product shipment delays. In the event adequate production yields are not achieved resulting in product shipment delays, MRV's business, operating results and financial condition could be materially adversely affected. While MRV believes its companies have sufficient manufacturing capacity for growth in the coming years, at various times there have been shortages of parts in the electronics industry, and certain critical components have been subject to limited allocations. Although shortages of parts and allocations have not had a material adverse effect on MRV's results of operations, there can be no assurance that any future shortages or allocations would not have that effect.

     MRV and its companies are subject to a variety of federal, state, and local governmental laws and regulations related to the storage, use, emission, discharge, and disposal of toxic, volatile or otherwise hazardous chemicals used in the manufacturing process. Although MRV believes that it is in material compliance and has complied with all applicable legal requirements, any failure by MRV to comply with present and future regulations could subject MRV to future liabilities or the suspension of production. There can be no assurance that environmental laws and regulations will not result in the need for additional capital equipment or other requirements. Further, these laws and regulations could restrict MRV's ability to expand operations. Any failure by MRV or its companies to obtain required permits for, control of use of, or adequately restrict the discharge, emission or release of, hazardous substances under present or future laws and regulations could subject MRV to substantial liability or could cause MRV's manufacturing operations to be suspended. That liability or suspension of manufacturing operations could have a material adverse effect on MRV's operating results. To date, these environmental laws and regulations have not had a material adverse effect on MRV's operating results.

COMPETITION

     The communications equipment and component industry is intensely competitive. MRV and its companies compete directly with a number of established and emerging computer, communications and networking device companies. Direct competitors in optical networking and Internet infrastructure, generally include Cisco Systems, Lucent Technologies, Nortel Networks and 3Com Corporation. Direct competitors for MRV's optical wireless technology include AirFiber, Canon and TeraBeam. Direct competitors in fiber optic components include Agilent Technologies, Corning Incorporated, Finisar Corporation, Fujitsu, Infineon AG, International Business Machines Corporation, JDS Uniphase Corp., Lucent Technologies, Inc., Sumitomo and Tyco International, Ltd. Many of MRV's competitors have significantly greater financial, technical, marketing, distribution and other resources and larger installed customer bases than MRV. Several of these competitors have recently introduced or announced their intentions to introduce new competitive products. Many of the larger companies with which MRV competes offer customers a broader product line, which provides a more comprehensive networking solution than the products of MRV and its companies.

     In addition to competitors competing with products that perform similar functions, there are also several alternative network technologies. For example, in the local access market, MRV's products compete with telephone network technology known as "ADSL," an acronym for asymmetric digital subscriber line. In this technology, digital signals are transmitted through existing telephone lines from the central office to the home. MRV also expects that competitive pricing pressures could result in price declines for MRV and its companies and their competitors' products. This increased competition, if not accompanied by decreasing costs, could result in reduced margins and loss of market share, which would materially and adversely affect MRV's business, operating results and financial condition.

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     The communications industry has become increasingly concentrated in recent years as a result of consolidation. This consolidation is likely to permit MRV's various competitors to devote significantly greater resources to the development and marketing of new competitive products and the marketing of existing competitive products to their larger installed bases. MRV expects that competition will increase substantially as a result of these and other industry consolidations and alliances, as well as the emergence of new competitors.

PROPRIETARY RIGHTS

     To date, MRV and its companies have relied principally upon copyrights and trade secrets to protect its proprietary technology. Generally, MRV enters into confidentiality agreements with its employees and key suppliers and otherwise seek to limit access to and distribution of the source code to software and other proprietary information. There can be no assurance that these steps will be adequate to prevent misappropriation of MRV's technologies or that a third party will not independently develop technology similar or superior to any MRV possesses.

     MRV has received notices from third parties alleging possible infringement of patents with respect to product features or manufacturing processes. MRV believes these kind of notices are common in the communications industry because of the large number of patents that have been filed on these subjects. MRV's policy is to discuss these notices with the senders in an effort to demonstrate that its products and/or processes do not violate any patents. MRV is currently involved in these kind of discussions with Lucent Technologies, Nortel Networks, Ortel, Rockwell International Corporation and the Lemelson Medical, Education & Research Foundation. MRV does not believe that any of MRV's or its companies' products or processes violates any of the patents asserted by these parties and further believes that it has meritorious defenses if any legal action is taken by any of these parties. However, an assertion by one or more of these parties of a claim that results in a conclusion unfavorable to MRV could materially and adversely affect MRV's business, operating results and financial condition.

     In the future, litigation may be necessary to protect trade secrets and other intellectual property rights owned by MRV, to enforce any patents issued to MRV or its companies, to defend against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any litigation of this kind could be costly and a diversion of the attention of the management involved, which could have a material adverse effect on MRV's business, operating results and financial condition. An adverse determination in that litigation could further result in the loss of MRV's proprietary rights, subject it to significant liabilities, require MRV to seek licenses from third parties or prevent MRV and its companies from manufacturing or selling their products, any of which could have a material adverse effect on MRV's business, operating results and financial condition. MRV typically has agreed to indemnify its customers and key suppliers for liability incurred in connection with the infringement of a third party's intellectual property rights.

EMPLOYEES

     As of September 30, 2001, MRV and its consolidated companies employed a total of approximately 2,200 full-time employees compared with approximately 2,600 at December 31, 2000. None of MRV's employees is represented by a union or governed by a collective bargaining agreement, and MRV believes its employee relationships are satisfactory.

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PROPERTIES

     MRV's principal administrative, sales and marketing, research and development and manufacturing facility is located in Chatsworth, California. The table below lists the locations, square footage and expiration dates of MRV's owned and leased facilities for MRV's major operations.

                          LOCATION                            SQUARE FEET    DATE LEASE EXPIRES
                          --------                            -----------    ------------------
Shanghai, China.............................................     48,495           10/31/47
Shanghai, China.............................................    139,008            1/31/49
Gif Sur Yvette, France......................................     17,222              Owned
Yokneam, Israel.............................................     12,917            9/30/03
Yokneam, Israel.............................................     17,350           12/31/07
Yokneam, Israel.............................................     19,526            1/25/03
Yokneam, Israel.............................................     24,757             6/1/04
Stockholm, Sweden...........................................     52,205            6/30/03
Geneva, Switzerland.........................................     31,215            6/30/03
Zurich, Switzerland.........................................     17,147            9/30/09
Chu-Pei, Taiwan.............................................     15,989              Owned
Hinchu, Taiwan..............................................     12,712            3/31/16
Hinchu, Taiwan..............................................     18,895           12/31/01
Hinchu, Taiwan..............................................     31,043           12/31/01
Hinchu, Taiwan..............................................    165,910              Owned
Miao-Li County, Taiwan......................................     24,398              Owned
Chatsworth, CA, USA.........................................     12,800             3/1/02
Chatsworth, CA, USA.........................................     17,700            2/28/04
Chatsworth, CA, USA.........................................     20,950             1/1/03
Chatsworth, CA, USA.........................................     22,200           12/31/05
Chatsworth, CA, USA.........................................     50,000             7/1/04
Littleton, MA, USA..........................................    101,031            9/30/03
San-Diego, CA, USA..........................................     28,930           12/31/01
Ventura, CA, USA............................................     46,200            8/31/08
West Hills, CA, USA.........................................     38,795            3/30/05

     MRV believes that its facilities are sufficient to meet its current needs and that adequate additional space will be available for lease when required.

LEGAL PROCEEDINGS

     MRV is involved in lawsuits, claims, investigations and proceedings, including patent, commercial and environmental matters, which arise in the ordinary course of business. There are no matters pending that MRV expects to be material in relation to MRV's business, consolidated financial condition, results of operations or cash flows.


     However, in December, 1996, Datapoint brought an action against NBase Communications, Inc., one of MRV's subsidiaries, and several other defendants in the United States District Court, for the Eastern District of New York alleging infringement of two of Datapoint's patents related to local area networks, or LANs, more particularly to claimed improved LANs which provide interoperatively combined with additional enhanced capability and/or which provide multiple different operational capabilities. In the same lawsuit, Datapoint alleges that other defendants including Dayna Communications, Inc., Sun Microsystems, Inc., Adaptec, Inc., International Business Machines Corporation, Lantronix and SVEC America Computer Corporation have infringed the same two patents. MRV has been advised that several other companies, including Intel Corporation and Cisco Systems, Inc., have also had actions brought against them by Datapoint with respect to the same two patents. The action against NBase and its codefendants seeks, among other things, an injunction against the manufacture or sale of products that embody the inventions set forth in the two patents and single and treble damages for the alleged infringement. Datapoint's complaint also seeks to have the court determine that the named defendants shall serve as representatives of a defendant class of manufacturers, vendors and users of products allegedly infringing on Datapoint's claimed patents from which defendant class Datapoint seeks the same relief as from the individual defendants. In February 1999, the court entered judgment in favor of the defendants and Datapoint has appealed. We are cooperating with several of the defendants in pursuit of common defenses and believe the claim is without merit. If a conclusion unfavorable to NBase is reached, however, Datapoint's claim could materially adversely affect MRV's business, operating results and financial condition.


     MRV has received notices from third parties alleging possible infringement of patents with respect to product features or manufacturing processes. For a discussion of these notices and the claims, see "Business of MRV -- Proprietary Rights" earlier in this prospectus.

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

                              BUSINESS OF LUMINENT

OVERVIEW

     Luminent designs, manufactures and sells a comprehensive line of fiber optic components that enable communications equipment manufacturers to provide optical networking equipment for the rapidly growing metropolitan and access segments of communications networks. Luminent's products are designed to meet the increasing bandwidth requirements between long-haul telecommunication networks and end users. Luminent specializes in singlemode fiber optic components and subsystems for high-capacity data transmission for long-reach applications in the metropolitan and access markets. Luminent provides a broad product line of high performance fiber optic components, the technical depth to offer next generation optical components, a quick response to new requirements and volume manufacturing for these components. Luminent's direct sales customers include communications equipment manufacturers, such as Cisco Systems, General Instrument, Marconi Communications and Pandacom. In addition, Luminent sells its products to distributors who, in turn sell to customers such as Cabletron Systems, Extreme Networks and Foundry Networks.

INDUSTRY BACKGROUND

     For a discussion of the evolution of the demand for bandwidth and the deployment of optical networks, see the section entitled "Business of MRV -- Industry Background" earlier in this prospectus supplement.

     Optical fiber is currently being deployed across the three major segments of communications networks: long-haul, metropolitan and access.

     Long-haul networks. Long-haul networks connect the communications networks of metropolitan areas around the world and transport large amounts of data and voice traffic. To solve congestion problems, service providers have invested significant resources in the deployment of optical infrastructure including the use of dense WDM. As a result, current long-haul networks provide very high transmission capacity and speed, or bandwidth, for transmitting data over very long distances. The build-out of long-haul networks represents an important step in improving network infrastructure to support increased demand for new services and greater traffic volumes.

     Metropolitan networks. Metropolitan networks connect long-haul networks and access networks. Due to the increase in data traffic and the demand for enhanced services, the existing metropolitan network infrastructure has become a bottleneck for the provision of communication services to businesses. Accordingly, service providers have begun to invest in infrastructure to help reduce capacity constraints in this portion of the network.

     Access networks. Access networks include business and residential networks. Business access networks connect metropolitan networks and businesses. Traditional business access networks use existing copper based solutions, which are slow compared to high-speed networks commonly used within businesses. Established and new service providers are deploying new technologies in order to provide high bandwidth connectivity to the business user.

     Residential access networks provide connectivity between the metropolitan network and the home. Currently, multiple services such as cable television, satellite, telephony and high-speed data lines are being offered to home users based on multiple copper solutions. As high data rates and new services become widely available to the home user, copper solutions will become increasingly insufficient to meet the consumer's demands. Service providers are beginning to deploy fiber to neighborhoods, to the curb and to the home enabling the residential user to obtain a wide range of current and future services.

     Singlemode Optical Components

     Singlemode components are coupled to singlemode optical fiber and have superior transmission characteristics in high capacity, longer distance applications as compared to multimode fiber. Singlemode
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fiber has physically pure pulses of light which do not overlap with each other as quickly as the pulses of light on multimode fiber. Pulses of light that overlap result in the information carried by the fiber being lost. As data transmission speeds have increased, singlemode fiber has become necessary for even relatively short transmission distances due to its superior performance. As a result, singlemode fiber has progressed from being the fiber of choice in the long-haul market to being accepted as the preferred fiber for most high-speed transmission applications.

     The increasing use of WDM technology in metropolitan and access markets has also driven demand for singlemode fiber optic components. WDM systems require extensive use of active and passive fiber optic components to enable communication equipment manufacturers to increase system capacity by adding additional light signals on a single optical fiber.

THE LUMINENT SOLUTION

     Luminent designs, manufactures and sells a comprehensive line of singlemode fiber optic components that enable communications equipment manufacturers to build advanced fiber optic communications systems for the rapidly growing metropolitan and access markets. Luminent's approach combines its extensive research and development experience along with design, engineering and manufacturing capabilities to deliver a wide array of high quality, cost-effective and reliable, active and passive components. Luminent believes its ability to integrate active and passive technologies, its years of experience in fiber-to-the-curb and fiber-to-the-home components, Luminent's ability to provide innovative customer solutions, its strong relationships with key communication equipment manufacturers and its ability to scale manufacturing to meet high volume customer requirements provide Luminent with competitive advantages. Luminent believes its products provide the following key benefits to Luminent's customers:

     High performance, cost-effective components. Luminent's active and passive products are designed to maximize both distance and bandwidth over singlemode fiber while providing efficient and reliable transmission. Luminent offers high performance and reliable components that can be tailored to meet a wide range of customer specifications. Luminent's fiber optic components incorporate proprietary technology that delivers high performance under demanding environmental conditions. Luminent believes its high performance and reliable singlemode fiber optic components have enabled it to advance Luminent's position in the metro and access fiber optic markets.

     Broad product offerings. Luminent offers a broad product line of active and passive components in a variety of packaging configurations. Luminent's active components include custom wavelength distributed feedback lasers, high temperature lasers, vertical cavity surface emitting lasers, edge emitting light emitting diodes, or LEDs, surface emitting LEDs and detectors with electrical amplifiers. Luminent's passive components include WDM add/drop components, thin film filters, high-speed external modulators, fiber amplifiers, fused biconical couplers, fused biconical WDM couplers and WDM multiplexers, circulators, isolators and collimators. These broad product offerings allow Luminent to satisfy a wide array of customer requirements in metropolitan and access networks. In addition, Luminent offers a number of products integrating active and passive components.

     Innovation and flexibility. Luminent's over a decade of experience in device fabrication, packaging and integration provides Luminent with the knowledge and capability to meet the changing needs of its customers. Luminent's intellectual property and technical know-how enables Luminent to innovate next generation products for its customers. Luminent was an early developer of singlemode fiber WDM optical component technology for fiber-to-the-curb and fiber-to-the-home applications. These components currently provide next generation high-speed services to hundreds of thousands of homes. In addition, Luminent offers coarse WDM components that enable communication equipment manufacturers to implement WDM inside their equipment at a fraction of the cost of dense WDM. Coarse WDM utilizes Luminent's experience in laser fabrication, passive component fabrication, packaging and electronic design. As a result of its manufacturing capabilities in all these areas, Luminent can reduce its time to market for innovative product designs. Luminent has close working relationships with many key customers, allowing

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

Luminent to be involved in the initial stages of new designs. This exposure provides Luminent with a better understanding of customer demands and helps focus Luminent's development effort towards their evolving needs.

     Strong manufacturing capabilities. Luminent's ability to manufacture a broad range of active and passive components is key to Luminent's success and enables Luminent to respond to customers' requirements with reduced lead times. In addition, Luminent's advanced packaging process enables it to manufacture high volume, cost-effective, singlemode components. Luminent believes that its advanced laser fabrication facilities, its thin film deposition lab, its wave-guide fabrication facilities and its proprietary packaging technology provide Luminent with a competitive advantage for manufacturing fiber optic components.

PRODUCTS

     Luminent provides an extensive offering of active and passive singlemode fiber optic components that support a wide range of requirements for the metropolitan and access networks. Prior to the acquisition of Fiber Optic Communications on April 24, 2000, Luminent's business consisted entirely of active fiber optic components. The acquisitions of Fiber Optic Communications and Quantum expanded Luminent's product offerings into passive components.

     Active Components

     Active components are the core technology for fiber optic networks and require electrical power to generate, boost or transform optical signals.

     Mixed signal, single fiber components. These components are capable of transmitting bi-directional digital and analog information over a single fiber. Luminent's products in this category are called duplexers and triplexers. A duplexer transmits and receives light simultaneously and independently. A triplexer is a component that both transmits and receives one wavelength of light, while also receiving a second wavelength of light. These components offer high performance in many critical parameters, including laser power, linearity, receiver responsivity, receiver frequency response and cross talk between the laser and receiver. These components are used to provide cable television, satellite distribution, data services and telephony, all over a single fiber for residential access.

     Transceivers. A transceiver, the most common fiber optic data link, has both a transmitter and receiver built into one unit. A transmitter converts electrical signals into optical signals and launches them into the fiber. A receiver receives the optical signal, converts it back to an electrical signal and amplifies it.

     Luminent offers a wide variety of transceivers designed for a number of applications. This broad product line enables Luminent to meet a wide variety of customer requirements for singlemode fiber-based transceivers. These transceivers vary in package style, distance requirements, speed requirements and protocols, including the most widely used protocols, asynchronous transfer mode, Fiber Channel and Ethernet. Luminent has packaged several of its transceivers to have advantages over its standard components. For example, the small form factor transceiver allows an equipment manufacturer to achieve twice the number of fibers connected from the equipment; the pluggable transceiver can be removed and inserted in an operational network, which makes it well suited for field upgrades; and the single fiber transceiver provides transceiver functionality over one fiber instead of two. Luminent is also aggressively adding next generation transceivers to this product line.

     Due to high output power and high receiver sensitivity, Luminent's products achieve long reach transmissions. Additional options include a wide operating temperature range, lower operating voltages for reduced power consumption and a wide range of wavelengths. Applications for custom wavelength transceivers include optical network monitoring and management of coarse WDM.

     Coarse WDM subsystems. Coarse WDM subsystems are a combination of active and passive components that can be integrated into a communication equipment vendor's product. These subsystems enable communications equipment manufacturers to implement wavelength division multiplexing inside
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

their equipment at a cost lower than that of dense WDM. Coarse WDM technology is more cost-effective because it uses un-cooled transceivers that do not require costly and power consuming thermoelectric coolers. Luminent offers coarse WDM subsystems in multiple versions for varying transmission speeds.

     LEDs for fiber optic communications. Luminent's light emitting diodes, or LEDs, are used as a light source for fiber optic transmission because they require less expensive control circuitry as compared to laser diodes. Luminent manufactures two types of LEDs: surface emitting LEDs and edge emitting LEDs. Luminent's surface emitting LEDs are designed for use in low cost, high volume, high speed and short-reach transceivers. In some singlemode fiber low speed applications, customers prefer to use edge emitting LEDs instead of laser diodes, as they are easier to use. Luminent's edge emitting LEDs provide high power performance for singlemode fiber.

     Laser diodes. Laser diodes convert electrical signals to optical signals and are the most widely used light sources for optical communications systems. Luminent's cost-effective packaging technology currently supports high-speed laser modulation for networks in its target market. Both cooled and un-cooled devices can be configured with high suppression of reflection. Luminent's extensive line of different packaging allows Luminent to provide flexible solutions for the customer's applications.

     Luminent provides distributed feedback and Fabry-Perot lasers that operate at standard wavelengths, as well as special wavelengths. Distributed feed back lasers use a mirror that reflects one wavelength while Fabry-Perot lasers use mirrors that reflect all wavelengths. Luminent's high temperature lasers are stable over a wide range of temperatures and can operate above 100 degrees Centigrade. These un-cooled lasers are particularly suitable for use in transceivers where heat dissipation is a concern and in uncontrolled environments, such as those involved with fiber-to-the-curb.

     Analog fiber optic links. Analog links, unlike digital links, do not use a single, high-speed data stream. Instead, a typical analog link is made up of multiple data streams. This, in turn, requires the laser and receiver to meet more stringent performance criteria. Luminent's analog technologies are used in cable television, cellular, satellite and wireless local area networks. In addition, its analog links are utilized throughout the cable television industry in both the downstream and upstream transmissions.

     Luminent's analog fiber optic links avoid the high losses associated with the transport of radio frequency signals over coaxial cables. Luminent's linear lasers and high-speed receivers enable the components to be used in very stringent analog applications. Luminent also offers high levels of integration of its analog sub-assemblies, which it believes results in greater overall value to its customers.

     Photo detectors and receivers. Photo detectors convert optical signals into electrical signals. In addition to photo detectors Luminent offers receivers that include photo detectors with electrical amplifiers for greater functionality. Luminent's packaging technology allows Luminent to improve performance and increase speeds over standard products.

     Electro-optic modulators. Lithium niobate electro-optic modulators are used to transfer information onto a light signal without the modifying wavelength of the light. These modulators enable data to travel extended transmission distances compared to a directly modulated laser. Electro-optic modulators can be used to modulate the phase or amplitude of an optical signal depending on the design of the device.

     Vertical cavity surface emitting lasers. Vertical cavity surface emitting lasers are one of Luminent's few products targeted for multimode applications. Vertical cavity surface emitting lasers emit light perpendicular to the semiconductor surface. Luminent's devices have stable fiber-coupled power, good high temperature characteristics and are designed for use in short reach gigabit Ethernet transceivers. Vertical cavity surface emitting lasers are ideal for applications involving short distances where they can be coupled to the fiber through passive alignment techniques allowing for very high volume, low cost manufacturing. Luminent's vertical cavity surface emitting lasers are carefully designed and processed to avoid signal degradation that can occur when operated at high speeds.

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     Passive Components

     Passive components are used to direct, split and merge optical signals without the use of electricity. These components have become critical due to the use of fiber amplifiers, passive networks and WDM technology.

     Couplers. Couplers are used to combine and/or split optical signals. Luminent offers a wide variety of singlemode and multimode fused biconical couplers. A fused biconical coupler is made when the cores of two fibers are fused together. By precisely controlling the manufacturing process not only can different ratios of power from each fiber be controlled, but also the coupler can act as a WDM element by coupling light of one wavelength over one fiber and light of a separate wavelength over the other fiber.

     Couplers are one of the most common components of any optical network, WDM system, optical amplifier, or optical switch. Luminent's couplers provide low reflection and low power loss and operate over a wide range of temperatures and wavelengths. Luminent's couplers are designed for robust operation under difficult environmental conditions.

     Isolators. Isolators allow transmission of optical signals in one direction but block transmission in the other direction. Luminent's high performance isolators are used with fiber amplifiers and lasers to prevent reflections from entering the device. Luminent's isolators are highly reliable and feature high suppression of reflection with low power loss over wide ranges of temperatures and wavelengths.

     WDM thin film add/drop components. Thin film filters enable the transmission of specific optical wavelengths and the reflection of others. These filters consist of multiple layers of differing materials deposited in vacuum chambers. Thin film filter add/drop components allow for the removal and insertion of wavelengths in WDM systems with minimal power losses. These modules are designed for building flexible solutions and for architectures where only a few wavelengths are dropped at one location.

     Luminent offers a family of thin film based WDM modules for band splitting, bi-directional multiplexing and demultiplexing, supervisory add/drop and band add/drop applications. Luminent's thin film filter products have important features, including low power loss, uniform performance over a wavelength band and high suppression of reflection.

     Circulators. Optical circulators are used in wavelength management applications to direct optical signals to the appropriate sections of the system. These circulators enable new services such as adding or dropping individual channels at defined points in the network. Luminent offers fiber-coupled circulators with wide bandwidth, high suppression of reflection, low polarization sensitivity and low power loss characteristics.

     Variable fiber optic attenuators. Attenuators reduce the amplitude of a signal without distorting the waveform. A variable fiber optical attenuator is a component used to equalize the power between different WDM channels before being amplified by a fiber amplifier. In addition, attenuators can protect receivers from excessively strong signals that might otherwise increase error rates.

     Fiber gratings. A grating is a series of reflections over a length of fiber. Several products can be made by tailoring the characteristic of the fiber grating, including dense WDM wavelength separation, dispersion compensation and wavelength locking. Luminent's fiber grating technology allows Luminent to support new system designs based on the flexibility of fiber grating components.

     Optical connectors and adapters. Optical connectors are used to couple light either directly from a component or from another fiber. Adapters are the components that facilitate the connection of any two connectors. The overall performance and reliability of various fiber optic network systems depends upon these components. These parts feature low power loss and low reflection over a wide range of temperatures, wavelengths and mechanical stresses. Luminent has developed a wide range of both normal and hybrid adapters to meet most industry requirements.

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TECHNOLOGY

     Luminent's technical capabilities span several key areas. Luminent believes its technical depth can enable rapid development and deployment of new singlemode fiber optic components and subsystems. The development and manufacturing of superior singlemode fiber optic components require advanced knowledge in the following technology areas:

     Device fabrication. Active components are necessary elements for every optical communication link as electrical signals must be converted to optical signals in an optical network. Luminent operates two device fabrication facilities for the production of active components. Device fabrication is an extremely complex procedure that requires the use of multiple advanced processes. The key technology for optimized laser performance is the growth of material where an electrical signal is converted into an optical signal, which it performs with metal organic chemical vapor deposition. Metal organic chemical vapor deposition is the most advanced growth technology available and is capable of achieving atomic level thickness control and exact composition control allowing for the highest level of device performance. Luminent's control of these difficult processes enables Luminent to manufacture lasers that operate effectively at extremely high temperatures and lasers for WDM systems.

     Thin film filter fabrication. Thin film filter based add/drop components are used in WDM systems and allow for the removal and insertion of a particular wavelength while permitting other wavelengths to continue through the module. Thin film filters are comprised of multiple layers of differing materials deposited in a large vacuum chamber onto the surface of a glass like material. Band pass filters for dense WDM and coarse WDM applications require over one hundred layers of deposition with extremely tight tolerances. Manufacturing these filters to the required degree of precision is extremely difficult for tightly-spaced channels.

     Luminent's advanced thin film capabilities include 200 GHz dense WDM filters, coarse WDM band pass filters and advanced antireflective coatings for a variety of applications. Luminent's thin film filter products have important features, including low insertion loss, flat top band pass, high suppression of reflection and low polarization sensitivity. Luminent's ability to manufacture filters with high levels of performance is a direct result of substantial experience in process development and equipment enhancement.

     Optics. Micro-optics design is a critical element in order to achieve a high degree of coupling between components and a singlemode fiber. Luminent's experience in optical design has allowed Luminent to provide cost-effective source lasers with high output power. In addition, Luminent's passive component characteristics directly benefit from the experience Luminent has in optics design. Luminent utilizes optics design software, production experience and close relationships with optics suppliers to achieve new product development. Luminent's capability to manufacture individual fundamental components allows Luminent to maintain technological competitiveness in the design of integrated components, such as distributed feed back lasers with isolators, receivers with filters, coarse WDM transceiver modules and dense WDM add/drop switching modules.

     In addition to micro-optics, Luminent has developed advanced fiber based technology. The most common of the products developed from this technology are couplers used to combine and split signals in an optical network. A fused biconical coupler is made when the cores of two fibers are fused together. The light coming in on one fiber is then split between the two fibers on the output side. A WDM coupler either couples or splits the light of one wavelength on one fiber with light of a separate wavelength on the other fiber. Luminent's precise control of the manufacturing process allows Luminent to provide a wide range of WDM and fixed ratio couplers. Luminent's coupler manufacturing techniques allow it to meet varying customer specifications while achieving both high volume manufacturing and highly reliable components.

     Luminent has also developed advanced optical technologies based on the wave-guide approach. The design and manufacturing of wave-guides in materials such as silicon, lithium niobate and indium phosphide all require high degrees of wave-guide modeling, layer growth/deposition and process control.

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Luminent's technology in the area has enabled Luminent to produce electro-optic modulators and lasers with high coupling efficiencies into singlemode fiber. Luminent is currently developing arrayed wave-guide gratings, and other components necessary for dense WDM and integrated WDM technologies.

     Packaging. For over a decade, Luminent has continued to develop packaging techniques needed for high volume, cost-effective, singlemode fiber optic component manufacturing. Luminent's active components employ proprietary packaging technology as well as automated laser-welding technology in order to achieve extremely accurate sub-micron alignment. Sub-micron alignment is required for coupling light out of a laser into singlemode fiber that has a diameter of 9 microns. Luminent's passive components also employ proprietary packaging technology to achieve the same degree of precision alignments. Luminent's packaging techniques provide coupling stability over the wide temperature range that is necessary to meet even the most demanding applications.

     The combination of Luminent's packaging technologies and its experience in lasers, filters and electronics has enabled Luminent to design several highly integrated modules. Examples of these products include small form factor transceivers, single fiber modules and coarse WDM subsystems.

     Electronic design. As data rates increase, circuit design becomes more critical to the performance of its products. Luminent has a team of digital design engineers dedicated to electronic design and development for integrated components such as transmitters, receivers and transceivers. Luminent also has a team of design engineers dedicated to analog product lines that include return path transmitters and receivers, cellular/personal communications services band transceivers and subsystems for a variety of outdoor applications.

INTELLECTUAL PROPERTY

     Luminent relies on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its proprietary rights. As of September 30, 2001, Luminent owned five issued patents in Taiwan and one issued patent in the U.S. relating to its technologies. These patents include:

     - "Optical Isolator with low polarization mode dispersion" applying to Luminent's family of isolators, which is valid in Taiwan until August 2008;

     - "Reflective Parallel Fiber Optic Circulator" applying to Luminent's circulator design and which is valid in Taiwan until March 2017;

     - "Optical Circulator" applying to Luminent's circulator design and is valid in the USA until August 2017 and Taiwan until March 2017;

     - "Optical Fiber Polisher" applying to the polishing equipment Luminent uses internally for manufacturing and is valid in Taiwan until October 2010; and

     - "Used on Solid State CCD Camera Optical Photometric Filter" apply to Luminent's deposition science and is used on coatings on crystals and applies in Taiwan until April 2009.

     Luminent has six additional patents pending: two in Taiwan and four in the U.S. Luminent also utilizes unpatented proprietary know-how and trade secrets and employ various methods to protect them. Luminent has no licenses which it believes are material to its business.

     From time to time, third parties, including Luminent's competitors, may assert patent, copyright and other intellectual property rights to technologies that are important to Luminent. Luminent expects that it will increasingly be subject to infringement claims as the number of products and competitors in its market grows and the functioning of products overlaps. In this regard, in early 1999, Luminent received a written notice from Rockwell Corporation in which Rockwell claimed to have patent rights in certain technology related to MRV's and Luminent's metal organic chemical vapor deposition processes. Rockwell requested them to review their processes in light of one of Rockwell's issued patents, which has been done and determined that the cited patent has expired. Luminent believes that none of its product sales relates to the Rockwell claim. In October 1999, Luminent received a written notice from Ortel Corporation, which has since been acquired by Lucent Technologies, Inc., in which Ortel claimed to have patent rights in certain technology related to Luminent's triplexer and duplexer products. Ortel requested that Luminent review its products in connection with one of Ortel's issued patents. Luminent is evaluating the information provided to it thus far by Ortel and is also evaluating the validity of Ortel's patent noted in Ortel's letter. In January 2001, Luminent was advised that Lucent had assigned certain of its rights and claims to Agere Systems, Inc., including the claim made on the Ortel patent. To date, Luminent has not been contacted by Agere regarding this patent claim. MRV is presently seeking to determine whether it or Luminent may have violated and the extent of their usage of, and related revenues from, technology covered by this patent. Based on our evaluation to date, Luminent has concluded that the Ortel claim (evidently now the property of Agere) relates to an aspect of its triplexers. Net sales of Luminent's triplexers accounted for approximately 5% of total net sales during the year ended December 31, 2000. In May 2001, MRV and Luminent received written notice from IBM, which claims that several of Luminent's optical components make use of inventions covered by certain patents claimed by IBM. Luminent is presently seeking to determine whether it may have violated and the extent of its usage of, and related revenues from, technology covered by the IBM patents. Based on its evaluation to date, it has concluded that the IBM claim relates to certain of Luminent's transceivers. Net sales of the transceivers in question accounted for approximately 25% of Luminent's total net sales during the year ended December 31, 2000.

     The patents of Ortel and IBM and other patents of which MRV and Luminent are not presently aware that may relate to Luminent's products may be determined to be valid, or some of their products may ultimately be determined to infringe these patents, or those of other companies. Agere, IBM or other companies may pursue litigation with respect to these or other claims. The results of any litigation are inherently uncertain. In the event of an adverse result in any litigation with respect to intellectual property rights relevant to products that could arise in the future, that may require the company to pay substantial damages under applicable law, to cease the manufacture, use and sale of infringing products or to expend significant resources to develop non-infringing technology. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. Accordingly, any infringement claim or litigation against us could significantly harm Luminent's business, operating results and financial condition.

RESEARCH AND DEVELOPMENT

     Luminent believes that in order to maintain its technological competitiveness, Luminent must enhance its existing products and continue to develop new products. Luminent's research and development expenses were approximately $5.0 million, $8.7 million and $18.2 million for the years ended December 31, 1998, 1999 and 2000, respectively. Luminent's research and development expenses were approximately $12.8 million and $13.9 million during the nine months ended September 30, 2000 and 2001, respectively. At September 30, 2001, Luminent had 145 employees engaged in research and development, including 63 engineers with advanced degrees and 14 engineers who are PhDs.

CUSTOMERS

     Luminent's customers include major communications equipment manufacturers in the U.S. and international markets, which incorporate Luminent's products into their equipment that they in turn sell to network service providers.

     The following table provides information concerning Luminent's customer concentration, which accounted for 10% or more of Luminent's net sales in 2000, and their respective sales percentages for 1998 and 1999 and the nine months ended September 30, 2000 and 2001:

                                                                                NINE MONTHS
                                                                                   ENDED
                                                    YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                    -----------------------    --------------
                     CUSTOMER                       1998     1999     2000     2000     2001
                     --------                       -----    -----    -----    -----    -----
Marconi Communications............................   18%      40%      18%      15%      14%
Cisco Systems.....................................    5%       6%      11%      12%      10%

     Luminent has no long-term contracts with its customers and sales are typically made pursuant to individual purchase orders, often with extremely short lead times. A number of Luminent's current customers were acquired through the acquisitions of Fiber Optic Communications, Optronics and Quantum, and Luminent has only a limited history with them as customers.

SALES, MARKETING AND TECHNICAL SUPPORT

     Luminent markets its products worldwide through a direct sales force as well as through distributors' and manufacturers' representatives. Luminent's sales force maintains close relationships with decision-makers at most of its key customers. The direct sales force also manages the relationship of Luminent's distributors' and manufacturers' representatives. Luminent's sales people have strong technical backgrounds, typically with at least a B.S. or the equivalent in engineering. Luminent's sales offices are located in Chatsworth, San Francisco and San Jose, California; Austin, Texas; Sandown, New Hampshire; Raleigh, North Carolina, and Nagold, Germany.

     Luminent's main distributor in North America is Unique Technologies, a subsidiary of the Veba Corporation. Unique Technologies provides extensive coverage in the United States and Canada for some of its customers. Other distributor relationships have been established in Germany, Japan, the United Kingdom, Taiwan, People's Republic of China, Korea, Benelux, Israel, South Africa, Australia, Spain, France and Denmark.

     Luminent's trained staff provides technical support to its customers, distributors and representatives. All customer support engineers are trained and typically have a degree in physics or electrical engineering. Luminent believes that customer service and support is as valuable and as important as its technology.

COMPETITION

     The fiber optic component industry is highly competitive and subject to rapid technological change. Luminent believes that the principal competitive factors in the active fiber optic component market are support for multiple optical interfaces, output power, wavelength selection, electrical interface standards, mechanical packaging, price, lead times and reliability. Luminent believes that the principal competitive factors in the passive component market are optical performance of components, quality and reliability, manufacturing capacity, timely delivery, customer relationships, pricing, comprehensiveness of product offerings and customization to customer specifications. Luminent believes it competes favorably in each of these factors for both active and passive components. Luminent also believes that its products are favorably priced compared to equivalent products currently available from its competitors. Based on Luminent's assessment of the price performance ratio of competitive products, it believes that its products currently compare favorably with similar products, although Luminent cannot assure you that they will continue to do so.

     Luminent's current competitors include Agilent Technologies, Corning Incorporated, Finisar Corporation, Fujitsu, Infineon AG, International Business Machines Corporation, JDS Uniphase Corp., Lucent Technologies, Inc., Sumitomo, Tyco International, Ltd. and other companies that offer or have announced similar products. Many of Luminent's competitors have substantially greater financial, marketing, technical, human and other resources than us, and greater brand recognition and market share which may give them certain competitive advantages, including the ability to negotiate lower prices on raw materials and components than those available to us. Luminent cannot assure you that it will be able to compete successfully with existing or future competitors or that competitive pressures will not seriously harm Luminent's business, operating results and financial condition.

     Fiber optic technology competes with other technologies such as satellite transmission and wireless technologies which are less expensive and easier to deploy. If these technologies are preferred over fiber optics, the demand for Luminent's products may decline, which would result in a material adverse effect on its business.

MANUFACTURING

     Luminent designs and manufactures its products at its facilities in the United States, Taiwan, and People's Republic of China. Active components are manufactured in Hsinchu, Taiwan and Chatsworth, California. These manufacturing operations consist of wafer fabrication facilities for semiconductor laser diodes and LEDs; a high precision optical and mechanical assembly; electrical design; and assembly and final testing. Luminent currently designs and manufactures passive components in Hsinchu, Taiwan consisting of thin film filter manufacturing, wave-guide processing, precision optical and mechanical assembly and final testing. Luminent also manufactures passive components in Shanghai, People's Republic of China consisting of precision optical and mechanical assembly and final testing. Many of the key processes used in the manufacture and test of Luminent's products are proprietary. Consequently, many of the key components of Luminent's products are designed and produced internally. Although Luminent generally uses standard parts and raw materials, certain parts and components are only available from a limited number of suppliers. Luminent's policy is to maintain a reserve of necessary parts and raw materials to help minimize any disruption as a result of temporary unavailability of these parts. Luminent outsources certain board level products to contract manufacturers and it maintains a modular and flexible manufacturing approach to facilitate rapid changes of product mix.

     Luminent assembles substantially all its active and passive products in a clean room environment. Relevant assembly processes include die attach, wire bond, substrate attachment and fiber coupling. Luminent also conducts tests throughout its manufacturing process using commercially available and in-house built testing systems that incorporate proprietary procedures. To maintain reliability and quality, Luminent implements a stringent set of quality assurance programs throughout the design, assembly, integration and test processes. Luminent's policy is to perform final product tests on all of its products prior to shipment. Luminent typically purchases its components and materials through purchase orders, and it has no guaranteed supply arrangements with any of its suppliers. Luminent currently purchases several key components and materials used in the manufacture of its products from single or limited source suppliers, including Corning Incorporated, Mitsubishi Electric, Nippon Sheet Glass, Phillips Semiconductor and Sumitomo. Current softness in demand and pricing in the communications market have necessitated a review of Luminent's inventory, facilities and headcount. As a result, Luminent recorded in the second and third quarters of 2001 charges for additional write-down of inventory and inventory purchase commitments, among other things.

     Luminent is subject to a variety of federal, state and local government regulations related to the storage, use, discharge and disposal of toxic, volatile, or otherwise hazardous chemicals used in its manufacturing processes. Further, Luminent is subject to other safety, labeling and training regulations as required by local, state and federal law. Although Luminent believes that it is in material compliance and has complied with all applicable legal requirements, any failure by Luminent to comply with present and future regulations could subject Luminent to future liabilities or the suspension of production. In addition, these regulations could restrict Luminent's ability to expand its facilities or could require it to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. Luminent cannot assure you that these legal requirements will not impose on it the need for additional capital expenditures or other requirements.

EMPLOYEES

     At September 30, 2001, Luminent had approximately 1,100 full-time employees. Of these, employees with science or engineering degrees engaged in research and development activities numbered 90 with Bachelor of Science degrees (or four year equivalent), 40 with Masters degrees and 12 with Ph.D. degrees. Luminent's employees are not represented by any collective bargaining agreement and it has never suffered any work stoppage. Luminent believes that its relations with its employees are good.

FACILITIES

     Luminent maintains its main manufacturing, development and office facilities in the United States, Taiwan and People's Republic of China. The table below lists the locations, square footage and expiration dates of its leased facilities for its major operations.

                                                            SQUARE FOOTAGE          LEASE
                         LOCATION                            LEASED/OWNED     EXPIRATION DATES
                         --------                           --------------    -----------------
Chatsworth, California, USA...............................      22,200        December 31, 2005
Chatsworth, California, USA...............................      50,000         July 13, 2004(1)
Chatsworth, California, USA...............................      17,700        February 28, 2004
Chatsworth, California, USA...............................      17,700        February 28, 2004
Ventura, California, USA..................................      46,200              August 2008
Hsinchu, Taiwan...........................................     165,910           March 14, 2016
Hsinchu, Taiwan...........................................      12,712                    Owned
Hsinchu, Taiwan...........................................      18,895        December 31, 2001
Miao-Li County, Taiwan....................................      24,398                    Owned
Hsinchu, Taiwan...........................................      31,043        December 31, 2001
Chu-Pei, Taiwan...........................................      15,989                    Owned
Shanghai, People's Republic of China......................      48,495         October 20, 2047
Shanghai, People's Republic of China......................     139,008             January 2049

-------------------------
(1) Luminent has an option to renew this lease for three more years.

LEGAL PROCEEDINGS

     From time to time, Luminent may become involved in litigation relating to claims arising from its ordinary course of business. Luminent is currently not a party to any material legal proceedings. For a description of certain intellectual property claims Luminent has received alleging infringement of third-party patents, see "Business of Luminent -- Intellectual Property" earlier in this prospectus.

                     DESCRIPTION OF LUMINENT CAPITAL STOCK

     Luminent is authorized to issue 300,000,000 shares of common stock, $.001 par value per share, and 30,000,000 shares of undesignated preferred stock, $.001 par value per share.

COMMON STOCK

     Immediately prior to the effective time of the merger, there were 156,000,000 shares of Luminent common stock outstanding.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up of, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

     Luminent's common stock is listed on the Nasdaq National Market under the symbol "LMNE."

PREFERRED STOCK

     Under Luminent's Certificate of Incorporation, the board of directors has the authority to issue 30,000,000 shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional, or other rights of the preferred stock. No preferred stock has been issued.

                        DESCRIPTION OF MRV CAPITAL STOCK

     The authorized capital stock of MRV consists of 160,000,000 shares of common stock and 1,000,000 shares of Preferred Stock

COMMON STOCK

     As of September 30, 2001, there were 77,494,009 shares of MRV common stock outstanding.

     The holders of MRV common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of MRV common stock also are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available therefore, subject to preferences that may be applicable to any outstanding Preferred Stock. In the event of liquidation, dissolution or winding up of MRV, holders of MRV common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of MRV common stock have no preemptive, subscription, redemption, conversion or cumulative voting rights. All the outstanding shares of MRV common stock are, and the shares of MRV common stock offered by this prospectus will be, when issued in exchange for Luminent common stock, validly authorized and issued, fully paid and nonassessable.

     MRV has reserved 17,348,175 shares of its common stock through September 30, 2001 for issuance upon conversion of its outstanding convertible notes and upon exercise of its outstanding options and warrants, including options and warrants that MRV issued in connection with acquisitions. This does not include an additional 5,288,970 shares that MRV has reserved for issuance upon exercise of the Luminent options that MRV is assuming in the merger.

PREFERRED STOCK

     Under MRV's Certificate of Incorporation, the board of directors has the authority to issue 1,000,000 shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional, or other rights of preferred stock. No preferred stock has been issued, including:

     - dividend rights;

     - conversion rights;

     - voting rights;

     - redemption terms;

     - liquidation preferences; and

     - the number of shares constituting any series.

The issuance of preferred stock in certain circumstances may have the effect of delaying, deferring, or preventing a change of control, may discourage bids for MRV common stock at a premium over the market price of the common stock, and may adversely affect the market price of and the voting and other rights of the holders of, our common stock. MRV has no shares of preferred stock outstanding and has no plans to issue any of these shares.

TRANSFER AGENT, REGISTRAR AND EXCHANGE AGENT

     The Transfer Agent, and Registrar of MRV's common stock is American Stock Transfer & Trust Co., New York, New York, and it will act as the Exchange Agent to exchange certificates that represented shares of Luminent common stock prior to the merger for the shares of MRV common stock to which they are entitled in the merger. For information on how to surrender your Luminent's certificates for shares of MRV common stock and cash for any fractional shares, see "The
Merger -- Surrender of Stock Certificates; Fractional Interests" earlier in this prospectus.

                         COMPARATIVE STOCKHOLDER RIGHTS

           LUMINENT COMMON STOCK                              MRV COMMON STOCK
           ---------------------                              ----------------
              TRANSFERABILITY                                 TRANSFERABILITY
Luminent common stock (other than shares        MRV common stock is freely transferable and
held by MRV) was freely transferable and the    the shares are listed on The Nasdaq National
shares were listed on The Nasdaq National       Market under the symbol "MRVC."
Market under the symbol "LMNE."

              DIVIDEND POLICY                                 DIVIDEND POLICY
Luminent had never declared or paid any cash    Since its inception, MRV never declared or
dividends on its capital stock. It's            paid cash dividends on its common stock.
announced dividend policy was to retain         It's announced dividend policy is that it
future earnings, if any, to finance the         currently intends to retain all of our
expansion of its business, and it did not       earnings, if any, for use in the operation
expect to pay any cash dividends in the         and expansion of its businesses and does not
foreseeable future.                             intend to pay any cash dividends to
                                                stockholders in the foreseeable future.

               VOTING RIGHTS                                   VOTING RIGHTS
Holders of Luminent common stock had the        Holders of MRV common stock have the right
right on matters specified by Delaware law      on matters specified by Delaware law
affecting the corporate structure of            affecting the corporate structure of MRV,
Luminent, including the election of the         including the election of the board of
board of directors. Holders of Luminent         directors. Holders of MRV common stock are
common stock were entitled to one vote per      entitled to one vote per share. Directors
share. Directors were elected annually.         are elected annually. The number of MRV
However, because MRV, through its wholly        shares issued in the merger constitutes
owned subsidiary MRV Merger Sub, owned over     approximately 6.7% of MRV's outstanding
92% of Luminent's outstanding stock, it was     shares.
able to elect the entire board of directors
of Luminent and had sufficient voting power
to approve or defeat all corporate actions
for which stockholder votes were required.

           REMOVAL OF MANAGEMENT                           REMOVAL OF MANAGEMENT
Members of Luminent's board of directors        Members of MRV's board of directors can be
could be removed by the holders of a            removed by the holders of a majority of
majority of Luminent's common stock. MRV,       MRV's common stock. To the knowledge of
through its wholly owned subsidiary MRV         MRV's management, no one entity or person
Merger Sub, owned over 92% of Luminent's        holds more than approximately 8.2% of MRV's
outstanding stock.                              outstanding stock.

                     MANAGEMENT OF MRV FOLLOWING THE MERGER


     The executive officers and directors of MRV at November 30, 2001 are as follows:



             NAME                AGE                                       POSITION
             ----                ---                                       --------
Noam Lotan(1)..................  50    President, Chief Executive Officer and Director
Shlomo Margalit(1).............  60    Chairman of the Board of Directors, Chief Technical Officer and Secretary
Guy Avidan.....................  39    President and Chief Executive Officer of Optical Access, Inc.
Shay Gonen.....................  36    Interim Chief Financial Officer
Igal Shidlovsky(2)(3)..........  64    Director
Guenter Jaensch(2)(3)..........  62    Director
Professor Daniel Tsui(3).......  62    Director
Professor Baruch Fischer.......  50    Director


-------------------------
(1) Member of the Executive Committee.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

     NOAM LOTAN has been the President, Chief Executive Officer and a Director of MRV since May 1990 and became Chief Financial Officer of MRV in October 1993, in which position he served until June 1995. From March 1987 to January 1990, Mr. Lotan served as Managing Director of Fibronics (UK) Ltd., the United Kingdom subsidiary of Fibronics International Inc. ("Fibronics"), a manufacturer of fiber optic communication networks. MRV purchased the Fibronics business in September 1996. From January 1985 to March 1987, Mr. Lotan served as a Director of European Operations for Fibronics. Prior to that time, Mr. Lotan held a variety of sales and marketing positions with Fibronics and Hewlett-Packard. Mr. Lotan holds a Bachelor of Science degree in Electrical Engineering from the Technion, the Israel Institute of Technology, and a Masters degree in Business Administration from INSEAD (the European Institute of Business Administration, Fontainebleau, France).

     DR. SHLOMO MARGALIT, a founder of MRV, has been Chairman of the board of directors and Chief Technical Officer since MRV's inception in July 1988. From May 1985 to July 1988, Dr. Margalit served as a founder and Vice President of Research and Development for LaserCom, Inc. ("LaserCom"), a manufacturer of semiconductor lasers. From 1982 to 1985, Dr. Margalit served as a Senior Research Associate at the California Institute of Technology ("Caltech"), and from 1976 to 1982, a Visiting Associate at Caltech. From 1972 to 1982, Dr. Margalit served as a faculty member and Associate Professor at the Technion. During his tenure at the Technion, Dr. Margalit was awarded the "Israel Defense" prize for his work in developing infrared detectors for heat guided missiles and the David Ben Aharon Award for Novel Applied Research. Dr. Margalit holds a Bachelor of Science degree, a Masters degree and a Ph.D. in Electrical Engineering from the Technion.

     GUY AVIDAN has served as the Chief Executive Officer and President of Optical Access, Inc. MRV's optical wireless products subsidiary since September 2000. From 1995 to September 2000, Mr. Avidan served in various executive capacities for other subsidiaries of MRV, including as President of NBase-Xyplex International from January 1999 until joining Optical Access and as Managing Director of NBase-Communications, from 1995 until January 1999. Mr. Avidan holds a B.A. degree in business management, economics and accounting from Haifa University and also is licensed as a Certified Public Accountant.

     SHAY GONEN became Interim Chief Financial Officer in September 2001 following the death of Edmund Glazer. Since September 1996, Mr. Gonen has served in various executive capacities for certain of MRV's subsidiaries, including as the Vice President of Finance, Chief Financial Officer and Secretary of, Optical Access, Inc. from September 2000; as General Manager of European Activity for NBase-Xyplex from January 1999 to September 2000; and as Chief Operating Officer of NBase Communications from September 1996 to December 1998. Mr. Gonen served as Vice President of Operations and Finance for Silver Arrow, L.P. from April 1994 to September 1996. Mr. Gonen holds a B.S. degree in industrial engineering from the Technion, and an M.B.A. degree from Bar-Ilan University in Tel Aviv.

     DR. IGAL SHIDLOVSKY became a Director of MRV in May 1997. Dr. Shidlovsky serves as Managing Director of Global Technologies, an investment and consulting organization, which he founded in 1994. He has extensive management and consulting experience with international companies and start up technology companies. Dr. Shidlovsky is a Director of the Omega Point Foundation. From 1982 to 1991, Dr. Shidlovsky was a Director of Sentex Sensing Technologies. Dr. Shidlovsky held several executive positions including Vice President Corporate Development at Siemens Pacesetter, a division of Siemens AG Medical Group, Director of Strategic Planning and Technology Utilization, and Director of the Microelectronics Department at Siemens Corporate Research. From 1969 to 1982 he was with RCA Laboratories, a leading electronic R&D organization. Dr. Shidlovsky holds a Bachelor of Science degree in Chemistry from the Technion and Master and Ph.D. degrees from the Hebrew University in Israel.

     DR. GUENTER JAENSCH became a Director of MRV in December 1997. Dr. Jaensch serves as Managing Director of The McKenzie Companies, Inc. and McKenzie Ventures LTD. and as President of Jaensch Enterprises, each firm is engaged in management consulting, mergers and acquisitions and investments. For over 20 years, Dr. Jaensch held several executive positions with Siemens or its subsidiaries. Among his executive positions in the United States were as President of Siemens Communications Systems, Inc.; Chairman of Siemens Corporate Research and Support, Inc.; Chairman and Chief Executive Officer of Pacesetter; and head of the cardiac management division of Siemens AG Medical Group. Dr. Jaensch also served as controller of Siemens Data Processing Group and Director of Siemens Internal Accounting and Budgeting operations. Dr. Jaensch holds a Masters degree in Business Administration and Ph.D. degree in Finance from the University of Frankfurt. He also served as an Associate Professor at the University of Frankfurt prior to joining Siemens.

     PROFESSOR DANIEL TSUI became a Director of MRV in December 1999. Professor Tsui is the Arthur Le Grand Doty Professor of Electrical Engineering at Princeton University and was awarded the 1998 Nobel prize in Physics for the discovery and explanation of the fractional quantum hall effect. Professor Tsui was a recipient of the American Physical Society 1984 Buckley Prize, the 1998 Benjamin Franklin Medal and was elected to the National Academy of Sciences. He is a fellow of the American Physical Society and the American Association for the Advancement of Science. He is currently engaged in research activity relating to properties of thin films and microstructures of semiconductors and solid-state physics. He received his Ph.D. in physics from the University of Chicago in 1967 and for 13 years was with Bell Laboratories before joining Princeton University, where he spent the last 16 years.

     PROFESSOR BARUCH FISCHER became a Director of MRV in December 1999. Professor Fischer currently serves as Dean of the Electrical Engineering Faculty at the Technion. Professor Fischer's current Research Activities include solid state devices, lasers and optical amplifiers; WDM technology; fiber gratings; all optical networks; non-linear effect in fiber, wave mixing; and optical computing, optical data storage and optical image processing. He has authored or co-authored approximately 180 papers and holds several patents in the field of optics and opto-electronics. He received his Ph.D. from Bar-Ilan University, Israel in 1980. He subsequently became a Post-Doctorate Fellow at CalTech and joined the faculty of the Technion in 1983.

     Each director is elected for a period of one year at MRV's annual meeting of stockholders and serves until the next annual meeting and until his successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, the board of directors, subject to relevant employment agreements. None of the Directors of MRV are related by blood, marriage or adoption to any of MRV's Directors or executive officers.

EXECUTIVE COMPENSATION

     The members of the board of directors who are not employees of MRV receive cash compensation of $800 per month and $500 for each board of directors' meeting attended, while serving as Directors.

     The following table sets forth a summary of all compensation paid by MRV to its Chief Executive Officer and for each of its other executive officers whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers") during the fiscal year ended December 31, 2000:

                                                                       LONG-TERM
                                                                      COMPENSATION
                                             ANNUAL COMPENSATION       SECURITIES
                                          -------------------------    UNDERLYING     ALL OTHER
      NAME AND PRINCIPAL POSITIONS        YEAR    SALARY     BONUS     OPTIONS(#)    COMPENSATION
      ----------------------------        ----   --------   -------   ------------   ------------
Noam Lotan..............................  2000   $100,000   $    --          --             --
  President and Chief Executive Officer   1999   $100,000   $    --          --             --
                                          1998   $100,000   $    --      60,000(1)          --
Shlomo Margalit.........................  2000   $110,000   $    --          --             --
  Chairman of the Board of Directors,     1999   $110,000   $    --          --             --
  Chief Technical Officer and Secretary   1998   $110,000   $    --          --             --
Edmund Glazer(2)........................  2000   $140,000   $    --      40,000             --
  Vice President of Finance and           1999   $140,000   $    --      60,000             --
  Administration and Chief Financial
  Officer                                 1998   $107,000   $    --     178,000(3)          --
William R. Spivey(4)....................  2000   $138,000   $90,000     316,315        $48,682(5)
  President and Chief Executive Officer   1999        N/A       N/A         N/A            N/A
  of Luminent, Inc.                       1998        N/A       N/A         N/A            N/A
Guy Avidan..............................  2000   $125,000   $39,000          --             --
  President and Chief Executive Officer   1999   $102,000   $39,000          --             --
  of Optical Access, Inc.                 1998   $102,000   $39,000      60,000             --

-------------------------
(1) Consists of repriced options granted under MRV's stock option plans that were issued in replacement of earlier options granted to the Named Executive Officer under MRV's stock option plans. The Options vest at their original vesting schedules.

(2) Mr. Glazer was killed in the air crash of American Airlines Flight 11 into North Tower of the World Trade Center on September 11, 2001.

(3) Includes 78,000 repriced options granted under MRV's stock option plans that were issued in replacement of earlier options granted to the Named Executive Officer under the Stock Option Plans. The Options vest at their original vesting schedules.

(4) Dr. Spivey joined Luminent in July 2000 and resigned in September 2001.

(5) Consists of a reimbursement of legal fees Dr. Spivey incurred in 2000 in connection with negotiation of his employment contract.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information regarding stock option grants made to the Named Executive Officers in the year ended December 31, 2000.

                                                PERCENT                                      POTENTIAL REALIZABLE VALUE
                                                OF TOTAL                                   AT ASSUMED ANNUAL RATE OF STOCK
                                NUMBER OF       OPTIONS                                        PRICE APPRECIATION FOR
                               SECURITIES      GRANTED TO                                            OPTION TERM
                               UNDERLYING      EMPLOYEES     EXERCISE     EXPIRATION   ---------------------------------------
           NAME              OPTIONS GRANTED    IN 2000     PRICE($/SH)      DATE         0%(1)         5%(2)        10%(2)
           ----              ---------------   ----------   -----------   ----------   -----------   -----------   -----------
Noam Lotan.................           --           --         $   --            N/A            N/A           N/A           N/A
Shlomo Margalit............           --           --         $   --            N/A            N/A           N/A           N/A
Edmund Glazer..............       40,000          0.7         $20.50      4/16/2006             --   $   278,878   $   632,680
William R. Spivey(3).......      316,315          5.3         $32.56      7/10/2005    $10,300,000   $16,006,758   $22,898,476
Guy Avidan.................           --           --         $   --            N/A            N/A           N/A           N/A

-------------------------
(1) Based upon the difference between the closing price of a share of MRV Common Stock on the date of grant and the exercise price per share of the options.

(2) The dollar amounts under these columns are the result of calculations assuming the price of MRV's common stock on the date of the grant of the option increases at the hypothetical 5% and 10% rates set by the SEC for the term of the option. Neither the amounts reflected nor the rates applied are intended to forecast possible future appreciation, if any, of MRV's stock price.

(3) Excludes separate options granted on July 11, 2000 by Luminent, MRV's subsidiary, to Dr. Spivey exercisable at $6.25 per share. These options are described under the Employment Agreements section below. If the market value of the underlying shares of Luminent common stock on the grant date is assumed to equal Luminent's IPO price of $12 per share (determined on November 9, 2000), the intrinsic value of Dr. Spivey's options (the market price of the underlying common stock less the exercise price) on the grant date was $27,600,000. The potential realizable value of these options at assumed annual rate of stock price appreciation of 5% and 10% for the option term calculated like the amounts in the table accompanying footnote (2) are $63,824,331 and $119,399,566, respectively.

FISCAL YEAR END OPTION VALUES

     The following table provides certain information concerning MRV stock options exercised by the Named Executive Officers during the year ended, and held by them at, December 31, 2000.

                                                           NUMBER OF SHARES
                                                        UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                         NUMBER OF                            OPTIONS AT              IN-THE-MONEY OPTIONS AT
                          SHARES                          DECEMBER 31, 2000             DECEMBER 31, 2000(2)
                       ACQUIRED UPON      VALUE      ----------------------------   ----------------------------
        NAME             EXERCISE      REALIZED(1)   EXERCISABLE   UN-EXERCISABLE   EXERCISABLE   UN-EXERCISABLE
        ----           -------------   -----------   -----------   --------------   -----------   --------------
Noam Lotan...........     48,000       $2,634,000           --         12,000        $     --        $129,000
Shlomo Margalit......         --       $       --           --             --        $     --        $     --
Edmund Glazer........     96,400       $4,295,160       36,400        101,600        $391,300        $662,200
William R.
  Spivey(3)..........         --       $       --      316,315             --        $     --        $     --
Guy Avidan...........         --       $       --       24,000         36,000        $258,000        $387,000

-------------------------
(1) Based on difference between the closing price of MRV common stock on the date of exercise and the exercise price.

(2) Based on difference between the closing price of MRV common stock on December 29, 2000 and the exercise price.

(3) Excludes separate options granted on July 11, 2000 by Luminent, MRV's subsidiary, to Dr. Spivey exercisable at $6.25 per share. These options are described under the Employment Agreements section below. Of these options, 1,200,000 were exercisable on December 31, 2000 and 3,600,000 were not exercisable. None of Dr. Spivey's options was in the money at December 29, 2000.

EMPLOYMENT AGREEMENTS

     In March 1992, MRV entered into three-year employment agreements with Mr. Lotan and Dr. Margalit. Upon expiration, these agreements automatically renew for one-year terms unless either party terminates them by giving the other three months' notice of non-renewal prior to the expiration of the current term. Pursuant to the agreements, Mr. Lotan serves as President, Chief Executive Officer and a Director of MRV and Dr. Margalit serves as Chairman of the Board of Directors, Chief Technical Officer and Secretary. Mr. Lotan and Dr. Margalit receive base annual salaries of $100,000 and $110,000, respectively, and each is entitled to receive a bonus determined and payable at the discretion of the board of directors upon the recommendation of the Compensation Committee of the Board. Recommendations with respect to bonus levels are based on achievement of specified goals, such as new product introductions, profitability levels, revenue goals, market expansion and other criteria as established by the Compensation Committee.

     In July 2000, MRV and its subsidiary, Luminent, entered into a four-year employment agreement with Dr. William R. Spivey, Luminent's former President and Chief Executive Officer. Under the agreement, Luminent agreed to pay to Dr. Spivey an annual salary of $300,000 with a bonus targeted at $75,000 for 2000 and at $150,000 for the following years as determined at the discretion of our board of directors. MRV granted Dr. Spivey an option to purchase 316,315 shares of MRV common stock exercisable at $32.56 per share for five years. Luminent granted to Dr. Spivey an option to purchase 4,800,000 shares of Luminent common stock at an exercise price of $6.25 per share. Dr. Spivey's option to purchase MRV common stock was fully exercisable as of the date of grant, and his option to purchase Luminent common stock vested in annual installments of 25%, beginning on July 11, 2000, provided, however, that in the event his employment was terminated other than for cause he was entitled to receive from the date of termination over a one year period an amount equal to two times the sum of his annual salary plus bonus and all of his unvested Luminent options will automatically vest and become exercisable. Dr. Spivey's resignation on September 12, 2001 was considered by the parties to be a termination other than for cause under his employment agreement entitling him to the severance benefits of his employment agreement therefor. As a consequence of Dr. Spivey's resignation, his MRV and Luminent options are now exercisable through September 11, 2003.

     Each officer also receives employee benefits, such as vacation, sick pay and insurance, in accordance with MRV's policies, which are applicable to all employees. MRV has obtained, and is the beneficiary of, key man life insurance policies in the amount of $1,000,000 on the lives of each of Drs. Margalit and Mr. Lotan. All benefits under these policies will be payable to MRV upon the death of an insured.

COMPENSATION OF OUTSIDE DIRECTORS

     Outside directors, i.e., directors who are not employees of MRV, receive cash compensation of $800 per month and $500 for each board of directors' meeting attended, while serving as Directors. MRV did not grant any stock options to outside directors during 2000.

BOARD COMMITTEES

     MRV's board of directors has established the Compensation Committee, the Audit Committee and the Executive Committee. The Compensation Committee reviews and recommends to the board of directors the compensation and benefits of all MRV's officers and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee consists of Igal Shidlovsky and Guenter Jaensch. The Audit Committee reviews MRV internal accounting procedures and consults with and reviews the services provided by its independent accountants. The Audit Committee consists of Igal Shidlovsky, Guenter Jaensch and Daniel Tsui. The Executive Committee is empowered to take any action that the board of directors is authorized to act upon, with the exception of the issuance of stock, the sale of all or substantially all of MRV's assets and other significant corporate transactions. The Executive Committee consists of Noam Lotan and Shlomo Margalit.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee has ever been an officer or employee of MRV. None of MRV's executive officers has served or currently serves on a board of directors or on a compensation committee of any other entity that had officers who served on MRV's board of directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1998, MRV and Zaffire, Inc. (formerly New Access Communications, Inc.) entered into a Securities Purchase Agreement, under which MRV purchased for $950,000 shares of the capital stock of Zaffire equal to approximately 19% of the capital stock of Zaffire then outstanding and warrants to purchase additional capital stock of Zaffire, which, if fully exercised for an aggregate of $2,050,000, MRV would own an aggregate of approximately 60% of Zaffire's capital stock (when the shares purchased upon exercise of the warrants were added to MRV's existing stake in Zaffire). The warrants were exercisable in two installments (provided the first installment was exercised) by July 1, 1999 and January 4, 1999, respectively. These warrants were fully exercised in 1999. In May 2000, MRV, along with 36 other accredited investors, and Zaffire entered into a Series C Preferred Stock Purchase Agreement under which MRV purchased for $5,000,000 shares of Series C Preferred Stock of Zaffire. At December 31, 2000, MRV had an approximate 22% ownership interest in Zaffire.

     Zaffire is engaged in the development of new products based on wave division multiplexing technology. Dr. Near Margalit is the Chairman of the Board and Chief Executive Officer of Zaffire and a principal stockholder of it. Dr. Near Margalit is the son of Dr. Shlomo Margalit, a principal stockholder of MRV and MRV's Chairman of the Board of Directors and Chief Technical Officer.

     Divisions and subsidiaries of MRV are customers of Luminent and purchase substantial quantities of Luminent's fiber optic components. These customers accounted for Luminent sales of $2.1 million during 1998, $2.5 million during 1999, $4.9 million during the year ended December 31, 2000 and $5.1 million for the nine months ended September 30, 2001. At December 31, 2000, using cash generated from operations Luminent had repaid approximately $6.5 million to MRV for interest-free advances Luminent made to MRV to cover payroll and other operating expenses. At September 30, 2001, Luminent had incurred $6.2 million in estimated income tax liability due MRV. Luminent repaid $4.7 million of this obligation through offsetting amounts due from MRV on or before September 30, 2001. Like other customers, sales by Luminent to MRV-related customers are based on purchase orders and none of MRV or its companies has any long long-term arrangements with Luminent regarding purchases. MRV believes that its and its companies purchases from Luminent have been on terms no less or more favorable that those Luminent provided to its other customers.


     For the three years in the period ended December 31, 2000, intercompany transactions between Luminent and divisions and subsidiaries of MRV consisted of the following (in thousands):



                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1998      1999       2000
                                                         -------   -------   --------
Sales to MRV and its affiliates........................  $ 2,104   $ 2,503   $  4,878
Operating expenses.....................................    7,218     9,512     14,213
Fair value of acquisitions.............................       --       250    440,628
Deferred stock compensation............................       --        --     40,950
Net cash advances (distributions)......................   (1,232)    1,709      1,568
                                                         -------   -------   --------
  Equity of MRV Communications, Inc. ..................  $ 8,090   $13,974   $502,237
                                                         =======   =======   ========


     In anticipation of Luminent's separation from MRV, Luminent entered into various agreements related to interim and ongoing relationships with MRV. These agreements provided for transitional services and support in the areas of data processing and telecommunications services (such as voice telecommunications and data transmission and information technology support services) for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement and other administrative functions. Services were generally cost plus 5%, but could have increased to cost plus 10% if the services extended beyond a one-year period. Subsequent to the separation date, certain of these services were discontinued, including accounting, financial management, payroll, legal, procurement and other administrative functions. The transition period varies depending on the agreement but was generally one year.

     Although the fees provided for in the agreements were intended to represent the fair market value of these services, MRV and Luminent cannot assure that these fees necessarily reflected the costs of providing these services from unrelated third parties or of Luminent providing these services internally. However, Luminent and MRV believed that purchasing these services from MRV, and providing these services to Luminent, provided an efficient means of obtaining them during the transition period. With the merger, these agreements have been terminated.

                             PRINCIPAL STOCKHOLDERS

PRINCIPAL STOCKHOLDERS OF MRV

     The following table sets forth certain information regarding the beneficial ownership of the MRV common stock as of October 31, 2001, of

     - each person known by MRV to own beneficially 5% or more of MRV's common stock,

     - each current director of MRV owning MRV common stock,

     - each of MRV's Named Executive Officers, and

     - all current directors and executive officers as a group.

     The table does not give effect to the issuance of MRV Common Stock in the merger.

                                                                   COMMON STOCK
                                                              -----------------------
                    NAME AND ADDRESS(1)                       NUMBER OF    PERCENTAGE
        OF BENEFICIAL OWNER(2) OR IDENTITY OF GROUP            SHARES      OWNERSHIP
        -------------------------------------------           ---------    ----------
Pilgrim Baxter & Associates Ltd.(3).........................  6,387,600       8.2%
Shlomo Margalit.............................................  3,342,060       4.3%
Noam Lotan..................................................  1,497,874(4)    1.9%
Edmund Glazer...............................................    130,800(5)    0.2%
William R. Spivey...........................................    316,315(6)    0.4%
Guy Avidon..................................................     36,000(6)      *
Igal Shidlovsky.............................................     62,000(6)      *
Guenter Jaensch.............................................     32,000(6)      *
Professor Daniel Tsui.......................................      6,000(6)      *
Professor Baruch Fischer....................................      6,000(6)      *
All current executive officers and directors as a group.....  5,007,934(7)    6.4%

-------------------------
 *  Less than 1%


(1) Except as noted below, the address of each of the person listed is c/o MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311.


(2) Pursuant to the rules of the Securities and Exchange Commission, shares of MRV common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of a particular individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) Based on Amendment No. 1 to Schedule 13D filed with the SEC on February 14, 2001. According to this document, the address of the firm listed is 825 Duportail Road, Wayne, PA 19087. Percentage ownership is based on number of shares beneficially owned, as reflected in the filing, divided by the number of shares outstanding on October 31, 2001.


(4) Includes 24,000 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2001.


(5) Includes 36,400 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2001. Mr. Glazer was killed in the terrorists attack on the World Trade Center on September 11, 2001 and the table reflects options owned by his estate.

(6) Consists of shares issuable upon exercise of stock options within 60 days of October 31, 2001. Dr. Spivey resigned in September 2001.

(7) Includes 186,000 shares issuable upon exercise of stock options within 60 days of October 31, 2001.

PRINCIPAL STOCKHOLDERS OF LUMINENT

     The table below sets forth certain information known to us with respect to the beneficial ownership of our common stock at October 31, 2001 by:

     - each stockholder owning 5% or more of Luminent's common stock;

     - each of Luminent's directors;

     - each of Luminent's executive officers whose annual salary and bonus exceeded $100,000 during the year ended December 31, 2000; and

     - all of Luminent's current directors and executive officers as a group.

                                                                    COMMON STOCK
                                                              -------------------------
                   NAME AND ADDRESS(1) OF                      NUMBER OF     PERCENTAGE
          BENEFICIAL OWNER(2) OR IDENTITY OF GROUP              SHARES       OWNERSHIP
          ----------------------------------------            -----------    ----------
MRV Communications, Inc.(3).................................  144,000,000       92.3%
William R. Spivey(4)........................................    4,800,000(5)     3.0%
Eric Blachno................................................      400,000(5)       *
Mark Heimbuch...............................................       45,000(5)       *
Noam Lotan..................................................           --         --
Shlomo Margalit.............................................           --         --
Igal Shidlovsky(3)..........................................       30,000(6)       *
Arie Zimmerman..............................................       10,000(5)       *
All current directors and executive officers as a group.....      736,250(7)       *

-------------------------
 *  Less than one percent.


(1) Except as noted below, the address of each of the person listed is c/o Luminent, Inc., 20550 Nordhoff Street, Chatsworth, California 91311.


(2) Pursuant to the rules of the Securities and Exchange Commission, shares of Luminent common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of a particular individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) The address of each of these persons is MRV Communications, Inc. 20415 Nordhoff Street, Chatsworth, California, Chatsworth, CA 91311.

(4) Dr. Spivey resigned in September 2001.

(5) Consists of shares issuable upon exercise of stock options within 60 days of October 31, 2001.

(6) Includes 10,000 shares issuable upon exercise of stock options within 60 days of October 31, 2001.

(7) Includes 716,250 shares issuable upon exercise of stock options within 60 days of October 31, 2001.

                                 LEGAL MATTERS

     The validity of the issuance of MRV common stock offered hereby is being passed upon for MRV by Kirpatrick & Lockhart, LLP, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of MRV Communications, Inc. included in this prospectus supplement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Luminent, Inc. included in this prospectus supplement and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of AstroTerra Corporation included in this prospectus supplement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Fiber Optic Communications, Inc. and Optronics International Corp. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by T N Soong & Co., a Member Firm of Andersen Worldwide, SC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Quantum Optech Incorporation and Subsidiary as of December 31, 1998 and 1999 and for the period from May 27, 1999 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 have been included herein and in the registration statement in reliance upon the report of KPMG Certified Public Accountants, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
CONSOLIDATED FINANCIAL STATEMENTS OF MRV COMMUNICATIONS,
  INC.
Report of Independent Public Accountants....................    F-3
Consolidated Balance Sheets at December 31, 1999 and 2000...    F-4
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1999 and 2000..........................    F-5
Consolidated Statements of Stockholders' Equity and
  Comprehensive Loss for the years ended December 31, 1998,
  1999 and 2000.............................................    F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000..........................    F-7
Notes to Consolidated Financial Statements..................    F-8

UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS OF MRV
  COMMUNICATIONS, INC.
Condensed Consolidated Balance Sheets at September 30, 2001
  and December 31, 2000 (unaudited).........................   F-33
Unaudited Condensed Consolidated Statements of Operations
  for the nine months ended September 30, 2001 and 2000.....   F-34
Unaudited Condensed Consolidated Statements of Cash Flows
  for the nine months ended September 30, 2001 and 2000.....   F-35
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................   F-36

CONSOLIDATED FINANCIAL STATEMENTS OF LUMINENT, INC.
Report of Independent Public Accountants....................   F-43
Consolidated Balance Sheets at December 31, 1999 and 2000...   F-44
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1999 and 2000..........................   F-45
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1998, 1999 and 2000..............   F-46
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000..........................   F-47
Notes to Consolidated Financial Statements..................   F-48

UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS OF
  LUMINENT, INC.
Condensed Consolidated Balance Sheets at December 31, 2000
  and September 30, 2001 (unaudited)........................   F-65
Unaudited Condensed Consolidated Statements of Operations
  for the nine months ended September 30, 2000 and 2001.....   F-66
Unaudited Condensed Consolidated Statements of Cash Flows
  for the nine months ended September 30, 2000 and 2001.....   F-67
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................   F-68

FINANCIAL STATEMENTS OF ASTROTERRA CORPORATION
Report of Independent Public Accountants....................   F-79
Balance Sheets at December 31, 1998 and 1999 and June 30,
  2000 (unaudited)..........................................   F-80
Statements of Operations for the years ended December 31,
  1997, 1998 and 1999 and the six months ended June 30, 1999
  and 2000 (unaudited)......................................   F-81
Statements of Stockholders' Equity for the years ended
  December 31, 1997, 1998 and 1999 (audited) and the six
  months ended June 30, 1999 and 2000 (unaudited)...........   F-82
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999 and the six months ended June 30, 1999
  and 2000 (unaudited)......................................   F-83
Notes to Financial Statements...............................   F-84

CONSOLIDATED FINANCIAL STATEMENTS OF FIBER OPTIC
  COMMUNICATIONS, INC.
Independent Auditors' Report................................   F-92
Consolidated Balance Sheets at December 31, 1997, 1998 and
  1999......................................................   F-93
Consolidated Statements of Operations and Comprehensive
  Income for the years ended December 31, 1997, 1998 and
  1999......................................................   F-94
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1997, 1998 and 1999..............   F-95

                                                              PAGE
                                                              -----
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................   F-96
Notes to Consolidated Financial Statements..................   F-97

FINANCIAL STATEMENTS OF OPTRONICS INTERNATIONAL CORP.
Independent Auditors' Report................................  F-113
Balance Sheets at December 31, 1997, 1998 and 1999..........  F-114
Statements of Operations and Comprehensive Income for the
  years ended December 31, 1997, 1998 and 1999..............  F-115
Statements of Shareholders' Equity for the years ended
  December 31, 1997, 1998 and 1999..........................  F-116
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999.......................................  F-117
Notes to Financial Statements...............................  F-118
Balance Sheets at December 31, 1999 and June 30, 2000
  (unaudited)...............................................  F-129
Statements of Operations and Comprehensive Income for the
  six months ended June 30, 1999 and 2000 (unaudited).......  F-130
Statements of Cash Flows for the six months ended June 30,
  1999 and 2000 (unaudited).................................  F-131
Notes to Financial Statements (Unaudited)...................  F-132

CONSOLIDATED FINANCIAL STATEMENTS OF QUANTUM OPTECH
  INCORPORATION AND SUBSIDIARY
Independent Auditors' Report................................  F-141
Consolidated Balance Sheets at December 31, 1998 and 1999...  F-142
Consolidated Statements of Operations and Comprehensive
  Income (Loss) for the period from May 27, 1997 (inception)
  to December 31, 1997 and years ended December 31, 1998 and
  1999......................................................  F-143
Consolidated Statements of Stockholders' Equity for the
  period for May 27, 1997 (inception) to December 31, 1997
  and years ended December 31, 1998 and 1999................  F-144
Consolidated Statements of Cash Flows for the period from
  May 27, 1997 (inception) to December 31, 1997 and years
  ended December 31, 1998 and 1999..........................  F-145
Notes to Consolidated Financial Statements..................  F-146
Consolidated Balance Sheet at June 30, 2000 (unaudited).....  F-156
Consolidated Statements of Operations and Comprehensive
  Income (Loss) for the six months ended June 30, 1999 and
  2000 (unaudited)..........................................  F-157
Consolidated Statements of Cash Flows for the six months
  ended June 30, 1999 and 2000 (unaudited)..................  F-158
Notes to Consolidated Financial Statements (unaudited)......  F-159

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION OF LUMINENT, INC.
Unaudited Pro Forma Condensed Consolidated Financial
  Information...............................................  F-160
Unaudited Pro Forma Condensed Consolidated Statements of
  Operations for the year ended December 31, 2000...........  F-161
Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Information.....................................  F-162

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION OF
  MRV COMMUNICATIONS, INC.
Unaudited Pro Forma Condensed Consolidated Financial
  Information...............................................  F-163
Unaudited Pro Forma Condensed Consolidated Balance Sheet at
  September 30, 2001........................................  F-164
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations for the nine months ended September 30, 2001...  F-165
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations for the year ended December 31, 2000...........  F-166
Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Information.....................................  F-167

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MRV Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of MRV Communications, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MRV Communications, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                                /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                                   Arthur Andersen LLP

Los Angeles, California
February 19, 2001
(except for matters discussed in Note 18
as to which the date is October 4, 2001)

                            MRV COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                            DECEMBER 31,
                                                                                       ----------------------
                                                                                         1999         2000
                                                                                       --------    ----------
ASSETS
Current assets:
  Cash and cash equivalents..........................................................  $ 34,330    $  210,080
  Restricted cash....................................................................        --        56,181
  Short-term investments.............................................................    10,141        17,766
  Accounts receivable, net of allowance of $8,451 in 1999 and $9,480 in 2000.........    60,637        62,713
  Inventories........................................................................    35,392        77,005
  Refundable income taxes............................................................     3,216            --
  Deferred income taxes..............................................................     6,907        31,227
  Other current assets...............................................................     6,336        22,750
                                                                                       --------    ----------
        Total current assets.........................................................   156,959       477,722
Property and equipment, at cost:
  Land...............................................................................        --         3,559
  Building...........................................................................     3,814        19,563
  Machinery and equipment............................................................    12,598        57,369
  Furniture and fixtures.............................................................     4,233        12,824
  Computer hardware and software.....................................................    12,913        10,823
  Leasehold improvements.............................................................     3,053         7,221
  Construction in progress...........................................................        --         3,815
                                                                                       --------    ----------
                                                                                         36,611       115,174
  Less -- Accumulated depreciation and amortization..................................   (17,011)      (42,905)
                                                                                       --------    ----------
                                                                                         19,600        72,269
Other assets:
  Investments........................................................................   101,936        31,734
  Deferred income taxes..............................................................     5,324         6,209
  Goodwill and other intangibles, net................................................    27,214       504,027
  Other..............................................................................     3,500         5,660
                                                                                       --------    ----------
                                                                                        137,974       547,630
                                                                                       --------    ----------
                                                                                       $314,533    $1,097,621
                                                                                       ========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligations.......................................  $    198    $      163
  Current portion of long-term debt..................................................        --         2,774
  Short-term obligations.............................................................        --         9,104
  Accounts payable...................................................................    33,455        56,088
  Accrued liabilities................................................................    15,403        34,894
  Income taxes payable...............................................................        --         6,477
  Deferred revenue...................................................................     1,478         1,470
                                                                                       --------    ----------
        Total current liabilities....................................................    50,534       110,970
Long-term liabilities:
  Convertible subordinated notes.....................................................    90,000        89,646
  Capital lease obligations, net of current portion..................................     1,481           621
  Long-term debt, net of current portion.............................................        --        60,257
  Other long-term liabilities........................................................     2,928         3,980
                                                                                       --------    ----------
        Total long-term liabilities..................................................    94,409       154,504
Commitments and contingencies
Minority interest....................................................................     2,775        50,592
Stockholders' equity:
  Preferred stock, $0.01 par value:
    Authorized -- 1,000 shares; no shares issued or outstanding......................        --            --
  Common stock, $0.0017 par value:
    Authorized -- 160,000 shares
    Issued -- 56,282 shares in 1999 and 73,327 in 2000
    Outstanding -- 56,234 shares in 1999 and 73,279 in 2000..........................        96           126
  Additional paid-in capital.........................................................   191,468     1,060,650
  Accumulated deficit................................................................   (18,377)     (171,330)
  Deferred stock compensation, net...................................................        --      (100,862)
  Treasury stock, 48 shares at cost in 1999 and 2000.................................      (133)         (133)
  Accumulated other comprehensive loss...............................................    (6,239)       (6,896)
                                                                                       --------    ----------
        Total stockholders' equity...................................................   166,815       781,555
                                                                                       --------    ----------
                                                                                       $314,533    $1,097,621
                                                                                       ========    ==========

The accompanying notes are an integral part of these consolidated balance sheets.

                            MRV COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1998        1999        2000
                                                            --------    --------    ---------
Revenues, net.............................................  $264,075    $288,524    $ 319,394
Costs and expenses:
  Cost of goods sold(1)...................................   165,385     197,442      203,371
  Research and development(1).............................    25,817      35,319       74,078
  Selling, general and administrative(1)..................    53,852      67,859      124,700
  Amortization of goodwill and other intangibles..........     2,901       3,898       66,814
  Purchased technology in progress........................    20,633          --           --
  Restructuring costs.....................................    15,671          --           --
                                                            --------    --------    ---------
                                                             284,259     304,518      468,963
                                                            --------    --------    ---------
     Operating loss.......................................   (20,184)    (15,994)    (149,569)
Other income (expense):
  Interest expense........................................    (2,480)     (4,500)     (10,129)
  Minority interest.......................................    (1,345)        610          796
  Interest income and other...............................     6,819       4,822          551
                                                            --------    --------    ---------
                                                               2,994         932       (8,782)
                                                            --------    --------    ---------
     Loss before provision (benefit) for income taxes and
       extraordinary item.................................   (17,190)    (15,062)    (158,351)
Provision (benefit) for income taxes......................     5,707      (2,153)      (5,398)
                                                            --------    --------    ---------
     Loss before extraordinary item.......................   (22,897)    (12,909)    (152,953)
Extraordinary item:
  Gain on repurchase of convertible notes, net of tax of
     $1,639...............................................     2,791          --           --
                                                            --------    --------    ---------
     Net loss.............................................  $(20,106)   $(12,909)   $(152,953)
                                                            ========    ========    =========
Loss per share information:
Basic and diluted loss per share..........................  $  (0.38)   $  (0.24)   $   (2.33)
Basic and diluted weighted average shares outstanding.....    53,064      53,920       65,669
                                                            ========    ========    =========

-------------------------
(1) Includes amounts relating to deferred stock compensation of $8.3 million, $21.6 million and $30.0 million presented in "cost of goods sold", "research and development" and "selling, general and administrative", respectively, for the year ended December 31, 2000.

The accompanying notes are an integral part of these consolidated financial statements.

                            MRV COMMUNICATIONS, INC.

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
                                 (IN THOUSANDS)

                                                                                                         ACCUMULATED
                                  COMMON STOCK     ADDITIONAL                    RETAINED                   OTHER
                                 ---------------    PAID-IN     DEFERRED STOCK   EARNINGS    TREASURY   COMPREHENSIVE
                                 SHARES   AMOUNT    CAPITAL      COMPENSATION    (DEFICIT)    STOCK         LOSS          TOTAL
                                 ------   ------   ----------   --------------   ---------   --------   -------------   ---------
BALANCE, DECEMBER 31, 1997.....  52,720    $ 90    $  175,872     $      --      $  14,635    $  --        $  (628)     $ 189,969
  Exercise of stock warrants
    and options................     606       1         1,509            --             --       --             --          1,510
  Issuance of warrants in
    connection with the
    acquisition of Xyplex......      --      --         3,272            --             --       --             --          3,272
  Purchase of treasury stock...     (48)     --            --            --             --     (133)            --           (133)
  Comprehensive loss:
    Translation adjustments....      --      --            --            --             --       --            (83)           (83)
    Net loss...................      --      --            --            --        (20,106)      --             --        (20,106)
                                                                                                                        ---------
  Comprehensive loss...........      --      --            --            --             --       --             --        (20,189)
                                 ------    ----    ----------     ---------      ---------    -----        -------      ---------
BALANCE, DECEMBER 31, 1998.....  53,278      91       180,653            --         (5,471)    (133)          (711)       174,429
  Exercise of stock warrants
    and options................   2,156       4         2,816            --             --       --             --          2,820
  Exercise of stock warrants by
    Intel Corporation..........     800       1         7,999            --             --       --             --          8,000
  Other........................      --      --            --            --              3       --             --              3
  Comprehensive loss:
    Translation adjustments....      --      --            --            --             --       --         (5,528)        (5,528)
    Net loss...................      --      --            --            --        (12,909)      --             --        (12,909)
                                                                                                                        ---------
  Comprehensive loss...........      --      --            --            --             --       --             --        (18,437)
                                 ------    ----    ----------     ---------      ---------    -----        -------      ---------
BALANCE, DECEMBER 31, 1999.....  56,234      96       191,468            --        (18,377)    (133)        (6,239)       166,815
  Exercise of stock options....   2,896       5         7,757            --             --       --             --          7,762
  Tax benefit from exercise of
    stock options..............      --      --        11,417            --             --       --             --         11,417
  Issuance of common stock in
    connection with
    acquisitions...............  14,123      25       639,172            --             --       --             --        639,197
  Issuance of common stock in
    connection with conversion
    of convertible subordinated
    notes......................      26      --           354            --             --       --             --            354
  Effect of subsidiary equity
    transactions...............      --      --        49,679            --             --       --             --         49,679
  Deferred stock
    compensation...............      --      --       160,803      (160,803)            --       --             --             --
  Amortization of deferred
    stock compensation.........      --      --            --        59,941             --       --             --         59,941
  Comprehensive loss:
    Net loss...................      --      --            --            --       (152,953)      --             --       (152,953)
    Translation adjustments....      --      --            --            --             --       --           (657)          (657)
                                                                                                                        ---------
  Comprehensive loss...........      --      --            --            --             --       --             --       (153,610)
                                 ------    ----    ----------     ---------      ---------    -----        -------      ---------
BALANCE, DECEMBER 31, 2000.....  73,279    $126    $1,060,650     $(100,862)     $(171,330)   $(133)       $(6,896)     $ 781,555
                                 ======    ====    ==========     =========      =========    =====        =======      =========

The accompanying notes are an integral part of these consolidated financial statements.

                            MRV COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE THREE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 1998           1999          2000
                                                              -----------    ----------    -----------
Cash Flows From Operating Activities:
  Net loss..................................................   $ (20,106)     $(12,909)     $(152,953)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
      Depreciation and amortization.........................       7,902        12,501         77,871
      Amortization of deferred stock compensation expense...          --            --         59,941
      Allowance for doubtful accounts.......................       2,591         1,416          3,833
      Deferred income taxes.................................       1,408        (1,302)       (25,205)
      Realized gain on investment...........................      (2,535)           --            (50)
      Purchased technology in progress......................      20,633            --             --
      Extraordinary gain on repurchase of convertible
         subordinated notes.................................      (2,791)           --             --
      Loss on disposition of property and equipment.........          --            --             16
      Tax benefit from stock option exercises...............          --            --         11,417
      Other.................................................         324            --             --
      Minority interests' share of income (loss)............       1,345          (610)          (796)
  Changes in operating assets and liabilities, net of
    effects from acquisitions:
    Accounts receivable.....................................      12,263        (7,457)         4,949
    Inventories.............................................       3,453        12,075        (28,869)
    Refundable income taxes.................................          --            --          3,216
    Other assets............................................       2,008          (519)       (12,020)
    Accounts payable........................................     (19,505)        3,698         28,939
    Accrued liabilities.....................................      (7,438)        1,715          4,890
    Income taxes payable....................................      (7,006)       (3,661)        (5,154)
    Deferred revenue........................................         508        (2,920)           175
                                                               ---------      --------      ---------
         Net cash provided by (used in) operating
           activities.......................................      (6,946)        2,027        (29,800)
Cash Flows From Investing Activities:
  Purchases of property and equipment.......................      (6,337)       (8,053)       (23,977)
  Proceeds from sale of property and equipment..............          --            --          1,520
  Purchases of investments..................................    (206,846)      (19,242)       (21,566)
  Proceeds from maturity of investments.....................     173,714        38,293         97,704
  Cash used in acquisitions, net of cash received...........     (44,695)       (4,773)       (44,517)
                                                               ---------      --------      ---------
         Net cash provided by (used in) investing
           activities.......................................     (84,164)        6,225          9,164
Cash Flows From Financing Activities:
  Net proceeds from subsidiary equity transaction...........          --            --        132,290
  Net proceeds from issuance of common stock................       1,510        10,820          7,762
  Proceeds from issuance of convertible debentures, net.....      96,423            --             --
  Borrowings on short-term obligations......................          --            --         35,887
  Payments on short-term obligations........................          --            --        (35,949)
  Principal payments on capital lease obligations...........         (62)           94           (163)
  Borrowings on long-term debt..............................          --            --         62,696
  Payments on long-term debt................................          --            --         (4,002)
  Repurchase of convertible notes...........................      (5,300)           --             --
  Purchase of treasury stock................................        (133)           --             --
                                                               ---------      --------      ---------
         Net cash provided by financing activities..........      92,438        10,914        198,521
Effect of exchange rate changes on cash and cash
  equivalents...............................................         (64)       (5,528)        (2,135)
Net increase in cash and cash equivalents...................       1,264        13,638        175,750
Cash and cash equivalents, beginning of year................      19,428        20,692         34,330
                                                               ---------      --------      ---------
Cash and cash equivalents, end of year......................   $  20,692      $ 34,330      $ 210,080
                                                               =========      ========      =========

The accompanying notes are an integral part of these consolidated financial statements.

                            MRV COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

1. BUSINESS AND BASIS OF PRESENTATION

     MRV Communications, Inc. (a Delaware corporation, MRV or the Company) creates, acquires, finances and operates companies, and through them, designs, develops, manufactures and markets products, which enable high-speed broadband communications. MRV concentrates on companies and products devoted to optical components and Internet infrastructure systems. Such products include fiber optic components, switching, routing, transaction management and wireless optical transmission systems. MRV's strategy involves creating value for its stockholders and the other owners of its subsidiaries by helping the companies grow and access the public and private capital markets.

     As of December 31, 2000, MRV's more significant subsidiaries, development stage enterprises and other affiliated companies were as follows:

     Luminent, Inc, -- Luminent is a 92 percent-owned subsidiary of MRV designing, manufacturing and selling fiber optic components that enable communications equipment manufacturers to provide optical networking solutions for the rapidly growing metropolitan and access segments of the communications network. Its products are designed to meet the increasing bandwidth requirements between long-haul telecommunication networks and end users. Luminent specializes in singlemode fiber optic components and subsystems for high-capacity data transmission for long-reach applications in the metropolitan and access markets.

     Optical Access, Inc. -- Optical Access is a wholly-owned subsidiary of MRV designing, manufacturing and marketing optical wireless products that enable the delivery of high-speed communications traffic to the portion of the communications network commonly known as the last mile, which extends from the end user to the service provider's central office. Management believes its solution provides higher transmission capacity, or bandwidth, at a lower cost compared to other commercially available last mile solutions.

     CEScomm, Inc. -- CEScomm, formerly Creative Electronic Systems SA, is a wholly-owned subsidiary of MRV developing and providing equipment to manufacturers of cellular network infrastructure equipment and mobile operators and service providers for the third generation of wireless solutions for the next generation of mobile communications systems. These new systems provide enhanced services to those available today i.e. voice, text and data. CEScomm specializes in products that provide the real-time conversion of radio signals generated by Internet ready mobile devices into asynchronous transfer mode traffic streams.

     iTouch Communications, Inc. -- iTouch is wholly-owned subsidiary of MRV providing next-generation Internet infrastructure solutions that enable service providers and carriers to deliver and monitor, on a real-time basis, high-speed Internet services. iTouch's products combine transaction management with Internet protocol (IP) routing and wide area networks (WAN), high-speed data acquisition and management systems.

     NBase-Xyplex, Inc. -- NBas-Xyplex is a wholly-owned subsidiary of MRV providing products and services to enhance network infrastructures for city carriers, service providers, cable operators and campus and enterprise networks. Its products and technologies have been utilized in metropolitan area based fiber-based networks, enabling smart access to WAN, as well as in local area networks (LAN), switching, building enterprise/corporate data networks.

     Charlotte's Networks, Inc. -- Charlotte is a 90 percent-owned subsidiary of MRV developing a core router for large service providers and carriers. Its product is capable of carrying both IP packets and time-division multiplexing voice traffic and enables the current WAN to increase processing power and rate of transmission. In addition, the router provides multi-services required by telecommunication companies for efficient and flexible transmission of voice over data networks.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

     Zuma Networks, Inc. -- Zuma is a wholly-owned subsidiary of MRV developing a next generation gigabit Ethernet switch router platform.

     Optical Crossing, Inc. -- Optical Crossing is a 60 percent-owned subsidiary of MRV designing, developing and manufacturing advanced fiber optic communication components and systems for the telecommunications industry.

     Zaffire, Inc. -- Zaffire is a 22 percent-owned, on a fully diluted basis, affiliate of MRV focused on developing a next-generation, optical services networking system for service providers.

     RedC Optical Networks, Inc. -- RedC is a 35 percent-owned, on a fully diluted basis, affiliate of MRV that has developed a complete line of optical modules used for operating, monitoring and protecting optical networks including: optical amplifiers, add/drop modules, protection and restoration modules and dense wave division multiplexing monitoring.

     Hyperchannel Ltd. -- Hyperchannel, which does business under its trademark Hyporium, is a 42 percent-owned, on a fully diluted basis, affiliate of MRV and an independent Internet market maker for the information technology industry
(IT), enabling IT vendors, distributors and resellers to trade online.

     In November 2000, Luminent, a publicly owned subsidiary, completed an initial public offering of its common stock, selling 12.0 million shares at $12 per share and raising net proceeds of approximately $132.3 million. As of December 31, 2000, MRV owned 92% of the outstanding capital stock of Luminent. MRV has announced plans to distribute all of its shares of Luminent common stock to its stockholders on the later of three months after receipt of a favorable private letter ruling from the Internal Revenue Service or six months after the offering, although it is not obligated to do so.

     As of December 31, 2000, MRV owned all of the outstanding capital stock of Optical Access. On October 6, 2000, Optical Access filed a registration statement with the Securities and Exchange Commission (SEC) for the initial public offering of its common stock, which has not yet become effective.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of MRV and its wholly-owned and majority owned subsidiaries. All significant intercompany transactions and accounts have been eliminated. MRV consolidates the financial results of related development stage enterprises when it has effective control, voting control or has provided the entity's working capital. When others invest in these enterprises reducing its voting control below 50 percent, MRV discontinues consolidation and uses the equity method of accounting for these investments.

FOREIGN CURRENCY TRANSLATION

     Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation," and are included in determining net income or loss.

     For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues, expenses and cash flows are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.

REVENUE RECOGNITION

     MRV generally recognizes product revenue, net of sales discounts, returns and allowances, when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is considered probable. Products are generally shipped "FOB shipping point" with no rights of return. Sales with contingencies, such as rights of return, rotation rights, conditional acceptance provisions and price protection, are rare and insignificant and are deferred until the contingencies have been satisfied or the contingent period has lapsed. MRV's major revenue-generating products consist of: passive and active optical components; switches and routers; remote device management; and network infrastructure equipment. Revenue generated through the sales of services and systems support has been insignificant.

     MRV generally warrants our products against defects in materials and workmanship for one year. The estimated cost of warranty obligations and sales returns and other allowances are recognized at the time of revenue recognition based on contract terms and prior claims experience.

CASH AND CASH EQUIVALENTS

     MRV considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. MRV maintains cash balances and investments in highly qualified financial institutions. At various times such amounts are in excess of insured limits. In connection with MRV's interest rate swap agreement and its long-term debt (see Note 9, Interest Rate Swap), $56.2 million in cash has been restricted until the term loan and the swap expire in 2003. As of December 31, 2000, $132.9 million of cash, cash equivalents and short-term investments were held by MRV's publicly traded subsidiary, Luminent.

INVESTMENTS

     MRV accounts for its investments under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     As of December 31, 1999 and 2000, short and long-term investments consisted principally of U.S. Treasury notes. As defined by SFAS No. 115, MRV has classified its investments in these debt securities as "held-for-maturity" investments and all investments are recorded at their amortized cost basis, which approximated their fair value at December 31, 1999 and 2000. As of December 31, 2000, all held-for-maturity investments were short-term expiring at various dates through 2001.

INVENTORIES

     Inventories are stated at the lower of cost or market and consist of material, labor and overhead. Cost is determined by the first-in, first out method.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

     Inventories consisted of the following as of December 31, 1999 and 2000 (in thousands):

                                                               1999       2000
                                                              -------    -------
Raw materials...............................................  $ 8,475    $36,278
Work-in-process.............................................    8,083     17,721
Finished goods..............................................   18,834     23,006
                                                              -------    -------
                                                              $35,392    $77,005
                                                              =======    =======

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Useful lives range from three to thirty-three years. Maintenance and repairs are charged to expense as incurred and the costs of additions and betterments that increase the useful lives of the assets are capitalized.

GOODWILL AND OTHER INTANGIBLES

     Intangible assets represent intellectual property acquired, purchased intangible assets and the excess acquisition cost over the fair value of tangible and identified intangible net assets of the businesses acquired (goodwill). Purchased intangible assets include patents, assembled work forces, customer contracts and goodwill. Goodwill is amortized using the straight-line method over five years. Other intangible assets are amortized using the straight-line method over estimated useful lives ranging from 1 to 12 years.

     The components of intangible assets as of December 31, 1999 and 2000 are as follows (in thousands):

                                                               1999        2000
                                                              -------    --------
Patents.....................................................  $    --    $ 64,600
Assembled work forces.......................................       --       1,790
Customer contracts..........................................       --         720
Goodwill....................................................   33,909     510,426
                                                              -------    --------
                                                               33,909     577,536
Less -- Accumulated amortization............................   (6,695)    (73,509)
                                                              -------    --------
                                                              $27,214    $504,027
                                                              =======    ========

IMPAIRMENT OF INTANGIBLES AND OTHER LONG-LIVED ASSETS

     MRV evaluates its long-term assets, such as patents, assembled work forces, customer contracts, goodwill and property and equipment, for impairment at the acquired business unit level whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. MRV considers events or changes such as product discontinuance, plant closures, product dispositions, a history of operating losses or other changes in circumstances that indicate that the carrying amount may not be recoverable. The carrying value of an asset is considered impaired when the anticipated undiscounted cash flow from such assets is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined using the anticipated cash flows discounted at a rate based on MRV's weighted average costs of capital, which represents the blended after-tax costs of debt and equity.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

FAIR VALUE OF FINANCIAL INSTRUMENTS

     MRV's financial instruments, including cash and cash equivalents, investments, accounts receivable, accounts payable, accrued liabilities and short-term debt obligations are carried at cost, which approximates their fair market value due to the short-term nature of those instruments. The fair value of long-term debt obligations is estimated based on current interest rates available to MRV for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their fair values.

SOFTWARE DEVELOPMENT COSTS

     In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," development costs related to software products are expensed as incurred until the technological feasibility of the product has been established. Technological feasibility in MRV's circumstances occurs when a working model is completed. After technological feasibility is established, additional costs would be capitalized.

     MRV believes its process for developing software is essentially completed concurrent with the establishment of technological feasibility, and, accordingly, no software development costs have been capitalized to date.

ADVERTISING COSTS

     Advertising costs are charged to expense as incurred.

INCOME TAXES

     Deferred income tax assets and liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

EARNINGS PER SHARE

     Basic earning (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income by the sum of the weighted average number of common shares outstanding, plus all additional common shares that would have been outstanding if potentially dilutive securities or common stock equivalents had been issued. Options to purchase 4.1 million, 4.0 million and 8.2 million shares were not included in the computation of years 1998, 1999 and 2000 diluted earnings (loss) per share because such options were considered anti-dilutive. Warrants to purchase 5.8 million, 3.3 million and 2.4 million shares were not included in the computation of years 1998, 1999 and 2000 diluted earnings (loss) per share because such options were considered anti-dilutive. Shares associated with MRV's $89.6 million outstanding convertible subordinated notes were not included in the computation of earnings (loss) per share as they were considered anti-dilutive.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

     The following schedule summarizes the information used to compute earnings per share (in thousands, except per share data) for each of the three years in the period ended December 31, 2000:

                                                              1998        1999        2000
                                                            --------    --------    ---------
Loss before extraordinary item............................  $(22,897)   $(12,909)   $(152,953)
Extraordinary item -- gain on repurchase of convertible
  subordinated notes, net of tax..........................     2,791          --           --
                                                            --------    --------    ---------
          Net loss........................................  $(20,106)   $(12,909)   $(152,953)
                                                            ========    ========    =========
Weighted average number of shares used to compute basic
  and diluted loss per share..............................    53,064      53,920       65,669
                                                            ========    ========    =========
Basic and diluted loss per share before extraordinary
  item....................................................     (0.43)      (0.24)       (2.33)
Extraordinary gain per basic and diluted share............      0.05          --           --
                                                            --------    --------    ---------
Basic and diluted loss per share..........................     (0.38)      (0.24)       (2.33)
                                                            ========    ========    =========

STOCK-BASED COMPENSATION

     MRV accounts for its employee stock plan under the intrinsic value method prescribed by Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

     MRV accounts for option and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 44, "Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB Opinion No. 25)," and Emerging Issue Task Force (EITF) No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods, or Services," whereby the fair value of such option and warrant grants are measured using the fair value at the earlier of the date at which the non-employee's performance is completed or a performance commitment is reached.

     Deferred stock compensation expense is being amortized using the graded vesting method. Using this method, approximately 57%, 26%, 13% and 4%, respectively, of each option's compensation expense is amortized in each of the four years following the date of grant. Deferred stock compensation generated during 2000 was $160.8 million of which $106.06 million was generated through acquisitions (see Note 3) and $54.2 million was generated through stock options granted to Luminent's Chief Executive Officer and its Chief Financial Officer (see Note 12). Total deferred stock compensation expense for the year ended December 31, 2000 was $59.9 million. There was no deferred stock compensation expense incurred for the year ended December 31, 1999.

TRANSACTIONS WITH STOCK OF A SUBSIDIARY

     At the time a subsidiary sells its stock to unrelated parties at a price in excess of its book value, the book value of MRV's investment in that subsidiary increases. If at that time, the subsidiary is not a newly-formed, non-operating entity, nor a research and development, start-up or development stage company, nor does MRV contemplate subsequent capital transactions or intend to spin-off the subsidiary to stockholders, MRV records the increase in its investment as a gain in Other Income, net in its Consolidated Statements of Operations. Otherwise, the increase in its investment is considered as additional paid-in capital, which is included in Effect of Subsidiary Equity Transactions in MRV's Consolidated Statements of Stockholders' Equity.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

     On November 9, 2000, Luminent, a wholly-owned subsidiary of MRV, issued
12.0 million shares of its common stock for $12 per share, or $144.0 million, to complete its initial public offering. As part of MRV's plan to spin-off Luminent to MRV stockholders, the purchase price in excess of its book value, or $49.7 million has been included in Effect of Subsidiary Equity Transactions in MRV's Consolidated Statements of Stockholders' Equity for the year ended December 31, 2000.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998 and June 1999, the FASB issued SFAS No. 133, "Accounting for Derivative Investments and Hedging Activities," and SFAS No. 137, which delayed the effective date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, which provides additional guidance for the application of SFAS No. 133 for certain transactions. MRV will adopt the statement in January 2001 and does not expect the adoption of this statement to have a material impact on its financial position or results of operations.

     In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," and related interpretations. SAB 101 summarizes certain of the SEC's views in applying accounting principles generally accepted in the Unites States to revenue recognition in financial statements. MRV has applied the provisions of SAB 101, which did not have a material impact on its financial position or results of operations.

     In March 2000, the FASB issued FIN 44, which clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a significant impact on MRV's financial position or results of operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the current year presentation.

3. BUSINESS ACQUISITIONS

     The following table presents information about acquisitions by MRV in each of the three years in the period ended December 31, 2000. All of these acquisitions were accounted for under the purchase method of accounting, and the results of operations of each business have been included in the accompanying consolidated statements of operations from the date of acquisition.

                                    DATE OF           TOTAL         FORM OF CONSIDERATION AND
       ACQUIRED COMPANY           ACQUISITION     CONSIDERATION     OTHER NOTES TO ACQUISITION
       ----------------         ----------------  --------------  ------------------------------
YEAR ENDED DECEMBER 31, 2000

Fiber Optic Communications,     April 24, 2000    $309.7 million  $48.6 million in cash and 5.4
  Inc.                                                            million shares of common stock
                                                                  and options issued;
                                                                  approximately 97% of capital
                                                                  stock assumed; goodwill
                                                                  recorded of $261.5 million;
                                                                  deferred stock compensation
                                                                  recorded of $14.1 million.
Jolt Limited                    May 1, 2000       $57.7 million   1.9 million shares of common
                                                                  stock and options issued; 100%
                                                                  of capital stock assumed;
                                                                  goodwill and intangibles
                                                                  recorded of $33.7 million;
                                                                  deferred stock compensation
                                                                  recorded of $25.0 million.
Quantum Optech Inc.             July 12, 2000     $36.1 million   1.2 million shares of common
                                                                  stock and options issued; 100%
                                                                  of capital stock assumed;
                                                                  goodwill recorded of $27.8
                                                                  million; deferred stock
                                                                  compensation recorded of $2.7
                                                                  million.
AstroTerra Corporation          July 12, 2000     $160.3 million  2.4 million shares of common
                                                                  stock and options issued; 100%
                                                                  of capital stock assumed;
                                                                  goodwill and intangibles
                                                                  recorded of $108.4 million;
                                                                  deferred stock compensation
                                                                  recorded of $50.0 million.
Optronics International Corp.   July 21, 2000     $123.9 million  4.2 million shares of common
                                                                  stock and options issued;
                                                                  approximately 99% of capital
                                                                  stock assumed; goodwill
                                                                  recorded of $99.4 million;
                                                                  deferred stock compensation
                                                                  recorded of $13.4 million.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

                                    DATE OF           TOTAL         FORM OF CONSIDERATION AND
       ACQUIRED COMPANY           ACQUISITION     CONSIDERATION     OTHER NOTES TO ACQUISITION
       ----------------         ----------------  --------------  ------------------------------
Other                           Various           $16.5 million   507,000 shares of common stock
                                                                  issued; 100% of capital stock
                                                                  assumed; goodwill recorded of
                                                                  $14.9 million; deferred stock
                                                                  compensation recorded of $1.4
                                                                  million.
YEAR ENDED DECEMBER 31, 1998

Whittaker Xyplex, Inc.(1)       January 30, 1998  $38.3 million   $35.0 million in cash and
                                                                  843,000 options to purchase
                                                                  common stock issued(3). 100%
                                                                  of capital stock assumed;
                                                                  $20.6 million in-process
                                                                  technology expensed(2);
                                                                  goodwill recorded of $10.3
                                                                  million.

-------------------------
(1) Whittaker Xyplex, Inc.'s name was subsequently changed to Nbase-Xyplex and most recently, to iTouch Communications.

(2) Technology in-process was valued according to the "milestone" or percentage complete method.

(3)In connection with the acquisition of Whittaker Xyplex, MRV issued three-year warrants, expiring in January 2001, to purchase 843,000 shares of common stock at an exercise price of $35.00 per share. Using the fair value method, these warrants were valued at $3.3 million.

     On April 24, 2000, MRV completed the acquisition of approximately 97% of the outstanding capital stock of Fiber Optic Communications, Inc., a Republic of China corporation. Fiber Optic Communications is a manufacturer of passive fiber optic components for Wavelength Division Multiplexing. Under the terms of the purchase agreement, Fiber Optic Communications shareholders received approximately $48.6 million in cash and approximately 4.7 million shares of MRV common stock and options to purchase 680,000 shares of MRV common stock for a total purchase price of approximately $309.7 million. The issuance price of the MRV common stock was approximately $53 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have an aggregate intrinsic value of $14.1 million, and vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The excess purchase price paid over the fair value of the net identifiable assets acquired of $261.5 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.

     On May 1, 2000, MRV completed the acquisition of all of the outstanding capital stock of Jolt, an Israeli corporation. Jolt designs, manufactures and sells multi-port wireless optics communications equipment. Under the terms of the purchase agreement, shareholders received approximately 1.1 million shares of MRV common stock. In addition, the employees of Jolt received options to purchase approximately 849,000 shares of common stock of MRV. The purchase price aggregated approximately $57.7 million. The issuance price of the common stock was approximately $31 per share, which was determined based on the average market price five days before and after the terms of the acquisition were agreed upon. The options to purchase common stock are exercisable at $6 per share, have an aggregate intrinsic value of $25.0 million, and vest over an employment period of four years. The acquisition is being accounted for using the purchase method of accounting. The excess purchase price paid over the fair value of the net identifiable assets acquired of $33.7 million has been recorded as goodwill and is being

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

amortized on a straight-line basis over 5 years. The deferred compensation of approximately $25.0 million is being amortized using the graded vesting method over four years.


     On July 12, 2000, MRV completed the acquisition of all of the outstanding capital stock of Quantum Optech Inc., a Republic of China corporation. Quantum Optech is a manufacturer of optical thin film coating and filters for Dense Wavelength Division Multiplexing. Under the terms of the purchase agreement, Quantum Optech shareholders received approximately 1.0 million shares of MRV common stock and options to purchase approximately 160,000 shares of MRV common stock for a total purchase price of approximately $36.1 million. The issuance price of the MRV common stock was approximately $30 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have a fair value of $4.0 million, of which unvested options have an intrinsic value of $2.7 million and vested options have a fair value of $1.3 million, and the remaining vest over a four-year period. The excess purchase price paid over the fair value of the net identifiable assets acquired of $27.8 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.



     On July 12, 2000, MRV completed the acquisition of AstroTerra, a California corporation that develops and manufactures free-space optical wireless communication systems to connect data and telecommunications networks. MRV exchanged approximately 1.6 million shares of its common stock for all of the outstanding capital stock of AstroTerra. In addition, the employees of AstroTerra received options to purchase approximately 809,000 shares of common stock of MRV. The purchase price aggregated approximately $160.3 million. The issuance price of the common stock was approximately $65 per share, which was determined based on the average market price five days before and after the terms of the agreement were agreed upon. The options to purchase common stock are exercisable at approximately $3 per share, have a fair value of approximately $50.0 million and vest over an employment period of four years. The deferred compensation is being amortized using the graded vesting method over four years. The excess purchase price paid over the fair value of the net identifiable assets acquired of $108.4 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years.



     On July 21, 2000, MRV completed the acquisition of approximately 99% of the outstanding capital stock of Optronics International Corp., a Republic of China corporation. Optronics International is a manufacturer of high temperature semiconductor lasers, transceivers and detectors for optical networks. Under the terms of the purchase agreement, Optronics International shareholders received approximately 3.4 million shares of MRV common stock and options to purchase approximately 800,000 shares of MRV common stock for a total purchase price of approximately $123.9 million. The issuance price of the MRV common stock was approximately $30 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have a fair value of $20.0 million, of which unvested options have an intrinsic value of $13.4 million and vested options have a fair value of $6.6 million, and the remaining vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The excess purchase price paid over the fair value of the net identifiable assets acquired of $99.4 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

     The purchase price of Fiber Optic Communications, Jolt, Quantum Optech, AstroTerra, Optronics International and Other were allocated as follows (in thousands, unaudited):

Purchase Price..............................................    $704,241
Allocation of purchase price:
  Net tangible assets.......................................      51,902
  Deferred stock compensation...............................     106,602
  Goodwill and other intangibles............................     545,737

     The results of operations of these acquisitions have been included in MRV's consolidated financial statements from the date of acquisition. The following unaudited pro forma financial information presents the combined results of operations of these acquisitions as if the acquisitions had occurred as of January 1, 1999, giving effect to certain adjustments, including amortization of goodwill and other intangibles and deferred stock compensation charges. The unaudited pro forma share data assumes the shares issued in connection with these acquisitions were outstanding as of January 1, 1999 (in thousands, except per share amounts, unaudited).

     The following unaudited pro forma financial information presents the combined results of operations of these acquisitions as if the acquisitions had occurred as of January 1, 1999, giving effect to certain adjustments, including amortization of goodwill and other intangibles and deferred stock compensation charges. The unaudited pro forma share data assumes the shares issued in connection with these acquisitions were outstanding as of January 1, 1999. (in thousands, except per share amounts, unaudited).

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         2000
                                                              ---------    ---------
Pro forma revenue...........................................  $ 322,645    $ 335,486
Pro forma net loss..........................................  $(115,775)   $(143,044)
Pro forma basic and diluted net loss per share..............  $   (1.75)   $   (1.83)
Pro forma basic and diluted weighted average shares
  outstanding...............................................     66,247       77,996

ACQUISITION-RELATED UNEARNED STOCK COMPENSATION

     During 2000, MRV recorded acquisition-related purchase consideration of $106.6 million as unearned stock-based compensation, in accordance with Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." This amount represents the portion of the purchase consideration related to shares issued contingent on continued employment of certain employee stockholders and the intrinsic value of stock options assumed that are earned as future services are provided by employees. The compensation is being recognized over the related employment period using the graded vesting method. A total of $43.7 million of expense was recognized for 2000.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

4. INVESTMENTS IN SUBSIDIARIES

     The following table presents information regarding investments made by MRV in subsidiaries accounted for under the equity method of accounting or consolidated. Subsidiaries in which MRV owns greater than 50% ownership or exercises control have been consolidated in the accompanying consolidated financial statements.

         SUBSIDIARY             OWNERSHIP %                  FORM OF CONSIDERATION(5)
         ----------             -----------                  ------------------------
CONSOLIDATED SUBSIDIARIES
EDSLan SRL                      80%(1)           Purchased an additional 10% ownership in 2000
                                                 for approximately $1.5 million; purchased an
                                                 additional 10% ownership in 1999 for
                                                 approximately $1.5 million; purchased an
                                                 additional 10% ownership in 1997 for
                                                 approximately $500,000; purchased 50% ownership
                                                 in 1996 for approximately $1.1 million.
Tecnonet SRL                    60%(2)           Purchased an additional 10% ownership in 1999
                                                 for approximately $600,000; purchased 50%
                                                 ownership in 1998 for approximately $3.1
                                                 million.
RDS                             62.5%            Purchased an additional 12.5% ownership in 1999
                                                 for approximately $2.4 million; purchased 50%
                                                 ownership in 1998 for approximately $8.0
                                                 million.
Charlotte's Networks            90%(3)           Issued 1.0 million shares of common stock valued
                                                 at approximately $61.5 million for approximately
                                                 10% in 2000.

EQUITY METHOD SUBSIDIARIES
RedC Optical                    35%              $5.0 in cash and issued 150,000 shares
                                                 of common stock valued at approximately $11.5
                                                 million for approximately 32% in 2000.
Other                           Various(4)       Issued 646,000 shares of common stock valued at
                                                 approximately $16.7 million for ownership
                                                 interest in various non-consolidated equity
                                                 investments.

-------------------------
(1) MRV receives 95 percent of EDSLan's profits or losses from the date of each investment.

(2) MRV receives 90 percent of Tecnonet's profits or losses from the date of each investment.

(3) MRV's ownership on a fully diluted basis (assuming exercise of all stock options) is approximately 53 percent.

(4) Represents various investments, all of which are less than 50% ownership and not consolidated.

     Income and losses from non-consolidated equity method subsidiaries are included in "other income (expense)" in the accompanying consolidated statements of operations.

(5)The purchase price for each of these acquisitions is based on the common stock and cash consideration provided. The issuance prices of MRV common stock used in the calculation of the purchase price is based on the average market price five days before and after the terms were agreed upon.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

5. ACCRUED LIABILITIES

     Accrued liabilities consisted of the following (in thousands):

                                                               1999       2000
                                                              -------    -------
Payroll and related.........................................  $ 7,055    $16,851
Other.......................................................    8,348     17,193
                                                              -------    -------
                                                              $15,403    $34,044
                                                              =======    =======

6. INCOME TAXES

     The provision (benefit) for income taxes for the three years in the period ended December 31, 2000 (including provision of $1.6 million related to the extraordinary gain in 1998) is as follows (in thousands):

                                                         1998      1999        2000
                                                        ------    -------    --------
Current
  Federal.............................................  $3,306    $(2,139)   $  7,344
  State...............................................   1,093       (413)      5,622
  Foreign.............................................   3,324      1,701       6,841
                                                        ------    -------    --------
                                                         7,723       (851)     19,807
Deferred
  Federal.............................................    (176)    (1,487)    (17,354)
  State...............................................     (31)        45      (7,137)
  Foreign.............................................    (170)       140        (714)
                                                        ------    -------    --------
                                                          (377)    (1,302)    (25,205)
                                                        ------    -------    --------
                                                        $7,346    $(2,153)   $ (5,398)
                                                        ======    =======    ========

     The income tax provision (benefit) differs from the amount computed by applying the federal statutory income tax rate to income before taxes as follows:

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1998    1999    2000
                                                              ----    ----    ----
Income tax provision (benefit) at statutory federal rate....  (35)%    34%     34%
State and local income taxes, net of federal income tax
  effect....................................................   (6)      6       6
Permanent differences.......................................   --     (15)    (30)
Research and development credit.............................    6       6      --
Income tax on extraordinary gain............................  (10)     --
Foreign taxes at rates different than domestic rates........   (2)    (17)     (3)
Change in valuation reserve.................................   --      --     (10)
                                                              ---     ---     ---
                                                              (43)%    14%     (3)%
                                                              ===     ===     ===

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

     The components of deferred income taxes as of December 31, 1999 and 2000 are as follows (in thousands):

                                                               1999        2000
                                                              -------    --------
Allowance for doubtful accounts.............................  $ 2,548    $  2,083
Inventory reserve...........................................    3,811       6,133
Warranty reserve............................................    1,072         647
Deferred stock compensation.................................       --       6,630
Net operating losses........................................       --      29,014
Accrued liabilities.........................................       --       2,158
Other.......................................................     (524)      1,463
                                                              -------    --------
                                                                6,907      48,128
     Valuation allowance....................................       --     (16,901)
                                                              -------    --------
     Net short-term deferred income tax assets..............    6,907      31,227
Purchased technology in progress............................    5,724          --
Depreciation and amortization...............................     (400)      6,209
                                                              -------    --------
     Net long-term deferred income tax assets...............    5,324       6,209
                                                              -------    --------
                                                              $12,231    $ 37,436
                                                              =======    ========

     Realization of the net deferred tax assets is dependent on MRV's ability to carry losses back to prior periods or on generating sufficient taxable income during the periods in which temporary differences will reverse. Management reviews its deferred tax assets and has provided a valuation allowance based on its assessment of the expected future benefit to be ultimately received from each asset identified. Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

     MRV generated net operating loss carryforwards available of approximately $56.4 million and $56.4 million for federal and state income tax purposes, respectively for the year ended December 31, 2000. Prior to December 31, 2000, there were no federal net operating loss carryforwards available. Prior to December 31, 2000, MRV had generated total state net operating losses of $50.3 million available to offset future taxable income through 2014. For federal and state income tax purposes, the net operating losses generated during 2000 are available to offset future taxable income through 2020.

     In 1995, MRV, through a subsidiary in Israel, qualified for a program under which it is eligible for a tax exemption on its income for a period of ten years from the beginning of the benefits period. This benefit is due to expire in 2006. Due to operating losses at this subsidiary, no tax benefit was received in 2000. MRV received a tax benefit of approximately $300,000 in 1999.

     MRV does not provide United States federal income taxes on the undistributed earnings of its foreign operations. MRV's policy is to leave the income permanently invested in the country of origin. Such amounts will only be distributed to the United States to the extent any federal income tax can be fully offset by foreign tax credits.

7. SHORT-TERM OBLIGATIONS

     Short-term obligations consist of secured and unsecured lines of credit, short-term loans and notes entered into with certain financial institutions. As of December 31, 2000, these short-term obligations totaled $9.1 million. Approximately $2.9 million in assets of MRV's subsidiaries have been pledged as collateral on these borrowings. The weighted average interest rate on these obligations is 6.1 percent.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

These obligations are incurred and settled in the local currencies of the respective subsidiaries. As of December 31, 2000, MRV had approximately $8.7 million of available short-terms borrowings.

8. LONG-TERM DEBT

     Long-term debt consisted of the following as of December 31, 2000 (in thousands):

Secured notes payable to financial institutions bearing
  interest ranging from 6.5% to 18.0%, payable in monthly
  and quarterly installments of principal and interest
  through October 2012......................................  $13,031
Term loan with a financial institution bearing interest at
  7.0% as of December 31, 2000, payable in full in 2003.....   50,000
                                                              -------
                                                               63,031
  Less -- Current portion...................................   (2,774)
                                                              -------
                                                              $60,257
                                                              =======

     The following summarizes the required principal payments on long-term debt as of December 31, 2000 (in thousands):

                  YEAR ENDING DECEMBER 31,
  2001......................................................  $ 2,774
  2002......................................................    1,905
  2003......................................................   52,061
  2004......................................................    1,666
  2005......................................................    1,608
  Thereafter................................................    3,017
                                                              -------
                                                              $63,031
                                                              =======

     Certain assets of MRV, primarily through its foreign subsidiaries, have been pledged as collateral under these obligations.

9. INTEREST RATE SWAP

     In April 2000, MRV entered into an interest rate swap agreement to effectively change the interest rate characteristics of its $50.0 million variable-rate term loan presented in Long-Term Debt, with the objective of eliminating fluctuations in its overall borrowing costs. The swap was entered into concurrently with the issuance of the related debt. The notional amount, interest payment and maturity dates of the swap match the principal, interest payment and maturity dates of the related debt. Both the swap and term loan expire in 2003. Accordingly, any market risk or opportunity associated with this swap is offset by the opposite market impact on the related debt. Under the agreement, MRV is committed to pay the financial institution interest based on a principal balance of $50.0 million at a fixed rate of 7.11 percent as of December 31, 2000, in exchange for the financial institution's commitment to pay MRV interest on the same principal at the one-month LIBOR rate (6.6 percent as of December 31, 2000). MRV includes the outcome of this interest rate swap agreement in interest expense ($217,000 for the year ended December 31, 2000).

10. CONVERTIBLE SUBORDINATED NOTES

     In June 1998, MRV completed a private placement of $100.0 million principal amount five-year, convertible subordinated notes (the Notes). The Notes bear interest at five percent per year, payable semi-

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

annually, and are convertible into common stock at the option of the holders. The conversion rate is 73.94 shares of common stock per $1,000 principal amount of the Notes, equivalent to a conversion price of $13.52 per share, an initial premium above market price. The conversion rate is subject to adjustment in certain circumstances, including dividends payable in common stock, issuance of stock rights to all holders of common stock or stock splits or distributions to common stockholders in connection with a tender offer. If a change in control, as defined, occurs, the holders of the Notes have the right to require MRV to repurchase the Notes at face value along with any interest accrued. MRV has the right, after June 2001, to redeem the Notes at 102 percent of face value, and after June 2002 for 101 percent of face value. The Notes are not entitled to the benefits of any sinking fund.

     In connection with the private placement, MRV incurred costs of $4.0 million. These costs are being amortized using the effective interest method over five years, the life of the Notes. Amortization expense for the years ended December 31, 1999 and 2000 was $681,000 and $723,000, respectively.

     In November 1998, MRV repurchased $10.0 million of the Notes for $5.3 million. MRV recorded an extraordinary gain of $2.8 million, net of tax, related to the repurchase of the Notes. Included in this amount is the portion of the Notes amortization of expense of the costs attributable to the Notes repurchased.

11. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     The Company leases all of its facilities and certain equipment under noncancelable capital and operating lease agreements expiring in various years through 2049. The aggregate minimum annual lease payments under leases in effect on December 31, 2000 were as follows (in thousands):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
  2001......................................................   $ 207      $ 3,756
  2002......................................................     200        3,007
  2003......................................................     200        2,256
  2004......................................................     152          777
  2005......................................................      64          467
  Thereafter................................................      68        2,242
                                                               -----      -------
                                                               $ 891      $12,505
                                                                          =======
  Less -- Amount representing interest......................    (107)
                                                               -----
                                                                 784
  Less -- Current portion...................................    (163)
                                                               -----
                                                               $ 621
                                                               =====

     Annual rental expense under noncancelable operating lease agreements for the years ended December 31, 1998, 1999 and 2000 was $2.8 million, $4.7 million and $4.9 million, respectively.

ROYALTY COMMITMENT

     Through subsidiaries in Israel, MRV is obligated to the Office of the Chief Scientist of the Government of Israel (Chief Scientist) with respect to the government's participation in research and development expenses for certain products. Amounts received by MRV from the participation of the Chief Scientist were offset against the related research and development expenses incurred. Accordingly, MRV's

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

royalty to the Chief Scientist is calculated at a rate of three percent to five percent of sales of such products developed with the participation up to the dollar amount of such participation. MRV received participation of $350,000 and $500,000 for the year ended December 31, 1998 and 1999, respectively. No participation was received for the year ended December 31, 2000. The remaining future obligation as of December 31, 2000 is approximately $913,000 which is contingent on generating sufficient sales of this selected product line.

ACCOUNTS RECEIVABLE

     MRV, through foreign subsidiaries, has agreements with several financial institutions to sell its receivables with recourse; in the event of customer's default, MRV must repurchase the receivables. At December 31, 2000 the Company is contingently liable for approximately $23.4 million relating to such receivables sold with recourse. No gain or loss on the sale of these receivables has been included in the accompanying consolidated statements of operations.

LITIGATION

     In December, 1996, Datapoint brought an action against Nbase Communications, Inc., a subsidiary of the Company ("Nbase") and several other defendants in the United States District Court, for the Eastern District of New York alleging infringement of two of Datapoint's patents related to LANs, more particularly to claimed improved LANs which interoperatively combine additional enhanced capability and/or which provide multiple different operational capabilities. In the same lawsuit, Datapoint alleges that other defendants including Dayna Communications, Inc., Sun Microsystems, Inc., Adaptec, Inc., International Business Machines Corporation, Lantronix and SVEC America Computer Corporation have infringed the same two patents. The Company has been advised that several other companies, including Intel Corporation and Cisco Systems, Inc., have also had actions brought against them by Datapoint with respect to the same two patents. The action against Nbase and its codefendants seeks, among other things, an injunction against the manufacture or sale of products which embody the inventions set forth in the two patents and single and treble damages for the alleged infringement. Datapoint's complaint also seeks to have the court determine that the named defendants shall serve as representatives of a defendant class of manufacturers, vendors and users of products allegedly infringing on Datapoint's claimed patents from which defendant class Datapoint seeks the same relief as from the individual defendants. In February 1999, the court entered judgement in favor of the defendants and Datapoint filed a notice of appeal. The Company is cooperating with several of the defendants in pursuit of common defenses and believes the claim is without merit. If a conclusion unfavorable to the Company is reached, however, Datapoint's claim could materially affect the business, operating results and financial condition of the Company.

     The Company has received notices from third party alleging possible infringement of patents with respect to product features or manufacturing processes. Management believes such notices are common in the communications industry because of the large number of patents that have been filed on these subjects. The Company's policy is to discuss these notices with the senders in an effort to demonstrate that the Company's products and/or processes do not violate any patents. The Company is currently involved in such discussions with Lucent, Ortel, Rockwell and the Lemelson Foundation. The Company does not believe that any of its products or processes violate any of the patents asserted by these parties and the Company further believes that it has meritorious defenses if any legal action is taken by any of these parties. However, if one or more of these parties was to assert a claim and gain a conclusion unfavorable to the Company such claims could materially and adversely affect the business, operating results and financial condition of the Company.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

     From time to time, MRV is a defendant in lawsuits involving matters which are routine to the nature of its business. Management is of the opinion that the ultimate resolution of all such matters will not have a material adverse effect on the accompanying consolidated financial statements.

12. STOCKHOLDERS' EQUITY

AUTHORIZED SHARES

     On May 10, 2000, the Board of Directors and stockholders of MRV approved an increase in the authorized number of shares of its $0.0017 par value common stock from 80.0 million to 160.0 million shares relating to the two-for-one stock split distributed on May 26, 2000. MRV is authorized to issue up to 1.0 million shares of its $0.01 par value preferred stock, of which none has been issued or outstanding as of December 31, 1999 and 2000.

STOCK SPLIT

     The Board of Directors authorized the splitting of MRV's common stock on a two-for-one basis for stockholders of record on May 11, 2000 and the resulting shares from the split were distributed on May 26, 2000. All references to share and per-share data for all periods presented have been adjusted to give effect to this two-for-one stock split.

STOCK OPTIONS

     MRV has various stock option and warrant plans that provide for granting options and warrants to purchase shares of MRV's common stock to employees, directors and non-employees performing consulting or advisory services for MRV. The plans provide for the granting of options, which meet the Internal Revenue Code requirements for qualification as incentive stock options, as well as nonstatutory options. Under these plans, stocks option and warrant exercise prices generally equal the fair market value of MRV's common stock at the date of grant. The options and warrants generally vest over three to five years with expiration dates ranging from six and ten years from the date of grant depending on the plan. The plans provide for the issuance of 13.4 million shares of common stock over the remaining life of the plans.

     In connection with the anticipated separation of Luminent, in July 2000, Luminent's Board of Directors and MRV approved Luminent's 2000 Stock Option Plan (Luminent's Plan). Luminent's Plan provides for grants of qualified incentive stock options, non-qualified stock options, restricted stock awards and other stock-based awards to purchase Luminent common stock to officers, employees, directors, consultants and advisors of Luminent. Stock-based awards are generally granted at not less than fair market value at the grant date, and typically vest over a four-year period and expire ten years after the grant date. There have been 10.4 million shares of Luminent common stock reserved for issuance under Luminent's Plan. As of December 31, 2000, 4.7 million options to purchase Luminent common stock have been granted under Luminent's Plan.

     In July 2000, Luminent and MRV entered into four-year employment contracts with the Chief Executive Officer (CEO) and Chief Financial Officer (CFO) of Luminent. The agreements provide for annual salaries, performance bonuses and a combination of stock options to purchase common stock of MRV and Luminent. The CEO received approximately 316,000 options to purchase shares of MRV common stock at $32.56 per share (a substantial discount) expiring in five years. The CFO received approximately 22,000 options to purchase shares of MRV common stock at $33.44 per share (a substantial discount) expiring in five years. These options are immediately exercisable, however they provide for the repurchase in the event of voluntary termination. These grants have been accounted for under APB No. 25

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

and the intrinsic value (fair market value less exercise price) results in additional deferred stock compensation of approximately $10.8 million that is being amortized over the four year vesting period. Furthermore, Luminent granted
4.8 million and 800,000 of its stock options to the CEO and CFO, respectively. The options are exercisable at $6.25 per share and vest over four years. These grants have been accounted for in accordance with APB No. 25 and the intrinsic value (original mid point of filing range, $14, less $6.25) resulted in aggregate deferred stock compensation of approximately $43.4 million. The deferred stock compensation is being amortized using the graded vesting method over four years. The deferred stock compensation incurred from the granting of MRV and Luminent options for a total of $54.2 million has been included in the consolidated financial statements of MRV.

     Stock option information with respect to MRV's stock option and warrant plans is as follows:

                                                     1998                 1999                 2000
                                              ------------------   ------------------   ------------------
                                                       WTD. AVG.            WTD. AVG.            WTD. AVG.
                                              SHARES   EX. PRICE   SHARES   EX. PRICE   SHARES   EX. PRICE
                                              ------   ---------   ------   ---------   ------   ---------
Outstanding, beginning of year..............   2,416     $4.39     4,082      $2.49      3,980    $ 4.36
Granted.....................................   2,000      9.24     1,122       9.21      5,959      8.14
Exercised...................................    (236)     2.26      (744)      2.31     (1,660)     2.52
Forfeited...................................     (98)     5.55      (480)      2.63        (67)     2.56
Cancelled in repricing......................  (2,996)     8.93        --         --         --        --
Granted in repricing........................   2,996      2.63        --         --         --        --
Outstanding, end of year....................   4,082     $2.49     3,980      $4.36      8,212    $ 6.29
                                                         =====                =====               ======
Weighted average fair value of options
  granted during year.......................             $3.11                $7.33               $20.58
                                                         =====                =====               ======

     During 2000, MRV granted 3.8 million options to purchase MRV common stock with exercises that differed from the market price of the stock on the grant date. The weighted average exercise price and weighted average fair value of these options were $5.67 and $21.99 per share, respectively.

     Information about MRV stock options outstanding at December 31, 2000 is summarized as follows:

                 NUMBER OUTSTANDING      WEIGHTED AVERAGE       NUMBER EXERCISABLE
EXERCISE PRICE       AS OF 2000       REMAINING CONTRACT LIFE       AS OF 2000
--------------   ------------------   -----------------------   ------------------
$1.82 - $2.63          3,511                6.29 Years                3,337
$2.75 - $2.94          1,081                8.09 Years                  221
$3.00 - 33.00          3,620                9.55 Years                  322
                       -----                                          -----
                       8,212                                          3,880
                       =====                                          =====

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

     Stock option information with respect to Luminent's stock option plan is as follows:

                                                                  YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              ------------------
                                                                       WTD. AVG.
                                                              SHARES   EX. PRICE
                                                              ------   ---------
Outstanding, beginning of year..............................      --        --
Granted.....................................................  10,285     $8.77
Exercised...................................................      --        --
Forfeited...................................................      --        --
                                                              ------     -----
Outstanding, end of year....................................  10,285     $8.77
                                                              ======     =====
Weighted average fair value of options granted during
  year......................................................             $9.57
                                                                         =====

     During 2000, Luminent granted 5.2 million options to purchase Luminent common stock with exercises that differed from the market price of the stock on the grant date. The weighted average exercise price and weighted average fair value of these options were $6.25 and $11.10 per share, respectively.

     Information about Luminent's stock options outstanding at December 31, 2000 is summarized as follows (in thousands, except share prices):

                 NUMBER OUTSTANDING                             NUMBER EXERCISABLE
                  AT DECEMBER 31,        WEIGHTED AVERAGE        AT DECEMBER 31,
EXERCISE PRICE          2000          REMAINING CONTRACT LIFE          2000
--------------   ------------------   -----------------------   ------------------
$6.00 - 6.25            5,767               9.53 years                1,400
$12.00                  4,518               9.85 years                   40
                       ------                                         -----
                       10,285                                         1,440
                       ======                                         =====

ACCOUNTING FOR STOCK-BASED COMPENSATION

     SFAS No. 123 permits companies to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Because MRV's stock-based compensation plans have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, management believes that the existing option valuation models do not necessarily provide a reliable single measure of the fair value of a wards from the plan. Therefore, as permitted, MRV applies the existing accounting rules under APB No. 25 and provides pro forma net income (loss) and pro forma earnings (loss) per share disclosures for stock-based awards made during the year as if the fair value method defined in SFAS No. 123 had been applied. Net loss and net loss per share for each of the three years in the period ended December 31, 2000 would have increased to the following pro forma amounts (in thousands, except per share data):

                                                      1998        1999        2000
                                                    --------    --------    ---------
Additional compensation expense...................  $  1,835    $  2,888    $  24,998
Pro forma net loss................................  $(21,941)   $(15,797)   $(177,951)
Pro forma basic net loss per share................  $  (0.41)   $  (0.29)   $   (2.71)
Pro forma diluted net loss per share..............  $  (0.41)   $  (0.29)   $   (2.71)

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

     The following assumptions were applied: (i) no expected dividend yield for all periods, (ii) expected volatility of 22 percent for 1998, 64 percent for 1999 and 78 percent for 2000, (iii) expected lives of 4 to 6 years for all years, (iv) and risk-free interest rates ranging from 4.23 percent to 6.73 percent for all years.

COMMON STOCK PURCHASE WARRANTS

     In connection with various public and private offerings of common stock and acquisitions MRV has issued warrants to purchase additional shares of common stock.

     A summary of warrant activities for the three years ended December 31, 2000 is as follows (in thousands, except share prices):

                                                         NUMBER OF SHARES   EXERCISE PRICES
                                                         ----------------   ---------------
Balance, December 31, 1997.............................        5,212        $0.14 to 16.25
  Issued...............................................          842                 17.50
  Exercised............................................         (132)         2.13 to 2.80
  Canceled.............................................         (152)                 4.21
                                                              ------        --------------
Balance, December 31, 1998.............................        5,770         0.14 to 17.50
  Issued...............................................           --                    --
  Exercised............................................         (874)        2.40 to 10.00
  Canceled.............................................       (1,556)        0.14 to 13.38
                                                              ------        --------------
Balance, December 31, 1999.............................        3,340         2.13 to 17.50
  Issued...............................................           --                    --
  Exercised............................................         (895)        2.29 to 16.25
  Canceled.............................................           (5)                 2.13
                                                              ------        --------------
Balance, December 31, 2000.............................        2,440        $2.13 to 17.50
                                                              ======        ==============

     In November 1996, MRV completed a private placement of 400,000 stock and
1.0 million three-year warrants to purchase common stock for a total price of $4.0 million. During 1999, prior to the expiration of the three-year warrants, 800,000 warrants were exercised at $10.00 per share, for total proceeds of $8.0 million. The remaining 200,000 warrants expired.

13. SEGMENT REPORTING AND GEOGRAPHICAL INFORMATION

     MRV operates under a business model that creates and manages start-up companies and independent business units. These companies fall into two segments: operating entities and development stage enterprises. Segment information is therefore being provided on this basis which differs from prior period presentations.

     Development stage enterprises that MRV has created or invested in are developing optical components, subsystems and networks and products for the infrastructure of the Internet. Operating entities of MRV design, manufacture and distribute optical components, optical subsystems, optical networking solutions, and Internet infrastructure products.

     The accounting policies of the segments are the same as those described in the summary of significant accounting polices. MRV evaluates segment performance based on revenues and operating income (loss) of each segment. As such, there are no separately identifiable segment assets nor are there any separately identifiable statements of operations data below operating income.

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

     Business segment net revenues for each of the three years in the period ended December 31, 2000 (in thousands):

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1998        1999        2000
                                                     --------    --------    --------
Operating entities.................................  $264,075    $288,524    $319,394
Development stage enterprises......................        --          --          --
                                                     --------    --------    --------
          Total revenues...........................  $264,075    $288,524    $319,394
                                                     ========    ========    ========

     There were no inter-segment sales for the years ended December 31, 2000, 1998 and 1999.

     Net revenues by groups of products for each of the years in the period ended December 31, 2000 (in thousands):

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1998        1999        2000
                                                     --------    --------    --------
Optical passive components.........................        --       3,687      29,148
Optical active components..........................    38,596      67,722      97,335
Switches and routers...............................   110,301     108,000      80,784
Remote device management...........................    37,738      28,698      19,167
Network physical infrastructure equipment..........    42,765      50,521      56,747
Services...........................................    31,641      23,461      20,892
Other..............................................     3,034       6,433      15,321
                                                     --------    --------    --------
          Total revenues...........................  $264,075    $288,524    $319,394
                                                     ========    ========    ========

     Business Segment Operating Income (Loss) for each of the three years in the period ended December 31, 2000 (in thousands):

                                                        YEARS ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1998        1999        2000
                                                    --------    --------    ---------
Operating entities................................  $(18,141)   $  4,017    $(100,759)
Development stage enterprises.....................    (2,043)    (20,011)     (48,810)
                                                    --------    --------    ---------
          Total operating loss....................  $(20,184)   $(15,994)   $(149,569)
                                                    ========    ========    =========

     For each of the three years in the period ended and as of December 31, 2000, MRV had no single customer that accounted for more than 10 percent of revenues or accounts receivable. MRV does not track customer revenue by region for each individual reporting segment. A summary of external revenue by region follows (in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1998        1999        2000
                                                     --------    --------    --------
United States......................................  $107,376    $122,054    $119,190
European Community.................................   118,881     129,994     160,398
Middle East........................................     5,634       4,166       2,483
Pacific Rim........................................    24,892      28,921      31,891
Other..............................................     7,292       3,389       5,432
                                                     --------    --------    --------
          Total net sales..........................  $264,075    $288,524    $319,394
                                                     ========    ========    ========

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

     Operating loss before other income (expense), provision (benefit) for income taxes and extraordinary item (in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1998        1999        2000
                                                    --------    --------    ---------
United States.....................................  $(28,280)   $ (5,781)   $ (69,671)
Foreign...........................................     8,096     (10,213)     (79,898)
                                                    --------    --------    ---------
          Operating loss..........................  $(20,184)   $(15,994)   $(149,569)
                                                    ========    ========    =========

14. LAN BUSINESS

     In 1999 MRV recorded one-time charges of approximately $13.8 million primarily related to the write-down of inventories related to its LAN product lines. These charges have been included in "cost of goods sold" for the year ended December 31, 1999 in the accompanying consolidated statement of operations. In February 2000, MRV discontinued manufacturing and supporting its LAN product lines.

15. 401(K) PLANS

     MRV has 401(K) savings plans (the Plans) at certain subsidiaries under which all eligible employees may participate. The Plans provide for MRV to make matching contributions to all eligible employees. In 1999 and 2000, approximately $679,000 and $731,000, respectively, was charged as expense related to these plans.

16. SUPPLEMENTAL STATEMENTS OF CASH FLOW INFORMATION (IN THOUSANDS)

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1998        1999         2000
                                                         --------    --------    ----------
Supplemental disclosure of cash flow information:
  Cash paid during period for interest.................   $2,569      $1,652      $  3,635
  Cash paid during period for income taxes.............   $9,945      $4,887      $    130
Supplemental schedule of noncash investing and
  financing activities:
  Fair value of asset acquired, net of cash received...   $   --      $   --      $ 48,611
  Less: Liabilities assumed............................       --          --       (44,190)
                                                          ------      ------      --------
  Cash received in acquisitions........................   $   --      $   --      $  4,421
                                                          ------      ------      --------
  Cash used in acquisitions............................       --          --        48,938
                                                          ------      ------      --------
  Cash used in acquisitions, net of cash received......   $   --      $   --      $ 44,517
                                                          ======      ======      ========
Common stock issued in connection with investments in
  subsidiaries.........................................   $   --      $   --      $ 90,126

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

     (in thousands, except per share amounts)

                                        FIRST QUARTER    SECOND QUARTER    THIRD QUARTER    FOURTH QUARTER
                                        -------------    --------------    -------------    --------------
YEAR ENDED DECEMBER 31, 2000
Revenues, net.........................     $65,072          $ 73,935         $ 82,720          $ 97,667
Costs and expenses:
  Cost of goods sold..................      42,736            45,793           47,910            66,932
  Research and development............      11,891            14,758           21,803            25,626
  Selling, general and
     administrative...................      16,028            26,467           52,699            29,506
  Amortization of goodwill and other
     intangibles......................          --            12,055           27,348            27,411
                                           -------          --------         --------          --------
                                            70,655            99,073          149,760           149,475
     Operating loss...................      (5,583)          (25,138)         (67,040)          (51,808)
Other income (expense), net...........        (488)           (1,190)          (5,764)           (2,136)
                                           -------          --------         --------          --------
     Loss before provision (benefit)
       for income taxes and minority
       interest.......................      (6,071)          (26,328)         (72,804)          (53,944)
Provision (benefit) for income
  taxes...............................        (494)            1,377            1,005            (7,286)
Minority interest.....................        (287)              (45)            (570)            1,698
                                           -------          --------         --------          --------
     Net loss.........................     $(5,864)         $(27,750)        $(74,379)         $(44,960)
                                           =======          ========         ========          ========
Basic and diluted earnings per
  share...............................     $ (0.10)         $  (0.44)        $  (1.06)         $  (0.62)
Basic and diluted weighted averages
  shares..............................      56,850            62,754           70,122            72,768
                                           =======          ========         ========          ========
YEAR ENDED DECEMBER 31, 1999
Revenues, net.........................     $70,116          $ 73,251         $ 71,254          $ 73,903
Costs and expenses:
  Cost of goods sold..................      46,366            47,595           44,653            58,828
  Research and development............       9,592             8,572            8,476             9,806
  Selling, general and
     administrative...................      14,718            14,750           15,581            22,474
  Amortization of goodwill and other
     intangibles......................          --             1,142              951             1,014
                                           -------          --------         --------          --------
                                            70,676            72,059           69,661            92,122
     Operating income (loss)..........        (560)            1,192            1,593           (18,219)
Other income (expense), net...........         278               132              165              (253)
                                           -------          --------         --------          --------
     Income (loss) before provision
       (benefit) for income taxes and
       minority interest..............        (282)            1,324            1,758           (18,472)
Provision (benefit) for income
  taxes...............................         627               782            1,169            (4,731)
Minority interest.....................          --               (17)             (22)              649
                                           -------          --------         --------          --------
     Net income.......................     $  (909)         $    525         $    567          $(13,092)
                                           =======          ========         ========          ========
Basic earnings (loss) per share.......     $ (0.02)         $   0.01         $   0.01          $  (0.24)
Diluted earnings (loss) per share.....     $ (0.02)         $   0.01         $   0.01          $  (0.24)
Basic weighted averages shares........      53,300            53,472           53,868            55,082
Diluted weighted averages shares......      53,300            57,621           60,154            55,082
                                           =======          ========         ========          ========

                            MRV COMMUNICATIONS, INC.

                               DECEMBER 31, 2000

18. EVENTS SUBSEQUENT TO FEBRUARY 19, 2001

     During the second quarter of 2001, the management of Luminent, MRV's publicly traded subsidiary, approved and implemented a restructuring plan as a result of the dramatic slowdown in demand for communications equipment. During the six months ended June 30, 2001, Luminent recorded restructuring and other one-time charges totaling $41.2 million resulting from the lower demand for Luminent's products and pricing pressures stemming from the continuing deterioration in the communications equipment industry, specifically the optical components sector.

     In June, 2001, the FASB approved two pronouncements: SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets", which provide guidance on the accounting for business combinations to be accounted for using the purchase method. Under the new rules, goodwill will no longer be subject to amortization over its useful life. Rather, goodwill will be subject to at least an annual impairment assessment. This assessment is a fundamentally different two-step approach and is based on a comparison between a reporting unit's fair value and its carrying value. Intangible assets have newly defined criteria and will be accounted for separately from goodwill and will continue to be amortized over their useful lives. MRV plans to adopt these pronouncements on January 1, 2002. MRV is currently reviewing these standards to determine the impact on its results of operations and its financial position. The most significant anticipated effect on MRV's financial statements at adoption would be the discontinuing of the amortization of goodwill and the possible impairment loss measured as of the date of adoption.

     In September 2001, Luminent's President and Chief Executive Officer resigned. In connection with the resignation, Luminent's President and Chief Executive Officer received a severance package, as defined in the employment agreement dated July 2000, providing severance payments of approximately $1.0 million and the immediate vesting of all outstanding MRV and Luminent stock options held as of the date of resignation. The MRV and Luminent stock options are exercisable through September 11, 2003. Additionally, an immediate recognition of deferred compensation expenses of $18.9 million will be recorded during the third quarter of 2001 as a result of the acceleration of these stock options.

     In September 2001, MRV and Luminent jointly announced that MRV intends to merge Luminent into MRV through the filing of a short-form merger. All Luminent shareholders are entitled to receive 0.43 shares of MRV common stock for each share of Luminent common stock held. Furthermore, outstanding Luminent employee stock options will convert into options to purchase MRV common stock at the same ratio. The merger is expected to be completed during the fourth quarter of 2001.

                            MRV COMMUNICATIONS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT PAR VALUES)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2001             2000
                                                              -------------    ------------
                                                               (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.................................   $  158,049       $  210,080
  Restricted cash...........................................       53,332           56,181
  Short-term investments....................................        1,499           17,766
  Accounts receivable.......................................       58,979           62,713
  Inventories...............................................       65,818           77,005
  Deferred income taxes.....................................       31,095           31,227
  Other current assets......................................       22,351           22,750
                                                               ----------       ----------
       Total current assets.................................      391,123          477,722
Property and Equipment -- At cost, net of depreciation and
  amortization..............................................       75,844           72,269
Other Assets:
  Goodwill and intangibles..................................      437,227          504,027
  Deferred income taxes.....................................        7,797            6,209
  Investments...............................................       33,122           31,734
  Other non-current assets..................................       12,049            5,660
                                                               ----------       ----------
                                                               $  957,162       $1,097,621
                                                               ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of capital lease obligations and
     long-term debt.........................................   $    2,547       $    2,937
  Accounts payable..........................................       59,336           56,088
  Accrued liabilities.......................................       40,393           34,894
  Short-term debt...........................................       10,551            9,104
  Deferred revenue..........................................        1,434            1,470
  Income taxes payable......................................        2,401            6,477
  Other current liabilities.................................        3,429               --
                                                               ----------       ----------
       Total current liabilities............................      120,091          110,970
Long-Term Liabilities:
  Convertible debentures....................................       89,646           89,646
  Capital lease obligations, net of current portion.........          610              621
  Long-term debt............................................       61,692           60,257
  Other long-term liabilities...............................        2,574            3,980
                                                               ----------       ----------
                                                                  154,522          154,504
Commitments and Contingencies...............................
Minority Interest...........................................       40,809           50,592
Stockholders' Equity:
  Preferred stock, $0.01 par value:
     Authorized -- 1,000 shares; no shares issued or
     outstanding............................................           --               --
  Common stock, $0.0017 par value:
     Authorized -- 160,000 shares
     Issued -- 77,317 shares in 2001 and 73,327 in 2000
     Outstanding -- 77,269 shares in 2001 and 73,279 in
      2000..................................................          132              126
  Additional paid-in capital................................    1,094,361        1,060,650
  Accumulated deficit.......................................     (409,408)        (171,330)
  Deferred stock compensation, net..........................      (33,370)        (100,862)
  Treasury stock, 48 shares at cost in 2001 and 2000........         (133)            (133)
  Accumulated other comprehensive loss......................       (9,842)          (6,896)
                                                               ----------       ----------
       Total stockholders' equity...........................   $  641,740       $  781,555
                                                               ----------       ----------
                                                               $  957,162       $1,097,621
                                                               ==========       ==========

The accompanying notes are an integral part of these consolidated balance sheets.

                            MRV COMMUNICATIONS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    NINE MONTHS ENDED
                                                              ------------------------------
                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                                  2001             2000
                                                              -------------    -------------
                                                               (UNAUDITED)      (UNAUDITED)
Revenues, net...............................................    $ 259,364        $ 221,727
                                                                ---------        ---------
Costs and Expenses:
  Cost of goods sold........................................      212,777          136,439
  Research and development expenses.........................       70,094           48,452
  Selling, general and administrative expenses..............      133,375           94,180
  Amortization of goodwill and intangibles from
     acquisitions...........................................       84,385           40,417
                                                                ---------        ---------
     Operating loss.........................................     (241,267)         (97,761)
Other expense, net..........................................       (4,303)          (7,442)
Provision (credit) for income taxes.........................        2,593            1,888
Minority interest...........................................       10,085             (902)
                                                                ---------        ---------
     Net Loss...............................................    $(238,078)       $(107,993)
                                                                =========        =========
Net Loss Per Share -- Basic and Diluted.....................    $   (3.13)       $   (1.71)
                                                                =========        =========
Shares Used in Per-Share Calculation -- Basic and Diluted...       75,973           63,286
                                                                =========        =========

The accompanying notes are an integral part of these condensed consolidated financial statements.

                            MRV COMMUNICATIONS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    NINE MONTHS ENDED
                                                              ------------------------------
                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                                  2001             2000
                                                              -------------    -------------
                                                                       (UNAUDITED)
Cash flows from operating activities:
     Net cash used in operating activities..................    $(84,432)        $(11,619)
                                                                --------         --------
Cash flows from investing activities:
  Purchases of property and equipment.......................      (3,528)         (12,178)
  Proceeds from sale of property and equipment..............          36               --
  Purchases of investments..................................          --          (14,269)
  Investments in unconsolidated partner companies...........      (3,457)         (10,785)
  Proceeds from sale or maturity of investments.............      16,267           31,914
  Cash used in acquisitions and equity purchases, net of
     cash received..........................................          --          (44,517)
                                                                --------         --------
     Net cash provided by (used in) investing activities....       9,318          (49,835)
                                                                --------         --------
Cash flows from financing activities:
  Proceeds from line of credit..............................          --           60,877
  Net proceeds from issuance of common stock................      18,989            6,995
  Borrowings on long-term debt..............................       2,890               --
  Payments on long-term debt................................      (1,682)              --
  Payments on short-term debt...............................     (16,860)
  Borrowings on short-term debt.............................      18,307
  Principal payments on capital lease obligations...........        (174)            (544)
  Net decrease in other long-term liabilities...............      (1,719)              --
                                                                --------         --------
     Net cash provided by financing activities..............      19,751           67,328
                                                                --------         --------
Effect of exchange rate changes on cash, cash equivalents
  and restricted cash.......................................         483           (1,698)
                                                                --------         --------
Net (decrease) increase in cash, cash equivalents and
  restricted cash...........................................     (54,880)           4,176
Cash, cash equivalents and restricted cash, beginning of
  period....................................................     266,261           34,330
                                                                --------         --------
Cash, cash equivalents and restricted cash, end of period...    $211,381         $ 38,506
                                                                ========         ========

The accompanying notes are an integral part of these condensed consolidated financial statements.

                            MRV COMMUNICATIONS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

     The accompanying condensed consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's latest annual report on Form 10-K.

     In the opinion of the Company, these unaudited statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of MRV Communications and Subsidiaries as of September 30, 2001, and the results of their operations and their cash flows for the nine and three months then ended.

2. BUSINESS COMBINATIONS

     No material business combinations occurred during the nine months ended September 30, 2001. See our latest annual report on Form 10-K and management's discussion and analysis of financial conditions and results of operations in this 10-Q. The following unaudited pro forma financial information presents the combined results of operations with the acquisitions as if the acquisitions had occurred as of January 1, 2000, giving effect to certain adjustments, including amortization of goodwill and other intangibles and deferred stock compensation charges. The unaudited pro forma share data assumes the shares issued in connection with these acquisitions were outstanding as of January 1, 2000. (in thousands, except per share amounts; unaudited)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
Pro forma revenue...........................................  $ 259,364    $ 237,599
Pro forma net loss..........................................   (229,990)    (172,601)
Pro forma basic and diluted net loss per share..............  $   (3.03)   $   (2.73)

3. LOSS PER SHARE

     Basic loss per common share are computed using the weighted average number of common shares outstanding during the period. Diluted loss per common share include the incremental shares issuable upon the assumed exercise of stock options and conversion of the convertible debentures. The effect of the assumed conversion of $89.6 million convertible debentures has not been included, as it would be anti-dilutive. The dilutive effect of MRV's 10.6 million stock options outstanding and 889,000 warrants outstanding have not been included in the loss per share computation as their effect would be anti-dilutive.

4. COMPREHENSIVE INCOME

     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." For year-end financial statements, SFAS No. 130 requires that net income (loss) and all other non-owner changes in equity be displayed in a financial statement with the same prominence as other consolidated

                            MRV COMMUNICATIONS, INC.

financial statements. In addition, the standard requires companies to display the components of comprehensive income as follows (in thousands).

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
Net loss....................................................  $(238,078)   $(107,993)
Foreign currency translation................................        483       (1,698)
Unrealized loss on interest rate swap.......................     (3,429)          --
                                                              ---------    ---------
  Comprehensive loss........................................  $(241,024)   $(109,691)
                                                              =========    =========

5. CASH, CASH EQUIVALENTS, RESTRICTED CASH AND SHORT-TERM INVESTMENTS

     MRV considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. Investments with maturities of less than one year are considered short-term. In connection with MRV's interest rate swap and its long-term debt (see Note 10, Interest Rate Swap), $53.3 million in cash has been restricted until the term loan and the swap expire in 2003. Furthermore, MRV maintains cash balances and investments in highly qualified financial institutions. At various times such amounts are in excess of insured limits. As of September 30, 2001 and December 31, 2000, cash, cash equivalents and short-term investments of $93.7 million and $132.9 million, respectively, were held by MRV's publicly traded subsidiary, Luminent.

6. INVENTORIES

     Inventories are stated at the lower of cost or market and consist of materials, labor and overhead. Cost is determined by the first in, first out method. Inventories consist of the following as of September 30, 2001 and December 31, 2000 (in thousands):

                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 2001             2000
                                                             -------------    ------------
Raw materials..............................................     $25,714         $36,278
Work-in process............................................      11,458          17,721
Finished goods.............................................      28,646          23,006
                                                                -------         -------
                                                                $65,818         $77,005
                                                                =======         =======

7. STOCK DISTRIBUTION

     On May 26, 2000, the Company completed a two-for-one stock split. The effect of this stock split has been reflected in the accompanying condensed consolidated financial statements for all periods presented.

8. SEGMENT REPORTING AND GEOGRAPHICAL INFORMATION

     The Company operates several business units as well as invests in and manages start-up companies. These companies fall into two segments: operating entities and development stage enterprises. Segment information is therefore being provided on this basis.

     The operating business units of the Company design, manufacture and distribute optical components, optical wireless and switching solutions, next generation mobile communications systems, remote device management and managed fiber optic infrastructure products. The development stage enterprises that the Company has invested in or created focus on: core routing, network transportation, switching and IP

                            MRV COMMUNICATIONS, INC.

services, and fiber optic components and systems. The primary activities of development stage entities have been to develop solutions and technologies of which significant revenues have yet to be earned.

     The accounting policies of the segments are the same as those described in the summary of significant accounting polices in our latest annual report on Form 10-K. The Company evaluates segment performance based on revenues, operating income (loss) and total assets of each segment. As such, there are no separately identifiable segment assets nor are there any separately identifiable statements of operations data below operating income.

     Business segment net revenues for the nine months ended September 30, 2001 and 2000 (in thousands):

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
Operating entities..........................................  $259,364    $221,727
Development stage enterprises...............................        --          --
                                                              --------    --------
     Total revenues.........................................  $259,364    $221,727
                                                              ========    ========

     There were no inter-segment sales in the nine months ended September 30, 2001 and 2000.

     Net revenues by product group for the nine months ended September 30, 2001 and 2000 (in thousands):

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
Optical passive components..................................  $ 32,102    $ 15,430
Optical active components...................................    83,100      55,342
Switches and routers........................................    54,656      60,884
Remote device management....................................    14,070      16,351
Network physical infrastructure equipment...................    47,347      47,386
Services....................................................    16,545      15,985
Other.......................................................    11,544      10,349
                                                              --------    --------
     Total Revenues.........................................  $259,364    $221,727
                                                              ========    ========

     Business segment loss for the nine months ended September 30, 2001 and 2000 (in thousands):

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
Operating loss
  Operating entities........................................  $(199,419)   $ (76,494)
  Development stage enterprises.............................    (41,848)     (21,267)
Other income (expense)
  Interest expense related to convertible debentures........     (3,375)      (3,375)
  Other income (expense), net...............................      1,986        2,661
  Development stage enterprises.............................     (2,914)      (6,728)
                                                              ---------    ---------
Loss before provision (credit) for income taxes and minority
  interest..................................................  $(245,570)   $(105,203)
                                                              =========    =========

                            MRV COMMUNICATIONS, INC.

     For the nine months ended September 30, 2001, the Company had no single customer that accounted for more than 10 percent of revenues or accounts receivable. The Company does not track customer revenues by region for each individual reporting segment. A summary of external revenue by region follows (in thousands):

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
United States...............................................  $ 93,789    $ 87,416
Asia Pacific................................................    35,118      27,102
European....................................................   127,563     102,696
Other.......................................................     2,894       4,513
                                                              --------    --------
     Total net sales........................................  $259,364    $221,727
                                                              ========    ========

     Loss before credit for income taxes (in thousands):

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
United States...............................................  $(126,385)   $ (99,778)
Foreign.....................................................   (109,100)      (6,327)
                                                              ---------    ---------
     Loss before credit for income taxes....................  $(235,485)   $(106,105)
                                                              =========    =========

9. RESTRUCTURING AND OTHER CHARGES

     In the second quarter of 2001, the management of Luminent, our publicly traded subsidiary, approved and implemented a restructuring plan and other actions in order to adjust operations and administration as a result of the dramatic slowdown in the communications equipment industry generally and the optical components sector in particular. Major actions comprising Luminent's restructuring activities primarily involve the reduction of facilities in the U.S. and in Taiwan, the reduction of workforce, the abandonment of certain assets, and the cancelation and termination of purchase commitments. These actions are expected to realign Luminent's business based on current and near term growth rates. All of these actions are scheduled for completion by the second quarter of 2002.

     During the nine months ended September 30, 2001, Luminent recorded restructuring charges totaling $17.5 million. Costs for restructuring activities are limited to either incremental costs that directly result from the restructuring activities and provide no future revenue generating benefit, or costs incurred under contractual obligations that existed before the restructuring plan and will continue with either no future revenue-generating benefit or become a penalty incurred for termination of the obligation.

     Employee severance costs and related benefits of $1.1 million are related to approximately 600 layoffs during the nine months ended September 30, 2001, bringing Luminent's total workforce to approximately 1,100 employees as of September 30, 2001. As of September 30, 2001, the employee severance reserve balance has been reduced by cash payments of approximately $1.0 million resulting in an ending reserve balance of $38,000. Affected employees came from all divisions and areas of Luminent. The majority of affected employees were in the manufacturing group.

     In addition to the costs associated with employee severance, Luminent identified a number of assets, including leased facilities and equipment that are no longer required due to current market conditions, operations and expected growth rates. The net facility costs related to closed and abandoned facilities of approximately $2.7 million for the nine months ended September 30, 2001, are primarily related to future

                            MRV COMMUNICATIONS, INC.

obligations under operating leases. The total lease charge is net of approximately $3.7 million in expected sublease revenue on leases that Luminent cannot terminate. In connection with these closed and abandoned facilities, Luminent has recorded asset impairment charges of $8.9 million in selling, general, and administrative for the nine months ended September 30, 2001, consisting of leasehold improvements and certain manufacturing equipment to write-down the value of this equipment. Due to the specialized nature of these assets, Luminent has determined that these assets have minimal or no future benefit and has recorded a provision reflecting the net book value relating to these assets. Luminent expects to complete disposal of this equipment early in 2002. Purchase commitments of $3.9 million, recorded in cost of sales, for the nine months ended September 30, 2001, are to cancel or renegotiate outstanding contracts for materials and capital assets that are no longer required due to Luminent's significantly reduced orders for optical components and sales projections over the next twelve months.

     As of September 30, 2001, the provision has been reduced by cash payments of $1.3 million for the nine months ended September 30, 2001, and non-cash related charges of $8.9 million for the nine months ended September 30, 2001, resulting in an ending balance of $7.4 million. Luminent expects to utilize the remaining balance by the end of the second quarter of 2002. Luminent expects that it will spend approximately $4.5 million through the next three quarters to carry out the plan, which will be paid through cash and cash equivalents and through operating cash flows. Luminent expects to begin to realize savings related to the workforce reductions in late 2001 with estimated ongoing quarterly net savings of $2.4 million. In addition, Luminent will realize reduced depreciation charges of approximately $384,000 per quarter through December 2004 and $163,000 per quarter through December 2005 for facility costs. These savings are expected to be realized as reductions in cost of sales, research and development and selling, general and administrative expenses.

     A summary of the restructuring costs for the nine months ended September 30, 2001 consist of the following:

                                                                                          REMAINING
                                ORIGINAL PROVISION   ADDITIONAL PROVISION    UTILIZED      BALANCE
                                ------------------   --------------------   -----------   ----------
Exit costs
  Asset impairment............     $ 8,904,000            $       --        $ 8,904,000   $       --
  Closed and abandoned
     facilities...............       1,108,000             1,584,000             89,000    2,603,000
  Purchase commitments........       2,402,000             1,460,000            102,000    3,760,000
  Other.......................         991,000                    --             41,000      950,000
                                   -----------            ----------        -----------   ----------
                                    13,405,000             3,044,000          9,136,000    7,313,000
Employee severance costs......       1,072,000                    --          1,034,000       38,000
                                   -----------            ----------        -----------   ----------
                                   $14,477,000            $3,044,000        $10,170,000   $7,351,000
                                   ===========            ==========        ===========   ==========

     A summary of the restructuring costs by line item for the nine months ended September 30, 2001 consist of the following:

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                                    2001
                                                              -----------------
Cost of sales.............................................       $ 4,628,000
Selling, general and administrative.......................        12,376,000
Research and development..................................           501,000
Other income, net.........................................            16,000
                                                                 -----------
     Total restructuring costs............................       $17,521,000
                                                                 ===========

                            MRV COMMUNICATIONS, INC.

     As a result of the significant negative economic and industry trends impacting Luminent's expected sales over the next twelve months, Luminent also recorded a one-time $26.1 million charge to write-down the remaining book value of certain inventory related to certain transceivers, duplexors, and triplexors that are previous generation products to its realizable value during the three months ended June 30, 2001. The one-time charge to write-down inventory was subsequently reduced by $3.7 million during the three months ended September 30, 2001 to reflect the sale of previously written-off items. An additional $3.1 million of inventory was written down during the three months ended September 30, 2001 to reflect the identification of additional inventory that is not expected to be utilized as a result of Luminent's significantly reduced orders for optical components and sales projections for the next twelve months. Luminent does not currently anticipate the excess inventory subject to this provision will be used at a later date based on their current demand forecast. The inventory charges and recoveries were recorded in cost of sales. Also included in one-time charges is a $598,000 charge to bad debt recorded in selling, general and administrative expenses during the nine months ended September 30, 2001 to reflect customer bankruptcies that have resulted from the severe market downturn.


     In addition, as part of Luminent's review of the impairment of certain long-lived assets, Luminent's management performed an assessment of the carrying amount of goodwill recorded in connection with its various acquisitions. This assessment, based on the undiscounted future cash flows, determined that no write-down of goodwill was required for the nine months ended September 30, 2001 (see Note 8).

10. INTEREST RATE SWAP

     MRV entered into an interest rate swap in the second quarter of 2000 to effectively change the interest rate characteristics of its $50.0 million variable-rate term loan presented in Long-Term Debt, with the objective of fixing its overall borrowing costs. The swap was entered into concurrently with the issuance of the related debt. The notional amount, interest payment and maturity dates of the swap match the principal, interest payment and maturity dates of the related debt. Accordingly, any market risk or opportunity associated with this swap is offset by the opposite market impact on the related debt. The interest rate swap is considered to be 100 percent effective and is therefore recorded using the short-cut method. The swap is designated as a cash flow hedge and changes in fair value of the debt are generally offset by changes in fair value of the related security, resulting in negligible net impact. The gain or loss from the change in fair value of the interest rate swap as well as the offsetting change in the hedged fair value of the long-term debt are recognized in Other Comprehensive Income. Prior to the adoption of SFAS 133, the interest rate swap related to this long-term debt was not recognized in the balance sheet, nor were the changes in the market value of the debt. The net settlements of the swap are included in interest expense. For the nine months ended September 30, 2001, the Company recorded an unrealized loss on its interest rate swap of $3.4 million included in Other Comprehensive Income. At September 30, 2001, the interest rate swap had a fair value of $3.4 million included in Other Current Liabilities.

11. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Investments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. The Company adopted the statement in January 2001 and the adoption of this statement did not have a material impact on the Company's financial position or results of operations.

     In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." SAB No. 101 provides additional guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company has reviewed this bulletin and believes that its current revenue recognition policy is consistent with the guidance of SAB No. 101.

                            MRV COMMUNICATIONS, INC.

     In March 2000, the FASB issued interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a significant impact on MRV's financial position or results of operations.

     The FASB recently approved two statements: SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets," which provide guidance on the accounting for business combinations, requires all future business combinations to be accounted for using the purchase method, discontinues amortization of goodwill, defines when and how intangible assets are amortized, and requires an annual impairment test for goodwill. We plan to adopt these statements effective January 1, 2002. We are currently reviewing these standards to determine the impact on our results of operation and financial position. The most significant anticipated effect on our financial statement on adoption would be discontinuing goodwill amortization and the possible recording of a goodwill impairment loss measured as of the date of adoption.

12. SUPPLEMENTAL STATEMENTS OF CASH FLOWS INFORMATION (IN THOUSANDS):

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
Supplemental disclosure of cash flow information:
  Cash paid during period for interest......................  $6,937     $2,677
  Cash paid during period for taxes.........................  $3,144     $  417

13. CERTAIN RELATIONSHIPS

     In anticipation of Luminent's separation from MRV, the companies entered into various agreements providing for MRV to supply transitional services and support to Luminent. As of September 30, 2001, Luminent had incurred $6.2 million in estimated income tax liability due to MRV. Luminent has repaid approximately $4.7 million of this obligation through offsetting amounts due from MRV on or before September 30, 2001. As of September 30, 2000, Luminent had recorded a total of $588,000 from MRV for corporate allocations and other operation related matters. Luminent repaid this amount to MRV through operating cash and offsetting amounts due from MRV on or before September 30, 2000. Although the fees provided for in the agreements are intended to represent fair market value of these services, MRV and Luminent cannot assure that these fees necessarily reflect the costs of providing these services from unrelated third parties. However, MRV believes that providing these services to Luminent provided an efficient means of obtaining them. In connection with the Merger, these agreements will be terminated.

14. RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the current year presentation.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Luminent, Inc.:

     We have audited the accompanying consolidated balance sheets of Luminent, Inc. (a Delaware corporation and a wholly owned subsidiary of MRV Communications, Inc.) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Luminent, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                          Arthur Andersen LLP

Los Angeles, California
January 25, 2001 (except
for Note 14 as to
which the date
is October 4, 2001)

                                 LUMINENT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                               1999        2000
                                                              -------    --------
                                                                (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   220    $131,778
  Short-term investments....................................       --       1,082
  Accounts receivable, net of allowance of $1,724 in 1999
    and $4,455 in 2000......................................   10,544      22,463
  Inventories...............................................    8,755      39,428
  Deferred income taxes.....................................    2,190       6,220
  Prepaids and other current assets.........................        5       9,106
                                                              -------    --------
    Total current assets....................................   21,714     210,077
Property and Equipment, net:
  Land......................................................       --       3,559
  Buildings.................................................       --      18,006
  Machinery and equipment...................................    4,483      34,096
  Furniture and fixtures....................................       12       1,950
  Computer hardware and software............................      890       2,180
  Leasehold improvements....................................      180       2,694
  Construction in progress..................................       --       3,815
                                                              -------    --------
                                                                5,565      66,300
  Less -- Accumulated depreciation and amortization.........   (4,152)    (14,934)
                                                              -------    --------
                                                                1,413      51,366
Goodwill and other intangibles, net.........................       --     341,540
Other assets................................................       --       3,247
                                                              -------    --------
    Total assets............................................  $23,127    $606,230
                                                              =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt.........................  $    --    $  2,607
  Short-term borrowings.....................................       --       7,957
  Accounts payable..........................................    4,200      20,021
  Accrued expenses..........................................    1,163      10,337
  Accrued returns and warranty..............................       --         850
  Income taxes payable......................................    3,790       6,634
                                                              -------    --------
    Total current liabilities...............................    9,153      48,406
Long-term debt, net of current portion......................       --       9,550
Other long-term liabilities.................................       --         779
Minority interest...........................................       --         444
Commitments and contingencies
Stockholders' Equity:
  Preferred stock, $.001 par value, 30,000,000 shares
    authorized; none issued and outstanding.................       --          --
  Common stock, $.001 par value, 300,000,000 shares
    authorized; 156,000,000 shares issued and outstanding...       --         156
  Additional paid-in capital................................       --     635,066
  Equity of MRV Communications..............................   13,974          --
  Accumulated deficit.......................................       --     (29,241)
  Deferred stock compensation, net..........................       --     (55,570)
  Accumulated other comprehensive loss......................       --      (3,360)
                                                              -------    --------
    Total stockholders' equity..............................   13,974     547,051
                                                              -------    --------
    Total liabilities and stockholders' equity..............  $23,127    $606,230
                                                              =======    ========

The accompanying notes are an integral part of these consolidated balance sheets.

                                 LUMINENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                             --------------------------------------
                                                                1998          1999          2000
                                                             ----------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................................................   $ 38,596      $ 65,264      $124,193
Cost of sales(1)...........................................     24,289        43,078        84,384
                                                              --------      --------      --------
     Gross profit..........................................     14,307        22,186        39,809
Operating Costs and Expenses:
  Selling, general and administrative(1)...................      2,642         5,675        38,768
  Research and development(1)..............................      4,974         8,693        18,204
  Parent company allocations...............................        808           885           588
  Amortization of goodwill and other intangibles...........         --            --        47,421
                                                              --------      --------      --------
                                                                 8,424        15,253       104,981
                                                              --------      --------      --------
     Operating income (loss)...............................      5,883         6,933       (65,172)
Other income, net..........................................         --             6         2,246
                                                              --------      --------      --------
     Income (loss) before provision for income taxes and
       minority interest...................................      5,883         6,939       (62,926)
Provision for income taxes.................................      2,343         2,764         2,766
Minority interest..........................................         --            --          (707)
                                                              --------      --------      --------
     Net Income (loss).....................................   $  3,540      $  4,175      $(64,985)
                                                              ========      ========      ========
Basic and diluted earnings (loss) per share................   $   0.02      $   0.03      $  (0.45)
                                                              ========      ========      ========
Basic and diluted weighted average shares..................    144,000       144,000       145,677
                                                              ========      ========      ========

-------------------------
(1) Includes amounts relating to deferred stock compensation of $2.8 million, $21.7 million and $4.3 million presented in "cost of sales", "selling, general and administrative" and "research and development", respectively, for the year ended December 31, 2000.

The accompanying notes are an integral part of these consolidated financial statements.

                                 LUMINENT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                           DEFERRED       ACCUMULATED
                                 COMMON STOCK     ADDITIONAL                                 STOCK           OTHER
                               ----------------    PAID-IN     ACCUMULATED   EQUITY OF   COMPENSATION,   COMPREHENSIVE
                               SHARES    AMOUNT    CAPITAL       DEFICIT        MRV           NET            LOSS         TOTAL
                               -------   ------   ----------   -----------   ---------   -------------   -------------   --------
                                                                         (IN THOUSANDS)
BALANCE AT DECEMBER 31,
  1997.......................       --    $ --     $     --     $     --     $   5,782     $     --         $    --      $  5,782
  Net income.................       --      --           --           --         3,540           --              --         3,540
  Net distributions to MRV
    Communications, Inc......       --      --           --           --        (1,232)          --              --        (1,232)
                               -------    ----     --------     --------     ---------     --------         -------      --------
BALANCE AT DECEMBER 31,
  1998.......................       --      --           --           --         8,090           --              --         8,090
  Net income.................       --      --           --           --         4,175           --              --         4,175
  Net advances from MRV
    Communications, Inc......       --      --           --           --         1,709           --              --         1,709
                               -------    ----     --------     --------     ---------     --------         -------      --------
BALANCE AT DECEMBER 31,
  1999.......................       --      --           --           --        13,974           --              --        13,974
  Comprehensive loss:
    Net loss.................       --      --           --      (29,241)      (35,744)          --              --       (64,985)
    Foreign translation
      adjustment.............       --      --           --           --            --           --          (3,360)       (3,360)
                                                                                                                         --------
  Comprehensive loss.........                                                                                             (68,345)
  Net advances from MRV
    Communications, Inc......       --      --           --           --       439,657           --              --       439,657
  Deferred stock
    compensation.............       --      --           --           --        84,350      (84,350)             --            --
  Amortization of deferred
    stock compensation.......       --      --           --           --            --       28,780              --        28,780
  Allocation of Equity of
    MRV......................  144,000     144      502,093           --      (502,237)          --              --            --
  Stock options issued in
    exchange for consulting
    services.................       --      --          683           --            --           --              --           683
  Common stock issued in
    connection with initial
    public offering..........   12,000      12      132,290           --            --           --              --       132,302
                               -------    ----     --------     --------     ---------     --------         -------      --------
BALANCE AT DECEMBER 31,
  2000.......................  156,000    $156     $635,066     $(29,241)    $      --     $(55,570)        $(3,360)     $547,051
                               =======    ====     ========     ========     =========     ========         =======      ========

The accompanying notes are an integral part of these consolidated financial statements.

                                 LUMINENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1999        2000
                                                              --------    --------    ---------
                                                                       (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $ 3,540     $ 4,175     $(64,985)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................    1,000       1,461       52,020
    Provision for doubtful accounts.........................      778         500        2,915
    Amortization of deferred stock compensation.............       --          --       28,780
    Loss on disposition of fixed assets.....................       --          --           16
    Gain on sale of short-term investments..................       --          --          (50)
    Minority interest.......................................       --          --         (707)
    Deferred income taxes...................................     (168)     (1,026)      (4,030)
  Changes in operating assets and liabilities, net of
    effects from acquisitions:
    Accounts receivable.....................................     (326)     (4,605)      (4,044)
    Inventories.............................................   (2,172)     (2,253)     (16,903)
    Prepaid and other current assets........................       --          (5)         753
    Accounts payable........................................      (72)        842       13,118
    Accrued expenses........................................      116         381        3,058
    Accrued returns and warranty............................       --          --          850
    Income taxes payable....................................     (915)      1,278        2,656
                                                              -------     -------     --------
      Net cash provided by operating activities.............    1,781         748       13,447
Cash flows from investing activities:
  Purchases of property and equipment.......................     (549)     (2,237)     (14,846)
  Proceeds from sale of property and equipment..............       --          --        1,520
  Purchases of short-term investments.......................       --          --       (3,022)
  Proceeds from sale of short-term investments..............       --          --        2,524
  Net cash received in connection with acquisitions.........       --          --        5,472
  Other assets..............................................       --          --       (5,822)
                                                              -------     -------     --------
      Net cash used in investing activities.................     (549)     (2,237)     (14,174)
Cash flows from financing activities:
  Net proceeds from issuance of common stock................       --          --      132,302
  Borrowings on long-term debt..............................       --          --        6,092
  Payments on long-term debt................................       --          --       (4,002)
  Borrowings on short-term debt.............................       --          --       19,079
  Payments on short-term debt...............................       --          --      (21,349)
  Net change in other liabilities...........................       --          --          190
  Net cash (distributions to) advances from MRV
    Communications..........................................   (1,232)      1,709        1,568
                                                              -------     -------     --------
      Net cash provided by (used in) financing activities...   (1,232)      1,709      133,880
Effect of exchange rate on cash and cash equivalents........       --          --       (1,595)
                                                              -------     -------     --------
Net increase in cash and cash equivalents...................       --         220      131,558
Cash and cash equivalents, beginning of year................       --          --          220
                                                              -------     -------     --------
Cash and cash equivalents, end of year......................  $    --     $   220     $131,778
                                                              =======     =======     ========

The accompanying notes are an integral part of these consolidated financial statements.

                                 LUMINENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND BASIS OF PRESENTATION

     Luminent, Inc. ("Luminent" or the "Company") designs, manufactures, and sells a comprehensive line of fiber optic components that enable communications equipment manufactures to provide optical networking solutions for the rapidly growing metropolitan and access segments of the communications network. Its products are designed to meet the increasing bandwidth requirements between long-haul telecommunication networks and end users. Luminent specializes in singlemode fiber optic components and subsystems for high-capacity data transmission for long-reach applications in the metropolitan and access markets.

     On April 29, 2000, MRV Communications, Inc. (MRV) announced its plan to create a separate company, Luminent, comprised of MRV's fiber optic transmission business. Luminent was incorporated in Delaware in March 2000, as a wholly owned subsidiary of MRV. Since the completion of Luminent's initial public offering in November 2000, MRV owns approximately 92% of Luminent's outstanding common stock.

     On July 25, 2000, MRV and Luminent entered into a Master Separation and Distribution Agreement (the "Separation Agreement") effective on September 8, 2000 (the "separation date"), under which MRV continued to fund working capital and other needs for the first few months of operations as a separate, stand-alone entity. Additionally, MRV transferred to Luminent, substantially all of the assets and liabilities associated with Luminent's business.

     As of the separation date, Luminent began operating independently from MRV. For periods prior to the separation date, the accompanying consolidated financial statements reflect MRV's historical bases in the assets and liabilities and the historical results of operations that were transferred to Luminent. Additionally, the consolidated financial statements include allocations of certain MRV corporate expenses, including centralized legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other MRV corporate and infrastructure costs. The expense allocations have been determined on bases that MRV and Luminent considered to be a reasonable reflection of the utilization of services provided or the benefit received by Luminent. The allocation methods are based on relative revenues, head counts or square footage. However, the financial information included herein may not reflect the consolidated financial position, operating results, changes in parent company investment and cash flows of Luminent in the future or what they would have been had Luminent been a separate, stand-alone entity during the periods presented.

     Luminent faces numerous risks related to the fact that it has no history as an independent company. In addition, Luminent faces risks commonly associated with a technology company such as operating in a sector that is new and characterized by rapid technological change, evolving industry standards, the need to generate capital to fund operations and uncertainty regarding market acceptance of its products and products under development.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

EQUITY OF MRV COMMUNICATIONS, INC.

     The MRV equity account represents the book value of net assets transferred to Luminent. No intercompany interest income or expense has been allocated to, or included in, the accompanying consolidated financial statements (see Note 7 for additional information regarding transactions with MRV). As of the separation date, the remaining balance of MRV Communications' equity was transferred to paid-in capital, and Luminent began to generate retained earnings as a stand-alone company.

                                 LUMINENT, INC.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Luminent and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

FOREIGN CURRENCY TRANSLATION

     The reporting currency for the consolidated financial statements of the Company is the U.S. dollar. The assets and liabilities of companies whose functional currency is other than the U.S. dollar are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting period, while capital accounts are translated at historical rates. The statements of operations and cash flows of such companies are translated at the average exchange rates during the applicable period. Translation gains or losses are accumulated as a separate component of shareholders' equity. The Company has not tax effected the cumulative translation adjustment as there is no intention to remit the earnings.

REVENUE RECOGNITION

     Luminent generally recognizes product revenue, net of sales discounts and allowances, when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is considered probable. Products are generally shipped "FOB shipping point" with no rights of return. Sales with contingencies, such as rights of return, rotation rights, conditional acceptance provisions and price protection, are rare and are deferred until the contingencies have been satisfied or the contingent period has lapsed.

     Luminent generally warrants its products against defects in materials and workmanship for one year. The estimated costs of warranty obligations and sales returns and other allowances are recognized at the time of revenue recognition based on contract terms and prior claims experience.

     Sales to MRV and its affiliates are made in the ordinary course of business under terms and conditions that Luminent believes are substantially equal to terms and conditions granted to third party customers (See Note 7).

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. Luminent's short-term investments have initial maturities of greater than three months. These securities are classified as "available-for-sale" in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." These investments are carried at fair market value with any unrealized gains and losses recorded as a separate component of stockholders' equity. Fair value is based upon market prices quoted on the last day of the year. Unrealized gains or losses on securities were insignificant as of December 31, 2000.

     Luminent maintains cash balances and investments in highly qualified financial institutions. At various times, such amounts are in excess of insured limits.

INVENTORIES

     Inventories are stated at the lower of cost or market and consist of materials, labor and overhead. Cost is determined by the first-in, first-out method.

                                 LUMINENT, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings...........................  20 years
Machinery and equipment.............  3 years
Furniture and fixtures..............  5 years
Computer hardware and software......  3 years
Leasehold improvements..............  Lesser of lease term or useful lives

     Maintenance and repairs are charged to expense as incurred and the costs of additions and betterments that increase the useful lives of the assets are capitalized.

GOODWILL AND OTHER INTANGIBLES, NET

     Goodwill and other intangibles, net represents the excess cost over the fair value of net assets of the businesses acquired. Goodwill and other intangibles are being amortized using the straight-line method over estimated useful lives of 5 years. Amortization of goodwill and other intangibles of $47.4 million has been included in the accompanying consolidated statement of operations for the year ended December 31, 2000.

IMPAIRMENT OF LONG-LIVED ASSETS

     Luminent evaluates its long-term assets, such as patents, assembled work forces, customer contracts, goodwill and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. Luminent considers events or changes such as product discontinuance, plant closures, product dispositions, a history of operating losses or other changes in circumstances that indicate that the carrying amount may not be recoverable. The carrying value of an asset is considered impaired when the anticipated undiscounted cash flow from such assets is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined using the anticipated cash flows discounted at a rate based on Luminent's weighted average cost of capital, which represents the blended after-tax costs of debt and equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and long-term debt are carried at cost, which approximates their fair market value.

INCOME TAXES

     Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. For purposes of these financial statements, income taxes have been calculated as if Luminent had prepared a tax return on a stand-alone basis.

STOCK-BASED COMPENSATION

     Luminent accounts for its employees stock plan under the intrinsic value method prescribed by Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and

                                 LUMINENT, INC.

related interpretations, and has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

     Luminent accounts for option and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, Financial Accounting Standards Board (FASB) Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25," and Emerging Issues Task Force (EITF) No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services," whereby the fair value of such option and warrant grants are determined using the Black-Scholes option pricing model at the earlier of the date at which the non-employee's performance is completed or a performance commitment is reached.

     Deferred stock compensation is being amortized using the graded vesting method. Using this method, approximately 57%, 26%, 13% and 4%, respectively, of each option's compensation expense is amortized in each of the 4 years following the date of grant.

EARNINGS PER SHARE

     Basic and diluted earnings per common share are computed using the weighted average number of common shares outstanding (adjusted for the effect of the stock split discussed in Note 10). The weighted average number of shares used for computation of basic and diluted earnings (loss) per share were 144,000,000 for 1998 and 1999, and 145,677,000 for 2000. The 10.3 million stock options outstanding and 75,000 warrants outstanding have been excluded from the diluted computations of earnings per share as their effect would be anti-dilutive.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998 and June 1999, the FASB issued SFAS No. 133, "Accounting for Derivative Investments and Hedging Activities," and SFAS No. 137, which delayed the effective date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, which provides additional guidance for the application of SFAS No. 133 for certain transactions. Luminent will adopt the statement in January 2001 and does not expect the adoption of this statement to have a material impact on its financial position or results of operations.

     In December 1999, the Securities and Exchange Commissions (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," and related interpretations. SAB No. 101 summarizes certain of the Securities and Exchange Commission's views in applying generally accepted accounting principles to revenue recognition in financial statements. Luminent has adopted the provisions of SAB No. 101, which did not have a material impact on its financial position or results of operations.

     In March 2000, the FASB issued FIN 44. FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a significant impact on Luminent's financial position or results of operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

                                 LUMINENT, INC.

financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior years' amounts to conform to the current year presentation.

3. BUSINESS ACQUISITIONS

     In December 1999, MRV acquired 51% of the outstanding stock of Luminent Korea in exchange for approximately $250,000 in cash. This investment was accounted for using the purchase method. The assets and liabilities of this acquired entity have been "pushed down" to Luminent.

     On April 24, 2000, MRV completed the acquisition of approximately 97% of the outstanding capital stock of Fiber Optic Communications, Inc., a Republic of China corporation. Fiber Optic Communications is a manufacturer of passive fiber optic components for Wavelength Division Multiplexing. Under the terms of the purchase agreement, Fiber Optic Communications shareholders received approximately $48.6 million in cash and approximately 4.7 million shares of MRV common stock and options to purchase 680,000 shares of MRV common stock for a total purchase price of approximately $309.7 million. The issuance price of the MRV common stock was approximately $53 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have an aggregate intrinsic value of $14.1 million, and vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $261.5 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.


     On July 12, 2000, MRV completed the acquisition of all of the outstanding capital stock of Quantum Optech Inc., a Republic of China corporation. Quantum Optech is a manufacturer of optical thin film coating and filters for Dense Wavelength Division Multiplexing. Under the terms of the purchase agreement, Quantum Optech shareholders received approximately 1.0 million shares of MRV common stock and options to purchase approximately 160,000 shares of MRV common stock for a total purchase price of approximately $36.1 million. The issuance price of the MRV common stock was approximately $30 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have a fair value of $4.0 million, of which unvested options have an intrinsic value of $2.7 million and vested options have a fair value of $1.3 million and the remaining vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $27.8 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.


     On July 21, 2000, MRV completed the acquisition of approximately 99% of the outstanding capital stock of Optronics International Corp., a Republic of China corporation. Optronics International is a manufacturer of high temperature semiconductor lasers, transceivers and detectors for optical networks. Under the terms of the purchase agreement, Optronics International shareholders received approximately 3.4 million shares of MRV common stock and options to purchase approximately 800,000 shares of MRV common stock for a total purchase price of approximately $123.9 million. The issuance price of the MRV common stock was approximately $30 per share, which was determined based on the average market price

                                 LUMINENT, INC.

five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have a fair value of $20.0 million, of which unvested options have an intrinsic value of $13.4 million and vested options have a fair value of $6.6 million, and the remaining vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $99.4 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.


     The purchase price of Fiber Optic Communications, Quantum Optech and Optronics International were allocated as follows (in thousands, unaudited):

Purchase price............................................  $469,768
  Allocation of purchase price
     Net tangible assets..................................    50,896
     Deferred stock compensation..........................    30,150
     Goodwill.............................................   388,722

     The outstanding capital stock of Fiber Optic Communications, Quantum Optech and Optronics International, purchased by MRV, has been contributed to Luminent. The results of operations of these acquisitions have been included in Luminent's consolidated financial statements from the date of acquisition. The following unaudited pro forma financial information presents the combined results of operations of Luminent, Fiber Optic Communications, Quantum Optech and Optronics International as if the acquisitions had occurred as of January 1, 1999, giving effect to certain adjustments, including amortization of goodwill and other intangibles and deferred compensation charges.

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        2000
                                                         --------    --------
                                                             (UNAUDITED)
Pro forma net sales....................................  $ 93,262    $137,782
Pro forma net loss.....................................  $(95,557)   $(91,830)
Pro forma basic and diluted net loss per share.........  $  (0.66)   $  (0.63)

4. INVENTORIES

     Inventories consisted of the following (in thousands):

                                                              DECEMBER 31,
                                                            -----------------
                                                             1999      2000
                                                            ------    -------
Raw materials.............................................  $4,291    $22,896
Work in process...........................................   3,655     12,402
Finished goods............................................     809      4,130
                                                            ------    -------
  Total inventories.......................................  $8,755    $39,428
                                                            ======    =======

5. BUSINESS SEGMENTS AND CONCENTRATIONS OF RISK

     Luminent operates under one reportable segment: fiber optic components and modules. Fiber optic components and modules include discrete components such as laser diodes and light emitting diodes and integrated components such as transmitters, receivers and transceivers. These products are sold primarily to original-equipment manufacturers and through distributors.

     The Company depends on single or limited source suppliers for some of the key components and materials in its products, which makes Luminent susceptible to supply shortages or price fluctuations that

                                 LUMINENT, INC.

could adversely affect operating results. Management believes this will not have a significant impact on operations.

     For the two years ended December 31, 1998 and 1999, the Company had one customer that accounted for more than 18% and 40% of net sales, respectively. As of December 31, 1999, one customer accounted for approximately 30% of total accounts receivable. For the year ended December 31, 2000, the Company had 2 customers that accounted for approximately 29% of net sales. As of December 31, 2000, the Company had one customer that accounted for approximately 13% of accounts receivable. Certain geographical area information follows.

     Geographical Area Net Sales (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1998       1999        2000
                                                       -------    -------    --------
North America........................................  $22,808    $52,737    $ 76,995
Asia-Pacific.........................................    7,646      3,812      25,773
Europe...............................................    3,056      4,678      18,575
Other................................................    5,086      4,037       2,850
                                                       -------    -------    --------
  Total net sales....................................  $38,596    $65,264    $124,193
                                                       =======    =======    ========

     For the years ended December 31, 1998 and 1999, the Company's sales consist of active optical components used by telecommunications equipment manufacturers. For the year ended December 31, 2000, the Company's sales consist of active and passive optical components used by telecommunications equipment manufacturers. Active optical components consist of transceivers, lasers, and others. Passive optical components consist of couplers, jumpers, micro-optic products and others.

     The following table sets forth revenues from external customers for each product group (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1998       1999        2000
                                                       -------    -------    --------
Active...............................................  $38,596    $65,264    $ 98,146
Passive..............................................       --         --      26,047
                                                       -------    -------    --------
  Total net sales....................................  $38,596    $65,264    $124,193
                                                       =======    =======    ========

                                 LUMINENT, INC.

6. INCOME TAXES

     The provision for income taxes consisted of the following (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1998      1999       2000
                                                         ------    -------    -------
Current
  Federal..............................................  $1,944    $ 2,968    $ 4,988
  State................................................     567        822      1,358
  Foreign..............................................      --         --        450
                                                         ------    -------    -------
                                                          2,511      3,790      6,796
Deferred
  Federal..............................................    (121)      (817)    (3,156)
  State................................................     (47)      (209)      (874)
  Foreign..............................................      --         --         --
                                                         ------    -------    -------
                                                           (168)    (1,026)    (4,030)
                                                         ------    -------    -------
Provision for income taxes.............................  $2,343    $ 2,764    $ 2,766
                                                         ======    =======    =======

     The income tax provision differs from the amount computed by applying the federal statutory income tax rate to income before provision for income taxes as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                              1998      1999      2000
                                                              ----      ----      ----
Tax computed at federal statutory rate......................   34%       34%       35%
State income taxes, net of federal effect...................    6         6        (1)
Foreign taxes at rates less than domestic rates.............   --        --         4
Permanent differences.......................................   --        --       (32)
Change in valuation allowance...............................   --        --       (10)
                                                               --        --       ---
  Provision for income taxes................................   40%       40%       (4)%
                                                               ==        ==       ===

     The components of the net deferred income tax assets at December 31, 1999 and 2000 are as follows (in thousands):

                                                              DECEMBER 31,
                                                            -----------------
                                                             1999      2000
                                                            ------    -------
Accrued expenses..........................................  $  320    $   209
Allowance for doubtful accounts...........................     687      1,307
Deferred stock compensation...............................      --      6,630
Inventory reserves........................................     905      3,543
State income taxes........................................     278        475
Other.....................................................      --        276
                                                            ------    -------
                                                             2,190     12,440
Valuation allowance.......................................      --     (6,220)
                                                            ------    -------
  Net deferred tax asset..................................  $2,190    $ 6,220
                                                            ======    =======

     Realization of the net deferred tax assets is dependent on its ability to carry losses back to prior periods or on generating sufficient taxable income during the periods in which temporary differences will reverse. Management reviews its deferred tax assets and has provided a valuation allowance based on its assessment of the expected future benefit to be ultimately received from each asset identified. Although

                                 LUMINENT, INC.

realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

     Income (Loss) before Provision for Income Taxes (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1998      1999       2000
                                                         ------    ------    --------
United States..........................................  $5,883    $6,940    $ (8,277)
Non-United States......................................      --        (1)    (53,942)
                                                         ------    ------    --------
  Income (loss) before provision for income taxes......  $5,883    $6,939    $(62,219)
                                                         ======    ======    ========

7. TRANSACTIONS WITH MRV COMMUNICATIONS, INC.

     Luminent's sales of products to MRV and its affiliates was $2.1 million in 1998, $2.5 million in 1999, and $4.9 million in 2000. Through December 31, 2000, Luminent had received a total of $6.5 million from MRV to fund payroll and other operations related matters. Luminent repaid this amount to MRV through operating cash and offsetting amounts due from MRV on or before December 31, 2000.

     For the three years in the period ended December 31, 2000, intercompany transactions between Luminent and MRV consisted of the following (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1998       1999        2000
                                                       -------    -------    --------
Sales to MRV and its affiliates......................  $ 2,104    $ 2,503    $  4,878
Operating expenses...................................    7,218      9,512      14,213
Fair value of acquisitions...........................       --        250     440,628
Deferred stock compensation..........................       --         --      40,950
Net cash advances (distributions)....................   (1,232)     1,709       1,568
                                                       -------    -------    --------
  Equity of MRV Communications, Inc..................  $ 8,090    $13,974    $502,237
                                                       =======    =======    ========

     Luminent's costs and expenses include allocations from MRV for centralized legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other MRV corporate and infrastructure costs. These allocations have been determined on bases that MRV and Luminent considered to be a reasonable reflection of the utilization of services provided for the benefit received by Luminent. The allocation methods are based on relative revenues, headcount or square footage. No intercompany interest income or expense has been allocated to, or included in, the accompanying consolidated financial statements.

     For purposes of governing the ongoing relationships between Luminent and MRV at and after the separation and to provide for an orderly transition, Luminent and MRV have entered into various agreements. A brief description of each of the agreements follows.

     Master Separation and Distribution Agreement

     MRV and Luminent have entered into a Master Separation Agreement, which contains key provisions relating to the separation, Luminent's initial funding, initial public offering and the distribution of Luminent's common stock to MRV's stockholders. The Master Separation and Distribution Agreement lists the documents and items that the parties must deliver in order to accomplish the transfer of assets and liabilities from MRV to Luminent, effective on the separation date. The Master Separation and Distribution Agreement also contains conditions that must occur prior to the distribution. The parties also entered into ongoing covenants that survive the transactions, including covenants to establish interim

                                 LUMINENT, INC.

service level agreements, exchange information, engage in certain auditing practices and resolve disputes in particular ways.

     General Assignment and Assumption Agreement

     The General Assignment and Assumption Agreement identifies the assets that MRV has transferred to Luminent and the liabilities that Luminent has assumed from MRV in the separation. The Agreement General Assignment and Assumption also describes when and how these transfers and assumptions occurred. In general, these assets and liabilities were those that appeared in the consolidated balance sheet as of September 30, 2000.

     Intellectual Property Agreements

     The Master Technology Ownership and License Agreement, the Master Patent Ownership and License Agreement and the Master Trademark Ownership and License Agreement together are referred to as the Intellectual Property Agreements. Under the Intellectual Property Agreements, MRV confirmed that Luminent owns or transferred to Luminent its rights in specified patents, patent applications, invention disclosures, specified trademarks and other intellectual property related to Luminent's current business and research and development efforts.

     Employee Matters Agreement

     The Employee Matters Agreement outlines how MRV and Luminent allocated assets, liabilities and responsibilities relating to current and former employees of Luminent and their participation in the benefits plans, including stock plans, that MRV currently sponsors and maintains. The Employee Matters Agreement also contains provisions describing some of Luminent's employee benefit and employee stock plans.

     All eligible Luminent employees continue to participate in the MRV benefits plans on comparable terms and conditions to those for MRV employees until the distribution date or until Luminent establishes benefit plans for its employees, or elects not to establish comparable plans if it is not legally or financially practical. Luminent intends to establish its own benefit program no later than the time of distribution.

     Once Luminent establishes it own benefits plans, it may modify or terminate each plan in accordance with the terms of that plan and its policies. No Luminent benefit plan will provide benefits that overlap benefits under the corresponding MRV benefit plan at the time of the distribution. Each Luminent benefit plan will provide that all service, compensation and other benefit determinations that, as of the distribution, were recognized under the corresponding MRV benefits plan will be taken into account under that Luminent benefit plan.

     Following the date of MRV's distribution of its Luminent common stock to its stockholders, Luminent will be under no obligation to maintain these plans in the form in which they were established or at all. The transfer to Luminent of employees at certain of MRV's international operations, and of certain employee benefit plans, may not take place until Luminent receives consents or approvals or has satisfied other applicable requirements.

     Tax Sharing Agreement

     The Tax Sharing Agreement allocates MRV's and Luminent's responsibilities for certain tax matters. The agreement requires Luminent to pay MRV for the incremental tax costs of Luminent's inclusion in consolidated, combined or unitary tax returns with affiliated corporations. In determining these incremental costs, the Tax Sharing Agreement takes into account not only the group's incremental tax payments to the Internal Revenue Service or other taxing authorities, but also the incremental use of tax losses of affiliates

                                 LUMINENT, INC.

to offset Luminent's taxable income, and the incremental use of tax credits of affiliates to offset the tax on Luminent's income. The Tax Sharing Agreement also provides for compensation or reimbursement as appropriate to reflect redeterminations of Luminent's tax liability for periods during which Luminent joined in filing consolidated, combined or unitary tax returns.

     The Tax Sharing Agreement also requires Luminent to indemnify MRV for certain taxes and similar obligations, including (a) sales taxes on the sale of products purchased by MRV from Luminent before the distribution, (b) customs duties or harbor maintenance fees on products exported or imported by MRV on behalf of Luminent, (c) the additional taxes that would result if an acquisition of a controlling interest in Luminent's stock after the distribution causes the distribution not to qualify for tax-free treatment to MRV, and (d) any taxes resulting from transactions undertaken in preparation for the distribution.

     Luminent's indemnity obligations include any interest penalties on taxes, duties or fees for which Luminent must indemnify MRV.

     Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the group's federal income tax liability. Accordingly, Luminent could be required to pay a deficiency in the group's federal income tax liability for a period during which Luminent was a member of the group even if the Tax Sharing Agreement allocates that liability to MRV or another member.

     Master Transitional Services Agreement

     The Master Transitional Service Agreement governs the provision of information technology services by MRV and Luminent to each other, on an interim basis, for one year from the date of separation, unless extended for specific services or otherwise indicated in the agreement. The services include data processing and telecommunications services, such as voice telecommunications and data transmission, and information technology support services, for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal, procurement, and other administrative functions. Specified charges for such services are generally intended to allow the providing company to recover the direct and indirect costs of providing the services. The Master Transitional Services Agreement also will cover the provision of certain additional transitional services identified from time to time after the separation date that were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the Master Separation and Distribution Agreement, so long as the provision of such services would not significantly disrupt MRV's operations or significantly increase the scope of its responsibility under the agreement.

     In addition, the Master Transitional Services Agreement will provide for the replication of some computer systems, including hardware, software, data storage or maintenance and support components. Generally, the party needing the replicated system will bear the costs and expenses of replication. Generally, the party purchasing new hardware or licensing new software will bear the costs and expenses of purchasing the new hardware or obtaining the new software licenses.

     Real Estate Matters Agreement

     The Real Estate Matters Agreement addresses real estate matters relating to the MRV leased and owned properties that MRV will transfer to or share with Luminent. The Real Estate Matters Agreement describes the manner in which MRV will transfer to or share with Luminent various leased and owned properties. The Real Estate Matters Agreement provides that Luminent will be required to accept the transfer of all sites allocated to Luminent, even if a site has been damages by a casualty before the separation date. The Real Estate Matters Agreement also provides that all reasonable costs required to effect the transfers, including landlord consent fees and landlord attorney's fees will be paid by MRV.

                                 LUMINENT, INC.

     Indemnification and Insurance Matters Agreements

     Effective as of the separation date, subject to specified exceptions, Luminent and MRV will each release the other from any liabilities arising from events occurring on or before the separation date, including events occurring in connection with the activities to implement the separation, the initial public offering and the distribution. The Indemnification and Insurance Matters Agreement also contains provisions governing indemnification. In general, Luminent and MRV will each indemnify the other from all liabilities arising from their respective businesses or contracts, as well as liabilities arising from a breach of the Master Separation and Distribution Agreement or any ancillary agreement. In addition, MRV and Luminent will each indemnify the other against liability for specified environmental conditions. Luminent will reimburse MRV for the cost of any insurance coverage from the separation date to the distribution date.

8. SHORT-TERM BORROWINGS

     The Company's short-term borrowings consist of secured and unsecured short-term loans and notes entered into with certain financial institutions. As of December 31, 2000, these short-term borrowings totaled approximately $8.0 million and approximately $2.9 million of two Taiwanese subsidiaries' assets have been pledged as collateral on these borrowings. The weighted average interest rate on these notes is 6.2% and the notes are incurred and paid in the New Taiwan Dollar. The unused line of credit is $446,000 at December 31, 2000.

9. LONG-TERM DEBT

     Long-term debt consisted of the following as of December 31, 2000 (in thousands):

Notes payable to financial institutions bearing interest
  ranging from 6.5% to 8.9%, payable in monthly or
  quarterly installments of principal and interest through
  October 2012, secured by $15.0 in pledged assets of two
  Taiwanese subsidiaries...................................  $12,157
  Less -- Current Portion..................................   (2,607)
                                                             -------
                                                             $ 9,550
                                                             =======

     The following summarizes the required principal payments on long-term debt as of December 31, 2000 (in thousands):

Year ending December 31,
  2001.....................................................  $ 2,607
  2002.....................................................    1,586
  2003.....................................................    1,690
  2004.....................................................    1,649
  2005.....................................................    1,608
  Thereafter...............................................    3,017
                                                             -------
                                                             $12,157
                                                             =======

10. STOCKHOLDERS' EQUITY

     Luminent's Board of Directors authorized 30,000,000 shares of its $.001 par value of preferred stock, of which none was issued or outstanding as of December 31, 1999 and 2000. Luminent's Board of Directors also authorized 300,000,000 of its $.001 par value common stock with 144,000,000 and 156,000,000 shares issued and outstanding as of December 31, 1999 and 2000, respectively. Effective

                                 LUMINENT, INC.

July 25, 2000, the Board of Directors declared a 144,000-for-one stock split. All references to share and per-share data for all periods presented have been restated to give effect to this stock split.

     On November 9, 2000, Luminent issued 12,000,000 shares of its common stock for $12 per share, or $144.0 million, to complete its initial public offering. Net proceeds of $132.3 million were received after deducting the underwriters' discount and other costs of the offering.

STOCK OPTIONS

     In July 2000, the Board of Directs adopted, and the stockholder approved the 2000 Stock Option Plan (the Plan). The Plan provides for grants of qualified incentive stock options, non-qualified stock options, restricted stock awards and other stock-based awards to officers, employees, directors, consultants and advisors of the Company. Stock-based awards are generally granted at not less than fair market value at the grant date, and typically vest over a four-year period and expire ten years after the grant date. 10,400,000 shares of common stock have been reserved for issuance under the Plan. As of December 31, 2000 4,685,100 options have been granted under the Plan, and 5,715,000 are available for future grant under the Plan.

     In July 2000, Luminent and MRV entered into four-year employment contracts with the Chief Executive Officer (CEO) and Chief Financial Officer (CFO) of Luminent. The agreements provide for annual salaries, performance bonuses and a combination of stock options to purchase common stock of MRV and Luminent. The CEO received approximately 316,000 options to purchase shares of MRV common stock at $32.56 per share (a substantial discount) expiring in five years. The CFO received approximately 22,000 options to purchase shares of MRV common stock at $33.44 per share (a substantial discount) expiring in five years. These options are immediately exercisable, however they provide for the repurchase in the event of voluntary termination. These grants have been accounted for under APB No. 25 and the intrinsic value (fair market value less exercise price) results in additional deferred stock compensation of approximately $11.1 million that is being amortized over the four year vesting period. Furthermore, Luminent granted 4.8 million and 800,000 of its stock options to the CEO and CFO, respectively. The options are exercisable at $6.25 per share and vest over 4 years. These grants have been accounted for in accordance with APB No. 25 and the intrinsic value (original mid point of filing range, $14, less $6.25) resulted in aggregate deferred stock compensation of approximately $43.4 million. The deferred stock compensation is being amortized using the graded vesting method over four years.

     Stock option information with respect to options granted under the Plan and MRV options granted to Luminent employees is as follows (in thousands, except share prices):

     Options granted by Luminent (in thousands, except share prices):

                                                               YEAR ENDED
                                                            DECEMBER 31, 2000
                                                           -------------------
                                                                     WTD. AVG.
                                                           SHARES    EX. PRICE
                                                           ------    ---------
Outstanding, beginning of year...........................      --         --
Granted..................................................  10,285      $8.77
Exercised................................................      --         --
Forfeited................................................      --         --
                                                           ------      -----
Outstanding, end of year.................................  10,285      $8.77
                                                           ======      =====

                                 LUMINENT, INC.

     Information about Luminent stock options outstanding at December 31, 2000 is summarized as follows (in thousands, except share prices):

                NUMBER OUTSTANDING   WEIGHTED AVERAGE   NUMBER EXERCISABLE
  EXERCISE       AT DECEMBER 31,        REMAINING        AT DECEMBER 31,
    PRICE              2000           CONTRACT LIFE            2000
-------------   ------------------   ----------------   ------------------
$ 6.00 - 6.25          5,767            9.53 years            1,400
$12.00                 4,518            9.85 years               40
                      ------                                  -----
                      10,285                                  1,440
                      ======                                  =====

     Options granted by MRV (in thousands, except share prices):

                                                         YEARS ENDED DECEMBER 31,
                                     -----------------------------------------------------------------
                                            1998                   1999                   2000
                                     -------------------    -------------------    -------------------
                                               WTD. AVG.              WTD. AVG.              WTD. AVG.
                                     SHARES    EX. PRICE    SHARES    EX. PRICE    SHARES    EX. PRICE
                                     ------    ---------    ------    ---------    ------    ---------
Outstanding, beginning of year.....    140       $4.27       242        $2.62        434       $4.37
Granted............................    102        3.85       256         5.59      2,060        8.81
Exercised..........................     --          --       (64)        2.68        (85)       3.44
Forfeited..........................     --          --        --           --         --          --
Canceled in repricing..............   (193)       4.47        --           --         --          --
Granted in repricing...............    193        2.63        --           --         --          --
                                      ----       -----       ---        -----      -----       -----
Outstanding, end of year...........    242       $2.62       434        $4.37      2,409       $8.20
                                      ====       =====       ===        =====      =====       =====

     Information about MRV stock options outstanding at December 31, 2000 is summarized as follows (in thousands, except share prices):

                  NUMBER OUTSTANDING   WEIGHTED AVERAGE   NUMBER EXERCISABLE
   EXERCISE        AT DECEMBER 31,        REMAINING        AT DECEMBER 31,
     PRICE               2000           CONTRACT LIFE            2000
---------------   ------------------   ----------------   ------------------
$ 2.63 - $ 2.97           180             7.20 years              21
$ 6.69 - $ 6.82           169             8.50 years              11
$14.63 - $33.44           354             9.54 years             338
$42.13 - $64.88            83             9.29 years              --
$ 3.00                  1,623             9.44 years              --
                        -----                                    ---
                        2,409                                    370
                        =====                                    ===

     In July 2000, Luminent granted 75,000 warrants to purchase common stock to a non-employee in connection with the hiring of its CEO. The warrants had a fair value on the date of grant of approximately $635,000, are immediately exercisable and expire in July 2010. In November 2000, Luminent granted 10,000 options to purchase common stock to a non-employee in connection consulting services received. The options had a fair value on the date of grant of approximately $48,000, are immediately exercisable and expire in November 2010. The expense related to the issuance of these warrants and options is included the accompanying consolidated statements of operations.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     SFAS No. 123 permits companies to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. In management's opinion, the existing stock option valuation models do not necessarily provide a reliable single measure of the fair value of stock-based awards.

                                 LUMINENT, INC.

Therefore, as permitted, the Company applies the existing accounting rules under APB No. 25 and provides pro forma net income and pro forma earnings per share disclosures for stock based awards made during the year as if the fair-value-based method defined in SFAS No. 123 had been applied. Net loss and net loss per share would have been reduced to the following pro forma amounts (in thousands, except per share amounts):

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1998      1999       2000
                                                         ------    ------    --------
Additional compensation expense........................  $   86    $  195    $ 25,544
Pro forma net income (loss)............................  $3,454    $3,980    $(90,529)
Pro forma basic and diluted net earnings (loss) per
  share................................................  $ 0.02    $ 0.03    $  (0.62)

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Option valuation models also require the input of highly subjective assumptions such as expected option life and expected stock price volatility. The following assumptions were applied for all periods presented: (i) expected dividend yield of 0%, (ii) expected volatility rate ranging from 64% to 230%, (iii) expected lives ranging from 5 to 10 years, and
(iv) the risk-free interest rate ranging from 4.29 to 6.23%.

     Because the Company's employee stock-based compensation plan has characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that the existing option valuation models do not necessarily provide a reliable single measure of the fair value of awards from the plan.

11. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     The Company leases facilities and certain equipment under lease arrangements expiring in various years through July 2005. The aggregate minimum annual lease payments under leases in effect on December 31, 2000 were as follows (in thousands):

                                                             OPERATING
                                                              LEASES
                                                             ---------
2001.......................................................   $1,556
2002.......................................................      972
2003.......................................................      929
2004.......................................................      603
2005.......................................................      295
Thereafter.................................................    1,012
                                                              ------
                                                              $5,367
                                                              ======

     Rental expense under lease agreements for the years ended December 31, 1998, 1999 and 2000 was $54,000, $349,000 and $882,000 million, respectively.

     Through foreign subsidiaries, Luminent has open letters of credit totaling approximately $4.0 million. The letters of credit expire through August 2001.

LITIGATION

     Luminent has received notices from third party alleging possible infringements of patents with respect to product features or manufacturing processes. Management believes such notices are common in the communications industry because of the large number of patents that have been filed on these subjects.

                                 LUMINENT, INC.

The Company's policy is to discuss these notices with the senders in an effort to demonstrate that the Company's products and/or processes do not violate any patents. The Company is currently involved in such discussions with Ortel and Rockwell. The Company is evaluating these claims and presently does not believe that any of its products or processes violates any of the patents asserted by these parties, and the claims are without merit. Additionally the Company intends to vigorously defend its positions if any legal action is taken. Management believes the ultimate outcome of such claims will not have a material impact on the results of operations or financial position.

12. RELATED PARTY TRANSACTION

     During the year the Company reimbursed $48,000 to the Chief Executive Officer for legal fees incurred in connection with the negotiation of his employment agreement.

13. SUPPLEMENTAL STATEMENTS OF CASH FLOWS INFORMATION

     Supplemental information regarding the Statements of Cash Flows is as follows (in thousands):

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                              1998     1999       2000
                                                              -----    -----    --------
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................   $--      $--     $   975
  Cash paid during the year for income taxes................   $--      $--     $    88
Supplemental schedule of noncash investing activities
  Fair value of assets acquired, net of cash received.......   $--      $--     $39,263
  Less: Liabilities assumed.................................   --       --       33,791
                                                               --       --      -------
     Cash acquired in acquisitions..........................   $--      $--     $ 5,472
                                                               ==       ==      =======

14. EVENTS SUBSEQUENT TO JANUARY 25, 2001

     During the second quarter of 2001, the management of Luminent approved and implemented a restructuring plan as a result of the dramatic slowdown in demand for communications equipment. During the six months ended June 30, 2001, Luminent recorded restructuring and other one-time charges totaling $41.2 million resulting from the lower demand for Luminent's products and pricing pressures stemming from the continuing deterioration in the communications equipment industry, specifically the optical components sector.

     In June, 2001, the FASB approved two pronouncements: SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets", which provide guidance on the accounting for business combinations to be accounted for using the purchase method. Under the new rules, goodwill will no longer be subject to amortization over its useful life. Rather, goodwill will be subject to at least an annual impairment assessment. This assessment is a fundamentally different two-step approach and is based on a comparison between a reporting unit's fair value and its carrying value. Intangible assets have newly defined criteria and will be accounted for separately from goodwill and will continue to be amortized over their useful lives. Luminent plans to adopt these pronouncements on January 1, 2002. Luminent is currently reviewing these standards to determine the impact on its results of operations and its financial position. The most significant anticipated effect on Luminent's financial statements at adoption would be the discontinuing of the amortization of goodwill and the possible impairment loss measured as of the date of adoption.

     In September 2001, Luminent's President and Chief Executive Officer resigned. In connection with the resignation, Luminent's President and Chief Executive Officer received a severance package, as defined

                                 LUMINENT, INC.

in the employment agreement dated July 2000, providing severance payments of approximately $1.0 million and the immediate vesting of all outstanding MRV and Luminent stock options held as of the date of resignation. The MRV and Luminent stock options are exercisable through September 11, 2003. Additionally, an immediate recognition of deferred compensation expenses of $18.9 million will be recorded during the third quarter of 2001 as a result of the acceleration of these stock options.

     In September 2001, MRV and Luminent jointly announced that MRV intends to merge Luminent into MRV through the filing of a short-form merger. All Luminent shareholders are entitled to receive 0.43 shares of MRV common stock for each share of Luminent common stock held. Furthermore, outstanding Luminent employee stock options will convert into options to purchase MRV common stock at the same ratio. The merger is expected to be completed during the fourth quarter of 2001.

                                 LUMINENT, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2000           2001
                                                              ------------   -------------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $131,778       $  93,646
  Short-term investments....................................       1,082              55
  Accounts receivable, net of allowance of $4,455 at
     December 31, 2000, and $6,003 at June 30, 2001.........      22,463          18,484
  Inventories...............................................      39,428          24,282
  Deferred income taxes.....................................       6,220           6,977
  Prepaid and other current assets..........................       9,106          17,023
                                                                --------       ---------
     Total current assets...................................     210,077         160,467
Property and equipment, net.................................      51,366          53,403
Goodwill and other intangibles, net.........................     341,540         283,076
Other assets................................................       3,247           8,298
                                                                --------       ---------
     Total assets...........................................    $606,230       $ 505,244
                                                                ========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................    $  2,607       $   2,191
  Short-term borrowings.....................................       7,957          10,289
  Accounts payable..........................................      20,021           9,406
  Accrued expenses..........................................      10,337          15,111
  Accrued returns and warranty..............................         850           3,964
  Income taxes payable......................................       6,634           5,764
                                                                --------       ---------
     Total current liabilities..............................      48,406          46,725
Long-term debt, net of current portion......................       9,550           8,284
Other long-term liabilities.................................         779             540
                                                                --------       ---------
     Total liabilities......................................      58,735          55,549
Minority interest...........................................         444             349
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.001 par value, 30,000,000 shares
     authorized; none issued and outstanding................          --              --
  Common stock, $.001 par value, 300,000,000 shares
     authorized; 156,000,000 shares issued and
     outstanding............................................         156             156
  Additional paid-in capital................................     635,066         635,066
  Accumulated deficit.......................................     (29,241)       (168,792)
  Deferred stock compensation, net..........................     (55,570)        (12,062)
  Accumulated other comprehensive loss......................      (3,360)         (5,022)
                                                                --------       ---------
     Total stockholders' equity.............................     547,051         449,346
                                                                --------       ---------
     Total liabilities and shareholders' equity.............    $606,230       $ 505,244
                                                                ========       =========

The accompanying notes are an integral part of these consolidated condensed financial statements.

                                 LUMINENT, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                2000       2001
                                                              --------   ---------
Net Sales...................................................  $ 78,964   $ 108,098
Cost of sales(1)(2).........................................    53,667     105,335
                                                              --------   ---------
     Gross Profit...........................................    25,297       2,763
Operating costs and expenses:
  Selling, general and administrative(1)(2).................    20,522      69,605
  Research and development(1)(2)............................    12,752      13,882
  Parent company allocations................................       588          --
  Amortization of goodwill..................................    27,933      58,464
                                                              --------   ---------
                                                                61,795     141,951
     Operating loss.........................................   (36,498)   (139,188)
Other income, net(2)........................................       526       3,569
                                                              --------   ---------
     Loss before provision for income taxes and minority
      interest..............................................   (35,972)   (135,619)
Provision for income taxes..................................     2,709       4,027
Minority interest...........................................       391         (95)
                                                              --------   ---------
     Net loss...............................................  $(39,072)  $(139,551)
                                                              ========   =========
Net loss per share, basic and diluted.......................  $  (0.27)  $   (0.89)
                                                              ========   =========
Shares used in per-share calculation, basic and diluted.....   144,000     156,000
                                                              ========   =========


-------------------------

(1) Includes amounts relating to deferred stock compensation of $1.9 million and $1.7 million presented in "cost of sales", $10.1 million and $39.1 million presented in "selling, general and administrative", and $2.9 million and $2.7 million presented in "research and development" for nine months ended September 30, 2001, respectively.

(2) Includes additional charges of $863,000 and $1.6 million presented in "cost of sales" and "selling, general and administrative", respectively, for the three months ended September 30, 2001 to adjust estimated facilities cost, write-down inventory and record purchase commitments. Includes restructuring and other charges of $30.1 million, $13.0 million, $501,000 and $16,000 presented in "cost of sales", "selling, general and administrative", "research and development" and "other income, net", respectively, for the nine months ended September 30, 2001 to write-down inventory, purchase commitments, asset impairment, workforce reduction, restructuring costs and other non-recurring items. These charges, taken in the second and third quarter of 2001, resulted from the lower demand for our products and pricing pressures stemming from the continuing downturn in the communication equipment industry generally and the optional components sector in particular.

The accompanying notes are an integral part of these consolidated condensed financial statements.

                                 LUMINENT, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2000        2001
                                                              --------    ---------
Cash Flows from Operating Activities:
  Net loss..................................................  $(39,072)   $(139,551)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
       Depreciation and amortization........................    30,693       65,627
       Amortization of deferred stock compensation..........    14,943       43,508
       Impairment loss on property and equipment............        --        8,904
       Minority interest....................................       391          (95)
       Deferred income taxes................................    (3,463)        (757)
  Changes in operating assets and liabilities:
     Accounts receivable....................................     1,288        3,979
     Inventories............................................    (6,286)      15,146
     Prepaid and other current assets.......................    (5,390)      (7,917)
     Payable to MRV Communications..........................     5,812           --
     Accounts payable.......................................     5,024      (10,615)
     Accrued expenses.......................................       485        4,774
     Accrued returns and warranty...........................       850        3,114
     Income taxes payable...................................     2,412         (870)
                                                              --------    ---------
          Net cash provided by (used in) operating
            activities......................................     7,687      (14,753)
Cash Flows from Investing Activities:
  Purchases of property and equipment.......................   (11,993)     (18,519)
  Proceeds from sale of property and equipment..............       550          415
  Net cash received in connection with acquisitions.........     5,472           --
  Proceeds from sale of short-term investments..............        --        1,027
  Other assets..............................................      (757)      (5,051)
                                                              --------    ---------
          Net cash used in investing activities.............    (6,728)     (22,128)
Cash flows from financing activities:
  Payments on long-term debt................................    (2,413)      (1,682)
  Borrowings on long-term debt..............................     4,794           --
  Payments on short-term debt...............................    (6,476)     (15,975)
  Borrowings on short-term debt.............................     7,600       18,307
  Net change in other long-term liabilities.................        (6)        (239)
  Net cash distributions to MRV Communications, Inc. .......     7,247           --
                                                              --------    ---------
          Net cash provided by financing activities.........    10,746          411
Effect of exchange rate on cash and cash equivalents........       403       (1,662)
                                                              --------    ---------
Net decrease in cash and cash equivalents...................    12,108      (38,132)
Cash and cash equivalents, beginning of period..............       220      131,778
                                                              --------    ---------
Cash and cash equivalents, end of period....................  $ 12,328    $  93,646
                                                              ========    =========
Supplemental Cash Flow Information:
  Cash paid for:
     Income taxes...........................................        --          314
     Interest...............................................        --        1,001

The accompanying notes are an integral part of these consolidated condensed financial statements.

                                 LUMINENT, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BUSINESS AND BASIS OF PRESENTATION

BUSINESS

     Luminent, Inc. ("Luminent" or the "Company") designs, manufactures, and sells a comprehensive line of fiber optic components that enable communications equipment manufacturers to provide optical networking solutions for the metropolitan and access segments of the communications network. The Company's products are designed to meet the increasing bandwidth requirements between long-haul telecommunication networks and end users. Luminent specializes in singlemode fiber optic components and subsystems for high-capacity data transmission for long-reach applications in the metropolitan and access markets.

     Luminent was incorporated in Delaware in March 2000 as a wholly owned subsidiary of MRV Communications, Inc. ("MRV"). Since the completion of Luminent's initial public offering in November 2000, MRV has owned approximately 92% of Luminent's outstanding common stock.

     On July 25, 2000, MRV and Luminent entered into a Master Separation and Distribution Agreement (the "Separation Agreement") which became effective as of September 8, 2000 (the "Separation Date"). MRV transferred to Luminent, substantially all of the assets and liabilities associated with Luminent's business.

     As of the Separation Date, Luminent began operating independently from MRV. For periods prior to the Separation Date, the accompanying Consolidated Condensed Financial Statements reflect MRV's historical bases in the assets and liabilities and the historical results of operations that were transferred to Luminent. Additionally, the Consolidated Condensed Financial Statements include allocations of certain MRV corporate expenses, including centralized legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other MRV corporate and infrastructure costs. The expense allocations have been determined on bases that MRV and Luminent considered to be a reasonable reflection of the utilization of services provided or the benefit received by Luminent. The allocation methods are based on relative revenues, head counts or square footage. However, the financial information included herein may not reflect the consolidated financial position, operating results, changes in parent company investment and cash flows of Luminent in the future or what they would have been had Luminent been a separate, stand-alone entity during the periods presented.

     Luminent faces risks common to many technology companies, including but not limited to, operating in a sector that is new and characterized by rapid technological change, evolving industry standards, the need to generate capital to fund operations and uncertainty regarding market acceptance of its products and products under development and rapid changes in demand for products.

     MRV has announced plans to effect a short-form merger (the "Merger") with Luminent whereby each outstanding share of Luminent common stock (except for shares presently held by MRV and shares held by Luminent stockholders who perfect their statutory appraisal rights under Delaware law) will be converted into 0.43 of a share of MRV common stock. Upon completion of the Merger (which, subject to obtaining regulatory approvals, is expected in the fourth quarter of
2001), Luminent will cease to be a public company.

BASIS OF PRESENTATION

     The accompanying Consolidated Condensed Financial Statements have been prepared by the Company, in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in the financial statements

                                 LUMINENT, INC.

                                  (UNAUDITED)

prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These Consolidated Condensed Financial Statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to present a fair presentation have been included. The operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2001.

     Certain reclassifications have been made in the December 31, 2000 financial statements to reflect the classifications in the September 30, 2001 financial statements.

LOSS PER SHARE

     Basic and diluted loss per common share are computed using the weighted average number of common shares outstanding. All share and per share amounts have been retroactively restated to give effect to the Company's 144,000-for-one stock split that occurred on July 25, 2000. The weighted average number of shares used for computation of basic and diluted loss per share was 156,000,000 for September 30, 2001, and 144,000,000 for September 30, 2000. The 12.2 million stock options outstanding and 75,000 warrants outstanding as of September 30, 2001 and the 5.7 million stock options outstanding and 75,000 warrants outstanding as of September 30, 2000 have been excluded from the diluted computations of loss per share as their effect would be anti-dilutive.

2. BUSINESS ACQUISITIONS

     On April 24, 2000, MRV completed the acquisition of approximately 97% of the outstanding capital stock of Fiber Optic Communications, Inc., a Republic of China corporation. Fiber Optic Communications is a manufacturer of passive fiber optic components for Wavelength Division Multiplexing. Under the terms of the purchase agreement, Fiber Optic Communications shareholders received approximately $48.6 million in cash and approximately 4.7 million shares of MRV common stock and options to purchase 680,000 shares of MRV common stock for a total purchase price of approximately $309.7 million. The issuance price of the MRV common stock was approximately $53 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have an aggregate intrinsic value of $14.1 million at the acquisition date, and vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $261.5 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.

     On July 12, 2000, MRV completed the acquisition of all of the outstanding capital stock of Quantum Optech Inc., a Republic of China corporation. Quantum Optech is a manufacturer of optical thin film coating and filters for Dense Wavelength Division Multiplexing. Under the terms of the purchase agreement, Quantum Optech shareholders received approximately 1.0 million shares of MRV common stock and options to purchase approximately 160,000 shares of MRV common stock for a total purchase price of approximately $36.1 million. The issuance price of the MRV common stock was approximately $30 per share, which was determined based on the average market price five days before and after the

                                 LUMINENT, INC.

                                  (UNAUDITED)

terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have an aggregate intrinsic value of $4.0 million at the acquisition date, of which $1.3 million is vested, and the remaining vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $27.8 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.

     On July 21, 2000, MRV completed the acquisition of approximately 99% of the outstanding capital stock of Optronics International Corp., a Republic of China corporation. Optronics International is a manufacturer of high temperature semiconductor lasers, transceivers and detectors for optical networks. Under the terms of the purchase agreement, Optronics International shareholders received approximately 3.4 million shares of MRV common stock and options to purchase approximately 800,000 shares of MRV common stock for a total purchase price of approximately $123.9 million. The issuance price of the MRV common stock was approximately $30 per share, which was determined based on the average market price five days before and after the terms were agreed upon. The options to purchase MRV common stock are exercisable at $3.00 per share, have an aggregate intrinsic value of $20.0 million at the acquisition date, of which $6.6 million is vested, and the remaining vest over a four-year period. The acquisition is being accounted for using the purchase method of accounting. The assets and liabilities of the acquired entity have been "pushed down" to Luminent. The excess purchase price paid over the fair value of the net identifiable assets acquired of $99.4 million has been recorded as goodwill and is being amortized on a straight-line basis over 5 years. The deferred compensation is being amortized using the graded vesting method over 4 years.

     The purchase price of Fiber Optic Communications, Quantum Optech and Optronics International in the aggregate were allocated as follows (in thousands, unaudited):

Purchase price..............................................  $469,768
Allocation of purchase price
  Net tangible assets.......................................    50,896
  Deferred stock compensation...............................    30,150
  Goodwill..................................................   388,722

     The outstanding capital stock of Fiber Optic Communications, Quantum Optech and Optronics International, purchased by MRV, has been contributed to Luminent. The results of operations of these acquisitions have been included in Luminent's Consolidated Financial Statements from the date of acquisition. The following unaudited pro forma financial information presents the combined results of operations of Luminent, Fiber Optic Communications, Quantum Optech and Optronics International as if the acquisitions had occurred as of January 1, 2000, giving effect to certain adjustments, including amortization of goodwill and deferred compensation charges (in thousands).

                                                                  MONTHS ENDING
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2000        2001
                                                              --------    ---------
                                                                   (UNAUDITED)
Pro forma net sales.........................................  $ 91,868    $ 108,098
Pro forma net loss..........................................  $(76,427)   $(137,602)
Pro forma basic and diluted net loss per share..............  $  (0.53)   $   (0.88)

                                 LUMINENT, INC.

                                  (UNAUDITED)

3. INVENTORIES

     Inventories consisted of the following (in thousands):

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 2000            2001
                                                             ------------    -------------
                                                                      (UNAUDITED)
Raw materials..............................................    $22,896          $15,585
Work in process............................................     12,402            6,092
Finished goods.............................................      4,130            2,605
                                                               -------          -------
     Total inventories.....................................    $39,428          $24,282
                                                               =======          =======

     As a result of the dramatic slowdown in the communications equipment industry generally and the optical components sector in particular, the Company has recorded $3.1 million in specific inventory reserves during the three months ended September 30, 2001 (see Note 5). The Company also increased its general reserves by $2.9 million during the nine months ended September 30, 2001, respectively.

4. BUSINESS SEGMENTS AND CONCENTRATIONS OF RISK

     Luminent operates under one reportable segment: fiber optic components and modules. Fiber optic components and modules include discrete components such as laser diodes and light emitting diodes and integrated components such as transmitters, receivers and transceivers. These products are sold primarily to original-equipment manufacturers and through distributors.

     The Company depends on single or limited source suppliers for some of the key components and materials in its products, which makes Luminent susceptible to supply shortages or price fluctuations that could adversely affect operating results. Management believes this will not have a significant impact on operations.

     For the nine months ended September 30, 2001, the Company had two customers that accounted for approximately 24% of net sales. As of September 30, 2001, one customer accounted for approximately 27% of total accounts receivable. Certain geographical area information follows (in thousands).

     Geographical Area Net Sales (in thousands):

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                               2000        2001
                                                              -------    --------
                                                                  (UNAUDITED)
North America...............................................  $49,136    $ 62,332
Asia-Pacific................................................   16,103      27,977
Europe and others...........................................   13,725      17,789
                                                              -------    --------
     Total net sales........................................  $78,964    $108,098
                                                              =======    ========

     For the nine months ended September 30, 2001, the Company's sales consist of active and passive optical components used by telecommunications equipment manufacturers. Active optical components consist of transceivers, lasers, and others. Passive optical components consist of couplers, jumpers, micro-optic products and others.

                                 LUMINENT, INC.

                                  (UNAUDITED)

     The following table sets forth revenues from external customers for each product group (in thousands):

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                               2000        2001
                                                              -------    --------
                                                                  (UNAUDITED)
Active......................................................  $63,096    $ 83,310
Passive.....................................................   15,868      24,788
                                                              -------    --------
     Total net sales........................................  $78,964    $108,098
                                                              =======    ========

5. RESTRUCTURING AND OTHER CHARGES

     In the second quarter of 2001, the Company's management approved and implemented a restructuring plan and other actions in order to adjust operations and administration as a result of the dramatic slowdown in the communications equipment industry generally and the optical components sector in particular. Major actions comprising the Company's restructuring activities primarily involve the reduction of facilities in the U.S. and in Taiwan, the reduction of workforce, the abandonment of certain assets, and the cancellation and termination of purchase commitments. These actions are expected to realign the business based on current and near term growth rates. All of these actions are scheduled for completion by the second quarter of 2002.

     During the nine months ended September 30, 2001, the Company recorded restructuring charges totaling $17.5 million. Costs for restructuring activities are limited to either incremental costs that directly result from the restructuring activities and provide no future revenue generating benefit or costs incurred under contractual obligations that existed before the restructuring plan and will continue with either no future revenue generating benefit or become a penalty incurred for termination of the obligation.

     Employee severance costs and related benefits of $1.1 million are related to approximately 600 layoffs during the nine months ended September 30, 2001, bringing the Company's total workforce to approximately 1,100 employees as of September 30, 2001. As of September 30, 2001, the employee severance reserve balance has been reduced by cash payments of approximately $1.0 million resulting in an ending reserve balance of $38,000. Affected employees came from all divisions and areas of the Company. The majority of affected employees were in the manufacturing group.

     In addition to the costs associated with employee severance, the Company identified a number of assets, including leased facilities and equipment that are no longer required due to current market conditions, operations and expected growth rates. The net facility costs related to closed and abandoned facilities of approximately $2.7 million for the nine months ended September 30, 2001, are primarily related to future obligations under operating leases. The total lease charge is net of approximately $3.7 million in expected sublease revenue on leases that the Company cannot terminate. In connection with these closed and abandoned facilities, the Company has recorded asset impairment charges of $8.9 million in selling, general, and administrative for the nine months ended September 30, 2001, consisting of leasehold improvements and certain equipment to write-down the value of this equipment. Due to the specialized nature of these assets, the Company has determined that these assets have minimal or no future benefit and has recorded a provision reflecting the net book value relating to these assets. The Company expects to complete the disposal of this equipment early in 2002. Purchase commitments of $3.9 million, recorded in cost of sales, for the nine months ended September 30, 2001, are to cancel or renegotiate outstanding contracts for materials and capital assets that are no longer required due to the

                                 LUMINENT, INC.

                                  (UNAUDITED)

Company's significantly reduced orders for optical components and sales projections over the next twelve months.

     As of September 30, 2001, the provision has been reduced by cash payments of $1.3 million for the nine months ended September 30, 2001, and non-cash related charges of $8.9 million for the nine months ended September 30, 2001, resulting in an ending balance of $7.4 million. The Company expects to utilize the remaining balance by the end of the second quarter of 2002. The Company expects that it will spend approximately $4.5 million through the next three quarters to carry out the plan, which will be paid through cash and cash equivalents and through operating cash flows. The Company expects to begin to realize savings related to the workforce reductions in late 2001 with estimated ongoing quarterly net savings of $2.4 million. In addition, the Company will realize reduced depreciation charges of approximately $384,000 per quarter through December 2004 and $163,000 per quarter through December 2005 for facility costs. These savings are expected to be realized as reductions in cost of sales, research and development and selling, general and administrative expenses.

     A summary of the restructuring costs for the nine months ended September 30, 2001 consist of the following:

                                   ORIGINAL      ADDITIONAL                   REMAINING
                                   PROVISION     PROVISION      UTILIZED       BALANCE
                                  -----------    ----------    -----------    ----------
Exit costs
  Asset impairment..............  $ 8,904,000    $       --    $ 8,904,000    $       --
  Closed and abandoned
     facilities.................    1,108,000     1,584,000         89,000     2,603,000
  Purchase commitments..........    2,402,000     1,460,000        102,000     3,760,000
  Other.........................      991,000            --         41,000       950,000
                                  -----------    ----------    -----------    ----------
                                   13,405,000     3,044,000      9,136,000     7,313,000
Employee severance costs........    1,072,000            --      1,034,000        38,000
                                  -----------    ----------    -----------    ----------
                                  $14,477,000    $3,044,000    $10,170,000    $7,351,000
                                  ===========    ==========    ===========    ==========

     A summary of the restructuring costs by line item for the nine months ended September 30, 2001 consist of the following:

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 2001
                                                              ------------------
Cost of sales...............................................     $ 4,628,000
Selling, general and administrative.........................      12,376,000
Research and development....................................         501,000
Other income, net...........................................          16,000
                                                                 -----------
     Total restructuring costs..............................     $17,521,000


     As a result of the significant negative economic and industry trends impacting the Company's expected sales over the next twelve months, the Company also recorded a one-time $26.1 million charge to write-down the remaining book value of certain inventory related to certain transceivers, duplexors, and triplexors that are previous generation products to its realizable value during the three months ended June 30, 2001. The one-time charge to write-down inventory was subsequently reduced by $3.7 million during the three months ended September 30, 2001 to reflect the sale of previously written-off items. Another $3.1 million of inventory was written-down during the three months ended September 30, 2001 to reflect the identification of additional inventory that is not expected to be utilized as a result of the Company's significantly reduced orders for optical components and sales projections for the next twelve months. The inventory charges and recoveries were recorded in cost of sales. Also included in one-time

                                 LUMINENT, INC.

                                  (UNAUDITED)

charges is a $598,000 charge to bad debt recorded in selling, general and administrative expenses during the nine months ended September 30, 2001 to reflect customer bankruptcies that have resulted from the severe market downturn.

     In addition, as part of the Company's review of the impairment of certain long-lived assets, management performed an assessment of the carrying amount of goodwill recorded in connection with its various acquisitions. This assessment, based on the undiscounted future cash flows, determined that no write-down of goodwill was required for the nine months ended September 30, 2001 (see Note 8).

6. SEPARATION FROM MRV COMMUNICATIONS, INC.

     For purposes of governing the ongoing relationships between Luminent and MRV at and after the separation, Luminent and MRV have entered into various agreements. A brief description of each of the agreements (all of which will terminate upon completion of the Merger) follows.

     Luminent's sale of products to MRV and its affiliates was $2.5 million and $5.1 million for the nine months ended September 30, 2000 and 2001, respectively. As of September 30, 2000, Luminent had received a total of $5.8 million from MRV to fund payroll and other operations related matters. The Company repaid this amount to MRV through operating cash and offsetting amounts due from MRV on or before December 31, 2000. As of September 30, 2001, Luminent had incurred $6.2 million in estimated income tax liability due MRV. The Company repaid $4.7 million of this obligation through offsetting amounts due from MRV on or before September 30, 2001.

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

     MRV and Luminent have entered into a Master Separation Agreement, which contains key provisions relating to the separation, Luminent's initial funding, initial public offering and the distribution of Luminent's common stock to MRV's stockholders. The Master Separation and Distribution Agreement lists the documents and items that the parties must deliver in order to accomplish the transfer of assets and liabilities from MRV to Luminent, effective on the separation date. The Master Separation and Distribution Agreement also contains conditions that must occur prior to the distribution. The parties also entered into ongoing covenants that survive the transactions, including covenants to establish interim service level agreements, exchange information, engage in certain auditing practices and resolve disputes in particular ways.

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

     The General Assignment and Assumption Agreement identifies the assets and certain capital stock that MRV has transferred to Luminent and the liabilities that Luminent has assumed from MRV in the separation. The General Assignment and Assumption Agreement also describes when and how these transfers and assumptions occurred. In general, these assets and liabilities were those that appeared in the consolidated balance sheet as of September 30, 2000.

INTELLECTUAL PROPERTY AGREEMENTS

     The Master Technology Ownership and License Agreement, the Master Patent Ownership and License Agreement and the Master Trademark Ownership and License Agreement collectively are referred to as the Intellectual Property Agreements. Under the Intellectual Property Agreements, MRV confirmed that Luminent owns or MRV transferred to Luminent certain rights in specified patents, patent applications, invention disclosures, specified trademarks and other intellectual property related to Luminent's current business, research and development efforts.

                                 LUMINENT, INC.

                                  (UNAUDITED)

EMPLOYEE MATTERS AGREEMENT

     The Employee Matters Agreement outlines how MRV and Luminent allocated assets, liabilities and responsibilities relating to current and former employees of Luminent and their participation in the benefits plans, including stock plans, that MRV currently sponsors and maintains. The Employee Matters Agreement also contains provisions describing some of Luminent's employee benefit and employee stock plans.

     All eligible Luminent employees continue to participate in the MRV benefits plans on comparable terms and conditions to those for MRV employees until the distribution date or until Luminent establishes benefit plans for its employees, or elects not to establish comparable plans if it is not legally or financially practical. Luminent intends to establish its own benefit program no later than the time of distribution.

     Once Luminent establishes it own benefits plans, it may modify or terminate each plan in accordance with the terms of that plan and its policies. No Luminent benefit plan will provide benefits that overlap benefits under the corresponding MRV benefit plan at the time of the distribution. Each Luminent benefit plan will provide that all service, compensation and other benefit determinations that, as of the distribution, were recognized under the corresponding MRV benefits plan, will be taken into account under that Luminent benefit plan.

     Following the date of MRV's distribution of its Luminent common stock to its stockholders, Luminent will be under no obligation to maintain these plans in the form in which they were established or at all. The transfer to Luminent of employees at certain of MRV's international operations, and of certain employee benefit plans, may not take place until Luminent receives consents or approvals or has satisfied other applicable requirements.

TAX SHARING AND INDEMNIFICATION AGREEMENT

     The Tax Sharing and Indemnification Agreement allocates MRV's and Luminent's responsibilities and rights for certain tax matters. The agreement requires Luminent to pay MRV for the incremental tax costs of Luminent's inclusion in consolidated, combined or unitary tax returns will affiliated corporations. In determining these incremental costs, the Tax Sharing and Indemnification Agreement takes into account not only the group's incremental tax payments to the Internal Revenue Service or other taxing authorities, but also the incremental use of tax losses of affiliates to offset Luminent's taxable income, and the incremental use of tax credits of affiliates to offset the tax on Luminent's income. The Tax Sharing and Indemnification Agreement also provides for compensation or reimbursement as appropriate to reflect redeterminations of Luminent's tax liability for periods during which Luminent joined in filing consolidated, combined or unitary tax returns.

     The Tax Sharing and Indemnification Agreement also requires Luminent to indemnify MRV for certain taxes and similar obligations, including (a) sales taxes on the sale of products purchased by MRV from Luminent before the distribution, (b) customs duties or harbor maintenance fees on products exported or imported by MRV on behalf of Luminent, (c) the additional taxes that would result if an acquisition of a controlling interest in Luminent's stock after the distribution causes the distribution not to qualify for tax-free treatment to MRV, and (d) any taxes resulting from transactions undertaken in preparation for the distribution.

     Luminent's indemnity obligations include any interest penalties on taxes, duties or fees for which Luminent must indemnify MRV.

     Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the group's federal income tax liability. Accordingly, Luminent could be required to pay a

                                 LUMINENT, INC.

                                  (UNAUDITED)

deficiency in the group's federal income tax liability for a period during which Luminent was a member of the group even if the Tax Sharing and Indemnification Agreement allocates that liability to MRV or another member.

MASTER TRANSITIONAL SERVICES AGREEMENT

     The Master Transitional Services Agreement governs the individual transitional services as requested by Luminent and provided by MRV, on an interim basis, for one year from the date of separation, unless extended for specific services or otherwise indicated in the agreement. The service include data processing and telecommunications services, such as voice telecommunications and data transmission, and information technology support services, for functions including accounting, financial management, tax, payroll, stockholder and public relations, legal procurement, and other administrative functions. Specified charges for such services are generally intended to allow the providing company to recover the direct and indirect costs of providing the services. The Master Transitional Services Agreement also will cover the provision of certain additional transitional services identified from time to time after the Separation Date that were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the Master Separation and Distribution Agreement, so long as the provision of such services would not significantly disrupt MRV's operations or significantly increase the scope of its responsibility under the agreement.

     In addition, the Master Transitional Services Agreement will provide for the replication of some computer systems, including hardware, software, data storage or maintenance and support components. Generally, the party needing the replicated system will bear the costs and expenses of replication. Generally, the party purchasing new hardware or licensing new software will bear the costs and expenses of purchasing the new hardware or obtaining the new software licenses.

REAL ESTATE MATTERS AGREEMENT

     The Real Estate Matters Agreement addresses real estate matters relating to certain MRV leased and owned properties that MRV will transfer to or share with Luminent. The Real Estate Matters Agreement describes the manner in which MRV will transfer to or share with Luminent various leased and owned properties. The Real Estate Matters Agreement provides that Luminent will be required to accept the transfer of all sites allocated to Luminent, even if a site has been damaged by a casualty before the separation date. The Real Estate Matters Agreement also provides that all reasonable costs required to effect the transfers, including landlord consent fees and landlord attorney's fees will be paid by MRV.

INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

     Effective as of the separation date, subject to specified exceptions, Luminent and MRV released the other from any liabilities arising from events occurring on or before the separation date, including events occurring in connection with the activities to implement the separation, the initial public offering and the distribution. The Indemnification and Insurance Matters Agreement also contains provisions governing indemnification. In general, Luminent and MRV will each indemnify the other from all liabilities arising from their respective businesses or contracts, as well as liabilities arising from a breach of the Master Separation and Distribution Agreement or any ancillary agreement. In addition, MRV and Luminent will each indemnify the other against liability for specified environmental conditions. Luminent will reimburse MRV for the cost of any insurance coverage from the separation date to the distribution date.

     Prior to Luminent's separation from MRV, the companies entered into various agreements providing for MRV to supply transitional services and support to Luminent. Services totaling $588,000 have been recorded for the year ended December 31, 2000. There were no transitional services provided by MRV to

                                 LUMINENT, INC.

                                  (UNAUDITED)

Luminent during 2001. Although the fees provided for in the agreements are intended to represent the fair market value of these services, MRV and Luminent cannot assure that these fees necessarily reflect the costs of providing these services from unrelated third parties. However, the Company believes that providing these services to Luminent provided an efficient means of obtaining them. With the Merger, these agreements will be terminated.

7. LITIGATION

     Luminent has received notices from third parties alleging possible infringements of patents with respect to product features, or manufacturing processes. Management believes such notices are common in the communications industry because of the large number of patents that have been filed on these subjects. The Company's policy is to discuss these notices with the senders in an effort to demonstrate that the Company's products and/or processes do not violate any patents. The Company is currently involved in such discussions with Ortel, Rockwell and IBM. The Company is evaluating these claims and presently does not believe that any of its products or processes violates any of the patents asserted by these parties, and the claims are without merit. Additionally the Company intends to vigorously defend its positions if any legal action is taken. Management believes the ultimate outcome of such claims will not have a material impact on the results of operations or financial position.

     In September 2001, a lawsuit was filed against Luminent by Aram Precision Tool and Die, Inc. (Aram) alleging failure to accept and pay for materials requested under purchase orders. Aram claims compensatory damages in the amount of $300,000, unspecified punitive damages, unspecified attorney's fees and interest. The Company believes that the allegations of the lawsuit are without merit due to product quality issues and intends to vigorously defend the action. As such, Management believes the ultimate outcome of this claim will not have a material impact on the results of operational or financial position.

8. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998 and June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Investments and Hedging Activities," and SFAS No. 137, which delayed the effective date of SFAS No. 133. In June 2000, the FSAB issued SFAS No. 138 which provides additional guidance for the application of SFAS No. 133 for certain transactions. We adopted this statement on January 1, 2001 and the adoption of this statement did not have a material impact on our financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements," as amended. SAB 101 summarizes certain of the Securities and Exchange Commission's views in applying generally accepted accounting principles to revenue recognition in financial statements. We have applied the provisions of SAB 101 in the consolidated financial statements. The adoption of SAB 101 did not have a material impact on our financial condition or results of operations.

     In March 2000, the FASB issued interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a significant impact on our financial position or results of operations.

                                 LUMINENT, INC.

                                  (UNAUDITED)

     The FASB recently approved two statements: SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets", which provide guidance on the accounting for business combinations, requires all future business combinations to be accounted for using the purchase method, discontinues amortization of goodwill, defines when and how intangible assets are amortized, and requires an annual impairment test for goodwill. We plan to adopt these statements effective January 1, 2002. We are currently reviewing these standards to determine the impact on our results of operation and financial position. The most significant anticipated effect on our financial statements of this adoption would be discontinuing goodwill amortization and the possible recognition of a goodwill impairment loss measured as of the date of adoption.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AstroTerra Corporation:

     We have audited the accompanying balance sheets of AstroTerra Corporation (a California corporation) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AstroTerra Corporation as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                                   Arthur Andersen LLP
San Diego, California
August 24, 2000

                             ASTROTERRA CORPORATION

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                       -------------------------     JUNE 30,
                                                          1998          1999           2000
                                                       ----------    -----------    -----------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................  $  699,567    $ 1,192,250    $   113,141
  Accounts receivable................................     429,266        559,114        805,394
  Inventories........................................     227,588        582,027      1,416,410
  Prepaid expenses and other.........................      10,137         64,391         28,641
  Refundable and deferred income taxes...............      37,048         85,567        107,067
                                                       ----------    -----------    -----------
     Total current assets............................   1,403,606      2,483,349      2,470,653
Property and equipment, net..........................      57,000        300,994        453,875
Other assets.........................................       1,000         56,478         51,879
                                                       ----------    -----------    -----------
     Total assets....................................  $1,461,606    $ 2,840,821    $ 2,976,407
                                                       ==========    ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................  $   21,012    $   221,847    $   234,266
  Accrued expenses...................................     286,000        323,287        300,909
  Income taxes payable...............................      71,981             --             --
  Deferred revenues..................................      17,239         87,376        298,898
  Line of credit.....................................          --             --        136,000
  Non-revolving credit facility......................          --             --        182,000
                                                       ----------    -----------    -----------
     Total current liabilities.......................     396,232        632,510      1,152,073
                                                       ----------    -----------    -----------
Commitments and contingencies
Stockholders' equity:
  Common stock, 20,000,000 shares authorized;
     10,000,000, 10,526,316 and 10,526,316 issued and
     outstanding, respectively.......................     647,994      1,689,636      1,689,636
  Additional paid-in capital.........................     318,948      3,387,986     10,851,535
  Notes receivable from stockholders.................     (30,000)        (4,020)            --
  Deferred compensation..............................          --     (1,602,517)    (6,678,402)
  Retained earnings (accumulated deficit)............     128,432     (1,262,774)    (4,038,435)
                                                       ----------    -----------    -----------
     Total stockholders' equity......................   1,065,374      2,208,311      1,824,334
                                                       ----------    -----------    -----------
     Total liabilities and stockholders' equity......  $1,461,606    $ 2,840,821    $ 2,976,407
                                                       ==========    ===========    ===========

The accompanying notes are an integral part of these financial statements.

                             ASTROTERRA CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                            FOR THE SIX MONTHS
                                FOR THE YEARS ENDED DECEMBER 31,              ENDED JUNE 30,
                             ---------------------------------------    --------------------------
                                1997          1998          1999           1999           2000
                             ----------    ----------    -----------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
Revenues:
  Products.................  $  410,481    $  842,901    $ 1,684,825    $  630,047     $ 1,733,257
  Contracts................   2,441,665     3,284,976      2,966,051     1,331,444         818,737
                             ----------    ----------    -----------    ----------     -----------
                              2,852,146     4,127,877      4,650,876     1,961,491       2,551,994
                             ----------    ----------    -----------    ----------     -----------
Cost of Revenues:
  Products.................     375,749       562,913      1,100,516       423,342       1,317,680
  Contracts................   1,905,020     2,758,922      3,053,468     1,281,209       1,075,924
                             ----------    ----------    -----------    ----------     -----------
                              2,280,769     3,321,835      4,153,984     1,704,551       2,393,604
                             ----------    ----------    -----------    ----------     -----------
     Gross margin..........     571,377       806,042        496,892       256,940         158,390
                             ----------    ----------    -----------    ----------     -----------
Operating Expenses:
  Selling, general and
     administrative........     222,633       808,450      1,698,027       540,871       1,971,382
  Research and
     development...........     246,884       108,429        164,566        17,876         968,524
                             ----------    ----------    -----------    ----------     -----------
                                469,517       916,879      1,862,593       558,747       2,939,906
                             ----------    ----------    -----------    ----------     -----------
     Income (loss) from
       operations..........     101,860      (110,837)    (1,365,701)     (301,807)     (2,781,516)
Interest Income............         534           430          5,835         8,246          12,766
Interest Expense...........      (1,462)       (3,247)          (259)         (152)         (6,911)
                             ----------    ----------    -----------    ----------     -----------
     Income (loss) before
       provision for income
       taxes...............     100,932      (113,654)    (1,360,125)     (293,713)     (2,775,661)
Provision for Income
  Taxes....................      36,000        98,056         31,081        89,590              --
                             ----------    ----------    -----------    ----------     -----------
Net Income (loss)..........  $   64,932    $ (211,710)   $(1,391,206)   $ (383,303)    $(2,775,661)
                             ==========    ==========    ===========    ==========     ===========

The accompanying notes are an integral part of these financial statements.

                             ASTROTERRA CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          NOTES                        RETAINED
                                    COMMON STOCK         ADDITIONAL     RECEIVABLE                     EARNINGS         TOTAL
                               -----------------------     PAID-IN         FROM         DEFERRED     (ACCUMULATED   STOCKHOLDERS'
                                 SHARES       AMOUNT       CAPITAL     STOCKHOLDERS   COMPENSATION     DEFICIT)        EQUITY
                               ----------   ----------   -----------   ------------   ------------   ------------   -------------
Balance, December 31, 1996...   7,500,000   $   76,000   $        --     $     --     $        --    $   275,210     $   351,210
  Net income.................          --           --            --           --              --         64,932          64,932
                               ----------   ----------   -----------     --------     -----------    -----------     -----------
Balance, December 31, 1997...   7,500,000       76,000            --           --              --        340,142         416,142
  Repurchases of common stock
    from employees...........    (500,000)      (5,000)           --           --              --             --          (5,000)
  Sales of common stock to
    employees................   2,300,000       76,994            --      (30,000)             --             --          46,994
  Sale of common stock to
    investor.................     700,000      500,000            --           --              --             --         500,000
  Compensation expense for
    stock issued to
    employees................          --           --       318,948           --              --             --         318,948
  Net loss...................          --           --            --           --              --       (211,710)       (211,710)
                               ----------   ----------   -----------     --------     -----------    -----------     -----------
Balance, December 31, 1998...  10,000,000      647,994       318,948      (30,000)             --        128,432       1,065,374
  Repurchase of common stock
    from employees...........    (982,046)     (76,205)           --       30,000              --             --         (46,205)
  Sales of common stock to
    employees................     982,046      117,847            --       (4,020)             --             --         113,827
  Sale of common stock to
    investor.................     526,316    1,000,000            --           --              --             --       1,000,000
  Deferred compensation for
    stock issued to
    employees................          --           --     3,069,038           --      (3,069,038)            --              --
  Amortization of deferred
    compensation.............          --           --            --           --       1,466,521             --       1,466,521
  Net loss...................          --           --            --           --              --     (1,391,206)     (1,391,206)
                               ----------   ----------   -----------     --------     -----------    -----------     -----------
Balance, December 31, 1999...  10,526,316    1,689,636     3,387,986       (4,020)     (1,602,517)    (1,262,774)      2,208,311
  The following information
    is unaudited:
  Repurchase of common stock
    from employees...........          --           --            --        4,020              --             --           4,020
  Deferred compensation for
    stock issued to
    employees................          --           --     7,463,549           --      (7,463,549)            --
  Amortization of deferred
    compensation.............          --           --            --           --       2,387,664             --       2,387,664
  Net loss...................          --           --            --           --              --     (2,775,661)     (2,775,661)
                               ----------   ----------   -----------     --------     -----------    -----------     -----------
Balance, June 30, 2000
  (unaudited)................  10,526,316   $1,689,636   $10,851,535     $     --     $(6,678,402)   $(4,038,435)    $ 1,824,334
                               ==========   ==========   ===========     ========     ===========    ===========     ===========

The accompanying notes are an integral part of these financial statements.

                             ASTROTERRA CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                         YEARS ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                                   -------------------------------------    ---------------------------
                                                     1997         1998          1999           1999            2000
                                                   ---------    ---------    -----------    -----------    ------------
                                                                                            (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..............................  $  64,932    $(211,710)   $(1,391,206)    $(383,303)    $(2,775,661)
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
    Depreciation and amortization................     47,825       45,929         83,284        42,619         129,506
    Deferred income taxes........................         --       (3,925)       (21,521)      (22,245)             --
    Non-cash employee stock compensation.........         --      318,948      1,466,521       463,725       2,387,664
  Changes in assets and liabilities:
    Accounts receivable..........................    302,165     (301,519)      (129,848)     (400,872)       (246,280)
    Inventories..................................   (373,023)     145,435       (354,439)     (255,393)       (834,383)
    Prepaid expenses and other...................       (519)      (9,576)       (54,254)        9,716          35,750
    Refundable income taxes......................         --           --        (26,998)           --         (21,500)
    Other assets.................................         --       (1,000)       (55,478)      (17,115)         (9,545)
    Accounts payable.............................     23,346      (48,478)       200,835       112,395          12,419
    Accrued expenses.............................     72,661       48,643         37,287      (124,477)        (22,378)
    Income taxes payable.........................    (16,601)      69,981        (71,981)       43,834              --
    Deferred revenues............................         --       17,239         70,137       (10,548)        211,521
                                                   ---------    ---------    -----------     ---------     -----------
         Net cash provided by (used in) operating
           activities............................    120,786       69,967       (247,661)     (541,664)     (1,132,887)
                                                   ---------    ---------    -----------     ---------     -----------
Net cash used in investing activities:
  Purchases of property and equipment............    (79,269)     (39,219)      (327,278)      (60,615)       (268,242)
                                                   ---------    ---------    -----------     ---------     -----------
Cash flows from financing activities:
  Net (repayments) borrowings on line of
    credit.......................................    127,292     (127,292)            --            --         136,000
  Borrowings on non-revolving credit facility....         --           --             --            --         182,000
  Proceeds from issuances of common stock........         --      546,994      1,113,827            --              --
  Payments for repurchases of common stock.......         --       (5,000)       (46,205)      (46,205)          4,020
                                                   ---------    ---------    -----------     ---------     -----------
         Net cash provided by (used in) financing
           activities............................    127,292      414,702      1,067,622       (46,205)        322,020
                                                   ---------    ---------    -----------     ---------     -----------
Net increase (decrease) in cash and cash
  equivalents....................................    168,809      445,450        492,683      (648,484)     (1,079,109)
Cash and cash equivalents, beginning of year.....     85,308      254,117        699,567       699,567       1,192,250
                                                   ---------    ---------    -----------     ---------     -----------
Cash and cash equivalents, end of year...........  $ 254,117    $ 699,567    $ 1,192,250     $  51,083     $   113,141
                                                   =========    =========    ===========     =========     ===========
Non-cash activities:
  Common stock issued for notes receivable from
    stockholders.................................  $      --    $  30,000    $     4,020     $      --     $        --
                                                   =========    =========    ===========     =========     ===========
  Repurchase of common stock from employee in
    exchange for notes receivable................  $      --    $      --    $    30,000     $  30,000     $        --
                                                   =========    =========    ===========     =========     ===========
  Deferred compensation for stock issued to
    employees....................................  $      --    $      --    $ 3,069,038     $      --     $ 7,463,549
                                                   =========    =========    ===========     =========     ===========
Supplemental cash flow disclosures:
  Cash paid during the year for:
    Interest.....................................  $   1,462    $   3,247    $       259     $     152     $     6,911
                                                   =========    =========    ===========     =========     ===========
    Income taxes.................................  $  35,298    $  32,000    $    83,525     $  60,742     $    16,000
                                                   =========    =========    ===========     =========     ===========

The accompanying notes are an integral part of these financial statements.

                             ASTROTERRA CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 1999, 1998 AND 1997 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

1. LINE OF BUSINESS AND SALE OF COMPANY

     AstroTerra Corporation (the "Company") develops and manufactures free-space optical laser communication systems to connect data and telecommunications networks. The Company's optical communication systems are practical high-speed wireless alternatives to fiber optic cable and microwave systems. The Company also performs contract research and development for the U.S. government and commercial customers.

     During July 2000, the Company entered into a stock purchase agreement with MRV Communications, Inc. ("MRV"), whereby MRV acquired the entire share capital of the Company in an exchange for shares of MRV common stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     The accompanying consolidated financial statements for the interim periods included herein are unaudited. Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. The results for the interim periods presented are not necessarily indicative of results to be expected for a full year.

REVENUE RECOGNITION

     Product revenues are recognized upon shipment and transfer of title and risk of loss to the customer.

     Research and development contract revenues are recognized using the percentage-of-completion method on a cost-to-cost basis. Contract costs include all direct material and labor costs, and those indirect costs related to contract performance. If a loss is projected on a contract, the entire estimated loss is charged to operations during the period that the loss becomes determinable.

     Payments received from customers in advance of shipment of products or performance of contract services are deferred and recognized upon completion of the related obligations.

                             ASTROTERRA CORPORATION

                      DECEMBER 31, 1999, 1998 AND 1997 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with original maturities of three months or less and consist primarily of money market accounts.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method and includes materials, direct labor and manufacturing overhead.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using an accelerated method over the estimated useful lives of the assets, ranging from 3 to 5 years. Maintenance and repairs are charged to expense as incurred, and the costs of additions and betterments that increase the useful lives of the related assets are capitalized. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of future undiscounted cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized. In the opinion of management, there have been no events or changes in circumstances that indicate impairment of the Company's long-lived assets.

INCOME TAXES

     Deferred income tax assets or liabilities are recognized based on the temporary differences between financial statement and income tax bases of assets and liabilities using enacted statutory tax rates in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of certain of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses approximates fair value due to their short term nature.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." The Company has elected, as permitted under SFAS No. 123, to continue to account for stock-based employee compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 and to

                             ASTROTERRA CORPORATION

                      DECEMBER 31, 1999, 1998 AND 1997 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

disclose pro forma net income (loss) as if stock-based employee compensation were computed using the fair value method under SFAS No. 123. Transactions with other than employees, in which goods or services are the consideration received for the issuance of equity instruments, are accounted for on a fair value basis under SFAS No. 123. For the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999, the differences between pro forma net income
(loss) in accordance with SFAS No. 123 and net income (loss) as reported in the accompanying statements of operations was not material. There were no additional shares issued to employees during the six months ended June 30, 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. SFAS No. 133 was amended by SFAS No. 137, which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's financial position or results of operations as the Company has not been engaged in the use of derivative instruments.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB No. 101, as amended, must be adopted no later than the fourth quarter of the fiscal year beginning after December 15, 1999. The Company does not anticipate the adoption of SAB No. 101 to have a material impact on the Company's financial position or results of operations.

3. COMPONENTS OF CERTAIN BALANCE SHEET CAPTIONS

     Accounts receivable consists of the following:

                                                        DECEMBER 31,
                                                    --------------------     JUNE 30,
                                                      1998        1999         2000
                                                    --------    --------    -----------
                                                                            (UNAUDITED)
Billed receivables................................  $366,730    $415,905     $652,193
Costs incurred in excess of billings on
  uncompleted contracts...........................    62,536     143,209      153,201
                                                    --------    --------     --------
                                                    $429,266    $559,114     $805,394
                                                    ========    ========     ========

     Inventories consist of the following:

                                                        DECEMBER 31,
                                                    --------------------     JUNE 30,
                                                      1998        1999         2000
                                                    --------    --------    -----------
                                                                            (UNAUDITED)
Raw materials.....................................  $ 27,774    $204,173    $  438,275
Work in process...................................   102,965     236,938       657,612
Finished goods....................................    96,849     140,916       320,523
                                                    --------    --------    ----------
                                                    $227,588    $582,027    $1,416,410
                                                    ========    ========    ==========

                             ASTROTERRA CORPORATION

                      DECEMBER 31, 1999, 1998 AND 1997 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

     Property and equipment consists of the following:

                                                       DECEMBER 31,
                                                  ----------------------     JUNE 30,
                                                    1998         1999          2000
                                                  ---------    ---------    -----------
                                                                            (UNAUDITED)
Machinery and equipment.........................  $ 230,415    $ 384,964     $ 621,934
Computers and software..........................     21,780      121,169       121,169
Furniture and fixtures..........................      4,387       18,646        49,918
                                                  ---------    ---------     ---------
                                                    256,582      524,779       793,021
Less: accumulated depreciation..................   (199,582)    (223,785)     (339,146)
                                                  ---------    ---------     ---------
                                                  $  57,000    $ 300,994     $ 453,875
                                                  =========    =========     =========

     Depreciation expense for the years ended December 31, 1997, 1998 and 1999 totaled $47,825, $45,929 and $83,284 respectively. Depreciation expense for the six months ended June 30, 1999 and 2000 totaled $42,619 and $115,361 respectively.

     Accrued expenses consist of the following:

                                                         DECEMBER 31,
                                                     --------------------     JUNE 30,
                                                       1998        1999         2000
                                                     --------    --------    -----------
                                                                             (UNAUDITED)
Compensation and related taxes.....................  $286,000    $253,012     $257,318
Warranty reserve...................................        --      33,500       33,500
Other..............................................        --      36,775       10,091
                                                     --------    --------     --------
                                                     $286,000    $323,287     $300,909
                                                     ========    ========     ========

4. INCOME TAXES

     Provision for income taxes consists of the following:

                                                         YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                       1997        1998        1999
                                                      -------    --------    --------
Current:
  Federal...........................................  $25,227    $ 79,341    $ 39,628
  State.............................................   10,773      22,640      12,974
                                                      -------    --------    --------
                                                       36,000     101,981      52,602
                                                      -------    --------    --------
Deferred:
  Federal...........................................       --      (3,336)    (18,293)
  State.............................................       --        (589)     (3,228)
                                                      -------    --------    --------
                                                           --      (3,925)    (21,521)
                                                      -------    --------    --------
Provision for income taxes..........................  $36,000    $ 98,056    $ 31,081
                                                      =======    ========    ========

     Realization of deferred income taxes is dependent on generating sufficient taxable income during the periods in which temporary differences will reverse. Although realization is not assured, management believes it is more likely than not that the deferred income taxes will be realized. The amount of deferred income taxes considered realizable, however, could be adjusted in the near term if estimates of future taxable income during the reversal periods are revised.

                             ASTROTERRA CORPORATION

                      DECEMBER 31, 1999, 1998 AND 1997 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

     Deferred income taxes consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Accrued expenses............................................  $34,326    $58,569
Other.......................................................    2,722         --
                                                              -------    -------
Deferred income taxes.......................................  $37,048    $58,569
                                                              =======    =======

     Provision for income taxes reconciles to the expected provision (benefit) for income taxes based on the federal statutory tax rate as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                      1997        1998        1999
                                                     -------    --------    ---------
Expected federal income taxes......................  $36,987    $(41,313)   $(462,443)
State income taxes, net of federal benefit.........    6,527      (7,291)     (81,608)
Employee stock compensation........................       --     127,579      586,608
Other..............................................   (7,514)     19,081      (11,476)
                                                     -------    --------    ---------
  Provision for income taxes.......................  $36,000    $ 98,056    $  31,081
                                                     =======    ========    =========

5. CREDIT FACILITIES

     In May 1998, the Company obtained a $300,000 revolving line of credit with a bank, bearing interest at the bank's prime rate plus 1.5% (10.0% at December 31, 1999), collateralized by substantially all assets of the Company and personally guaranteed by three majority stockholders of the Company. No amounts were outstanding under the line of credit at December 31, 1999 and 1998. The line of credit was terminated by the Company during February 2000.

     In February 2000, the Company entered into a $1,300,000 credit agreement with a bank, consisting of a $1,000,000 revolving line of credit and a $300,000 non-revolving credit facility for equipment purchases. The credit agreement bears interest at variable rates based on either the banks' reference rate plus 0.5% or LIBOR plus 2.75%, as elected by borrower, is secured by substantially all assets of the Company, and is subject to certain financial and non-financial covenants. As of June 30, 2000, the Company had $136,000 outstanding under the revolving line of credit and $182,000 outstanding under the non-revolving credit facility for equipment purchases. The credit agreement is collateralized by the assets of the Company. The credit agreement contains certain covenants, which among other things requires the Company to maintain a minimum effective tangible net worth, certain financial ratios and no consecutive losses. As of June 30, 2000, the Company was in default with certain financial covenants; therefore, the components of the credit agreement are classified as short-term. The credit agreement was terminated by the Company during August 2000 and all amounts outstanding were repaid.

6. STOCKHOLDERS' EQUITY

CAPITAL STRUCTURE

     The Company is authorized to issue up to 20,000,000 shares of common stock, no par value. Common shares are voting shares with equal dividend participation, when and if declared, and equal rights in the event of liquidation.

                             ASTROTERRA CORPORATION

                      DECEMBER 31, 1999, 1998 AND 1997 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

EMPLOYEE STOCK PURCHASE PLANS

     In August 1997, the Company implemented a book value employee stock purchase plan (the "Plan") and determined that 2,000,000 shares would be made available for purchases. The Plan allowed each full time employee with at least one year of service to purchase up to 2,000 shares of common stock at book value per share, as determined by the board of directors. Additionally, the board of directors determined that an additional 500,000 shares of common stock would be made available for purchases by key employees on a discretionary basis.

     Under the Plan, the Company retains the option to repurchase shares sold to employees upon their termination. If an employee leaves the Company within a year after purchasing shares, the Company's repurchase price per share is the original issuance price. If an employee leaves the Company more than one year after purchasing shares, the Company's repurchase price per share is the greater of the original issuance price or current book value.

     Discretionary shares sold to key employees carry terms determined by the board of directors, and generally allow for employee vesting (elimination of the Company repurchase option) over a period of four years. Further, upon a substantial change in control of the Company or employee termination without cause, the Company repurchase option terminates.

     Stock issued to employees under the above plans are accounted for using the variable method of accounting in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," Emerging Issues Task Force Release ("EITF") No. 87-23, "Book Value Stock Purchase Plans" and EITF No. 88-6 "Book Value Stock Plans in an Initial Public Offering." Accordingly, outstanding shares under the book value purchase plan are marked to book value per share during each reporting period. Outstanding shares issued to employees on a discretionary basis with vesting provisions (elimination of the Company's repurchase option) are marked to fair value during each reporting period. At the point when restrictions related to employee shares lapse, any unamortized deferred compensation expenses are recognized in operations.

     Compensation expense for shares issued to employees during fiscal 1998, 1999 and the six months ended June 30, 1999 and 2000 totaled $318,948, $1,466,521, $463,725 and $2,387,664 respectively, and is included in the accompanying statements of operations. As of December 31, 1999 and June 30, 2000, deferred compensation included as a component of stockholders' equity totals $1,602,517 and $6,678,402, respectively, and is expected to be amortized in full during fiscal year 2000 as a result of the acquisition of the Company by MRV (see Note 1).

                             ASTROTERRA CORPORATION

                      DECEMBER 31, 1999, 1998 AND 1997 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

     Stock based compensation expense has been included in the accompanying statement of operations as follows:

                                                     DECEMBER 31,                  JUNE 30,
                                                ----------------------    --------------------------
                                                  1998         1999          1999           2000
                                                --------    ----------    -----------    -----------
                                                                          (UNAUDITED)    (UNAUDITED)
Allocation of compensation expense:
  Cost of revenues:
     Products.................................  $  3,844    $  233,707     $ 73,900      $  380,502
     Contracts................................    40,144       574,645      188,865         518,904
  Operating expenses:
     Selling, general and administrative......   273,382       627,199      198,325       1,021,154
     Research and development.................     1,578        30,970        2,635         467,104
                                                --------    ----------     --------      ----------
       Total stock-based compensation
          expense.............................  $318,948    $1,466,521     $463,725      $2,387,664
                                                ========    ==========     ========      ==========

7. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases its facilities and certain equipment under operating leases expiring at various dates through April 2002. The Company has the right to terminate the lease with at least 120 days prior written notice and has an option to renew the lease for an additional two years at a rate increase of ten percent. Rent expense for the years ended December 31, 1997, 1998 and 1999 was $56,300, $81,089 and $127,746, respectively. Rent expense for the six months ended June 30, 1999 and 2000 was $58,314 and $137,398, respectively.

     Future minimum lease payments under operating leases are as follows:

                       YEAR ENDING
                       DECEMBER 31:
                       ------------
2000......................................................  $256,120
2001......................................................   246,352
2002......................................................    36,063
                                                            --------
                                                            $538,535
                                                            ========

LEGAL MATTERS

     In the ordinary course of business, the Company is subject to claims and, from time to time, is named in various legal proceedings. In the opinion of management, the amount of ultimate liability, if any, with respect to any of these matters will not have a material adverse affect on the financial position or results of operations of the Company.

8. RETIREMENT SAVINGS PLAN

     The Company maintains a 401(k) retirement savings plan that covers substantially all of its employees. Eligible employees may contribute to the plan subject to certain Internal Revenue Service limitations. Company contributions to the plan are discretionary. During fiscal 1997, 1998 and 1999, the Company contributed $61,723, $82,823 and $77,907, respectively. For the six months ended June 30, 1999 and 2000, the Company contributed $22,020 and $67,323 respectively.

                             ASTROTERRA CORPORATION

                      DECEMBER 31, 1999, 1998 AND 1997 AND
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

9. CONCENTRATIONS OF RISK

     During fiscal 1997, 1998 and 1999, the Company had 7, 7 and 6 contracts, respectively, with government agencies that accounted for 98%, 99% and 69% of contract revenues, respectively. Additionally, the Company had a contract with a commercial customer that accounted for 31% of contract revenues in fiscal 1999. During both of the six month periods ended June 30, 1999 and 2000, the Company had 5 contracts with government agencies that accounted for 73% and 100% of contract revenues, respectively. Additionally, the Company had a commercial customer that accounted for 27% of contract revenues for the six months ended June 30, 1999.

     During fiscal 1997, 1998 and 1999, 1, 3 and 1 customers represented 37%, 34% and 10% of product revenues, respectively. During the six months ended June 30, 1999 and 2000, 3 and 1 customers represented 39% and 58% of product revenues, respectively.

     Government agency contracts accounted for 43% and 63% of accounts receivable at December 31, 1998 and 1999, respectively, and 31% of accounts receivable at June 30, 2000. One commercial customer accounted for 15% of accounts receivable at December 31, 1998, and another commercial customer accounted for 48% of accounts receivable at June 30, 2000.

10. SEGMENT REPORTING

     The Company operates in one industry segment, which includes developing, manufacturing and selling free-space optical laser communications systems to connect data and telecommunication networks. The Company derives revenues in this segment from both product shipments and research and development contracts. The accompanying statements of operations separately reflect the revenues and cost of revenues for products and research and development contracts.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of FOCI Fiber Optic Communications, Inc.

     We have audited the accompanying consolidated balance sheets of FOCI Fiber Optic Communications, Inc. as of December 31, 1997, 1998 and 1999, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for the years ended December 31, 1997, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FOCI Fiber Optic Communications, Inc. at December 31, 1997, 1998 and 1999 and the results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ T N SOONG & CO
--------------------------------------
T N Soong & Co
A Member Firm of Andersen Worldwide, SC
Taipei, Taiwan, the Republic of China
June 12, 2000

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                        DECEMBER 31, 1997, 1998 AND 1999

                                                                                   DECEMBER 31,
                                                                           -----------------------------
                                                                NOTES       1997       1998       1999
                                                              ---------    -------    -------    -------
                                                                             (IN THOUSAND U.S. DOLLARS
                                                                               EXCEPT SHARE AMOUNTS)
ASSETS
Current Assets
  Cash......................................................     2C        $   532    $ 2,236    $ 3,344
  Marketable securities.....................................   2D, 15          911      1,527        174
  Notes and accounts receivable -- net......................  2C, 3, 14      8,119      9,361     10,348
  Inventories...............................................    2E, 4        2,787      8,504     11,541
  Prepaid expenses and other current assets.................     15          1,252      3,217      4,444
                                                                           -------    -------    -------
    Total Current Assets....................................                13,601     24,845     29,851
                                                                           -------    -------    -------
Long-Term Stock Investments.................................    2F, 5           --         40         31
                                                                           -------    -------    -------
Properties -- Net...........................................  2G, 6, 15      9,231     15,723     25,559
                                                                           -------    -------    -------
Intangible Assets...........................................     2I
  Patent....................................................                   149        107         66
  Land occupancy rights.....................................                    --        270        502
                                                                           -------    -------    -------
    Total Intangible Assets.................................                   149        377        568
                                                                           -------    -------    -------
Other Assets
  Deferred charges -- net...................................     2J             --        197        265
  Deferred income tax.......................................   2N, 13          490        368        331
  Refundable deposits.......................................                    28        100         85
  Others....................................................                    10      1,029        789
                                                                           -------    -------    -------
    Total Other Assets......................................                   528      1,694      1,470
                                                                           -------    -------    -------
    Total Assets............................................               $23,509    $42,679    $57,479
                                                                           =======    =======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term bank loans.....................................      7        $ 2,099    $ 2,686    $ 8,700
  Commercial papers.........................................      8             --         --      1,659
  Notes payable.............................................                   867      1,607      1,225
  Accounts payable..........................................                   304        940      1,787
  Income tax payable........................................   2N, 13           25        185        188
  Current portion of long-term debts........................    9, 15          317        641        429
  Accrued expenses and other current liabilities............     13          1,337      1,579      2,195
                                                                           -------    -------    -------
    Total Current Liabilities...............................                 4,949      7,638     16,183
                                                                           -------    -------    -------
Long-Term Debts -- Net of Current Portion...................    9, 15        2,473      1,892      7,429
                                                                           -------    -------    -------
Other Liabilities
  Accrued pension cost......................................   2M, 12           44         66         70
  Others....................................................                   254        313        373
                                                                           -------    -------    -------
    Total Other Liabilities.................................                   298        379        443
                                                                           -------    -------    -------
    Total Liabilities.......................................                 7,720      9,909     24,055
                                                                           -------    -------    -------
Shareholders' Equity........................................     10
  Capital stock, $0.3 par value; Authorized -- 35,000
    thousand shares in 1997, 110,000 thousand shares in 1998
    and 1999; Issued -- 35,000 thousand shares in 1997,
    56,720 thousand shares in 1998 and 68,984 thousand
    shares in 1999..........................................                12,975     19,787     23,891
  Capital surplus...........................................                 5,456     13,358     11,592
  Retained earnings:
  Legal reserve.............................................                    --         62        267
  Unappropriated earnings...................................                   426      1,871       (755)
  Cumulative translation adjustment.........................                (3,068)    (2,308)    (1,571)
                                                                           -------    -------    -------
    Total Shareholders' Equity..............................                15,789     32,770     33,424
                                                                           -------    -------    -------
    Total Liabilities and Shareholders' Equity..............               $23,509    $42,679    $57,479
                                                                           =======    =======    =======

The accompanying notes are an integral part of the financial statements.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                        YEARS ENDED DECEMBER 31,
                                                                 --------------------------------------
                                                       NOTES        1997          1998          1999
                                                       ------    ----------    ----------    ----------
                                                                  (IN THOUSAND U.S. DOLLARS EXCEPT PER
                                                                             SHARE AMOUNTS)
Sales
  Products, net......................................             $ 7,506       $16,939       $19,158
  Engineering contracts..............................                  --         3,442           600
                                                                  -------       -------       -------
Net Sales............................................               7,506        20,381        19,758
Cost of Sales
  Cost of goods sold.................................               2,688        12,274        12,739
  Cost of engineering contracts......................                  --         1,115           668
                                                                  -------       -------       -------
                                                                    2,688        13,389        13,407
                                                                  -------       -------       -------
Gross Profit.........................................               4,818         6,992         6,351
                                                                  -------       -------       -------
Operating Expenses
  Research and development...........................    2L           895           871         1,256
  General and administrative.........................               1,506         3,358         3,321
  Marketing..........................................               1,067         2,132         1,692
                                                                  -------       -------       -------
     Total Operating Expenses........................               3,468         6,361         6,269
                                                                  -------       -------       -------
Income from Operations...............................               1,350           631            82
                                                                  -------       -------       -------
Non-Operating Income (Expenses)
  Foreign exchange gain (losses) -- net..............    2P         1,003          (403)         (599)
  Interest -- net....................................                  (9)          (63)         (322)
  Loss on disposal of properties -- net..............                 (71)          (19)          (65)
  Long-term investment permanent loss................    2F            --           (57)           (9)
  Unrealized holdings gains (loss) of market
     securities......................................    2D          (437)          211           170
  Loss on sale of marketable securities..............                (421)         (106)           --
  Other -- net.......................................                  30          (132)          114
                                                                  -------       -------       -------
     Total Non-Operating Income (Expenses)...........                  95          (569)         (711)
                                                                  -------       -------       -------
Income (Loss) Before Income Tax and Minority
  Interests..........................................               1,445            62          (629)
Income Tax Benefit (Expense).........................  2N, 13         174           129           (68)
                                                                  -------       -------       -------
Net Income Before Minority Loss......................               1,619           191          (697)
Minority Loss........................................                  15         1,316            36
                                                                  -------       -------       -------
Net Income (Loss)....................................             $ 1,634       $ 1,507       $  (661)
                                                                  =======       =======       =======
Other Comprehensive Income
Translation adjustment...............................             $(3,068)      $   760       $   737
                                                                  -------       -------       -------
Comprehensive Income (Loss)..........................    2S       $(1,434)      $ 2,267       $    76
                                                                  =======       =======       =======
Earnings (Loss) Per Share --
  Retroactively adjusted outstanding common stock
     44,665 thousand shares in 1997 and 60,213
     thousand shares in 1998 and 68,447 thousand
     shares in 1999..................................             $  0.04       $  0.03       $ (0.01)
                                                                  =======       =======       =======

The accompanying notes are an integral part of the financial statements.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                               CAPITAL SURPLUS              RETAINED EARNINGS
                                    CAPITAL STOCK ISSUED               -------------------------------          (NOTE 10)
                         -------------------------------------------     GAIN ON                         ------------------------
                                                            LONG-      DISPOSAL OF                       UNAPPROPRIATED
                           SHARES               PAID-IN      TERM      PROPERTIES               LEGAL       EARNINGS
                         (THOUSAND)   AMOUNT    CAPITAL   INVESTMENT      (2G)        TOTAL    RESERVE     (DEFICIT)       TOTAL
                         ----------   -------   -------   ----------   -----------   -------   -------   --------------   -------
                                                                (IN THOUSAND U.S. DOLLARS)
BALANCE, JANUARY 1,
  1997.................    19,980     $ 7,519   $    --       $--          $--       $    --    $ --        $(1,208)      $(1,208)
Issuance of capital
  stock for cash.......    15,020       5,456     5,456       --           --          5,456      --             --            --
Net income for 1997....        --          --        --       --           --             --      --          1,634         1,634
Translation
  adjustment...........        --          --        --       --           --             --      --             --            --
                           ------     -------   -------       --           --        -------    ----        -------       -------
BALANCE, DECEMBER 31,
  1997.................    35,000      12,975     5,456       --           --          5,456      --            426           426
Issuance of capital
  stock for cash.......    16,470       4,905     9,809       --           --          9,809      --             --            --
Appropriations of 1997
  earnings:
Legal reserve..........        --          --        --       --           --             --      62            (62)           --
Capital surplus
  transferred into
  capital..............     5,250       1,907    (1,907)      --           --         (1,907)     --             --            --
Net income for 1998....        --          --        --       --           --             --      --          1,507         1,507
Translation
  adjustment...........        --          --        --       --           --             --      --             --            --
                           ------     -------   -------       --           --        -------    ----        -------       -------
BALANCE, DECEMBER 31,
  1998.................    56,720      19,787    13,358       --           --         13,358      62          1,871         1,933
Appropriations of 1998
  earnings:
Legal reserve..........        --          --        --       --           --             --     205           (205)           --
Stock
  dividends -- 10%.....     5,672       1,759        --       --           --             --      --         (1,759)       (1,759)
Capital surplus
  transferred into
  capital..............     5,672       2,060    (2,060)      --           --         (2,060)     --             --            --
Stocks issued as
  payment of bonus to
  employees............       920         285       285       --           --            285      --             --            --
Net loss for 1999......        --          --        --       --           --             --      --           (661)         (661)
Gain on disposal of
  properties...........        --          --        --       --            1              1      --             (1)           (1)
Adjustment of capital
  reserve due to change
  in equity in
  long-term
  investments..........        --          --        --        8           --              8      --             --            --
Translation
  adjustments..........        --          --        --       --           --             --      --             --            --
                           ------     -------   -------       --           --        -------    ----        -------       -------
BALANCE, DECEMBER 31,
  1999.................    68,984     $23,891   $11,583       $8           $1        $11,592    $267        $  (755)      $  (488)
                           ======     =======   =======       ==           ==        =======    ====        =======       =======


                         CUMULATIVE
                         TRANSLATION       TOTAL
                         ADJUSTMENT    SHAREHOLDERS'
                          (NOTE 2Q)       EQUITY
                         -----------   -------------
                         (IN THOUSAND U.S. DOLLARS)
BALANCE, JANUARY 1,
  1997.................    $    --        $ 6,311
Issuance of capital
  stock for cash.......         --         10,912
Net income for 1997....         --          1,634
Translation
  adjustment...........     (3,068)        (3,068)
                           -------        -------
BALANCE, DECEMBER 31,
  1997.................     (3,068)        15,789
Issuance of capital
  stock for cash.......         --         14,714
Appropriations of 1997
  earnings:
Legal reserve..........         --             --
Capital surplus
  transferred into
  capital..............         --             --
Net income for 1998....         --          1,507
Translation
  adjustment...........        760            760
                           -------        -------
BALANCE, DECEMBER 31,
  1998.................     (2,308)        32,770
Appropriations of 1998
  earnings:
Legal reserve..........         --             --
Stock
  dividends -- 10%.....         --             --
Capital surplus
  transferred into
  capital..............         --             --
Stocks issued as
  payment of bonus to
  employees............         --            570
Net loss for 1999......         --           (661)
Gain on disposal of
  properties...........         --             --
Adjustment of capital
  reserve due to change
  in equity in
  long-term
  investments..........         --              8
Translation
  adjustments..........        737            737
                           -------        -------
BALANCE, DECEMBER 31,
  1999.................    $(1,571)       $33,424
                           =======        =======

The accompanying notes are an integral part of the financial statements.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1997       1998        1999
                                                              -------    -------    --------
                                                                (IN THOUSAND U.S. DOLLARS)
Operating Activities
  Net income (loss).........................................  $ 1,634    $ 1,507    $   (661)
  Adjustments to reconcile net income (loss) to net cash
    provided used in operating activities:
    Depreciation and amortization...........................      697        972       1,475
    Loss on disposal of properties..........................       71         19          65
    Long-term investment permanent loss.....................       --         57           9
    Accrued pension costs...................................       (4)        22           4
    Unrealized holding losses (gains) on marketable
     securities.............................................      437       (211)       (170)
    Minority interest in net income of consolidated
     subsidiaries...........................................      (15)    (1,316)        (36)
    Deferred income tax.....................................     (485)       122          37
    Loss on sale of marketable securities...................      421        106          --
    Changes in operating assets and liabilities
      Notes and accounts receivable.........................   (5,483)    (1,242)       (987)
      Inventories...........................................   (1,354)    (5,717)     (3,037)
      Prepaid expenses and other current assets.............     (237)    (2,157)     (1,227)
      Notes and accounts payable............................     (189)     1,376         465
      Accrued expenses and other current liabilities........      907        402         619
                                                              -------    -------    --------
        Net Cash Used in Operating Activities...............   (3,600)    (6,060)     (3,444)
                                                              -------    -------    --------
Investing Activities
  Acquisitions of:
    Marketable securities...................................   (1,769)      (511)      1,523
    Long-term stock investments.............................       --        (40)         --
    Properties..............................................   (6,316)    (7,175)    (11,388)
  Proceeds from disposals of:
    Properties..............................................       17        190          56
    Long-term stock investment..............................       --        135          --
  Increase in deferred charges..............................       --       (459)       (541)
  Decrease (increase) in refundable deposits................      176        (72)         15
  Decrease (increase) in other assets.......................       --     (1,019)        240
                                                              -------    -------    --------
        Net Cash Used in Investing Activities...............   (7,892)    (8,951)    (10,095)
                                                              -------    -------    --------
Financing Activities
  Proceeds from (payments of):
    Short-term bank loans...................................    1,605        587       6,014
    Commercial paper........................................       --         --       1,659
    Long-term debts.........................................      971       (257)      5,325
    Issuance of capital stock...............................   10,912     14,714         570
    Increase in minority interest...........................       --      1,375          96
                                                              -------    -------    --------
        Net Cash Provided by Financing Activities...........   13,488     16,419      13,664
                                                              -------    -------    --------
Effects of Changes in Foreign Exchange Rate.................   (1,754)       296         983
                                                              -------    -------    --------
Net Increase in Cash........................................      242      1,704       1,108
Cash at Beginning of Year...................................      290        532       2,236
                                                              -------    -------    --------
Cash at End of Year.........................................  $   532    $ 2,236    $  3,344
                                                              =======    =======    ========
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest....................................  $   118    $   284    $    385
                                                              =======    =======    ========
  Cash paid for income tax..................................  $    12    $    34    $     29
                                                              =======    =======    ========

The accompanying notes are an integral part of the financial statements.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

1. GENERAL

     Business

     FOCI Fiber Optic Communications, Inc. (the "Company") was incorporated under the Company Law of the Republic of China on June 14, 1995 and started its operation in September 1995. The Company designs, installs, manufactures and markets fiber optic related products such as components, testing systems, instruments, network installation, CATV engineering and sensing systems.

     The Company has the following subsidiaries:

                                           DATE, PLACE AND OTHER DETAILS
         NAME               OWNERSHIP        RELATED TO INCORPORATION       NATURE OF BUSINESS
         ----               ---------      -----------------------------    ------------------
FOCI USA, Inc..........  100%              Incorporated on March 11,      Selling of fiber optic
                                           1999 in the State of           related products
                                           California, United States of   including components,
                                           America.                       testing systems,
                                                                          instruments, network
                                                                          installation, CATV
                                                                          engineering, and
                                                                          sensing systems.
FOCI Optronic
  Components, Inc......  94%               Incorporated on February 6,    Designs, installs,
                                           1999 in the Republic of        manufactures and
                                           China.                         markets fiber optic
                                                                          related products
                                                                          including components,
                                                                          testing systems,
                                                                          instruments, network
                                                                          installation, CATV
                                                                          engineering, and
                                                                          sensing systems.
FIOPTEC Inc............  93%               Incorporated on April 9, 1993  Manufacture and markets
                                           in the Republic of China. The  fiber optic related
                                           Company's 93% investment was   products including
                                           acquired on June 29, 1998.     fiber optic components.
                                                                          Also, it has indirect
                                                                          investment in Shanghai
                                                                          FOCI Fiber Optic
                                                                          Communications
                                                                          Equipment, Inc. through
                                                                          FIOPTEC Inc. (Cayman
                                                                          Islands).
FIOPTEC Inc. (Cayman
  Islands).............  100% owned by     Incorporated on August 28,     Investment holding
                         FIOPTEC, Inc.     1998 in Cayman Islands.        company.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

                                           DATE, PLACE AND OTHER DETAILS
         NAME               OWNERSHIP        RELATED TO INCORPORATION       NATURE OF BUSINESS
         ----               ---------      -----------------------------    ------------------
Shanghai FOCI Fiber
  Optic Communications
  Equipment, Inc.......  100% owned by     Incorporated on August 1,      Designs, installs,
                         FIOPTEC (Cayman   1995 in Shanghai, People's     manufactures and
                         Islands)          Republic of China. FIOPTEC     markets fiber optic
                                           Inc.'s investment was made on  related products
                                           June 29, 1998.                 including components,
                                                                          testing systems,
                                                                          instruments, network
                                                                          installation, CATV
                                                                          engineering, and
                                                                          sensing systems.
Yuan-Tai Enterprises
  Pte, Ltd.............  100% owned by     Incorporated on October 23,    Import fiber optic
                         FIOPTEC Inc.      1993 in Singapore. FIOPTEC     products from the
                                           Inc. made its investment to    Company for export
                                           the Company on December 5,     outside Singapore.
                                           1995 and the investment was
                                           disposed by FIOPTEC Inc. on
                                           October 29, 1998.

2. ACCOUNTING POLICIES

     A. Basis of Presentation

     The consolidated financial statements included the following: (a)
1997 -- the Company, FIOPTEC Inc., Shanghai FOCI Fiber Optic Communications Equipment, Inc., and Yuan-Tai Enterprises Pte., Ltd.; (b) 1998 -- the Company, FIOPTEC Inc., FIOPTEC Inc. (Cayman Islands), and Shanghai FOCI Fiber Optic Communications Equipment, Inc.; and (c) 1999 -- the Company, FIOPTEC Inc., FIOPTEC Inc. (Cayman Islands), and Shanghai FOCI Fiber Optic Communications Equipment, Inc., FOCI Optronic Components, Inc., and FOCI USA, Inc.

     All transactions and balances with consolidated companies have been eliminated.

     B. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     C. Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. Cash is deposited with high credit quality financial institutions. As far as the accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and the Company maintains its allowance for doubtful accounts receivable based on a review of the collectibility of individual receivable taking into account the age of the receivables.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     D. Marketable Securities

     Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     The costs of investment sold are determined by the weighted average method.

     E. Inventories

     Inventories are stated at cost using the weighted average method and are valued at the lower of cost or market value at balance sheet date. The market value of raw materials is determined based on current replacement cost, while work-in-process and finished goods are determined by net realizable value.

     F. Investments in Shares of Stock

     These investments are equity securities without readily available market value. Accordingly, they were carried at costs. The unrealized loss resulting from the decline in market value of such investment is reported as deduction from stockholders' equity in the current year's income. When it becomes evidently clear that there has been a permanent impairment in value and the chance of recovery is minimal, loss is recognized in the current year's income.

     G. Properties

     Properties are stated at cost less accumulated depreciation. Major additions, renewals and betterment and interest expense incurred during the construction period are capitalized, while maintenance and repairs are expensed currently.

     Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Salvage values of fixed assets still in use after the end of their original estimated useful lives are depreciated over the remaining new estimated useful lives. The useful lives of the fixed assets are 2 - 10 years, except for buildings which are 20 - 25 years.

     Upon sale or disposal of properties, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income. Any such gain, less applicable income tax, is transferred to capital surplus at the end of the year.

     H. Asset Impairment

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", ("SFAS No. 121") requires recognition of impairment of long-lived assets in the event the net book value of these assets exceeds the future undiscounted cash flows attributable in use to these assets. SFAS No. 121 has not had an impact on the consolidated financial statements of the Company.

     I. Intangible Assets

     Intangible assets are stated at cost and amortized on straight-line basis over the following years: patent -- 5 years; land occupancy rights -- 50 years.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     J. Deferred Charges

     Deferred charges consisting of computer software purchased, and payments under technology transfer agreements are stated at cost and amortized on straight basis over 2 - 5 years.

     K. Revenue Recognition

     The Company derives its revenue from the sale of fiber optic related components and contracted projects on engineering services.

     Revenue from product sales is recognized when all of following conditions are met: the product has been shipped, the Company has the right to invoice the customer at a fixed price, the collection of the receivable is probable and there are no significant obligations remaining.

     Revenue and cost on engineering contracts are accounted for under completed contract method or the percentage of completion method. The use of the percentage of completion method depends on the ability to make reasonable dependable estimates. That is, the Company can estimate the extent of progress toward completion, contract revenues, and contract costs. The completed contract method may be used as the Company's basic accounting policy in circumstances in which financial position and results of operations would not vary materially from those resulting from use of the percentage of completion method.

     Anticipated losses on engineering contracts are provided for when determined. When the balances of contract in progress excess the one of billing on contract, the billing on contract is shown in the current asset as a deduction, on the contrary, the contract in progress is shown in the current liability as a deduction.

     Provisions for sales return and allowances are recorded based on historical experience at the time revenue is recognized based on the Company's historical experience. Generally, the Company provides one-year warranty period for its product sold and engineering contracts provided. Estimated expenses for warranty obligations are based on its historical field return rates and are accrued as revenue is recognized and included in cost of goods sold.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company currently complies with SAB 101 and therefore SAB 101 will not have any effect on our financial position or results of operations.

     L. Research and Development

     Research and development costs consist of expenditures incurred during the course of planned search and investigation aimed at the discovery of new knowledge that will be useful in developing new products or processes, or at significantly enhancing existing products or production processes. And the implementation of such is through design, testing of product alternatives or construction of prototypes. The Company expenses all research and development costs as they are incurred.

     M. Pension Costs

     The Company, FOCI Optronic Components, Inc. and FIOPTEC Inc. have non-contributory and funded defined benefit retirement plans covering all their regular employees. The contribution to an independent fund is deposited with the Central Trust of China, as the custodian. Net pension cost, with

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

includes service cost, interest cost, expected return on plan assets and amortization of net asset or obligation at transition, is recognized based on an actuarial valuation.

     N. Income Tax

     The Company, FOCI Optronic Component, Inc. and FIOPTEC Inc. are subject to tax in the Republic of China (ROC), FIOPTEC Inc. (Cayman Island) is not subject to income or other taxes in Cayman Island, while FOCI USA, Inc. is subject to tax in the United States of America and Shanghai FOCI Fiber Optic Communications Equipment, Inc. is subject to tax in the People Republic of China (PRC).

     The Company adopted the provisions of SFAS No. 109 "Accounting for Income Tax"; the provision for income tax represents income tax paid and payable for the current year plus the changes in the deferred income tax assets and liabilities during the years. Deferred income taxes are recognized for the tax effects of temporary differences, unused tax credit and operating loss carryforwards. Valuation allowance is provided for deferred tax assets that are not certain to be realized. A deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or noncurrent. However, if a deferred asset or liability cannot be related to a asset or liability in the financial statements, then it should be classified as current or noncurrent based on the expected reversal dates of temporary differences.

     O. Bonuses to Employees, Directors and Supervisors

     According to ROC regulations and the Articles of Incorporation of FOCI, a portion of distributable earnings should be set aside as bonuses to employees, directors and supervisors. Bonuses to directors and supervisors are always paid in cash. However, bonuses to employees may be granted in cash or stock or both. All of these appropriations, including stock bonuses which are valued at par value of $0.30, are charged against retained earnings under ROC GAAP, after such appropriations are formally approved by the shareholders in the following year. Under U.S. GAAP, such bonuses are charged to income currently in the year earned. Stock issued as part of these bonuses is recorded at fair market value, determined by an independent third parties. Since the amount and form of such bonuses are not finally determinable until the shareholders' meeting in the subsequent year, the total amount of the aforementioned bonuses is initially accrued based on management's estimate regarding the amount to be paid based on the Company's Articles of Incorporation. Any difference between the initially accrued amount and the fair market value of the bonuses settled by the issuance of shares is recognized in the year of approval by shareholders.

     P. Foreign-currency Transactions

     The functional currency of the Company, FOCI Optronic Components, Inc. and FIOPTEC Inc. is New Taiwan dollars, that of Shanghai FOCI Fiber Optic Communications Equipment, Inc. is Remibi, and that of FOCI USA, Inc. and FIOPTEC Inc. (Cayman Islands) is US dollars. The foreign-currency transactions of the Company and its subsidiary, except that of FOCI USA, Inc. and FIOPTEC Inc. (Cayman Islands), are recorded using their respective functional currencies at the rates of exchange in effect when the transactions occur. Gains or losses, resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars and Remibi, or when foreign-currency receivables and payables are settled, are credited or charged to income in the year of conversion or settlement. At the balance sheet dates, the balances of foreign-currency assets and liabilities are restated into the respective functional currencies based on prevailing exchange rates and any resulting gains or losses are credited or charged to income.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     Q. Translation of Foreign-currency Financial Statements

     The financial statements of the foreign subsidiary are translated into U.S. dollars at the following exchange rates: assets and liabilities -- current rate; income and expenses -- weighted average rate during the year. The resulting translation adjustment is recorded as separate component of shareholders' equity.

     R. Comprehensive Income

     The Company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income". Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. As of December 31, 1999, comprehensive income of the Company included only the translation adjustments on subsidiaries.

     S. Earnings (Loss) Per Share

     Earnings per share is calculated by dividing net income by the average number of shares outstanding in each period, adjusted retroactively for stock dividends issued subsequently.

3. NOTES AND ACCOUNTS RECEIVABLE -- NET

                                                                 DECEMBER 31,
                                                         ----------------------------
                                                          1997      1998       1999
                                                         ------    -------    -------
Receivable from related parties (Note 14)..............  $  919    $ 3,140    $ 3,619
Notes receivable.......................................     211        316        320
Accounts receivable -- third parties...................   7,154      7,303      7,332
                                                         ------    -------    -------
                                                          8,284     10,759     11,271
Allowance for doubtful accounts........................    (165)    (1,398)      (923)
                                                         ------    -------    -------
                                                         $8,119    $ 9,361    $10,348
                                                         ======    =======    =======

4. INVENTORIES

     A. The details of inventories are summarized as follows:

                                                                 DECEMBER 31,
                                                          ---------------------------
                                                           1997      1998      1999
                                                          ------    ------    -------
Finished goods..........................................  $1,177    $   41    $ 1,780
Work in process.........................................      --     1,798      1,427
Raw materials...........................................   1,658     4,134      4,236
Contract in progress -- net.............................      --     2,607      4,198
                                                          ------    ------    -------
                                                           2,835     8,580     11,641
Allowance for losses....................................     (48)      (76)      (100)
                                                          ------    ------    -------
                                                          $2,787    $8,504    $11,541
                                                          ======    ======    =======

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     B. The details of contract in progress are summarized as follows:

                                                       ESTIMATED                                     CONTRACT
                                                       CONTRACT    CONTRACT   PAID-IN   BILLING ON      IN
                               ACCOUNTING METHOD         PRICE       COST      COST      CONTRACT    PROGRESS
                               -----------------       ---------   --------   -------   ----------   --------
1999
Applied system of fiber
  optic..................  Completed contract method    $5,400      $5,348    $4,813       $722       $4,091
Others...................  Completed contract method       492         394       107         --          107
                                                        ------      ------    ------       ----       ------
                                                        $5,892      $5,742    $4,920       $722       $4,198
                                                        ======      ======    ======       ====       ======
1998
Applied system of fiber
  optic..................  Completed contract method    $5,400      $4,657    $3,312       $705       $2,607
                                                        ======      ======    ======       ====       ======

     The completion percentage of the construction -- Applied system of fiber optic was 90% as of December 31, 1999 and will be completed in 2000.

5. INVESTMENTS IN SHARES OF STOCK

     The details of the investments are as follows:

                                                             DECEMBER 31,
                                -----------------------------------------------------------------------
                                        1997                     1998                     1999
                                ---------------------    ---------------------    ---------------------
                                CARRYING      % OF       CARRYING      % OF       CARRYING      % OF
                                 VALUE      OWNERSHIP     VALUE      OWNERSHIP     VALUE      OWNERSHIP
                                --------    ---------    --------    ---------    --------    ---------
Ganso Corp. ..................     $--         --          $22          --          $13          --
Winluck Group Ltd. ...........     --          --           18          --           18          --
                                   --                      ---                      ---
                                   $--                     $40                      $31
                                   ==                      ===                      ===

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

6. PROPERTIES -- NET

                                                                DECEMBER 31,
                                                        -----------------------------
                                                         1997       1998       1999
                                                        -------    -------    -------
Cost
  Land................................................  $    --    $    --    $ 3,186
  Buildings...........................................    5,386      5,458     15,255
  Machinery and equipment.............................    3,733      5,093      6,852
  Test equipment......................................      343        340        551
  Transportation equipment............................       18        183        195
  Furniture and fixtures..............................      830      1,041      1,448
  Leasehold improvements..............................       --         76         --
  Construction in progress and prepayments............       41      5,628      1,704
                                                        -------    -------    -------
                                                         10,351     17,819     29,191
                                                        -------    -------    -------
Accumulated depreciation
  Buildings...........................................       69        280        699
  Machinery and equipment.............................      763      1,326      2,151
  Test equipment......................................       50         82        135
  Transportation equipment............................        3         17         39
  Furniture and fixtures..............................      235        386        608
  Leasehold improvements..............................       --          5         --
                                                        -------    -------    -------
                                                          1,120      2,096      3,632
                                                        -------    -------    -------
                                                        $ 9,231    $15,723    $25,559
                                                        =======    =======    =======

     Interest expense were amounting to $95 and $151 were capitalized in 1997 and 1999, respectively.

7. SHORT-TERM LOANS

                                                                 DECEMBER 31,
                                                          --------------------------
                                                           1997      1998      1999
                                                          ------    ------    ------
Secured loans from Tai-sin Bank, Far Eastern Bank, Dah
  An Commercial Bank and Land Bank of Taiwan............  $  248    $2,686    $5,426
Unsecured loans from The International Commercial Bank
  of China..............................................   1,851        --     2,479
Working capital loans from The International Commercial
  Bank of China.........................................      --        --       795
                                                          ------    ------    ------
                                                          $2,099    $2,686    $8,700
                                                          ======    ======    ======
                                                            3.00%     6.67%     1.12%
                                                           (8.15)%   (7.75)%   (7.77)%
                                                          ======    ======    ======

     As of December 31, 1999, unused credit for short-term bank borrowings is about $407.

8. COMMERCIAL PAPERS

     Commercial paper will mature between January to May 2000. It bore annual interest rates ranging from 4.85% to 5.10% and is secured by a guaranty issued by Tai-sin Bank, Far Eastern Bank and Dah An Commercial Bank.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     As of December 31, 1999, unused credit for issuance of commercial paper is about $2,451.

9. LONG-TERM DEBTS

                                                                  DECEMBER 31,
                                                           --------------------------
                                                            1997      1998      1999
                                                           ------    ------    ------
Land Bank of Taiwan:
Loan for plant expansion. Payable in 60 monthly
  installments starting from December 1998 to November
  2003. Interest at floating rate and actual annual
  interest rate was 7.5% in 1997 and 1998................  $1,904    $1,893    $   --
Loan for plant expansion. Payable in 72 monthly
  installments starting from December 2000 to November
  2006. Interest at an annual rate of 7.5%...............      --        --     6,161
Loan for the purchase machinery and equipment. Payable in
  48 monthly installments starting from July 1997 to June
  2001. Interest at floating rate and actual annual
  interest rate was 7.5%.................................     886       640       393
The International Commercial Bank of China -- loan for
  the purchase land. Payable in 16 quarterly installments
  starting from October 2000 to September 2004. Interest
  at floating rate and actual applicable rate for 1999
  was 7.5% per annum.....................................      --        --     1,304
                                                           ------    ------    ------
                                                            2,790     2,533     7,858
Current portion..........................................    (317)     (641)     (429)
                                                           ------    ------    ------
                                                           $2,473    $1,892    $7,429
                                                           ======    ======    ======

     As of December 31, 1999, long-term bank loans mature as follows:

                                                          DECEMBER 31,
                                                              1999
                                                          ------------
During the year 2000....................................     $  429
During the year 2001....................................      1,484
During the year 2002....................................      1,352
During the year 2003....................................      1,353
During the year 2004....................................      1,272
During the year 2005....................................      1,027
During the year 2006....................................        941

10. SHAREHOLDERS' EQUITY

     According to the ROC Company Law, capital surplus can only be used to offset a deficit or transferred to capital.

     The Company's Articles of Incorporation provide that the following shall be appropriated from the annual net income (less deficit, if any):

          (a) 10% thereof as legal reserve;

          (b) Not over 15% special bonus to employees;

          (c) Not over 5% compensation to directors and supervisors; and

          (d) The remaining amount shall be appropriated as common stockholders' bonus.

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     The appropriations and the disposition of the remaining net income shall be resolved by the shareholders in the following year and given effect to in the financial statements of that year.

     The aforementioned appropriation for legal reserve shall be made until the reserve equals the Company's capital. Such reserve can only be used to offset a deficit; or, when it has reached 50% of the paid-in capital, up to 50% thereof can be transferred to capital.

11. LONG-TERM OPERATING LEASES

     The Company has an operating lease agreement covering certain parcels of land with an area of 4,494 square meters. The agreement will is valid until December 2015 and required payment of fixed annual rental of $58.

12. PENSION PLAN

     The Company has a defined benefit pension plan for all regular employees, which provides benefits based on length of service and average monthly salary for the last six months prior to retirement.

     The Company makes monthly contributions, equal to 2% of salaries and wages, to a pension fund which is administered by a pension fund monitoring committee and deposited in the committee's name in the Central Trust of China which acts as trustee.

     Certain pension information are summarized as follows:

     The components of net periodic benefit costs are as follows:

          a. Net periodic pension cost

                                                              1997    1998    1999
                                                              ----    ----    ----
Service cost................................................  $34     $83     $74
Interest cost...............................................    4       9      12
Projected return on plan assets.............................   (1)     (3)     (8)
Amortization of unrecognized loss...........................   --       5      --
                                                              ---     ---     ---
Net periodic benefit cost...................................  $37     $94     $78
                                                              ===     ===     ===

     The change in benefit obligation and plan assets and reconciliation of fund status are as follows:

          b. Change in benefit obligation:

                                                              1997    1998    1999
                                                              ----    ----    ----
Projected benefit obligation at beginning of year...........  $ 56    $144    $188
For the years:
  Service cost..............................................    34      83      74
  Interest cost.............................................     4       9      12
  Actuarial loss (gain).....................................    49     (57)     24
Foreign currency exchanges..................................     1       9       8
                                                              ----    ----    ----
Projected benefit obligation at end of year.................  $144    $188    $306
                                                              ====    ====    ====

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

          c. Change in plan assets:

                                                              1997    1998    1999
                                                              ----    ----    ----
Fair value of plan assets at beginning of year..............  $15     $ 45    $124
Employer contributions......................................   29       76      82
Interest income.............................................    1        3       8
                                                              ---     ----    ----
Fair value of plan assets at end of year....................  $45     $124    $214
                                                              ===     ====    ====

          d. Reconciliation of fund status

                                                              1997     1998    1999
                                                              -----    ----    ----
Funded status...............................................  $  99    $64     $ 92
Unrecognized actuarial loss.................................    (58)    (1)     (25)
                                                              -----    ---     ----
Net amount of "Prepaid pension costs" shown in the balance
  sheets....................................................  $  41    $63     $ 67
                                                              =====    ===     ====

          e. Actuarial assumptions

Discount rate used in determining present values............   6.75%   6.5%    6.0%
Rate of long-term rate of return on plan assets.............    7.0%   6.5%    6.0%
Rate of compensation increase...............................    6.5%   6.5%    6.0%

13. INCOME TAX

     A. Income tax benefit and income tax payable:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1997     1998     1999
                                                              -----    -----    ----
Income tax expense -- current...............................  $  42    $ 189    $44
Income tax expense (benefit) -- deferred....................   (216)    (319)    24
Translation adjustment......................................     --        1     --
                                                              -----    -----    ---
Income tax expense (benefit)................................  $(174)   $(129)   $68
                                                              =====    =====    ===

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     B. As of December 31, 1997, 1998 and 1999, deferred income tax assets and liabilities are as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1997     1998    1999
                                                              -----    ----    ----
Current:
  Taxable temporary differences.............................  $(132)   $241    $354
  Investment tax credits....................................     66     155      69
                                                              -----    ----    ----
     Total..................................................    (66)    396     423
  Valuation allowance.......................................     --      (4)     --
                                                              -----    ----    ----
                                                                (66)    392     423
                                                              -----    ----    ----
Noncurrent:
  Taxable temporary differences.............................      7       4      (4)
  Investment tax credits....................................    483     364     335
  Operating loss carryforwards..............................     --      35      --
                                                              -----    ----    ----
     Total..................................................    490     403     331
  Valuation allowance.......................................     --     (35)     --
                                                              -----    ----    ----
                                                                490     368     331
                                                              -----    ----    ----
                                                              $ 424    $760    $754
                                                              =====    ====    ====

     C. The Company's income tax returns through taxable year ended December 31, 1997 have been examined by the tax authorities. The Company did not receive any tax assessment from the tax authorities as a result from the foregoing tax examinations.

     D. Pursuant to the "Statute for the Establishment and Administration of Science-Based Industrial Park," the Company was granted several periods of tax holidays with respect to income derived from approved investments and are eligible until December, 2002.

     E. As of December 31, 1999, the Company's unused investment tax credits amounted to $405. Such tax credits can be utilized until December 2003.

14. RELATED PARTY TRANSACTIONS

     A. Name and Relationship of Related Parties

                                                           RELATIONSHIP WITH THE COMPANY
      NAME AND RELATIONSHIP OF RELATED PARTIES             -----------------------------
Pacriminvesting & Developing Co., Ltd. ..............  A shareholder.
Winluck Group Ltd. ..................................  The supervisor is the board chairman of the Company
Yuan-Tai Enterprises Pte., Ltd. .....................  A consolidated entity until October
                                                       29, 1998 (see Note 1)

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     B. Significant Related Party Transactions

          (1) Sales

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                     1997             1998             1999
                                                 -------------    -------------    -------------
                                                 AMOUNT     %     AMOUNT     %     AMOUNT     %
                                                 ------    ---    ------    ---    ------    ---
Winluck Group Ltd. ............................  $1,033    14     $1,755     9     $  878     4
Yuan-Tai Enterprises Pte., Ltd. ...............      --    --      2,058    10        387     2
Pacriminvesting & Developing Co., Ltd. ........       6    --         --    --         --    --
                                                 ------    --     ------    --     ------    --
                                                 $1,039    14     $3,813    19     $1,265     6
                                                 ======    ==     ======    ==     ======    ==

     The above sales are dealt with in the ordinary course of business similar to that with other companies, and the collection period is at sight in the average 60 days.

          (2) Engineering revenues

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                     1997             1998             1999
                                                 -------------    -------------    -------------
                                                 AMOUNT     %     AMOUNT     %     AMOUNT     %
                                                 ------    ---    ------    ---    ------    ---
Winluck Group Ltd. ............................   $--      --     $3,050    89      $--      --
                                                  ===      ==     ======    ==      ===      ==

          (3) Accounts Receivable

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                     1997             1998             1999
                                                 -------------    -------------    -------------
                                                 AMOUNT     %     AMOUNT     %     AMOUNT     %
                                                 ------    ---    ------    ---    ------    ---
Winluck Group Ltd. ............................   $919     11     $3,140    29     $3,137    28
Yuan-Tai Enterprises Pte, Ltd. ................     --     --         --    --        482     4
                                                  ----     --     ------    --     ------    --
                                                   919     11      3,140    29      3,619    32
                                                  ====     ==     ======    ==     ======    ==
Allowance for doubtful accounts................    (75)             (543)              --
                                                  ----            ------           ------
                                                  $844            $2,597           $3,619
                                                  ====            ======           ======

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

15. FINANCIAL INSTRUMENTS

     The Company's financial instruments are carried at cost, which approximates their fair value and listed as follows:

                                          DECEMBER 31, 1997   DECEMBER 31, 1998   DECEMBER 31, 1999
                                          -----------------   -----------------   ------------------
                                          CARRYING    FAIR    CARRYING    FAIR    CARRYING    FAIR
                                           VALUE     VALUE     VALUE     VALUE     VALUE      VALUE
                                          --------   ------   --------   ------   --------   -------
ASSETS
Cash....................................   $  532    $  532    $2,236    $2,236   $ 3,344    $ 3,344
Marketable securities...................      911       911     1,527     1,527       174        174
Notes and accounts receivable -- net....    8,119     8,119     9,361     9,361    10,348     10,348
Long-term investment....................       --        --        40        40        31         31
Refundable deposits.....................       28        28       100       100        85         85
LIABILITIES
Short-term bank loans...................    2,099     2,099     2,686     2,686     8,700      8,700
Commercial papers payable...............       --        --        --        --     1,659      1,659
Notes payable...........................      867       867     1,607     1,607     1,225      1,225
Accounts payable........................      304       304       940       940     1,787      1,787
Long-term bank borrowing (including
  current portion)......................    2,790     2,790     2,533     2,533     7,858      7,868

16. ASSETS PLEDGED AS COLLATERAL

                                              DECEMBER 31,
                                       ---------------------------
               ASSETS                   1997      1998      1999           SUBJECT OF COLLATERAL
               ------                  ------    ------    -------         ---------------------
Land.................................  $   --    $   --    $ 3,186    Long-term loans
Marketable securities................     361        --         --    Financed stock
Time deposit (shown in other current      154     1,466      3,022    Short-term guarantee and
  assets)............................                                 endorse for the bank loan of
                                                                      subsidiary
Machinery and equipment..............   1,307     1,088        905    Long-term loans
Buildings............................   5,354     5,317     12,741    Long-term loans
                                       ------    ------    -------
                                       $7,176    $7,871    $19,854
                                       ======    ======    =======

17. COMMITMENTS AND CONTINGENT LIABILITIES

     A. On July 27, 1995, the Company has acquired from Industrial Technology Research Institute specific product technology know-how related to light source driver, FBT Fiber Couplers, WIC and WBC, WDM attenuators and FBT attenuators. In consideration for the foregoing, the Company shall pay royalty, until 2001, equivalent to 1% of the sales value of the products covered by the agreement. ITRI, however, have agreed to waive the royalty payments in 1997 and 1998, and, in 1999, the Company paid royalties of US$5.

     B. FIOPTEC Inc. and FOCI Optronic Components Inc. signed several contracts with third parties for the construction of its new plant amounting to $1,639. As of December 31, 1999, the two subsidiaries has outstanding obligations of $608 related to these contracts.

18. SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with "management" approach. The management

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers.

     A. Industry:

     The Company is engaged in a single industry, which is manufacturing, selling, designing and installation of fiber optic related products.

     B. Foreign markets

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                         AREA                             1997      1998       1999
                         ----                            ------    -------    -------
Asia...................................................  $6,671    $ 8,731    $ 7,834
United States..........................................   1,869      2,003      5,196
Europe.................................................   1,303      2,695      4,165
Other..................................................     114        217        303
                                                         ------    -------    -------
                                                         $9,957    $13,646    $17,498
                                                         ======    =======    =======

     C. Major customers

                                                    YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------
                                             1997             1998             1999
                                         -------------    -------------    -------------
               CUSTOMERS                 AMOUNT     %     AMOUNT     %     AMOUNT     %
               ---------                 ------    ---    ------    ---    ------    ---
A......................................   $ --      --    $3,050     15    $2,285     12
                                          ====     ===    ======    ===    ======    ===

                     FOCI FIBER OPTIC COMMUNICATIONS, INC.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     D. Geographic information

                                                                 ADJUSTMENTS
                                                                     AND
                                                                 ELIMINATING
                                          OVERSEAS    TAIWAN       ENTRIES      CONSOLIDATED
                                          --------    -------    -----------    ------------
1997
Sales to customers other than the parent
  and its subsidiaries..................   $   --     $ 7,506      $    --        $ 7,506
Intercompany revenue....................       --       4,914       (4,914)            --
                                           ------     -------      -------        -------
  Total sales...........................   $   --     $12,420      $(4,914)       $ 7,506
                                           ======     =======      =======        =======
Gross profit............................   $   --     $ 9,732      $(4,914)       $ 4,818
                                           ======     =======      =======        =======
Operating expenses......................                                           (3,468)
Non-operating income (expenses).........                                               95
                                                                                  -------
Income before income tax................                                            1,445
Income tax benefit......................                                              174
Minority loss...........................                                               15
                                                                                  -------
Net income..............................                                          $ 1,634
                                                                                  =======
Identifiable assets.....................   $5,743     $23,317      $(5,551)       $23,509
                                           ======     =======      =======        =======
1998
Sales to customers other than the parent
  and its subsidiaries..................   $   --     $20,381      $    --        $20,381
Intercompany revenue....................       --         108         (108)            --
                                           ------     -------      -------        -------
  Total sales...........................   $   --     $20,489      $  (108)       $20,381
                                           ======     =======      =======        =======
Gross profit............................   $   --     $ 7,100      $  (108)       $ 6,992
                                           ======     =======      =======        =======
Operating expenses......................                                           (6,361)
Non-operating income (expenses).........                                             (569)
                                                                                  -------
Income before income tax................                                               62
Income tax benefit......................                                              129
Minority loss...........................                                            1,316
                                                                                  -------
Net income..............................                                          $ 1,507
                                                                                  =======
Identifiable assets.....................   $   --     $42,730      $   (91)       $42,639
                                           ======     =======      =======        =======
1999
Sales to customers other than the parent
  and its subsidiaries..................   $3,480     $16,278      $    --        $19,758
Intercompany revenue....................       --       1,082       (1,082)            --
                                           ------     -------      -------        -------
  Total sales...........................   $3,480     $17,360      $(1,082)       $19,758
                                           ======     =======      =======        =======
Gross profit............................   $  793     $ 6,640      $(1,082)       $ 6,351
                                           ======     =======      =======        =======
Operating expenses......................                                           (6,269)
Non-operating income (expenses).........                                             (711)
                                                                                  -------
Loss before income tax..................                                             (629)
Income tax expense......................                                              (68)
Minority loss...........................                                               36
                                                                                  -------
Net loss................................                                          $  (661)
                                                                                  -------
Identifiable assets.....................   $1,188     $56,510      $  (250)       $57,448
                                           ======     =======      =======        =======

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Optronics International Corp.

     We have audited the accompanying balance sheets of Optronics International Corp. as of December 31, 1997, 1998 and 1999, and the related statements of operations and comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 1997, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optronics International Corp. at December 31, 1997, 1998 and 1999 and the results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999, in conformity with accounting principles generally accepted in the United States of America.

 /s/ T N SOONG & CO
 ----------------------------------------------------------
 T N Soong & Co
A Member Firm of Andersen Worldwide, SC
Taipei, Taiwan, the Republic of China
June 23, 2000

                         OPTRONICS INTERNATIONAL CORP.

                                 BALANCE SHEETS
                        DECEMBER 31, 1997, 1998 AND 1999

                                                                         DECEMBER 31,
                                                                 -----------------------------
                                                    NOTES         1997       1998       1999
                                                -------------    -------    -------    -------
                                                                   (IN THOUSAND U.S. DOLLARS
                                                                     EXCEPT SHARE AMOUNTS)
ASSETS
Current Assets
  Cash........................................       2B          $ 4,734    $ 6,510    $ 1,841
  Restricted cash.............................       2D              742         64        967
  Marketable securities.......................     2B, 2E          1,607         --      2,307
  Notes and accounts receivable -- net........    2B, 3, 10          486      2,076        476
  Inventories.................................      2F, 4            248        694      1,046
  Prepaid expenses and other current assets...                        53         39        102
                                                                 -------    -------    -------
     Total Current Assets.....................                     7,870      9,383      6,739
                                                                 -------    -------    -------
Properties -- Net.............................  2G, 2H, 5, 10      2,741      4,920      5,197
Other Assets
  Prepaid long-term investment................                        --          1         --
  Deferred pension cost.......................      2L, 8             33         13         --
  Deferred charges -- net of accumulated
     amortization cost of $2 in 1999..........       2I               --         --         32
  Refundable deposits.........................                        38         62         41
                                                                 -------    -------    -------
     Total Other Assets.......................                        71         76         73
                                                                 -------    -------    -------
     Total Assets.............................                   $10,682    $14,379    $12,009
                                                                 =======    =======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Notes and accounts payable..................       10          $    97    $   701    $   537
  Income tax payable..........................      2N, 9             --         14         62
  Current portion of long-term debts..........      6, 12             --         --        253
  Accrued expenses and other current
     liabilities..............................                       520      1,809        841
                                                                 -------    -------    -------
     Total Current Liabilities................                       617      2,524      1,693
Long-Term Debts -- Net of Current Portion.....      6, 12             --        495        253
Accrued Pension Cost..........................      2L, 8             34         39         86
                                                                 -------    -------    -------
     Total Liabilities........................                       651      3,058      2,032
                                                                 -------    -------    -------
Shareholders' Equity..........................        7
  Capital stock, $0.3 par value;
     Authorized -- 25,000 thousand shares in
     1997 and 45,000 thousand shares in 1998
     and 1999; Issued -- 20,000 thousand
     shares in 1997 and 35,000 thousand shares
     in 1998 and 1999.........................                     7,266     11,833     11,833
  Advanced capital............................                     4,324         --
  Retained earnings:
     Legal reserve............................                        --         --         50
     Unappropriated earnings (Deficit)........                      (499)       365     (1,261)
Cumulative translation adjustment.............       2P           (1,060)      (877)      (645)
                                                                 -------    -------    -------
     Total Shareholders' Equity...............                    10,031     11,321      9,977
                                                                 -------    -------    -------
     Total Liabilities and Shareholders'
       Equity.................................                   $10,682    $14,379    $12,009
                                                                 =======    =======    =======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

               STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                    YEARS ENDED DECEMBER 31,
                                                                  ----------------------------
                                                        NOTES      1997       1998      1999
                                                        ------    -------    ------    -------
                                                                   (IN THOUSAND U.S. DOLLARS
                                                                   EXCEPT PER SHARE AMOUNTS)
Sales.................................................            $ 1,280    $7,940    $ 4,998
Sales Returns and Allowances..........................                 (2)     (318)      (191)
                                                                  -------    ------    -------
Net Sales.............................................  2J, 10      1,278     7,622      4,807
Cost of Sales.........................................  2J, 10      1,164     4,336      4,684
                                                                  -------    ------    -------
Gross Profit..........................................                114     3,286        123
                                                                  -------    ------    -------
Operating Expenses
  Research and development............................    2K          888     2,086      1,453
  General and administrative..........................                187       646        453
  Marketing...........................................                169       638        318
                                                                  -------    ------    -------
     Total Operating Expenses.........................              1,244     3,370      2,224
                                                                  -------    ------    -------
Loss From Operations..................................             (1,130)      (84)    (2,101)
                                                                  -------    ------    -------
Non-Operating Income
  Interest revenue....................................                 67       236        206
  Subsidy.............................................    2M          492       704        339
  Gain on sale of marketable securities...............    2E          177       132         48
  Unrealized holding gains on marketable securities...                 13        --         --
  Foreign exchange gain...............................    2O           10        --         --
  Gain on disposal of properties......................    10           --        --          4
  Other...............................................                 --         1         39
                                                                  -------    ------    -------
     Total Non-Operating Income.......................                759     1,073        636
                                                                  -------    ------    -------
Non-Operating Expense
  Foreign exchange loss...............................    2O           --        15         49
  Loss on disposal of properties......................                 --        27         --
                                                                  -------    ------    -------
     Total Non-Operating Expense......................                 --        42         49
                                                                  -------    ------    -------
Income (Loss) Before Income Tax.......................               (371)      901     (1,514)
Income Tax Expense....................................  2N, 9          --       (37)       (62)
                                                                  -------    ------    -------
Net Income (Loss).....................................            $  (371)   $  864    $(1,576)
                                                                  =======    ======    =======
Other Comprehensive Income
  Translation adjustments.............................    2Q       (1,060)      183        232
                                                                  -------    ------    -------
Comprehensive Income (Loss)...........................            $(1,431)   $1,047    $(1,344)
                                                                  =======    ======    =======
Earnings (Loss) Per Share --                              2R
  Based on weighted average outstanding common stock
     18,085 thousand shares in 1997, 33,125 thousand
     shares in 1998 and 35,000 thousand shares 1999...            $ (0.02)   $ 0.03    $ (0.05)
                                                                  =======    ======    =======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                  RETAINED EARNINGS (NOTE 7)
                                                              ----------------------------------   CUMULATIVE
                            CAPITAL STOCK ISSUED                        UNAPPROPRIATED             TRANSLATION       TOTAL
                            --------------------   ADVANCED    LEGAL       EARNINGS                ADJUSTMENT    SHAREHOLDERS'
                              SHARES     AMOUNT    CAPITAL    RESERVE     (DEFICIT)       TOTAL     (NOTE 20)       EQUITY
                            ----------   -------   --------   -------   --------------   -------   -----------   -------------
                            (THOUSAND)                                (IN THOUSAND U.S. DOLLARS)
BALANCE, JANUARY 1,
  1997....................    14,000     $5,093    $    --      $--        $  (128)      $  (128)    $    --        $ 4,965
Issuance of capital stock
  for cash................     6,000      2,173         --       --             --            --          --          2,173
Advanced capital..........        --         --      4,324       --             --            --          --          4,324
Net loss for 1997.........        --         --         --       --           (371)         (371)         --           (371)
Translation adjustments...        --         --         --       --             --            --      (1,060)        (1,060)
                              ------     -------   -------      ---        -------       -------     -------        -------
BALANCE, DECEMBER 31,
  1997....................    20,000      7,266      4,324       --           (499)         (499)     (1,060)        10,031
Issuance of capital stock
  for cash................    15,000      4,567     (4,324)      --             --            --          --            243
Net income for 1998.......        --         --         --       --            864           864          --            864
Translation adjustments...        --         --         --       --             --            --         183            183
                              ------     -------   -------      ---        -------       -------     -------        -------
BALANCE, DECEMBER 31,
  1998....................    35,000     11,833         --       --            365           365        (877)        11,321
Appropriations of 1998
  earnings:
Legal reserve.............        --         --         --       50            (50)           --          --             --
Net loss for 1999.........        --         --         --       --         (1,576)       (1,576)         --         (1,576)
Translation adjustments...        --         --         --       --             --            --         232            232
                              ------     -------   -------      ---        -------       -------     -------        -------
BALANCE, DECEMBER 31,
  1999....................    35,000     $11,833   $    --      $50        $(1,261)      $(1,211)    $  (645)       $ 9,977
                              ======     =======   =======      ===        =======       =======     =======        =======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1998       1999
                                                              -------    -------    -------
                                                               (IN THOUSAND U.S. DOLLARS)
Operating Activities
  Net income (loss).........................................  $  (371)   $   864    $(1,576)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................      190        480        647
     Loss (gain) on disposal of properties..................       --         27         (4)
     Accrued pension cost...................................        1         25         60
     Unrealized holding gains on marketable securities......      (13)        --         --
     Gain on sale of marketable securities..................     (177)      (132)       (48)
     Transfer of properties to expense......................       10         --         --
     Changes in operating assets and liabilities
       Notes and accounts receivable........................     (486)    (1,590)     1,600
       Inventories..........................................     (248)      (446)      (352)
       Prepaid expenses and other current assets............      (39)        14        (63)
       Notes and accounts payable...........................       97        604       (164)
       Income tax payable...................................       --         14         48
       Accrued expenses and other current liabilities.......      179      1,289       (968)
                                                              -------    -------    -------
          Net Cash Provided by (Used in) Operating
            Activities......................................     (857)     1,149       (820)
                                                              -------    -------    -------
Investing Activities
  Acquisitions of properties................................   (2,550)    (2,575)      (834)
  Decrease (increase) in restricted cash....................     (742)       678       (903)
  Proceeds from disposals of properties.....................        2         --         39
  Decrease (increase) in marketable securities..............    2,680      1,739     (2,259)
  Decrease (increase) in prepaid long-term investments......       --         (1)         1
  Increase in deferred charges..............................       --         --        (33)
  Decrease (increase) in refundable deposits................       (9)       (24)        21
                                                              -------    -------    -------
          Net Cash Used in Investing Activities.............     (619)      (183)    (3,968)
                                                              -------    -------    -------
Financing Activities
  Proceeds from issuance of capital stock...................    6,497        243         --
  Long-term debts...........................................       --        495         --
                                                              -------    -------    -------
          Net Cash Provided by Financing Activities.........    6,497        738         --
                                                              -------    -------    -------
Effects of Changes in Foreign Exchange Rate.................     (658)        72        119
                                                              -------    -------    -------
Net Increase (Decrease) in Cash.............................    4,363      1,776     (4,669)
Cash at Beginning of Year...................................      371      4,734      6,510
                                                              -------    -------    -------
Cash at End of Year.........................................  $ 4,734    $ 6,510    $ 1,841
                                                              =======    =======    =======
Supplemental Disclosures of Cash Flow Information
  Cash paid for income tax..................................  $    --    $    24    $    15
                                                              =======    =======    =======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

1. GENERAL

     Business

     Optronics International Corp. (the "Company") was incorporated under the Company Law of the Republic of China on November 21, 1996 and started its operations in February 1997. The Company is primarily engaged in research, development, production, manufacture and sale of visible laser diode and module, communication laser diode and module and high power laser diode and module.

2. ACCOUNTING POLICIES

     A. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     B. Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, marketable securities and accounts receivable. Cash and marketable securities are deposited or placed with high credit quality financial institutions. The Company is exposed to credit risk in the event of default by these institutions to the extent of the amount recorded on the balance sheet. As far as the accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and the Company maintains an allowance for doubtful accounts receivable based upon review of the expected collectibility of individual accounts receivable.

     C. Fair Value of Financial Instruments

     The Company's financial instruments, including cash, restricted cash, marketable securities, notes and accounts receivable, refundable deposits, and notes and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

     Fair value of long-term debts is estimated based on current interest rates available to the Company with similar terms, degrees of risks and remaining maturities. The carrying values of long-term debts approximate their respective fair value.

     D. Restricted Cash

     Restricted cash is composed of time deposits that the Company maintains as collateral for obtaining letters of credits.

     E. Marketable Securities

     Marketable securities are open-end bond funds that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     The costs of investment sold are determined by the weighted average method.

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     F. Inventories

     Inventories are stated at cost using the weighted average method and are valued at the lower of cost or market value at balance sheet date. The market value of raw materials is determined based on current replacement cost, while work-in-process and finished goods are determined by net realizable value.

     G. Properties

     Properties are stated at cost less accumulated depreciation. Major additions, renewals and betterment are capitalized, while maintenance and repairs are expensed currently.

     Depreciation is provided on the straight-line method over the estimated useful lives that range as follows: machinery and equipment -- 3 to 8 years; computer equipment -- 3 years; office equipment -- 5 years; leasehold improvements -- 5 years; transportation equipment -- 5 years; other equipment -- 5 to 20 years.

     Upon sale or disposal of properties, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income.

     H. Asset Impairment

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", ("SFAS No. 121") requires recognition of impairment of long-lived assets in the event the net book value of these assets exceeds the future undiscounted cash flows attributable in use to these assets. SFAS No. 121 has not had an impact on the financial statements of the Company.

     I. Deferred Charges

     Deferred charges are stated at cost and amortized on straight-line basis over the following years: tools -- 3 years.

     J. Revenue Recognition

     Revenue is mainly from product sales to customers and is recognized at the time of shipment, indicating that revenue has been realized and earned. The four criteria for revenue being realized and earned are the existence of evidence of sale, actual shipment, fixed or determinable selling price, and reasonable assurance of collectibility.

     Allowances for sales return and discounts are provided at the time of the recognition of the related revenues based on experience and these provisions are deducted from sales.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company currently complies with SAB 101 and therefore SAB 101 will not have any effect on our financial position or results of operations.

     K. Research and Development

     Research and development costs consist of expenditures incurred during the course of planned search and investigation aimed at the discovery of new knowledge that will be useful in developing new products or processes, or at significantly enhancing existing products or production processes. And the

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

implementation of such is through design, testing of product alternatives or construction of prototypes. The Company expenses all research and development costs as they are incurred.

     L. Pension Costs

     The Company has non-contributory and funded defined benefit retirement plans covering all its regular employees. The contribution to an independent fund is deposited with the Central Trust of China, as the custodian. Net pension cost, with includes service cost, interest cost, expected return on plan assets and amortization of net asset or obligation at transition, is recognized based on an actuarial valuation.

     M. Subsidy Income

     The company recognized subsidy income on a straight-line basis over the term of the agreements entered into with two Bureaus of ROC Government, Industrial Development Bureau (IDB) and Administration of Hsin-chu Science-based Industrial Park (SBIP), for new product developments.

     N. Income Tax

     The Company adopted the provisions of SFAS No. 109 "Accounting for Income Tax"; the provision for income tax represents income tax paid and payable for the current year plus the changes in the deferred income tax assets and liabilities during the years. Deferred income taxes are recognized for the tax effects of temporary differences, unused tax credit and operating loss carryforwards. Valuation allowance is provided for deferred tax assets that are not certain to be realized. A deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or noncurrent. However, if a deferred asset or liability cannot be identified to an asset or a liability in the financial statements, then it should be classified as current or noncurrent based on the expected reversal date of temporary difference.

     O. Foreign-currency Transactions

     The functional currency of the Company is New Taiwan dollars. The foreign-currency transactions of the Company are recorded using their respective functional currencies at the rates of exchange in effect when the transactions occur. Gains or losses, resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables and payables are settled, are credited or charged to income in the year of conversion or settlement. At the balance sheet dates, the balances of foreign-currency assets and liabilities are restated into the respective functional currencies based on prevailing exchange rates and any resulting gains or losses are credited or charged to income.

     P. Translation of Foreign-currency Financial Statements

     The financial statements are translated into U.S. dollars at the following exchange rates: assets and liabilities -- current rate; income and expenses -- weighted average rate during the year. The resulting translation adjustment is recorded as separate component of shareholders' equity.

     Q. Comprehensive Income

     The Company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income"; SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

owner sources. To date, the Company has only translation adjustments that are required to be reported in comprehensive income.

     R. Earnings (Loss) Per Share

     SFAS No. 128 "Earnings Per Share", establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the average shares of common share outstanding. Diluted earnings per share is calculated using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using either as if converted method for convertible preferred share or the treasury stock method for options and warrants. Since the Company's capital structure is simple, therefore, its basic earnings per share is the same as diluted earnings per share.

3. NOTES AND ACCOUNTS RECEIVABLE -- NET

                                                                  DECEMBER 31,
                                                            ------------------------
                                                            1997      1998     1999
                                                            -----    ------    -----
Receivable from related parties (Note 10).................  $  --    $   13    $  46
Notes receivable..........................................    207     1,676       46
Accounts receivable -- third parties......................    397       915      861
                                                            -----    ------    -----
                                                              604     2,604      953
Allowance for doubtful accounts...........................   (118)     (528)    (477)
                                                            -----    ------    -----
                                                            $ 486    $2,076    $ 476
                                                            =====    ======    =====

4. INVENTORIES

                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1997    1998     1999
                                                              ----    ----    ------
Finished goods..............................................  $ 34    $246    $  233
Work in process.............................................   152     297       320
Raw materials...............................................    62     151       493
                                                              ----    ----    ------
                                                              $248    $694    $1,046
                                                              ====    ====    ======

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

5. PROPERTIES -- NET

                                                                  DECEMBER 31,
                                                           --------------------------
                                                            1997      1998      1999
                                                           ------    ------    ------
Cost
  Machinery and equipment................................  $2,042    $4,090    $5,018
  Computer equipment.....................................      41        47        60
  Office equipment.......................................      27        33        36
  Leasehold improvements.................................     100        71        81
  Transportation equipment...............................      41        56        58
  Other equipment........................................      24     1,167     1,230
  Prepayments............................................     632       106        33
                                                           ------    ------    ------
                                                            2,907     5,570     6,516
                                                           ------    ------    ------
Accumulated depreciation
  Machinery and equipment................................     137       558     1,076
  Computer equipment.....................................       7        19        32
  Office equipment.......................................       2         8        13
  Leasehold improvements.................................      15        16        29
  Transportation equipment...............................       4        12        21
  Other equipment........................................       1        37       148
                                                           ------    ------    ------
                                                              166       650     1,319
                                                           ------    ------    ------
                                                           $2,741    $4,920    $5,197
                                                           ======    ======    ======

6. LONG-TERM DEBTS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1997    1998    1999
                                                              ----    ----    -----
Industrial Bureau -- Innovation Products Matching Fund to be
  repaid in installment with final payment due in October
  2001 (Note 12)............................................  $--     $495    $ 506
Current portion.............................................   --       --     (253)
                                                              ----    ----    -----
                                                              $--     $495    $ 253
                                                              ====    ====    =====

     As of December 31, 1999, long-term debts mature as follows:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
During the year 2000........................................      $253
During the year 2001........................................       253

7. SHAREHOLDERS' EQUITY

     The Company's Articles of Incorporation provide that the following shall be appropriated from the annual net income after deducting any previously accumulated deficit and 10% legal reserve:

          (a) 5% - 10% special bonus to employees;

          (b) 1% - 3% compensation to directors and supervisors; and

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

          (c) Special retained earnings reserve and unappropriated earnings can be set aside when necessary, and the remaining amount shall be appropriated as common shareholders' bonus.

          The appropriations and the disposition of the remaining net income shall be resolved by the shareholders in the following year and given effect to in the financial statements of that year.

     The aforementioned appropriation for legal reserve shall be made until the reserve equals the Company's capital. Such reserve can only be used to offset a deficit; or, when it has reached 50% of the paid-in capital, up to 50% thereof can be transferred to capital.

8. PENSION PLAN

     The Company has a defined benefit pension plan for all regular employees, which provides benefits based on length of service and average monthly salary for the last six months prior to retirement.

     The Company makes monthly contributions, equal to 2% of salaries and wages, to a pension fund which is administered by a pension fund monitoring committee and deposited in the committee's name in the Central Trust of China which acts as trustee.

     Certain pension information are summarized as follows:

     The components of net periodic benefit costs are as follows:

          a. Net periodic pension cost

                                                              1997    1998    1999
                                                              ----    ----    ----
Service cost................................................  $51     $47     $ 87
Interest cost...............................................   --       4       10
Projected return on plan assets.............................   --      (1)      (3)
Amortization of transition obligation.......................   --       4        4
Amortization of unrecognized loss...........................   --      --        1
                                                              ----    ----    ----
Net periodic benefit cost...................................  $51     $54     $ 99
                                                              ====    ====    ====

     The change in benefit obligation and plan assets and reconciliation of fund status are as follows:

          b. Change in benefit obligation:

                                                              1997    1998    1999
                                                              ----    ----    ----
Projected benefit obligation at beginning of year...........  $--     $ 68    $148
For the years:
  Service cost..............................................   51       47      87
  Interest cost.............................................   --        4      10
  Actuarial loss (gain).....................................   26       26      (6)
  Amortization..............................................   --       --       1
Foreign currency exchanges..................................   (9)       3       6
                                                              ----    ----    ----
Projected benefit obligation at end of year.................  $68     $148    $246
                                                              ====    ====    ====

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

          c. Change in plan assets:

                                                              1997    1998    1999
                                                              ----    ----    ----
Fair value of plan assets at beginning of year..............  $--     $12     $ 43
Contributions...............................................   12      30       41
Interest income.............................................   --       1        3
                                                              ----    ----    ----
Fair value of plan assets at end of year....................  $12     $43     $ 87
                                                              ====    ====    ====

          d. Reconciliation of fund status

                                                              1997    1998    1999
                                                              ----    ----    ----
Funded status...............................................  $ 57    $105    $156
Unrecognized transition obligation..........................   (56)    (53)    (50)
Unrecognized actuarial loss.................................    --     (26)    (20)
Additional liability........................................    33      13      --
                                                              ----    ----    ----
Net amount of accrued pension cost shown in the balance
  sheets....................................................  $ 34    $ 39    $ 86
                                                              ====    ====    ====

          e. Actuarial assumptions

                                                             1997     1998     1999
                                                             -----    -----    -----
Discount rate used in determining present values...........  6.75%    6.50%    6.00%
Rate of long-term rate of return on plan assets............  6.50%    6.25%    6.00%
Rate of compensation increase..............................  6.00%    6.00%    6.00%

9. INCOME TAX

     A. Income tax benefit and income tax payable:

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1997    1998    1999
                                                              ----    ----    ----
Income tax expense -- current...............................  $--     $126    $ --
Income tax benefit -- deferred..............................   --      (82)     --
Estimated permanent differences.............................   --       (7)     --
Additional 10% income tax on undistributed earnings.........   --       --      60
Adjustment of prior year's income tax.......................   --       --       2
                                                              ----    ----    ----
Income tax expense..........................................  $--     $ 37    $ 62
                                                              ====    ====    ====

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     B. As of December 31, 1997, 1998 and 1999, deferred income tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                           -------------------------
                                                           1997     1998      1999
                                                           -----    -----    -------
Current:
  Taxable temporary differences..........................  $  33    $ 112    $   119
  Investment tax credits.................................     21      156          5
  Operating loss carryforward............................    109       --        338
                                                           -----    -----    -------
     Total...............................................    163      268        462
  Valuation allowance....................................   (163)    (268)      (462)
                                                           -----    -----    -------
Noncurrent:
  Taxable temporary differences..........................     33       23         31
  Investment tax credits.................................    329       --      1,279
  Operating loss carryforwards...........................     --      670         51
                                                           -----    -----    -------
     Total...............................................    362      693      1,361
  Valuation allowance....................................   (362)    (693)    (1,361)
                                                           -----    -----    -------
                                                           $  --    $  --    $    --
                                                           =====    =====    =======

     C. The Company's income tax returns through taxable year ended December 31, 1996 have been examined by the tax authorities.

     D. As of December 31 1999, the Company's unused investment tax credits and the tax effect of loss carryforward amounted to approximately $1,284 and $389, respectively, and are available for future use through 2003 and 2004, respectively.

10. RELATED PARTY TRANSACTIONS

     A. Name and Relationship of Related Parties

     NAME AND RELATIONSHIP OF RELATED PARTIES              RELATIONSHIP WITH THE COMPANY
     ----------------------------------------              -----------------------------
Wah Lee Industrial Corp. (WAH LEE).................  Its chairman is the supervisor of the
                                                     Company
Delta Electronics Int. Ltd. (DELTA LTD.)...........  Same chairman
Delta Electronics Inc. (DELTA INC.)................  Same chairman
Cyntec Co., Ltd. (CYNTEC)..........................  Same chairman

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     B. Significant Related Party Transactions

     For the period:

                                                FOR THE YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------
                                             1997             1998             1999
                                         -------------    -------------    -------------
                                         AMOUNT     %     AMOUNT     %     AMOUNT     %
                                         ------    ---    ------    ---    ------    ---
Sales
  DELTA INC. ..........................   $ --      --     $ 22      --     $148       3
  WAH LEE..............................     --      --      274       4       95       2
                                          ----     ---     ----     ---     ----     ---
                                          $ --      --     $296       4     $243       5
                                          ====     ===     ====     ===     ====     ===
Purchases
  CYNTEC...............................   $ --      --     $  1      --     $ --      --
  DELTA LTD. ..........................     --      --      121       4      265      12
                                          ----     ---     ----     ---     ----     ---
                                          $ --      --     $122       4     $265      12
                                          ====     ===     ====     ===     ====     ===

     At end of period:

                                                FOR THE YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------
                                             1997             1998             1999
                                         -------------    -------------    -------------
                                         AMOUNT     %     AMOUNT     %     AMOUNT     %
                                         ------    ---    ------    ---    ------    ---
Receivable
  DELTA INC. ..........................   $ --      --     $  2      --     $ 25       5
  WAH LEE..............................     --      --       11       1       21       4
                                          ----     ---     ----     ---     ----     ---
                                          $ --      --     $ 13       1     $ 46       9
                                          ====     ===     ====     ===     ====     ===
Accounts payable -- DELTA LTD. ........   $ --      --     $ 65       9     $ 52      10
                                          ====     ===     ====     ===     ====     ===

          a. Sales to related parties are based on normal selling prices. The collection period is 30 - 75 days after shipment for related parties and 15 - 60 days for other companies.

          b. The payment terms for purchases from related parties are the same as those from other suppliers.

          c. As of December 1999, the Company sold certain machinery and equipment to DELTA INC. for $38 and generated a gain of $4.

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

11. FINANCIAL INSTRUMENTS

     The Company's financial instruments are carried at cost, which approximates their fair value and are listed as follows:

                                     DECEMBER 31, 1997     DECEMBER 31, 1998     DECEMBER 31, 1999
                                     ------------------    ------------------    ------------------
                                     CARRYING     FAIR     CARRYING     FAIR     CARRYING     FAIR
                                      VALUE      VALUE      VALUE      VALUE      VALUE      VALUE
                                     --------    ------    --------    ------    --------    ------
ASSETS
Cash...............................   $4,734     $4,734     $6,510     $6,510     $1,841     $1,841
Restricted cash....................      742        742         64         64        967        967
Marketable securities..............    1,607      1,607         --         --      2,307      2,307
Notes and accounts
  receivable -- net................      486        486      2,076      2,076        476        476
Prepaid long-term investment.......       --         --          1          1         --         --
Refundable deposits................       38         38         62         62         41         41
LIABILITIES
Notes and accounts payable.........       97         97        701        701        537        537
Long-term debts (including current
  portion).........................       --         --        495        495        506        506

12. COMMITMENTS AND CONTINGENT LIABILITIES

     In 1997 and 1999, the Company entered into loan agreements with Industrial Development Bureau, Ministry of Economic Affairs and Administration of Hsin-chu Science-based Industrial Park, respectively, for developing new products. Under the agreements, the Company starts to repay the loan by installment after the prototypes are completed for one year. In addition, when the new products begin to sell, the Company shall pay 2% of net sales as feedback fund each quarter for three years, but the total feedback fund should not be more than 30% of the loan.

     The major subsidy income contracts are summarized as follows:

                BUREAU                         CONTRACT TERM        SUBSIDY INCOME
                ------                     ---------------------    --------------
Industry Development Bureau, Ministry
  of Economic Affairs (IDB)............    1997.7.1 - 1998.12.31         $508
Administration of Hsin-chu
  Science-based Industrial Park
  (SBIP)...............................    1997.7.1 - 1998.12.31          711
Administration of Hsin-chu
  Science-based Industrial Park
  (SBIP)...............................    1999.10.1 - 2000.9.30          319

     Generally, if the company can follow the contract policy, the bureaus will not terminate the contract no matter new products can be produced or not.

13. SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers.

                         OPTRONICS INTERNATIONAL CORP.

                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     A. Industry:

     The Company is engaged in a single industry, which is research, development, production, manufacture and sale of visible laser diode and module, communication laser diode and module and high power laser diode and module.

     B. Foreign markets:

     Export sales were under 10% of total revenues for 1997 and 1998. Sales to Asia and other area in 1999 were $1,865 and $683, respectively.

     C. Major customers

                                                  YEARS ENDED DECEMBER 31,
                                       -----------------------------------------------
                                           1997             1998             1999
                                       -------------    -------------    -------------
              CUSTOMERS                AMOUNT     %     AMOUNT     %     AMOUNT     %
              ---------                ------    ---    ------    ---    ------    ---
A....................................   $484      27    $   --     --     $ --      --
B....................................    276      16        --     --       --      --
C....................................     --      --     1,212     15       --      --

     D. Geographic information.

     The Company's operations are entirely in the Republic of China.

                         OPTRONICS INTERNATIONAL CORP.

                                 BALANCE SHEETS
           DECEMBER 31, 1999 (AUDITED) AND JUNE 30, 2000 (UNAUDITED)

                                                                         DECEMBER 31,     JUNE 30,
                                                            NOTES            1999           2000
                                                        -------------    -------------    ---------
                                                                         (IN THOUSAND U.S. DOLLARS
                                                                           EXCEPT SHARE AMOUNTS)
ASSETS
Current Assets
  Cash................................................       2B             $ 1,841        $ 2,058
  Restricted cash.....................................       2D                 967          1,163
  Marketable securities...............................     2B, 2E             2,307             --
  Notes and accounts receivable -- net................    2B, 3, 9              476          1,330
  Inventories.........................................      2F, 4             1,046          1,740
  Prepaid expenses and other current assets...........                          102            126
                                                                            -------        -------
     Total Current Assets.............................                        6,739          6,417
                                                                            -------        -------
Properties -- Net.....................................  2G, 2H, 5, 9          5,197          5,618
                                                                            -------        -------
Other Assets
  Prepaid long-term investment........................                           --             --
  Deferred pension cost...............................       2L                  --             --
  Deferred charges -- net of accumulated amortization
     cost of $2 as of December 31, 1999 and $13 as of
     June 30, 2000....................................       2I                  32            108
  Refundable deposits.................................                           41             51
                                                                            -------        -------
     Total Other Assets...............................                           73            159
                                                                            -------        -------
     Total Assets.....................................                      $12,009        $12,194
                                                                            =======        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Notes and accounts payable..........................        9             $   537        $ 1,306
  Income tax payable..................................      2M, 8                62             --
  Current portion of long-term debts..................      6, 11               253            259
  Accrued expenses and other current liabilities......                          841            753
                                                                            -------        -------
     Total Current Liabilities........................                        1,693          2,318
Long-Term Debts -- Net of Current Portion.............      6, 11               253            129
Accrued Pension Cost..................................       2L                  86            141
                                                                            -------        -------
     Total Liabilities................................                        2,032          2,588
                                                                            -------        -------
Shareholders' Equity..................................        7
  Capital stock -- $0.3 par value;
     Authorized -- 45,000 thousand shares
     Issued -- 35,000 thousand shares.................                       11,833         11,833
  Retained earnings:
  Legal reserve.......................................                           50             50
  Unappropriated earnings (deficit)...................                       (1,261)        (1,843)
  Cumulative translation adjustment...................     2O, 2P              (645)          (434)
                                                                            -------        -------
     Total Shareholders' Equity.......................                        9,977          9,606
                                                                            -------        -------
     Total Liabilities and Shareholders' Equity.......                      $12,009        $12,194
                                                                            =======        =======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

               STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000

                                                                        SIX MONTHS ENDED
                                                                            JUNE 30,
                                                                       -------------------
                                                              NOTES      1999       2000
                                                              -----    --------    -------
                                                                           (UNAUDITED)
                                                                        (IN THOUSAND U.S.
                                                                         DOLLARS EXCEPT
                                                                       PER SHARE AMOUNTS)
Net Sales...................................................  2J, 9    $ 2,968     $3,207
Cost of Sales...............................................    9        2,117      2,917
                                                                       -------     ------
Gross Profit................................................               851        290
                                                                       -------     ------
Operating Expenses
  Research and development..................................   2K          901        599
  General and administrative................................               217        354
  Marketing.................................................               261        143
                                                                       -------     ------
     Total Operating Expenses...............................             1,379      1,096
                                                                       -------     ------
Loss from Operations........................................              (528)      (806)
                                                                       -------     ------
Non-Operating Income (Expense)
  Interest revenue..........................................               130         38
  Subsidy...................................................               235        174
  Gain on sale of marketable securities.....................   2E           --         22
  Unrealized holding gains on marketable securities.........                --         --
  Foreign exchange gain loss................................   2N           10        (10)
  Gain on disposal of properties............................    9            4         --
                                                                       -------     ------
     Total Non-Operating Income.............................               379        224
                                                                       -------     ------
Loss Before Income Tax......................................              (149)      (582)
Income Tax Expense..........................................  2M, 8          2         --
                                                                       -------     ------
Net Loss....................................................           $  (151)    $ (582)
                                                                       =======     ======
Other Comprehensive Income
  Translation adjustments...................................   2O          (97)       211
                                                                       -------     ------
Comprehensive Loss..........................................           $  (248)    $ (371)
                                                                       =======     ======
Loss Per Share --
  Based on weighted average outstanding common stock 35,000
     thousand shares........................................   2Q      $(0.004)    $(0.02)
                                                                       =======     ======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                            STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
                                                                 (UNAUDITED)
                                                              (IN THOUSAND U.S.
                                                                   DOLLARS)
Operating Activities
  Net loss..................................................  $  (151)   $  (582)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................      314        405
     Gain on disposal of properties.........................       (4)        --
     Accrued pension cost...................................       44         55
     Gain on sale of marketable securities..................       --        (22)
     Changes in operating assets and liabilities
     Notes and accounts receivable..........................    1,564       (854)
       Inventories..........................................     (463)      (694)
       Prepaid expenses and other current assets............     (281)       (24)
       Notes and accounts payable...........................       99        769
       Income tax payable...................................      (14)       (62)
       Accrued expenses and other current liabilities.......   (1,021)       (88)
                                                              -------    -------
          Net Cash Provided by (Used in) Operating
           Activities.......................................       87     (1,097)
                                                              -------    -------
Investing Activities
  Acquisitions of properties................................     (450)      (709)
  Increase in restricted cash...............................     (887)      (196)
  Proceeds from disposal of properties......................       38         --
  Decrease (increase) in marketable securities..............     (400)     2,329
  Increase in deferred charges..............................       (2)       (86)
  Decrease (increase) in refundable deposits................       23        (10)
                                                              -------    -------
          Net Cash Provided by (Used in) Investing
           Activities.......................................   (1,678)     1,328
                                                              -------    -------
Financing Activity
  Payment of long-term debts................................       --       (124)
                                                              -------    -------
Effects of Changes in Foreign Exchange Rate.................      (60)       110
                                                              -------    -------
Net Increase (Decrease) in Cash.............................   (1,651)       217
Cash At Beginning of Period.................................    6,510      1,841
                                                              -------    -------
Cash at End of Period.......................................  $ 4,859    $ 2,058
                                                              =======    =======
Supplemental Disclosures of Cash Flow Information
  Cash paid for income tax..................................  $    15    $    62
                                                              =======    =======

The accompanying notes are an integral part of the financial statements.

                         OPTRONICS INTERNATIONAL CORP.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

1. GENERAL

     Business

     Optronics International Corp. (the "Company") was incorporated under the Company Law of the Republic of China on November 21, 1996 and started its operations in February 1997. The Company is primarily engaged in research, development, production, manufacture and sale of visible laser diode and module, communication laser diode and module and high power laser diode and module.

2. ACCOUNTING POLICIES

     A. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     B. Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, marketable securities and accounts receivable. Cash and marketable securities are deposited or placed with high credit quality financial institutions to the extent of the amount recorded on the balance sheet. As far as the accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and the Company maintains an allowance for doubtful accounts receivable based upon review of the expected collectibility of individual accounts receivable.

     C. Fair Value of Financial Instruments

     The Company's financial instruments, including cash, restricted cash, marketable securities, notes and accounts receivable, refundable deposits, and notes and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

     Fair value of long-term debts is estimated based on current interest rates available to the Company with similar terms, degrees of risks and remaining maturities. The carrying values of long-term debts approximate their respective fair value.

     D. Restricted Cash

     Restricted cash is composed of time deposits that the Company maintains as collateral for obtaining letters of credits.

     E. Marketable Securities

     Marketable securities are open-end bond funds that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     The costs of investment sold are determined by the weighted average method.

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     F. Inventories

     Inventories are stated at cost using the weighted average method and are valued at the lower of cost or market value at balance sheet date. The market value of raw materials is determined based on current replacement cost, while work-in-process and finished goods are determined by net realizable value.

     G. Properties

     Properties are stated at cost less accumulated depreciation. Major additions, renewals and betterment are capitalized, while maintenance and repairs are expensed currently.

     Depreciation is provided on the straight-line method over the estimated useful lives that range as follows: machinery and equipment -- 3 to 8 years; computer equipment -- 3 years; office equipment -- 5 years; leasehold improvements -- 5 years; transportation equipment -- 5 years; other equipment -- 5 to 20 years.

     Upon sale or disposal of properties, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income.

     H. Asset Impairment

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", ("SFAS No. 121") requires recognition of impairment of long-lived assets in the event the net book value of these assets exceeds the future undiscounted cash flows attributable in use to these assets. SFAS No. 121 has not had an impact on the financial statements of the Company.

     I. Deferred Charges

     Deferred charges are stated at cost and amortized on straight-line basis over the following years: tools -- 3 years.

     J. Revenue Recognition

     Revenue is mainly from product sales to customers and is recognized at the time of shipment, indicating that revenue has been realized and earned. The four criteria for revenue being realized and earned are the existence of sale, actual shipment, fixed or determinable selling price, and reasonable assurance of collectibility. Allowances for sales returns and discounts are provided at the time of the recognition of the related revenues based on experience and these provisions are deducted from sales.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company currently complies with SAB 101 and therefore SAB 101 will not have any effect on our financial position or result of operations.

     K. Research and Development

     Research and development costs consist of expenditures incurred during the course of planned search and investigation aimed at the discovery of new knowledge that will be useful in developing new products or processes, or at significantly enhancing existing products or production processes. And the

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

implementation of such is through design, testing of product alternatives or construction of prototypes. The Company expenses all research and development costs as they are incurred.

     L. Pension Costs

     The Company has non-contributory and funded defined benefit retirement plans covering all its regular employees. The contribution to an independent fund is deposited with the Central Trust of China, as the custodian. Net pension cost, with includes service cost, interest cost, expected return on plan assets and amortization of net asset or obligation at transition, is recognized based on an actuarial valuation.

     The Company has a defined benefit pension plan for all regular employees, which provides benefits base on length of service and average monthly salary for the last six month prior to retirement.

     The Company makes monthly contributions, equal to 2% of salaries and wages, to a pension fund which is administered by a pension fund monitoring committee and deposited as the committee's name in the Central Trust of China which acts as trustee.

     M. Income Tax

     The Company adopted the provisions of SFAS No. 109 "Accounting for Income Tax"; the provision for income tax represents income tax paid and payable for the current year plus the changes in the deferred income tax assets and liabilities during the years. Deferred income taxes are recognized for the tax effects of temporary differences, unused tax credit and operating loss carryforwards. Valuation allowance is provided for deferred tax assets that are not certain to be realized. A deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or noncurrent. However, if a deferred asset or liability cannot be identified to an asset or a liability in the financial statements, then it should be classified as current or noncurrent based on the expected reversal date of temporary difference.

     N. Foreign-currency Transactions

     The functional currency of the Company is New Taiwan dollars. The foreign-currency transactions of the Company are recorded using their respective functional currencies at the rates of exchange in effect when the transactions occur. Gains or losses, resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables and payables are settled, are credited or charged to income in the year of conversion or settlement. At the balance sheet dates, the balances of foreign-currency assets and liabilities are restated into the respective functional currencies based on prevailing exchange rates and any resulting gains or losses are credited or charged to income.

     O. Translation of Foreign-Currency Financial Statements

     The financial statements are translated into U.S. dollars at the following exchange rates: assets and liabilities -- current rate; income and expenses -- weighted average rate during the year. The resulting translation adjustment is recorded as separate component of shareholders' equity.

     Q. Comprehensive Income

     The Company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income"; SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

owner sources. To date, the Company has only translation adjustment that are required to be reported in comprehensive income.

     R. Earnings (Loss) Per Share

     SFAS No. 128 "Earnings Per Share", establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the average shares of common share outstanding. Diluted earnings per share is calculated using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using either as if converted method for convertible preferred share or the treasury stock method for options and warrants. Since the Company's capital structure is simple, therefore, its basic earnings per share is the same as diluted earnings per share.

     S. Unaudited Interim Financial Statements

     The interim financial information contained herein is unaudited but, in the opinion of management, reflects all adjustments which are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. All adjustments are of a normal, recurring nature. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.

3. NOTES AND ACCOUNTS RECEIVABLE -- NET

                                                         DECEMBER 31,    JUNE 30,
                                                             1999          2000
                                                         ------------    --------
Receivable from related parties (Note 9)...............     $  46         $  331
Notes receivable.......................................        46             12
Accounts receivable -- third parties...................       861          1,474
                                                            -----         ------
                                                              953          1,817
Allowance for doubtful accounts........................      (477)          (487)
                                                            -----         ------
                                                            $ 476         $1,330
                                                            =====         ======

4. INVENTORIES

                                                         DECEMBER 31,    JUNE 30,
                                                             1999          2000
                                                         ------------    --------
Finished goods.........................................     $  233        $  323
Work in process........................................        320           626
Raw materials..........................................        493           791
                                                            ------        ------
                                                            $1,046        $1,740
                                                            ======        ======

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

5. PROPERTIES -- NET

                                                         DECEMBER 31,    JUNE 30,
                                                             1999          2000
                                                         ------------    --------
Cost
  Machinery and equipment..............................     $5,018        $5,381
  Computer equipment...................................         60            85
  Office equipment.....................................         36            69
  Leasehold improvements...............................         81           176
  Transportation equipment.............................         58            59
  Other equipment......................................      1,230         1,291
  Prepayments..........................................         33           292
                                                            ------        ------
                                                             6,516         7,353
                                                            ------        ------
Accumulated depreciation
  Machinery and equipment..............................     $1,076        $1,407
  Computer equipment...................................         32            42
  Office equipment.....................................         13            18
  Leasehold improvements...............................         29            32
  Transportation equipment.............................         21            27
  Other equipment......................................        148           209
                                                            ------        ------
                                                             1,319         1,735
                                                            ------        ------
                                                            $5,197        $5,618
                                                            ======        ======

6. LONG-TERM DEBTS

                                                         DECEMBER 31,    JUNE 30,
                                                             1999          2000
                                                         ------------    --------
Industrial Bureau -- Innovation Products Matching Fund
  to be repaid in installment with final payment due in
  October 2001 (Note 12)...............................     $ 506         $ 388
Current portion........................................      (253)         (259)
                                                            -----         -----
                                                            $ 253         $ 129
                                                            =====         =====

     As of June 30, 2000, long-term debts mature as follows:

                                                              JUNE 30,
                                                                2000
                                                              --------
During the year 2000........................................    $259
During the year 2001........................................     129

7. SHAREHOLDERS' EQUITY

     The Company's Articles of Incorporation provide that the following shall be appropriated from the annual net income after deducting any previously accumulated deficit and 10% legal reserve:

          (a) 5% - 10% special bonus to employees;

          (b) 1% - 3% compensation to directors and supervisors; and

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

          (c) Special retained earnings reserve and unappropriated earnings can be set aside when necessary, and the remaining amount shall be appropriated as common shareholders' bonus.

          The appropriations and the disposition of the remaining net income shall be resolved by the shareholders in the following year and given effect to in the financial statements of that year.

     The aforementioned appropriation for legal reserve shall be made until the reserve equals the Company's capital. Such reserve can only be used to offset a deficit; or, when it has reached 50% of the paid-in capital, up to 50% thereof can be transferred to capital.

8. INCOME TAX

     A. Income tax benefit: The Company expects no income tax benefits and income tax payable for the six months ended June 30, 2000. Income tax expense of $2 for the six months ended June 30, 1999 represents the prior year's income tax adjustment.

     B. As of December 31, 1999 and June 30, 2000, deferred income tax assets and liabilities are as follows:

                                                        DECEMBER 31,    JUNE 30,
                                                            1999          2000
                                                        ------------    --------
Current:
  Taxable temporary differences.......................    $   119       $   105
  Investment tax credits..............................          5            --
  Operating loss carryforwards........................        338           284
                                                          -------       -------
     Total............................................        462           389
Valuation allowance...................................       (462)         (389)
                                                          -------       -------
                                                               --            --
                                                          -------       -------
Noncurrent:
  Taxable temporary differences.......................         31             5
  Investment tax credits..............................      1,279         1,214
  Operating loss carryforwards........................         51            59
                                                          -------       -------
     Total............................................      1,361         1,278
Valuation allowance...................................     (1,361)       (1,278)
                                                          -------       -------
                                                          $    --       $    --
                                                          =======       =======

     C. The Company's income tax returns through taxable year ended December 31, 1996 have been examined by the tax authorities.

     D. As of June 30, 2000, the Company's unused investment tax credits and the tax effect of loss carryforwards amounted to approximately $1,214 and $343, respectively, and are available for future use through 2003 and 2004, respectively.

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

9. RELATED PARTY TRANSACTIONS

     A. Name and Relationship of Related Parties

 NAME AND RELATIONSHIP OF RELATED PARTIES        RELATIONSHIP WITH THE COMPANY
 ----------------------------------------        -----------------------------
Wah Lee Industrial Corp. (WAH LEE)........  Its chairman is the supervisor of the
                                            Company
Delta Electronics Int. Ltd. (DELTA
  LTD.)...................................  Same chairman
Delta Electronics Inc. (DELTA INC.).......  Same chairman

     B. Significant Related Party Transactions

     For the period:

                                                               FOR THE SIX MONTHS ENDED JUNE 30,
                                                              ------------------------------------
                                                                    1999                2000
                                                              ----------------    ----------------
                                                              AMOUNT       %      AMOUNT       %
                                                              -------    -----    -------    -----
Sales
  DELTA INC. ...............................................   $ 86         3      $314         5
  WAH LEE...................................................     86         3       176        10
                                                               ----      ----      ----      ----
                                                               $172         6      $490        15
                                                               ====      ====      ====      ====
Purchases...................................................   $160         8      $  8        --
  DELTA LTD. ...............................................      2        --        --        --
                                                               ----      ----      ----      ----
  DELTA INC. ...............................................   $162         8      $  8        --
                                                               ====      ====      ====      ====

     At end of period:

                                                               DECEMBER 31,        JUNE 30,
                                                                   1999              2000
                                                              --------------    --------------
                                                              AMOUNT     %      AMOUNT     %
                                                              ------    ----    ------    ----
Receivable
  DELTA INC. ...............................................   $ 25        5     $272       20
  WAH LEE...................................................     21        4       59        5
                                                               ----     ----     ----     ----
                                                               $ 46        9     $331       25
                                                               ====     ====     ====     ====
Accounts payable -- DELTA LTD. .............................   $ 52       10     $  1       --
                                                               ====     ====     ====     ====

          a. Sales to related parties are based on normal selling prices. The collection period is 30 - 75 days after shipment for related parties and 15 - 60 days for other companies.

          b. The payment terms for purchases from related parties are the same as those from other suppliers.

          c. As of June 30, 1999, the Company sold certain machinery and equipment to DELTA INC. for $38 and generated a gain of $4.

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

10. FINANCIAL INSTRUMENTS

     The Company's financial instruments are carried at cost, which approximates their fair value and are listed as follows:

                                                         DECEMBER 31, 1999       JUNE 30, 2000
                                                         ------------------    ------------------
                                                         CARRYING     FAIR     CARRYING     FAIR
                                                          VALUE      VALUE      VALUE      VALUE
                                                         --------    ------    --------    ------
ASSETS
Cash...................................................   $1,841     $1,841     $2,058     $2,058
Restricted cash........................................      967        967      1,163      1,163
Marketable securities..................................    2,307      2,307         --         --
Notes and accounts receivable -- net...................      476        476      1,330      1,330
Prepaid long-term investment...........................       --         --         --         --
Refundable deposits....................................       41         41         51         51
LIABILITIES
Notes and accounts payable.............................      537        537      1,306      1,306
Long-term debts (including current portion)............      506        506        388        388

11. COMMITMENTS AND CONTINGENT LIABILITIES

     A. In 1997 and 1999, the Company entered into loan agreements with Industrial Development Bureau, Ministry of Economic Affairs and Administration of Hsin-chu Science-based Industrial Park, respectively, for developing new products. Under the agreements, the loans are paid in installments starting one year after the prototypes are completed. In addition, the Company shall make quarterly payment for a period of three years equivalent to 2% of net sales as feedback fund starting when sales are generated from the new products begin. However, the total feedback fund should not be more than 30% of the loan.

     B. As of June 30, 2000, unused letters of credit aggregate about US$129 thousand and JPY 32,683 thousand.

12. SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS 131, the Company has determined that it has one reportable segment, laser diode products.

     A. Foreign markets:

                                                             FOR THE SIX MONTHS
                                                               ENDED JUNE 30,
                                                             ------------------
                           AREA                               1999       2000
                           ----                              -------    -------
Asia.......................................................  $1,234     $  907
America....................................................      94        762
Europe.....................................................      16        234
Other......................................................      --          7
                                                             ------     ------
                                                             $1,344     $1,910
                                                             ======     ======

                         OPTRONICS INTERNATIONAL CORP.

                                  (UNAUDITED)
                (IN THOUSAND U.S. DOLLARS, EXCEPT SHARE AMOUNTS)

     B. Major customers

                                                         FOR THE SIX MONTHS ENDED JUNE 30,
                                                         ----------------------------------
                                                              1999               2000
                                                         ---------------    ---------------
                       CUSTOMERS                         AMOUNT      %      AMOUNT      %
                       ---------                         -------    ----    -------    ----
A......................................................   $410       14      $ --       --
B......................................................    400       13        --       --
C......................................................     --       --       380       12
D......................................................     --       --       314       10

     C. Geographic information.

     The Company's operations are entirely in the Republic of China.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Quantum Optech Incorporation

     We have audited the accompanying consolidated balance sheets of Quantum Optech Incorporation and subsidiary as of December 31, 1998 and 1999 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the period from May 27, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Quantum Optech Incorporation and subsidiary as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the period from May 27, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States of America.

                                                /s/ KPMG CERTIFIED PUBLIC
                                                      ACCOUNTANTS
                                          --------------------------------------
                                          KPMG Certified Public Accountants

Hsin Chu, Taiwan
May 25, 2000

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                 1998          1999
                                                              ----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $1,978,930    $ 1,521,481
  Marketable securities.....................................          --        581,423
  Accounts receivable, net of allowance for doubtful
     accounts of $6,713 and $6,878 as of December 31, 1998
     and 1999, respectively.................................     705,854      1,070,429
  Inventories...............................................   1,094,718      1,506,436
  Prepaid expenses..........................................      26,190         16,616
  Other current assets......................................      37,860        121,683
                                                              ----------    -----------
     Total current assets...................................   3,843,552      4,818,068
  Property, plant and equipment, net........................   2,766,572      4,316,607
                                                              ----------    -----------
     Total assets...........................................  $6,610,124    $ 9,134,675
                                                              ==========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.....................................  $  178,581    $   428,634
  Current portion of long-term debt.........................     155,231        353,546
  Due to related parties....................................     129,143         13,898
  Accounts payable..........................................     417,037      1,075,277
  Advance from customers....................................         263        795,877
  Accrued expenses and other current liabilities............     185,196        321,170
                                                              ----------    -----------
     Total current liabilities..............................   1,065,451      2,988,402
  Long-term debt............................................     956,225      1,094,609
  Accrued pension...........................................      39,863         95,070
                                                              ----------    -----------
     Total liabilities......................................   2,061,539      4,178,081
                                                              ----------    -----------
Stockholders' equity:
  Common stock, par value of 10 New Taiwan dollars,
     authorized shares of 15,000,000 and 30,000,000; issued
     and outstanding shares of 15,000,000 and 19,000,000, as
     of December 31, 1998 and 1999, respectively............   4,815,382      6,076,019
  Additional paid-in capital................................     565,789        943,980
  Accumulated deficit.......................................    (677,173)    (1,983,792)
  Accumulated other comprehensive loss......................    (155,413)       (79,613)
                                                              ----------    -----------
     Total stockholders' equity.............................   4,548,585      4,956,594
  Commitments
     Total liabilities and stockholders' equity.............  $6,610,124    $ 9,134,675
                                                              ==========    ===========

See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND COMPREHENSIVE INCOME (LOSS)
           PERIOD FROM MAY 27, 1997 (INCEPTION) TO DECEMBER 31, 1997
                   AND YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                          1997          1998          1999
                                                        ---------    ----------    -----------
Net sales.............................................  $      --    $2,116,317    $ 3,433,449
Cost of goods sold....................................         --     2,016,479      3,555,303
                                                        ---------    ----------    -----------
Gross profit (loss)...................................         --        99,838       (121,854)
Selling, general and administrative expense...........     43,075       508,384        853,904
Research and development expense......................         --        73,519        281,076
                                                        ---------    ----------    -----------
Operating loss........................................    (43,075)     (482,065)    (1,256,834)
Interest expense......................................     (5,416)     (165,125)      (100,451)
Interest income.......................................      1,333         7,086         15,095
Foreign exchange gain (loss), net.....................         --         8,876         (8,259)
Other gain (loss), net................................       (993)        2,206         43,830
                                                        ---------    ----------    -----------
Net loss..............................................  $ (48,151)   $ (629,022)   $(1,306,619)
                                                        =========    ==========    ===========
Other comprehensive income (loss):
  Foreign currency translation adjustment.............  $(136,108)   $  (19,305)   $    86,292
  Unrealized holding loss on marketable securities....         --            --        (10,492)
                                                        ---------    ----------    -----------
  Comprehensive loss..................................  $(184,259)   $ (648,327)   $(1,230,819)
                                                        =========    ==========    ===========

See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            PERIOD FOR MAY 27, 1997 (INCEPTION) TO DECEMBER 31, 1997
                   AND YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                                                           ACCUMULATED OTHER
                                                                                             COMPREHENSIVE
                                                                                             INCOME (LOSS)
                                                                                      ---------------------------
                                                                                        FOREIGN      UNREALIZED
                                      COMMON SHARES        ADDITIONAL                  CURRENCY     HOLDING LOSS        TOTAL
                                 -----------------------    PAID-IN     ACCUMULATED   TRANSLATION   ON MARKETABLE   STOCKHOLDERS'
                                   SHARES       AMOUNT      CAPITAL       DEFICIT     ADJUSTMENT     SECURITIES        EQUITY
                                 ----------   ----------   ----------   -----------   -----------   -------------   -------------
Issuance of common stock upon
  inception on May 27, 1997....   1,500,000   $  538,406    $     --    $        --    $      --      $     --       $   538,406
Net loss.......................          --           --          --        (48,151)          --            --           (48,151)
Foreign currency translation
  adjustment...................          --           --          --             --     (136,108)           --          (136,108)
                                 ----------   ----------    --------    -----------    ---------      --------       -----------
BALANCE AT DECEMBER 31, 1997...   1,500,000      538,406          --        (48,151)    (136,108)           --           354,147
Issuance of common stock.......  13,500,000    4,276,976     565,789             --           --            --         4,842,765
Net loss.......................          --           --          --       (629,022)          --            --          (629,022)
Foreign currency translation
  adjustment...................          --           --          --             --      (19,305)           --           (19,305)
                                 ----------   ----------    --------    -----------    ---------      --------       -----------
BALANCE AT DECEMBER 31, 1998...  15,000,000    4,815,382     565,789       (677,173)    (155,413)           --         4,548,585
Issuance of common stock.......   4,000,000    1,260,637     378,191             --           --            --         1,638,828
Net loss.......................          --           --          --     (1,306,619)          --            --        (1,306,619)
Foreign currency translation
  adjustment...................          --           --          --             --       86,292            --            86,292
Unrealized holding loss on
  marketable securities........          --           --          --             --           --       (10,492)          (10,492)
                                 ----------   ----------    --------    -----------    ---------      --------       -----------
BALANCE AT DECEMBER 31, 1999...  19,000,000   $6,076,019    $943,980    $(1,983,792)   $ (69,121)     $(10,492)      $ 4,956,594
                                 ==========   ==========    ========    ===========    =========      ========       ===========

See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           PERIOD FROM MAY 27, 1997 (INCEPTION) TO DECEMBER 31, 1997
                   AND YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                         1997           1998           1999
                                                      -----------    -----------    -----------
Cash Flows from Operating Activities:
  Net loss..........................................  $   (48,151)   $  (629,022)   $(1,306,619)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Bad debt expense...............................           --          6,472             --
     Provision for inventory obsolescence...........           --         13,891        140,256
     Depreciation and amortization..................        2,233        206,551        375,748
     Gain on disposal of marketable securities......           --             --        (27,674)
     Changes in operating assets and liabilities:
       Accounts receivable..........................           --       (686,974)      (337,622)
       Inventories..................................     (109,052)      (974,763)      (514,451)
       Prepaid expenses and other current assets....      (14,351)       (49,312)       (70,659)
       Accounts payable.............................       70,540        340,914        629,992
       Due to related parties.......................        4,104        120,947       (115,113)
       Accrued expenses and other current
          liabilities...............................        7,183        172,573        901,289
       Accrued pension..............................           --         38,432         52,721
                                                      -----------    -----------    -----------
          Cash used in operating activities.........      (87,494)    (1,440,291)      (272,132)
                                                      -----------    -----------    -----------
Cash Flows from Investing Activities:
  Purchase of marketable securities.................           --             --     (1,303,750)
  Purchase of property, plant and equipment.........   (1,078,411)    (1,940,915)    (1,816,066)
  Proceeds from the sale of marketable securities...           --             --        755,982
                                                      -----------    -----------    -----------
          Cash used in investing activities.........   (1,078,411)    (1,940,915)    (2,363,834)
                                                      -----------    -----------    -----------
Cash Flows from Financing Activities:
  Net increase in short-term borrowings.............           --        172,167        238,842
  Net increase in long-term debt....................      310,773        802,155        300,866
  Issuance of common stock..........................      538,406      4,403,067      1,638,828
  Advance payments from stockholders................      439,698             --             --
                                                      -----------    -----------    -----------
          Cash provided by financing activities.....    1,288,877      5,377,389      2,178,536
                                                      -----------    -----------    -----------
Effect of exchange rate changes on cash.............      (37,152)      (103,073)           (19)
                                                      -----------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.......................................       85,820      1,893,110       (457,449)
Cash and cash equivalents at beginning of period....           --         85,820      1,978,930
                                                      -----------    -----------    -----------
Cash and cash equivalents at end of period..........  $    85,820    $ 1,978,930    $ 1,521,481
                                                      ===========    ===========    ===========
Supplemental Disclosure of Cash Flow Information:
  Cash paid for:
     Interest.......................................  $     3,965    $   160,695    $   106,290
                                                      ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

(1) ORGANIZATION AND PRINCIPAL ACTIVITIES

     Quantum Optech Incorporation (the "Company") was incorporated on May 27, 1997 under the Company Law of the Republic of China ("Taiwan"). Prior to January 31, 1998, the Company was in a developmental stage.

     During the developmental stage, the Company's activities primarily consisted of financial planning, raising capital, recruiting and training employees, research and development and preparing its facility for production.

     Subsequent to the developmental stage, the Company's business activities primarily consists of the manufacture, sales and development of quartz crystal, optical equipment components, electro-optical materials, optical crystal products, telecommunication products, optical and opto-electronic instruments, crystal cutting machines, lapping machines, and super-hard thin film coating machines.

     In 1998, the Company incorporated Quantum Optech (Singapore) Pte Ltd. as a wholly owned subsidiary of the Company. Quantum Optech (Singapore) Pte Ltd., acts as a intermediary for the Company's operations in the Peoples' Republic of China.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Accounting Principles

     The accompanying consolidated financial statements have been prepared on a historical cost basis to reflect the financial position and results of operations of the Company in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The consolidated financial statements are stated in US dollars, the reporting currency of the Company.

     Use of Estimates

     The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of Consolidation

     The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, Quantum Optech (Singapore) Pte Ltd. All significant intercompany balances and transactions are eliminated in consolidation.

     Foreign Currency Transactions and Translation

     The functional currency of the Company's operations in Singapore and the People's Republic of China is the US dollar. The functional currency of the Company's operations in Taiwan is the New Taiwan dollar. The translation of the Company's operations in Taiwan from New Taiwan dollars to US dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date, and for revenue and expense accounts using a weighted average exchange rate during the period. Gains and losses, net of applicable income taxes, resulting from such translation are reported as a separate component of other comprehensive income (loss). Foreign currency transaction gains or losses are included in results of operations.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

     Revenue Recognition

     Revenues are recognized upon shipment of product. The Company does not have any obligations beyond the shipment of the product nor does the Company offer its customers a product warranty. Management establishes an allowance for doubtful accounts against the related accounts receivable balance when factors indicate that collectibility is not reasonably assured.

     Research and Development Expenses

     Research and development costs are expensed as incurred.

     Cash and Cash Equivalents

     The Company considers time deposits with an original maturity of less than three months to be cash equivalents.

     Start-Up Activities

     The Company adopted SOP 98-5, "Reporting on the Costs of Start-Up Activities" for all periods presented. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. These costs are included in "selling, general and administrative" expenses in the accompanying consolidated statements of operations and comprehensive income (loss).

     Comprehensive Income (Loss)

     Comprehensive income (loss) consists of the Company's net loss, foreign currency translation adjustments and unrealized holding gains (losses) on marketable securities and is presented in the consolidated statements of operations and comprehensive income (loss).

     Concentration of Credit Risk

     Financial instruments, which subject the Company to concentrations of credit risk, primarily consist of cash, cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents deposits in financial institutions of high-credit standing.

     Less than ten customers represented a majority of total accounts receivable as of December 31, 1998 and 1999. The Company does not require collateral from its customers related to their accounts receivable balance. Management performs ongoing credit evaluations of its customers and believes that the Company has adequately provided for any exposure to potential credit losses.

     Marketable Securities

     The Company accounts for its investment in marketable securities in accordance Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Marketable securities held by the Company include common stock and mutual funds publicly listed in Taiwan. The Company has classified the securities as available for sale. Management intends to sell the securities in fiscal year 2000 and has classified the asset as a current asset in the accompanying consolidated balance sheet as of December 31, 1999. The unrealized holding loss related to the securities as of December 31, 1999 amounted to $10,492. Realized gains from the sales of marketable securities amounted to $32,000 for the year ended December 31, 1999. There were no sales of marketable securities for the period from May 27, 1997 (inception) to December 31, 1997 or for the year ended December 31, 1998.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

     Inventories

     Inventories are stated at the lower of cost or market on a weighted average basis.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method, less salvage value, over the following estimated useful lives:

Building................................................      25 years
Machinery and equipment.................................       5 years
Furniture and fixtures..................................  3 to 5 years
Leasehold improvements..................................       3 years
Computer software.......................................       3 years

     Impairment of Long-Lived Assets

     The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

     Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the financial statements and their respective tax bases, and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred income tax assets where it is more likely than not that such assets will not be realized.

     Retirement Benefits

     Pursuant to the ROC Labor Standards Law (the "Law"), the Company has established a defined benefit retirement plan for all full-time employees in Taiwan. This plan provides for lump-sum retirement benefits to retiring employees based on length of service, age and certain other factors. In addition, the Law requires that the Company fund the plan annually at a rate of 2% to 15% of total employee salaries. The plan is funded through deposits with the Central Trust of China, a governmental institution that administrates pension investments for all entities in Taiwan. The Company records and discloses pension expense and the related liability in accordance with SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits" in the accompanying consolidated financial statements.

     Recent Accounting Pronouncements

     SFAS No. 133, "Accounting for Derivatives and Hedging Activities," was issued in June 1998. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

activities. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. As the Company does not currently engage in derivatives or hedging transactions, there will be no current impact on the Company's results of operations or financial position upon adoption of SFAS No. 133. In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition." SAB No. 101 provides additional guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company has reviewed this bulletin and believes that its current revenue recognition policy is consistent with the guidance of SAB No. 101.

(3) TRANSACTION WITH RELATED PARTIES

     The Company entered into transactions with the following related parties in 1998 and 1999:

                NAME OF RELATED PARTY                          RELATIONSHIP WITH THE COMPANY
                ---------------------                          -----------------------------
Chu, Chen-Chung ("CC Chiu")..........................  Director and general manager of the Company and owns 3.25% of the Company's shares as of
                                                         December 31, 1999
Liou, Keh-Shium ("KS Liou")..........................  Director of the Company, and owns 2.41% of the
                                                         Company's shares
Chiu, Shuan-Sou ("SS Chiu")..........................  CC Chiu's father
Q-Lin Technology Co., Ltd. ("Q-Lin").................  CC Chiu is the general manager and stockholder of this company
Quantum Crystal Inc. ("Crystal").....................  SS Chiu is the president of this company
TAI Mow Machinery Co., Ltd. ("TAI Mow")..............  Its president is CC Chiu's brother
ADI Corporation. ("ADI").............................  Director of the Company, and owns 26.45% of the Company's shares
Peace light Investments Ltd. ("Peace light").........  A wholly owned subsidiary of ADI

     The Company had sales of $108,671 to Crystal in 1998 and sales of $5,489 to ADI in 1999. These amounts were fully paid to the Company as of December 31, 1998 and 1999.

     The Company purchased inventory from Q-Lin, TAI Mow and Crystal for $848,418, $13,261 and $141,440, respectively in 1998. In 1999, the Company purchased $12,284 of inventory from TAI Mow. Amounts due to these related parties totaled $129,143 and $7,351 as of December 31, 1998 and 1999, respectively.

     The Company purchased equipment aggregating $78,300 from Q-Lin, TAI Mow and Crystal in 1998.

     The Company entered into lease agreements for office and packing lot space with Q-Lin and SS Chiu. Total rental expense related to those leases amounted to $13,828 and $18,429 for the years ended December 31, 1998 and 1999, respectively. The amount due to SS Chiu was $945 as of December 31, 1999. The lease agreements expire in fiscal year 2000.

     The Company paid Crystal $42,579 in 1998 and Peace light $9,078 in 1999 for miscellaneous expenditures. The amount due to Peace light was $5,602 at December 31, 1999.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

     The Company borrowed funds for working capital purposes from the following related parties in 1998:

                                                                   WEIGHTED
                                                    MAXIMUM         AVERAGE       INTEREST
                                                    BALANCE      INTEREST RATE    EXPENSE
                                                   ----------    -------------    --------
Q-Lin............................................  $1,131,089        9.75%        $85,242
Crystal..........................................      68,503        9.75%          5,777
KS Liou..........................................     485,334         8.9%            850
CC Chiu..........................................      85,304         8.9%          3,052
                                                                                  -------
                                                                                  $94,921
                                                                                  =======

     These balances were fully paid as of December 31, 1998. There were no transactions with related parties during the period from May 27, 1997 (inception) to December 31, 1997.

(4) INVENTORIES

     Inventories at December 31, 1998 and 1999 consisted of the following:

                                                                 1998          1999
                                                              ----------    ----------
Finished goods..............................................  $  352,213    $  428,850
Work in process.............................................     606,445       811,356
Raw material................................................     150,469       401,928
Merchandise.................................................          --        23,335
                                                              ----------    ----------
                                                               1,109,127     1,665,469
Less: provision for inventory obsolescence..................     (14,409)     (159,033)
                                                              ----------    ----------
                                                              $1,094,718    $1,506,436
                                                              ==========    ==========

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following as of December 31, 1998 and 1999:

                                                                 1998          1999
                                                              ----------    ----------
Land........................................................  $  541,358    $  554,616
Building....................................................     878,432     1,182,220
Machinery and equipment.....................................   1,330,302     1,906,044
Miscellaneous equipment.....................................     156,810       480,748
Furniture and fixtures......................................      58,172        76,408
Computer software...........................................      17,100        39,758
Construction in progress, including advance payments for
  equipment.................................................          --       683,602
                                                              ----------    ----------
                                                               2,982,174     4,923,396
Less: accumulated depreciation and amortization.............    (215,602)     (606,789)
                                                              ----------    ----------
                                                              $2,766,572    $4,316,607
                                                              ==========    ==========

     The unamortized computer software amounted to $15,027 and $23,192, as of December 31, 1998 and 1999, respectively. The amortization expense of computer software amounted to $1,999 and $14,761, for the years ended December 31, 1998 and 1999, respectively.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

(6) SHORT-TERM BORROWINGS

     Short-term borrowings consisted of the following as of December 31, 1998 and 1999:

                                                           1998        1999
                                                         --------    --------
Unsecured loan.........................................  $     --    $159,033
Letter of credit.......................................   178,581     147,941
Notes payable..........................................        --     121,660
                                                         --------    --------
                                                         $178,581    $428,634
                                                         ========    ========

     The Company has several lines of credit with banks which provide for maximum borrowings of approximately $1,611,456 and $4,505,089 as of December 31, 1998 and 1999, respectively. The unsecured loan and letter of credit balances stated above were outstanding against these lines of credit at December 31, 1998 and 1999. There are no commitment fees associated with these lines of credit. The lines of credit bear various interest rates. The weighted interest rates of the borrowings were 8.45% and 8.75% as of December 31, 1998 and 1999, respectively. The weighted average interest rate of the notes payable was 6.18% at December 31, 1999.

     These short-term borrowings are guaranteed by the Company's four major stockholders.

(7) LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1998 and 1999:

                BANK                              REPAYMENT TERMS                1998          1999
                ----                              ---------------             ----------    ----------
Taiwan Medium Bank...................  Payable in 49 quarterly installments
                                         beginning in October 2000            $  279,416    $  286,260
Taiwan Medium Bank...................  Payable in 16 quarterly installments
                                         beginning in March 1999                 620,925       477,099
Taiwan Medium Bank...................  Payable in 32 quarterly installments
                                         beginning in June 2000                  211,115       216,285
Taiwan Medium Bank...................  Payable in 36 monthly installments
                                         beginning in July 1999                       --       396,946
Taiwan Medium Bank...................  Payable in 17 quarterly installments
                                         beginning in September 2000                  --        37,214
Taiwan Medium Bank...................  Payable in 17 monthly installments
                                         beginning in September 2000                  --        34,351
                                                                              ----------    ----------
                                                                               1,111,456     1,448,155
Less: current portion.......................................................    (155,231)     (353,546)
                                                                              ----------    ----------
  Total long-term debt excluding current position...........................  $  956,225    $1,094,609
                                                                              ==========    ==========

     All of the above debt bears interest at variable rates. The weighted average interest rate of the above debt was 6.76% and 6.93% as of December 31, 1998 and 1999, respectively.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

     Maturities of long-term debt were as follows as of December 31, 1999:

Year ending December 31,
  2000...................................................  $  353,546
  2001...................................................     384,924
  2002...................................................     305,534
  2003...................................................      67,112
  2004...................................................      62,914
  Thereafter.............................................     274,125
                                                           ----------
                                                           $1,448,155
                                                           ==========

     The agreements for the above debt require the Company to pledge property, plant and equipment with the following book values as of December 31, 1998 and 1999:

                                                         1998          1999
                                                      ----------    ----------
ASSETS
Land................................................  $  541,358    $  554,616
Building............................................     822,282       737,128
Machinery and equipment.............................     724,773       711,157
                                                      ----------    ----------
                                                      $2,088,413    $2,002,901
                                                      ==========    ==========

(8) INCOME TAXES

     The Company's operations in Taiwan are subject to income tax at a rate of 25%. The Company's operations outside Taiwan are subject to income tax rates applicable to the related foreign jurisdiction.

     For the period from May 27, 1997 (inception) to December 31,1997 and the years ended December 31, 1998 and 1999, pre-tax losses were recorded in the following tax jurisdictions:

                                            1997        1998          1999
                                          --------    ---------    -----------
Taiwan..................................  $(48,151)   $(629,022)   $  (886,494)
Singapore...............................        --           --       (420,125)
                                          --------    ---------    -----------
                                          $(48,151)   $(629,022)   $(1,306,619)
                                          ========    =========    ===========

     A reconciliation of the expected income tax benefit at the Taiwan statutory rate of 25% to the actual income tax benefit for the period from May 27, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999 is as follows:

                                                     1997        1998         1999
                                                   --------    ---------    ---------
Income taxes benefit computed at the Taiwan
  statutory rate of 25%..........................  $(12,038)   $(157,256)   $(326,655)
Expenses disallowed for tax purposes.............     1,409            3        2,915
Income not recognized for tax purposes...........                   (195)      (8,574)
Investment tax credits earned....................        --      (94,861)     (18,907)
Change in valuation allowance....................     9,451      259,133      367,458
Foreign currency translation adjustment..........     1,178       (6,002)     (16,274)
Other............................................        --         (822)          37
                                                   --------    ---------    ---------
Actual income tax benefit........................  $     --    $      --    $      --
                                                   ========    =========    =========

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

     The components of deferred income tax assets and liabilities consisted of the following as of December 31, 1998 and 1999:

                                                         1998         1999
                                                       ---------    ---------
Deferred income tax assets:
  Provision for inventory obsolescence...............  $  68,899    $  39,758
  Unrealized investment loss.........................         --      108,027
  Net operating loss carryforwards...................     94,365      336,800
  Investment tax credits.............................     94,861      113,768
  Property, plant and equipment......................      7,019       23,159
  Other..............................................      3,440       14,530
                                                       ---------    ---------
                                                         268,584      636,042
Less: valuation allowance............................   (268,584)    (636,042)
                                                       ---------    ---------
Net deferred income tax assets.......................  $      --    $      --
                                                       =========    =========

     A full valuation allowance was recorded against the deferred income tax asset balance primarily due to the Company's history of losses.

     The Company earns investment tax credits in Taiwan related to certain research and development expenditures. Credits are based on a percentage of the total cost of research and development expenditures and can be used to offset either current income taxes or be carried forward for four years. The expiration dates of the Company's investment tax credits as of December 31, 1999 are shown below:

                     EXPIRATION YEAR                         AMOUNT
                     ---------------                        --------
2002......................................................  $ 97,184
2003......................................................    16,584
                                                            --------
                                                            $113,768
                                                            ========

     As of December 31, 1999, the Company had net operating losses available for carryforward in Taiwan of approximately $1.3 million which will expire from fiscal year 2002 to 2004.

(9) RETIREMENT BENEFITS

     The following table sets forth a reconciliation of the benefit obligation and accrued pension balance related to the Company's defined benefit retirement plan for the years ended December 31, 1998 and 1999:

                                                           1998        1999
                                                          -------    --------
Projected benefit obligation at beginning of period.....  $    --    $ 39,863
Service cost............................................   39,863      62,771
Interest cost...........................................       --       2,566
Foreign currency translation adjustment.................       --       2,847
                                                          -------    --------
Benefit obligation at end of period.....................   39,863     108,047
Fair value of plan assets...............................       --     (12,977)
                                                          -------    --------
Accrued pension at end of period........................  $39,863    $ 95,070
                                                          =======    ========

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

     There is no pension cost for the period from May 27 (inception) to December 31, 1997. The components of net pension cost for the years ended December 31, 1998 and 1999 are summarized as follows:

                                                            1998       1999
                                                           -------    -------
Service cost.............................................  $39,863    $62,771
Interest cost............................................       --      2,566
Expected return on plan assets...........................       --        216
                                                           -------    -------
Net pension cost.........................................  $39,863    $65,553
                                                           =======    =======

     The discount rate and rate of compensation increase used by the Company to calculate its net pension expense for the years ended December 31, 1998 and 1999 were as follows:

                                                              1998    1999
                                                              ----    ----
Discount rate...............................................  6.5%    6.5%
Rate of compensation increase...............................  5.0%    5.0%

     The Company's contribution to the fund deposited in the Central Trust of China amounted to $12,413 for the year ended December 31, 1999.

(10) ADVANCE PAYMENT FROM CUSTOMER

     The Company has entered into an agreement with a customer for the future sale of DWDM filters. In accordance with the agreement, the customer has made an advance payment of $795,165 for the filters. This payment will be applied against the future shipment of the product. Consistent with the Company's revenue recognition policy, the advance payment will be recognized as revenue upon shipment. As of December 31, 1999, the Company was in the process of developing the filters and the related manufacturing process. Management expects to begin the manufacturing and shipment of the filters in the second half of fiscal year 2000. As of December 31, 1999, the advance payment has been included in current liabilities in the accompanying consolidated balance sheet.

(11) STOCKHOLDERS' EQUITY

     On September 1, 1997, the Company's stockholders approved the issuance of 4,040,000 new shares through cash subscription at 10 New Taiwan dollars per share. As of December 31, 1997, the stockholders made advance payments aggregating to $439,698 to the Company. The common stock was issued in 1998 upon completion of the final stock agreement between the Company and stockholders.

(12) COMMITMENTS

     As of December 31, 1999, the Company had commitments to purchase equipment with a total estimated cost of $1,234,097.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

        (ALL AMOUNTS EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE STATED.)

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

                                               DECEMBER 31, 1998           DECEMBER 31, 1999
                                            ------------------------    ------------------------
                                             CARRYING     ESTIMATED      CARRYING     ESTIMATED
                                              AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                            ----------    ----------    ----------    ----------
ASSETS:
Marketable securities.....................  $       --    $       --    $  581,423    $  581,423
Accounts receivable.......................     705,854       705,854     1,070,429     1,070,429
LIABILITIES:
Short-term borrowings.....................     178,581       178,581       428,634       428,634
Due to related parties....................     129,143       129,143        13,898        13,898
Accounts payable..........................     417,037       417,037     1,075,277     1,075,277
Long-term debt (including current
  portion)................................  $1,111,456    $1,111,456    $1,448,155    $1,448,155

     The carrying amount of accounts receivable, short-term borrowings, due to related parties and accounts payable approximate fair value due to the short-term nature of these instruments.

     The carrying amount of the Company's marketable securities is stated at the fair value based on the publicly quoted market prices of the securities.

     The carrying amount of long-term debt approximates fair value since the variable interest rates on the debt approximate market interest rates.

(14) SEGMENT INFORMATION AND MAJOR CUSTOMERS

     The Company principally operated in one segment, optical crystal products.

     The following table presents net sales based on the customer's country of domicile for the years ended December 31, 1998 and 1999:

                                                         1998          1999
                                                      ----------    ----------
Taiwan..............................................  $1,691,440    $2,667,761
Peoples' Republic of China..........................     239,206       703,217
Other countries in Asia.............................     185,671        58,982
United States.......................................          --         3,489
                                                      ----------    ----------
                                                      $2,116,317    $3,433,449
                                                      ==========    ==========

     Net sales to one customer exceeded 10% of total net sales for the year ended December 31, 1998. Total net sales to this customer amounted to $268,567 and $223,265 for the years ended December 31, 1998 and 1999, respectively.

     Property, plant and equipment were located in the following countries as of December 31, 1998 and 1999:

                                                         1998          1999
                                                      ----------    ----------
Taiwan..............................................  $2,741,141    $3,361,467
Peoples' Republic of China..........................          --     1,000,096
                                                      ----------    ----------
                                                      $2,741,141    $4,361,563
                                                      ==========    ==========

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2000
                                  (UNAUDITED)

                                                                     2000
                                                                  -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................      $ 1,014,183
  Marketable securities.....................................          437,880
  Accounts receivable, net of allowance for doubtful
     accounts of $5,767 as of June 30, 2000.................        1,519,313
  Inventories...............................................        2,516,904
  Prepaid expenses and other current assets.................          107,061
                                                                  -----------
     Total current assets...................................        5,595,341
Property, plant and equipment, net..........................        5,322,200
                                                                  -----------
     Total assets...........................................      $10,917,541
                                                                  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.....................................      $ 1,356,118
  Current portion of long-term debt.........................          575,755
  Accounts payable..........................................        1,077,525
  Advance from customers....................................          817,577
  Accrued expenses and other current liabilities............          497,208
                                                                  -----------
     Total current liabilities..............................        4,324,183
                                                                  -----------
Long-term debt..............................................        1,835,925
Accrued pension.............................................          139,092
                                                                  -----------
     Total liabilities......................................        6,299,200
                                                                  -----------
Stockholders' equity:
  Common stock, par value of 10 New Taiwan dollars,
     authorized shares of 30,000,000; issued and outstanding
     shares of 19,000,000, as of June 30, 2000..............        6,076,019
  Additional paid-in capital................................          943,980
  Accumulated deficit.......................................       (2,353,871)
  Accumulated other comprehensive loss......................          (47,787)
                                                                  -----------
     Total stockholders' equity.............................        4,618,341
Commitments
     Total liabilities and stockholders' equity.............      $10,917,541
                                                                  ===========

See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                 SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000
                                  (UNAUDITED)

                                                                 1999          2000
                                                              ----------    ----------
Net sales...................................................  $1,532,760    $2,858,881
Cost of goods sold..........................................   1,443,155     2,335,930
                                                              ----------    ----------
Gross profit................................................      89,605       522,951
Selling, general and administrative expense.................     263,833       261,912
Research and development expense............................     120,715       455,060
                                                              ----------    ----------
Operating loss..............................................    (294,943)     (194,021)
Interest expense............................................     (44,201)      (99,825)
Interest income.............................................       6,899         4,092
Foreign exchange gain (loss), net...........................      76,555      (108,391)
Other gain, net.............................................      36,074        28,066
                                                              ----------    ----------
Net loss....................................................  $ (219,616)   $ (370,079)
                                                              ==========    ==========
Other comprehensive income (loss):
  Foreign currency translation adjustment...................  $  (30,565)      101,098
  Unrealized holding loss on marketable securities..........          --       (69,272)
                                                              ----------    ----------
  Comprehensive loss........................................  $ (250,181)   $ (338,253)
                                                              ==========    ==========

See accompanying notes to consolidated financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000
                                  (UNAUDITED)

                                                                 1999           2000
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................  $  (219,616)   $  (370,079)
  Adjustments to reconcile net loss to cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................      175,357        324,619
     Gain on disposal of marketable securities..............       (6,069)       (58,345)
     Changes in operating assets and liabilities:
       Accounts receivable..................................     (486,730)      (429,086)
       Inventories..........................................     (431,484)      (984,458)
       Prepaid expenses and other current assets............     (113,224)        75,704
       Accounts payable.....................................      770,131        (34,086)
       Due to related parties...............................     (127,247)            --
       Accrued expenses and other current liabilities.......      463,816        173,026
       Accrued pension......................................       11,001         42,284
                                                              -----------    -----------
          Cash provided by (used in) operating activities...       35,935     (1,260,421)
                                                              -----------    -----------
Cash flows from investing activities:
  Purchase of marketable securities.........................     (782,097)      (815,395)
  Purchase of property, plant and equipment.................   (1,251,111)    (1,190,187)
  Proceeds from the sale of marketable securities...........      115,940        913,242
                                                              -----------    -----------
          Cash used in investing activities.................   (1,917,268)    (1,092,340)
                                                              -----------    -----------
Cash flows from financing activities:
  Net increase in short-term borrowings.....................      495,289        923,215
  Net increase (decrease) in long-term debt.................      (76,476)       938,482
                                                              -----------    -----------
          Cash provided by financing activities.............      418,813      1,861,697
                                                              -----------    -----------
Effect of exchange rate changes on cash.....................      (25,154)       (16,234)
                                                              -----------    -----------
Net decrease in cash and cash equivalents...................   (1,487,674)      (507,298)
Cash and cash equivalents at beginning of period............    1,978,930      1,521,481
                                                              -----------    -----------
Cash and cash equivalents at end of period..................  $   491,256    $ 1,014,183
                                                              ===========    ===========
Supplemental disclosure of cash flow information:
  Cash paid for:
     Interest...............................................  $    57,660    $   102,523
                                                              ===========    ===========

See accompanying notes to financial statements.

                  QUANTUM OPTECH INCORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The accompanying unaudited interim consolidated financial statements have been prepared in applicable to interim financial information and do not include all the notes required by accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited interim consolidated financial statements include all adjustment, consisting primarily of recurring accruals, considered necessary for a fair presentation of the financial position and the results of operations.

(2) INVENTORIES

     Inventories at June 30, 2000 consisted of the following:

                                                              2000
                                                           ----------
Finished goods...........................................  $  722,051
Work in process..........................................   1,485,391
Raw material.............................................     416,888
Merchandise..............................................      23,422
                                                           ----------
                                                            2,647,752
Less: provision for inventory obsolescence...............    (130,848)
                                                           ----------
                                                           $2,516,904
                                                           ==========

(3) SIGNIFICANT EVENT

     Quantum Optech Incorporation (the "Company"), shareholders of the Company and MRV communications, Inc. ("MRV") entered into a stock purchase agreement relating to the sale and purchase of up to 100% of the Company's shares and the sale and purchase of certain number of ordinary shares of MRV on April 26, 2000. The Company's special shareholders meeting dated May 24, 2000, approved the above agreement. In accordance with the agreement, MRV shall issue and sell to the Company's shareholders, and the shareholders of the Company shall purchase the MRV shares from MRV pro rata in accordance with their percentage shareholdings in the Company at and for an aggregate purchase price of US$36,000,000. The closing date of the transaction was July 12, 2000.

                                 LUMINENT, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     On April 24, 2000, MRV completed the acquisition of approximately 97% of the outstanding capital stock of Fiber Optic Communications, Inc., a Republic of China corporation, in exchange for approximately 4.7 million shares of MRV's common stock, options to purchase 300,000 shares of common stock and approximately $48.6 million in cash. On July 12, 2000, MRV acquired all of the outstanding capital stock of Quantum Optech Inc., a Republic of China corporation, in exchange for approximately 1.1 million shares of MRV's common stock and options to purchase common stock. On July 21, 2000, MRV acquired approximately 99.9% of the outstanding capital stock of Optronics International Corp., a Republic of China corporation, in exchange for approximately 4.2 million shares of MRV's common stock and options to purchase common stock. The outstanding capital stock of Fiber Optic Communications, Quantum and Optronics, purchased by MRV, has been contributed to Luminent as of the date of each acquisition as part of the Master Separation and Distribution Agreements. As such, Luminent's management has prepared the following unaudited pro forma condensed consolidated financial information to give effect to these acquisitions. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2000 give effect to the Fiber Optic Communications, Quantum and Optronics acquisitions as if they had taken place on January 1, 2000.

     The pro forma adjustments, which are based upon available information and certain assumptions that the Company believes are reasonable in the circumstances, are applied to the historical financial statements of Luminent, Fiber Optic Communications, Quantum and Optronics. The acquisition of Fiber Optic Communications was accounted for using the purchase method. The acquisitions of Quantum and Optronics will be accounted for using the purchase method. Luminent's allocation of purchase price for each acquisition is based upon management's current estimates of the fair value of assets acquired and liabilities assumed in accordance with Accounting Principles Board No. 16.

     The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for Luminent, Fiber Optic Communications, Quantum and Optronics. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what Luminent's financial position or results of operations would actually have been had the these acquisitions occurred on such dates or to project Luminent's results of operation or financial position for any future period.

                                 LUMINENT, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                            FIBER OPTIC                            PRO FORMA
                          LUMINENT, INC.   COMMUNICATIONS   OPTRONICS   QUANTUM   ADJUSTMENTS        TOTAL
                          --------------   --------------   ---------   -------   -----------      ---------
                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............     $124,193          $7,058        $3,207     $2,859     $     --        $ 137,317
Cost of sales...........       84,384           4,229         2,917      2,336          888(2)        94,754
                             --------          ------        ------     ------     --------        ---------
     Gross profit.......       39,809           2,829           290        523         (888)          42,563
                             --------          ------        ------     ------     --------        ---------
Operating costs and
  expenses:
  Selling, general and
     administrative.....       38,768           1,520           497        262        3,606(2),(3)    44,653
  Research and
     development........       18,204             527           599        455        1,400(2)        21,185
  Parent company
     allocation.........          588              --            --         --           --              588
  Amortization of
     goodwill and other
     intangibles........       47,421              --            --         --       30,323(1)        77,744
                             --------          ------        ------     ------     --------        ---------
                              104,981           2,047         1,096        717       35,329          144,170
                             --------          ------        ------     ------     --------        ---------
     Operating income
       (loss)...........      (65,172)            782          (806)      (194)     (36,217)        (101,607)
                             --------          ------        ------     ------     --------        ---------
Other income (expense),
  net...................        2,246            (286)          224       (176)          --            2,008
                             --------          ------        ------     ------     --------        ---------
     Income (loss)
       before provision
       for income
       taxes............      (62,926)            496          (582)      (370)     (36,217)         (99,599)
                             --------          ------        ------     ------     --------        ---------
Provision (credit) for
  income taxes..........        2,766              --            --         --           --            2,766
Minority interest.......         (707)            (31)           --         --           --             (738)
                             --------          ------        ------     ------     --------        ---------
     Net income
       (loss)...........     $(64,985)         $  527        $ (582)    $ (370)    $(36,217)       $(101,627)
                             ========          ======        ======     ======     ========        =========
Basic and diluted net
  loss per share........     $  (0.45)                                                             $   (0.70)
                             ========                                                              =========
Basic and diluted
  weighted average
  shares................      145,677                                                    --(4)       145,677
                             ========                                              ========        =========

See notes to unaudited pro forma condensed consolidated financial information.

                                 LUMINENT, INC.
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

     The following adjustments were applied to Luminent's historical financial statements and those of Fiber Optic Communications, Optronics and Quantum to arrive at the pro forma financial information:

     (1) The pro forma adjustment is to record the amortization of goodwill and other intangible assets related to the acquisitions of Fiber Optic Communications, Optronics and Quantum as if the transactions occurred on January 1, 2000. Goodwill recorded in relation to these acquisitions was approximately $389.0 million and is being amortized on a straight-line basis over 5 years or approximately $77.7 million on a pro forma basis for the year ended December 31, 2000.

     (2) The pro forma adjustment is to record deferred stock compensation related to the acquisitions of Fiber Optic Communications, Optronics and Quantum as if the transactions occurred on January 1, 2000. Deferred stock compensation recorded in relation to theses acquisitions was approximately $30.2 million and is being amortized using the graded method over 4 years or approximately $17.3 million on a pro forma basis for the year ended December 31, 2000.

     (3) The pro forma adjustment is to record additional depreciation expense on the step-up of net assets related to the acquisitions of Fiber Optic Communications, Optronics, and Quantum as if the transactions occurred on January 1, 2000. Additional depreciation expense recorded in relation to theses acquisitions is being amortized over 5 years or approximately $1.1 million on a pro forma basis for the year ended December 31, 2000.

     (4) Weighted average shares used to calculate pro forma basic and diluted net loss per share for the year presented is computed using the weighted average number of common stock outstanding for the year presented. In connection with the "push down" of the assets and liabilities of Fiber Optic Communications, Optronics and Quantum, no additional shares were exchanged with MRV. Therefore, no dilutive effect has been provided for these acquisitions.

                            MRV COMMUNICATIONS, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     On April 24, 2000, MRV Communications, Inc. (MRV) completed the acquisition of approximately 97% of the outstanding capital stock of Fiber Optic Communications, Inc. (FOCI), a Republic of China corporation, in exchange for approximately 4.7 million shares of MRV's common stock, options to purchase 300,000 shares of common stock and approximately $48.6 million in cash. On July 21, 2000, MRV acquired approximately 99.9% of the outstanding capital stock of Optronics International Corp. (OIC), a Republic of China corporation, in exchange for approximately 4.0 million shares of MRV's common stock and options to purchase common stock. On July 12, 2000, MRV acquired all of the outstanding capital stock of AstroTerra, a California corporation, in exchange for approximately 2.4 million shares of MRV's common stock and options to purchase common stock. On September 13, 2000, MRV announced its intention to purchase the minority interest of Luminent, Inc. Luminent stockholders will receive 0.43 shares of MRV common stock for each share of Luminent common stock. MRV will exchange approximately 5.2 million shares of common stock to purchase approximately 7.7% of the outstanding common stock of Luminent. The issuance price of MRV's common stock is estimated to be approximately $2.91 per share, which was determined based on the average market price five days before and after the terms were agreed upon, for an estimated purchase price of $15.0 million. MRV's management has prepared the following unaudited pro forma condensed consolidated financial information to give effect to these acquisitions and purchase. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2001 gives effect to the purchase, by MRV, of the minority interest of Luminent as if it had taken place on such date. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended September 30, 2001 gives effect to the purchase, by MRV, of the minority interest in Luminent as if it had taken place on January 1, 2000. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2000 gives effect to the FOCI, OIC and AstroTerra acquisitions and the purchase, by MRV, of the minority interest in Luminent as if they had taken place on January 1, 2000.

     The pro forma adjustments, which are based upon available information and certain assumptions that the Company believes are reasonable in the circumstances, are applied to the historical financial statements of MRV, Luminent, FOCI, OIC and AstroTerra. The acquisitions of FOCI, OIC and AstroTerra were accounted for using the purchase method. The purchase of the minority interest in Luminent was accounted for using the purchase method. MRV's allocation of purchase price for each acquisition and the merger of Luminent is based upon management's current estimates of the fair value of assets acquired and liabilities assumed in accordance with Accounting Principles Board No. 16.

     The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for MRV, Luminent, FOCI, OIC and Astroterra. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what MRV's financial position or results of operations would actually have been had the these acquisitions occurred on such dates or to project MRV's results of operation or financial position for any future period.

                            MRV COMMUNICATIONS, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001

                                                                        PRO FORMA
                                                            MRV        ADJUSTMENTS      TOTAL
                                                         ----------    -----------    ----------
                                                                     (IN THOUSANDS)
ASSETS
  Current Assets:
  Cash and cash equivalents............................  $  158,049                   $  158,049
  Restricted cash......................................      53,332                       53,332
  Short-term investments...............................       1,499                        1,499
  Accounts receivable..................................      58,979                       58,979
  Inventories..........................................      65,818                       65,818
  Deferred income taxes................................      31,095                       31,095
  Other current assets.................................      22,351                       22,351
                                                         ----------     --------      ----------
     Total current assets..............................     391,123           --         391,123
Property and Equipment, net............................      75,844                       75,844
Other Assets:
  Goodwill and intangibles.............................     437,227      (27,774)(5)     409,453
  Deferred income taxes................................       7,797                        7,797
  Investments..........................................      33,122                       33,122
  Other non-current assets.............................      12,049                       12,049
                                                         ----------     --------      ----------
                                                         $  957,162     $(27,774)     $  929,388
                                                         ==========     ========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of capital lease obligations and
     long-term debt....................................       2,547                        2,547
  Accounts payable.....................................      59,336                       59,336
  Accrued liabilities..................................      40,393                       40,393
  Short-term debt......................................      10,551                       10,551
  Deferred revenue.....................................       1,434                        1,434
  Income taxes payable.................................       2,401                        2,401
  Other Current Liabilities............................       3,429                        3,429
                                                         ----------     --------      ----------
     Total current liabilities.........................     120,091           --         120,091
Long-Term Liabilities:
  Convertible debentures...............................      89,646                       89,646
  Capital lease obligations, net of current portion....         610                          610
  Long-term debt.......................................      61,692                       61,692
  Other long-term liabilities..........................       2,574                        2,574
Minority Interest......................................      40,809      (31,345)(5)       9,464
Stockholders' Equity
  Preferred stock......................................                                       --
  Common stock.........................................         132                          132
  Additional paid-in capital...........................   1,094,361       15,005(5)    1,109,366
  Accumulated deficit..................................    (409,408)     (11,434)(5)    (420,842)
  Deferred stock compensation, net.....................     (33,370)                     (33,370)
  Treasury stock.......................................        (133)                        (133)
  Accumulated other comprehensive loss.................      (9,842)                      (9,842)
                                                         ----------     --------      ----------
     Total stockholders' equity........................     641,740        3,571         645,311
                                                         ----------     --------      ----------
                                                         $  957,162     $(27,774)     $  929,388
                                                         ==========     ========      ==========

                            MRV COMMUNICATIONS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                        PRO FORMA
                                                              MRV      ADJUSTMENTS      TOTAL
                                                            --------   -----------     --------
Revenues, net.............................................   259,364                    259,364
Cost of revenues..........................................   212,777                    212,777
                                                            --------     ------        --------
     Gross profit.........................................    46,587         --          46,587
                                                            --------     ------        --------
Operating Costs and Expenses:
  Selling, general and administrative expenses............   133,375                    133,375
  Research and development................................    70,094                     70,094
  Amortization of goodwill and other intangibles..........    84,385     (4,166)(6)      80,219
                                                            --------     ------        --------
                                                             287,854    (4,166)         283,688
                                                            --------     ------        --------
     Operating loss.......................................  (241,267)     4,166        (237,101)
                                                            --------     ------        --------
Other income (expense), net...............................    (4,303)                    (4,303)
                                                            --------     ------        --------
       Loss before provision for income taxes.............  (245,570)     4,166        (241,404)
                                                            --------     ------        --------
Provision for income taxes................................     2,593                      2,593
Minority interest.........................................   (10,085)    10,736(4)          651
                                                            --------     ------        --------
       Net loss...........................................  (238,078)   (6,570)        (244,648)
                                                            ========     ======        ========
Basic and diluted net loss per share......................     (3.13)                     (3.02)
                                                            ========                   ========
Basic and diluted weighted average shares.................    75,973      5,160          81,133
                                                            ========     ======        ========

                            MRV COMMUNICATIONS, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                          FIBER OPTIC
                                         COMMUNICATIONS     OPTRONICS      ASTROTERRA
                                            THROUGH          THROUGH         THROUGH       PRO FORMA
                                MRV      APRIL 24, 2000   JULY 21, 2000   JULY 12, 2000   ADJUSTMENTS       TOTAL
                              --------   --------------   -------------   -------------   -----------      --------
                                                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...................   319,394       7,058            3,207           2,552              --         332,211
Cost of sales...............   203,371       4,229            2,917           2,394           3,292(2)      216,203
                              --------       -----            -----          ------         -------        --------
    Gross profit............   116,023       2,829              290             158          (3,292)        116,008
                              --------       -----            -----          ------         -------        --------
Operating Costs and
  Expenses:
  Selling, general and
    administrative
    expenses................   124,700       1,520              497           1,971           5,605(2),(3)  134,293
  Research and
    development.............    74,078         527              599             969           6,439(2)       82,612
  Amortization of goodwill
    and other intangibles...    66,814          --               --              --          32,208(1)(6)    99,022
                              --------       -----            -----          ------         -------        --------
                               265,592       2,047            1,096           2,940          44,252         315,927
                              --------       -----            -----          ------         -------        --------
    Operating loss..........  (149,569)        782             (806)         (2,782)        (47,544)       (199,919)
                              --------       -----            -----          ------         -------        --------
Other income (expense),
  net.......................    (9,578)       (286)             224               6              --          (9,634)
                              --------       -----            -----          ------         -------        --------
    Loss before provision
      for income taxes and
      minority interest.....  (159,147)        496             (582)         (2,776)        (47,544)       (209,553)
                              --------       -----            -----          ------         -------        --------
Provision (credit) for
  income taxes..............    (5,398)                                                          --          (5,398)
Minority interest...........      (796)        (31)              --              --             698(4)         (129)
                              --------       -----            -----          ------         -------        --------
    Net loss................  (152,953)        527             (582)         (2,776)        (48,242)       (204,026)
                              ========       =====            =====          ======         =======        ========
Basic and diluted net loss
  per share.................     (2.33)                                                                       (2.72)
                              ========                                                                     ========
Basic and diluted weighted
  average shares............    65,669                                                        9,338(7)       75,007
                              ========                                                      =======        ========

                            MRV COMMUNICATIONS, INC.
          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

(1) The pro forma adjustment is to record the amortization of goodwill and other intangibles related to the acquisitions of Fiber Optic Communications, Optronics, and AstroTerra as if the transactions occurred on January 1, 2000. Goodwill and other intangibles recorded in relation to these acquisitions was approximately $469.2 million and is being amortized on a straight-line basis over 1 to 7 years or approximately $92.3 million for the year ended December 31, 2000.

(2) The pro forma adjustment is to record deferred stock compensation related to the acquisitions of Fiber Optic Communications, Optronics, and AstroTerra as if the transactions occurred on January 1, 2000. Deferred stock compensation recorded in relation to these acquisitions was approximately $77.5 million and is being amortized using the graded method over 4 years or approximately $45.2 million for the year ended December 31, 2000.

(3) The pro forma adjustment is to record additional depreciation expense on the step-up of net assets related to the acquisitions of Fiber Optic Communications and Optronics as if the transactions occurred on January 1, 2000. Additional depreciation expense recorded in relation to these acquisitions is being amortized over 5 years or approximately $900,000 for the year ended December 31, 2000.

(4)The pro forma adjustment is to eliminate the minority interest in the net loss of Luminent for the nine months ended September 30, 2001 and the year ended December 31, 2000 as if the merger with Luminent occurred on January 1, 2000.

(5)The pro forma adjustment is to record the purchase, by MRV, of the minority interest in Luminent as if the merger occurred on January 1, 2000. Based on an exchange ratio of 0.43 MRV shares of stock to each share of Luminent stock, MRV exchanged approximately 5.2 million shares of common stock to purchase approximately 7.7% of the outstanding common stock of Luminent. The issuance price of the common stock was approximately $2.91 per share, for a total purchase price of $15.0 million. Additionally, MRV recorded an extraordinary gain based on the excess fair market value over cost of $27.8 million as of September 30, 2001.

(6)The pro forma adjustment is to record a reduction in the amortization of goodwill and other intangibles as if the reduction of goodwill and other intangibles of $27.8 million based on the excess fair market value over cost recorded in relation to the merger of Luminent occurred on January 1, 2000 for the nine months ended September 30, 2001 and the year ended December 31, 2000. The reduction of amortization expense was $4.2 million and $5.6 million for the periods ended September 30, 2001 and December 31, 2000, respectively.

(7) Weighted average shares used to calculate pro forma basic and diluted net loss per share for the year presented is computed using the weighted average number of common stock outstanding for the period presented and the shares issued in connection with the acquisitions of Fiber Optic Communications, Optronics, and AstroTerra and the shares to be issued to effect the merger of Luminent. The pro forma shares included in the basic and diluted net loss per share for the nine months ended September 30, 2001 only include the effect of the proposed merger of Luminent had it occurred on January 1, 2000. The pro forma shares included in the basic and diluted net loss per share for the year ended December 31, 2000, include the effect of these transactions had they occurred on January 1, 2000.

                                    ANNEX A

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SEC. 262. Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX B

                            [DUFF & PHELPS ADDRESS]

[DUFF & PHELPS LOGO]

October 4, 2001

Board of Directors
Luminent, Inc.
20550 Nordhoff Street
Chatsworth, CA 91311

To The Board of Directors of Luminent, Inc.:

     Duff & Phelps, LLC ("Duff & Phelps") has been engaged by the Board of Directors of Luminent, Inc. ("Luminent" or the "Company"), as its independent financial advisor, in connection with a short-form merger (the "Merger") of Luminent with and into MRV Merger Sub Corp., a wholly-owned subsidiary of MRV Communications, Inc. and Subsidiaries ("MRV"). MRV is a publicly traded company which owns approximately 92.3% of Luminent's outstanding common stock. MRV intends to issue new shares of common stock to the Luminent minority stockholders in the Merger. Specifically, Duff & Phelps has been engaged to render an opinion (the "Opinion") to the Board of Directors of Luminent as to whether a merger exchange ratio of .43 shares of MRV common stock for each share of Luminent stock not held by MRV (the "Merger Exchange Ratio") is fair to the minority common stockholders of Luminent from a financial point of view. Previously, Duff & Phelps has not provided financial advisory services to Luminent or MRV.

     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

          1. Met with certain members of senior management of Luminent to discuss the history, financial condition, future prospects and projected performance of the Company and toured their facilities in Chatsworth, California;

          2. Met with certain members of senior management of MRV to discuss the history, financial condition, future prospects and projected performance of MRV and its divisions and subsidiaries and toured the MRV's facilities in Chatsworth, California;

          3. Met with certain members of senior management of MRV's divisions, Nbase-Xyplex, Inc. and Optical Access, Inc., at MRV's headquarters, to discuss the history, financial condition, future prospects and projected performance of these divisions;

          4. Met with certain members of senior management of Broadband Highway, Inc. to discuss the history, financial condition, future prospects and projected performance of Broadband Highway, Inc. and toured their facilities in Woodland Hills, California;

          5. Met with certain members of senior management of Zuma Networks, Inc. to discuss the history, financial condition, future prospects and projected performance of Zuma Networks, Inc. and toured their facilities in West Hills, California;

Corporate Advisors Since 1932

          6. Reviewed Luminent's financial statements and SEC filings, including the annual report on Form 10-K for the year ended December 31, 2000, and quarterly report on Form 10-Q the six-month period ended June 30, 2001;

          7. Reviewed MRV's financial statements and SEC filings, including the annual report on Form 10-K for the year ended December 31, 2000, and quarterly report on Form 10-Q for the six-month period ended June 30, 2001;

          8. Reviewed MRV's internally generated consolidating financial statements for the fiscal year ended December 31, 2000, and six-month period ended June 30, 2001;

          9. Reviewed revenue estimates for third quarter 2001 provided by Luminent and MRV management;

          10. Reviewed the historical trading price and trading volume of Luminent and MRV common stock;

          11. Reviewed certain articles and press releases regarding Luminent and MRV;

          12. Reviewed other operating and financial information provided by management of Luminent and MRV; and

          13. Reviewed economic and industry information and conducted such studies, analyses and investigations as we deemed appropriate.

     Our Opinion is based upon an analysis of the foregoing in light of our assessment of the general, economic and financial market conditions, as they can be evaluated by us, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing our Opinion.

     In connection with our Opinion, with your permission and without any independent verification, we have assumed that all information reviewed by us with respect to the Company, MRV or the Merger, whether supplied by Luminent, MRV or its advisors, or obtained by us from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. Any inaccuracies in or omissions from the information on which we relied could materially affect our Opinion.

CONCLUSIONS

     Based on our analysis and relying upon the accuracy and completeness of all information provided to us, it is our opinion that as of this date, a Merger Exchange Ratio of .43 shares of MRV common stock for each share of Luminent common stock not held by MRV is fair to Luminent's minority common stockholders from a financial point of view.

                                          Respectfully submitted,

                                          /s/ Duff & Phelps, LLC

                                          Duff & Phelps, LLC

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article 8 of the Registrant's Certificate of Incorporation and Article IX of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees, and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and executive officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

ITEM 21.  EXHIBITS

(a) Exhibits


EXHIBIT
  NO                              DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger by and between MRV
          Technologies, Inc. (a California corporation) and MRV
          Technologies, Inc. (a Delaware corporation), as amended
          (incorporated by reference to Exhibit 2a filed as part of
          Registrant's Registration Statement on Form S-1 (File No.
          33-48003)).
  2.2     Certificate of Merger by and between MRV Technologies, Inc.
          (a California corporation) and MRV Technologies, Inc. (a
          Delaware corporation) (incorporated by reference to Exhibit
          2b filed as part of Registrant's Registration Statement on
          Form S-1 (File No. 33-48003)).
  3.1     Certificate of Incorporation, as amended (incorporated by
          referenced to Exhibit 3a filed as part of Registrant's
          Registration Statement on Form S-1 (File No. 33-48003)).
  3.2     Certificate of Amendment of Certificate of Incorporation
          filed with the Delaware Secretary of State on March 20, 1996
          (incorporated by reference to Exhibit 3.2 of the Company's
          Form 10-Q for the quarter ended June 30, 1998 filed August
          14, 1998).
  3.3     Certificate of Amendment of Certificate of Incorporation
          filed with the Delaware Secretary of State on July 29, 1996
          (incorporated by reference to Exhibit 3.3 of the Company's
          Form 10-Q for the quarter ended June 30, 1998 filed August
          14, 1998).
  3.4     Certificate of Amendment of Certificate of Incorporation
          filed with the Delaware Secretary of State on November 19,
          1998 (incorporated by reference to Exhibit 3.4 of the
          Company's Form 10-K for the year ended December 31, 1998
          filed March 31, 1999).
  3.5     Certificate of Amendment of Certificate of Incorporation
          filed with the Delaware Secretary of State on May 11, 2000
          (incorporated by reference to Exhibit 3.5 to Registrant's
          Form 10-K for the year ended December 31, 2000 filed April
          17, 2001).
  3.6     Bylaws (incorporated by reference to Exhibit 3b filed as
          part of Registrant's Registration Statement on Form S-1
          (File No. 33-48003)).
  4.1     Specimen certificate of Common Stock (incorporated by
          reference to Exhibit 4.5 filed as part of Registrant's
          Registration Statement on Form S-3 (File No. 333-64017).
  4.2     Form of Certificate of Ownership and Merger (to be filed
          with Delaware Secretary of State to effect the Merger)
          (incorporated by reference to the corresponding Exhibit
          filed with Post-Effective Amendment No. 2 to Registrant's
          Form S-4 Registration Statement on November 26, 2001).
  5.1     Opinion of Kirkpatrick & Lockhart LLP as to the validity of the securities being registered (incorporated by reference to Exhibit 5.1 of Pre-Effective Amendment No. 1 to
          Registrant's Form S-4 (file no. 333-44536) filed with the
          SEC on September 5, 2000)
  5.2     Opinion of Kirkpatrick & Lockhart LLP as to the validity of the securities being issued in the merger (incorporated by reference to the corresponding Exhibit filed with
          Post-Effective Amendment No. 2 to Registrant's Form S-4
          Registration Statement on November 26, 2001).
  8.1     Form of tax opinion to be delivered by Kirkpatrick &
          Lockhart at the effective date of the merger
 10.1     Lease for premises at 8917 Fullbright Avenue, Chatsworth, CA dated August 5, 1991 (incorporated by reference to Exhibit
          10a filed as part of Registrant's Registration Statement on
          Form S-1 (File No. 33-48003)).
 10.2     Lease for premises at 8943 Fullbright Avenue, Chatsworth, CA dated March 3, 1993 (incorporated by reference to Exhibit
          10a(1) filed as part of Registrant's Registration Statement on Form S-1 (File No. 33-48003)).
 10.3     Key Employee Agreement between the Company and Noam Lotan
          dated March 23, 1993 (incorporated by reference to Exhibit
          10b(1) filed as part of Registrant's Registration Statement on Form S-1 (File No. 33-48003)).

EXHIBIT
  NO                              DESCRIPTION
-------                           -----------
 10.4     Letter amending Key Employee Agreement between the Company and Noam Lotan (incorporated by reference to Exhibit 10b(1)1 filed as part of Registrant's Registration Statement on Form
          S-1 (File No. 33-48003)).
 10.5     Letter amending Key Employee Agreement between the Company and Noam Lotan (incorporated by reference to Exhibit 10b(1)2 filed as part of Registrant's Registration Statement on Form
          S-1 (File No. 33-48003)).
 10.6     Key Employee Agreement between the Company and Zeev Rav-Noy dated March 23, 1992 (incorporated by reference to Exhibit
          10b(2) filed as part of Registrant's Registration Statement on Form S-1 (File No. 33-48003)).
 10.7     Omitted
 10.8     Omitted
 10.9     Key Employee Agreement between the Company and Shlomo
          Margalit (incorporated by reference to Exhibit 10b(3) filed as part of Registrant's Registration Statement on Form S-1
          (File No. 33-48003)).
 10.10    Letter amending Key Employee Agreement between the Company and Shlomo Margalit (incorporated by reference to Exhibit
          10b(3)1 filed as part of Registrant's Registration Statement on Form S-1 (File No. 33-48003)).
 10.11    Form of Letter amending Key Employee Agreement between the
          Company and Shlomo Margalit (incorporated reference to
          Exhibit 10b(3)2 filed as part of Registrant's Registration
          Statement on Form S-1 (File No. 33-48003)).
 10.12    Employment Letter between the Company and Khalid (Ken) Ahmad dated August 8, 1990 (incorporated by reference to Exhibit
          10b(4) filed as part of Registrant's Registration Statement on Form S-1 (File No. 33-48003).
 10.13    MRV Communications Inc. Incentive Plan for Grant of Warrants
          to Employees Subsidiaries (incorporated by reference to
          Exhibit No. 10.21 of Registrant's Annual Report on Form 10-K
          (0-23452) for the year ended December 31, 1996 filed April
          15, 1997).
 10.14    Standard Industrial/Commercial Single-Tenant Lease dated
          October 8, 1996 between the Company and Nordhoff Development relating to the premises located at 20415 Nordhoff Street,
          Chatsworth, California (incorporated by reference to Exhibit
          No. 10.23 of Registrant's Annual Report on Form 10-K for the
          year ended December 31, 1996 filed April 15, 1997).
 10.15    Stock Purchase Agreement dated January 19, 1998 by and
          between Whittaker and Registrant (incorporated by reference to Exhibit No. 2.1(a) of Registrant's Report on Form 8-K
          filed February 13, 1998 with respect to the Xyplex
          Acquisition).
 10.16    Warrant Agreement dated January 30, 1998 by and between
          Whittaker and Registrant (incorporated by reference to
          Exhibit No. 2.1(b) of Registrant's Report on Form 8-K filed
          February 13, 1998 with respect to the Xyplex Acquisition).
 10.17    Warrant Certificate No. Whittaker #1 to purchase 421,402
          shares of Common Stock of Registrant issued to Whittaker on
          January 30, 1998 (incorporated by reference to Exhibit No.
          2.1(c) of Registrant's Report on Form 8-K filed February 13,
          1998 with respect to the Xyplex Acquisition).
 10.18    American Industrial Real Estate Association, Standard
          Industrial/Commercial Single-Tenant Lease -- Net dated
          November 17, 1997 by and between Ruth G. Fisher Living Trust
          U/D/T dated June 28, 1990 and Registrant relating to the
          premises located at 8928 Fullbright Avenue, Chatsworth,
          California (incorporated by reference to Exhibit No. 10.35 of Registrant's Report on Form 10-K for the year ended
          December 31, 1997 filed April 15, 1998).

EXHIBIT
  NO                              DESCRIPTION
-------                           -----------
 10.19    New Lease dated February 22, 1993 by and between 495
          Littleton Associates and Xyplex, Inc. relating to the
          premises located at 295 Foster Street, Littleton, Mass,
          Amendments Nos. 1 through 4 thereto (incorporated by
          reference to Exhibit No. 10.36 of Registrant's Report on
          Form 10-K for the year ended December 31, 1997 filed April
          15, 1998).
 10.20    Fifth Amendment to Lease relating to the premises located at
          295 Foster Street, Littleton, Mass. with attached Lease
          Guaranty of Registrant (incorporated by reference to Exhibit
          10.31 of the Company's Form 10-K for the year ended December
          31, 1998 filed March 31, 1999).
 10.21    Underwriting Agreement dated September 18, 1997 by and among
          Registrant, the Selling Stockholders named on Schedule I
          thereto and the Underwriters named on Schedule II thereto
          (incorporated by reference to Exhibit No. 10.37 of
          Registrant's Report on Form 10-K for the year ended December
          31, 1997 filed April 15, 1998).
 10.22    Indenture, dated as of June 26, 1998, between the Company
          and American Stock Transfer & Trust Company, as Trustee,
          relating to the Company's 5% Convertible Subordinated Notes
          Due 2003 (the "Notes") (incorporated by reference to Exhibit
          4.2 of the Company's Form 10-Q for the quarter ended June
          30, 1998, filed August 14, 1998)
 10.23    Purchase Agreement, dated June 23, 1998, between the Company and Prudential Securities Incorporated and Bear, Stearns &
          Co. Inc. relating to the Notes (incorporated by reference to
          Exhibit 4.1 of the Company's Form 10-Q for the quarter ended
          June 30, 1998 filed August 14, 1998).
 10.24    Indenture, dated as of June 26, 1998, between the Company
          and American Stock Transfer & Trust Company, as Trustee,
          relating to the Notes (incorporated by reference to Exhibit
          4.2 of the Company's Form 10-Q for the quarter ended June
          30, 1998, filed August 14, 1998).
 10.25    Registration Rights Agreement dated June 26, 1998 between
          the Company and Prudential Securities Incorporated and Bear,
          Stearns & Co. Inc. relating to the shares of Common Stock
          issuable upon conversion of the Notes (incorporated by
          reference to Exhibit 4.4 of the Company's Form 10-Q for the quarter ended June 30, 1998 filed August 14, 1998).
 10.26    Underlease dated September 16, 1998 between Lowe Azure
          Limited, NBase Europe Gmbh and the Company relating to
          property at Unit 16, Campbell Court, Campbell Road, Bramley
          Basingstoke Hampshire, England (incorporated by reference to
          Exhibit 10.37 of the Company's Form 10-K for the year ended
          December 31, 1998 filed March 31, 1999).
 10.27    Standard Industrial/Commercial Single-Tenant Lease -- Net
          dated December 1, 1998 by and between Radar Investments,
          Inc. and Registrant relating to the premises located at 8943
          Fullbright Avenue, Chatsworth, California (incorporated by reference to Exhibit 10.38 of the Company's Form 10-K for
          the year ended December 31, 1998 filed March 31, 1999).
 10.28    Stock Purchase Agreement Dated February 21, 2000 relating to the sale and purchase of up to one hundred percent (100%) of the ordinary shares in the capital of Fiber Optic
          Communications, Inc. ("FOCI") and the sale and purchase of two million four hundred thousand of ordinary shares in the capital of MRV Communications, Inc. (incorporated by
          reference to Exhibit 2.1(a) of the Company's Form 8-K filed with the SEC on May 9, 2000).
 10.29    Stock Option Agreement dated July 11, 2000 between William
          R. Spivey and the Registrant (incorporated by reference to
          Exhibit 10.4 filed with the Luminent, Inc. Registrant
          Statement (file no. 333-42238) on Form S-1 on July 26,
          2000).
 10.30    Stock Option Agreement dated July 12, 2000 between Eric
          Blachno and the Registrant (incorporated by reference to
          Exhibit 10.7 filed with the Luminent, Inc. Registration
          Statement (file no. 333-42238) on Form S-1 on October 5,
          2000).
 10.31    Escrow Agreement dated as of 21st day of February, 2000, by and among the Registrant, the Selling Shareholders of FOCI and the law firm of Baker & McKenzie, Taipei Office
          (incorporated by reference to Exhibit 2.1(b) of the Form 8-K of the Registrant filed with the SEC on May 9, 2000).

EXHIBIT
  NO                              DESCRIPTION
-------                           -----------
 10.32    Addendum to Stock Purchase Agreement dated as of April 14,
          2000 by and among FOCI, the Registrant and the selling
          shareholders of FOCI (incorporated by reference to Exhibit
          2.1(c) of the Form 8-K of the Registrant filed with the SEC on May 9, 2000).
 10.33    Addendum to Escrow Agreement dated as of April 14, 2000 by and among FOCI, Registrant and the selling shareholders of
          FOCI (incorporated by reference to Exhibit 2.1(d) of the
          Form 8-K of the Registrant filed with the SEC on May 9,
          2000).
 10.34    Addendum No. 2 to Escrow Agreement dated as of June 26, 2000 by and among FOCI, the Registrant and the selling
          shareholders of FOCI (incorporated by reference to Exhibit
          2.1(d) of the Form 8-K/A of the Registrant filed with the
          SEC on July 7, 2000).
 10.35    Addendum No. 2 to Stock Purchase Agreement dated as of June
          26, 2000 by and among FOCI, the Registrant and the selling shareholders of FOCI (incorporated by reference to Exhibit
          2.1(e) of the Form 8-K/A of the Registrant filed with the
          SEC on July 7, 2000).
 10.36    Memorandum of Understanding dated as of June 26, 2000
          between the Registrant and the remaining shareholders of
          FOCI (incorporated by reference to Exhibit 2.1(f) of the
          Form 8-K/A of the Registrant filed with the SEC on July 7,
          2000).
 10.37    Stock Purchase Agreement by and between the Registrant and the shareholders of Optronics International Corp. ("OIC")
          dated April 23, 2000 (incorporated by reference to Exhibit
          10.19 filed with the Luminent, Inc. Registration Statement
          (file no. 333-42238) on Form S-1 on July 26, 2000).
 10.38    Escrow Agreement, dated as of the 23rd day of April 2000, by and among the Registrant, the selling shareholders of OIC
          and the law firm of Baker & McKenzie, Taipei Office
          (incorporated by reference to Exhibit 10.20 filed with the
          Luminent, Inc. Registration Statement (file no. 333-42238)
          on Form S-1 on July 26, 2000).
 10.39    Stock Purchase Agreement by and between the Registrant and the shareholders of Quantum Optech Inc. ("QOI") dated April
          26, 2000 (incorporated by reference to Exhibit 10.21 filed with the Luminent, Inc. Registration Statement (file no.
          333-42238) on Form S-1 on July 26, 2000).
 10.40    Escrow and Stock Pledge Agreement dated as of April 26, 2000 by and between the Registrant and certain shareholders of
          QOI (incorporated by reference to Exhibit 10.22 filed with the Luminent, Inc. Registration Statement (file no.
          333-42238) on Form S-1 on July 26, 2000).
 10.41    Addendum to Stock Purchase Agreement made as of June 16th,
          2000 by and among the Registrant, QOI and shareholders of
          QOI (incorporated by reference to Exhibit 10.23 filed with the Luminent, Inc. Registration Statement (file no.
          333-42238) on Form S-1 on July 26, 2000).
 10.42    Addendum to Escrow and Stock Pledge Agreement dated as of
          June 16, 2000 by and between the Registrant and certain
          shareholders of QOI (incorporated by reference to Exhibit
          10.24 filed with the Luminent, Inc. Registration Statement
          (file no. 333-42238) on Form S-1 on July 26, 2000).
 10.43    2000 MRV Communications, Inc. Stock Option plan for
          Employees of Optronics International Corp. (incorporated by reference to Exhibit 4.1 of the Registrant's Registration
          Statement on Form S-8 filed with the SEC on October 13, 2000
          (file no. 333-47898)).
 10.44    Form of Stock Option Agreement for the 2000 MRV
          Communications, Inc. Stock Option Plan for Employees of
          Optronics International Corp. (incorporated by reference to
          Exhibit 4.2 of the Registrant's Registration Statement on
          Form S-8 filed with the SEC on October 13, 2000 (file no.
          333-47898)).
 10.45    2000 MRV Communications, Inc. Stock Option Plan for
          Employees of AstroTerra Corporation (incorporated by
          reference to Exhibit 4.1 of the Registrant's Registration
          Statement on Form S-8 filed with the SEC on October 13, 2000
          (file no. 333-47900)).
 10.46    Form of Stock Option Agreement for the 2000 MRV
          Communications, Inc. Stock Option Plan for Employees of
          AstroTerra Corporation (incorporated by reference to Exhibit
          4.2 of the Registrant's Registration Statement on Form S-8
          filed with the SEC on October 13, 2000 (file no.
          333-47900)).

EXHIBIT
  NO                              DESCRIPTION
-------                           -----------
 10.47    1997 Incentive and Nonstatutory Stock Option Plan, as
          amended (subject to stockholder approval) (incorporated by reference to Exhibit A to the Registrant's Definitive Proxy
          Statement filed with the SEC on November 14, 2001).
 10.48    Form of Stock Option Agreement under the 1997 Incentive and
          Nonstatutory Stock Option Plan (incorporated by reference to
          Exhibit 4.2 to the Registrant's Registration Statement on
          Form S-8 filed with the SEC on September 24, 1999 (file no.
          333-87735)).
 10.49    Underwriting Agreement dated as of November 9, 2000 by and between the Registrant, the Registrant and Credit Suisse
          First Boston Corporation, acting on behalf of themselves and as the Representatives of the several Underwriters
          (incorporated by reference to Exhibit 10.25 of the Form 10-K for the year ended December 31, 2000 of Luminent, Inc. filed with the SEC on April 2, 2001).
 10.50    Master Separation and Distribution Agreement dated as of
          July 25, 2000 between the Registrant and Luminent, Inc.
          (incorporated by reference to Exhibit 2.1 filed with the
          Luminent, Inc. Registration Statement (file no. 333-42238)
          on Form S-1 on July 26, 2000).
 10.51    Amendment to Master Separation and Distribution Agreement
          dated as of September 8, 2000, between the Registrant, and
          Luminent, Inc. (incorporated by reference to Exhibit 10.27 of the Form 10-K for the year ended December 31, 2000 of
          Luminent, Inc. filed with the SEC on April 2, 2001).
 10.52    General Assignment and Assumption Agreement dated as of
          September 8, 2000 between the Registrant and Luminent, Inc.
          (incorporated by reference to Exhibit 10.28 of the Form 10-K for the year ended December 31, 2000 of Luminent, Inc. filed with the SEC on April 2, 2001).
 10.53    Master Technology Ownership and License Agreement dated as of September 8, 2000 between the Registrant, and Luminent,
          Inc. (incorporated by reference to Exhibit 10.29 of the Form
          10-K for the year ended December 31, 2000 of Luminent, Inc.
          filed with the SEC on April 2, 2001).
 10.54    Employee Matters Agreement dated as of September 8, 2000
          between the Registrant, and Luminent, Inc. (incorporated by reference to Exhibit 10.30 of the Form 10-K for the year
          ended December 31, 2000 of Luminent, Inc. filed with the SEC on April 2, 2001).
 10.55    Real Estate Matters Agreement dated as of September 8, 2000 between the Registrant, and Luminent, Inc. incorporated by reference to Exhibit 10.31 of the Form 10-K for the year
          ended December 31, 2000 of Luminent, Inc. filed with the
          SECon April 2, 2001).
 10.56    Master Transitional Services Agreement dated as of September
          8, 2000 between the Registrant, and Luminent, Inc.
          (incorporated by reference to Exhibit 10.32 of the Form 10-K for the year ended December 31, 2000 of Luminent, Inc. filed with the SEC on April 2, 2001).
 10.57    Master Trademark Ownership and License Agreement dated as of
          September 8, 2000 between the Registrant, and Luminent, Inc.
          (incorporated by reference to Exhibit 10.33 of the Form 10-K for the year ended December 31, 2000 of Luminent, Inc. filed with the SEC on April 2, 2001).
 10.58    Master Patent Ownership and License Agreement dated as of
          September 8, 2000 between the Registrant, and Luminent, Inc.
          incorporated by reference to Exhibit 10.34 of the Form 10-K for the year ended December 31, 2000 of Luminent, Inc. filed with the SEC on April 2, 2001).
 10.59    Indemnification and Insurance Matters Agreement dated as of
          September 8, 2000 between the Registrant, and Luminent, Inc.
          (incorporated by reference to Exhibit 10.35 of the Form 10-K for the year ended December 31, 2000 of Luminent, Inc. filed with the SEC on April 2, 2001).
 10.60    Master Confidential Disclosure Agreement dated as of
          September 8, 2000 between the Registrant, and Luminent, Inc.
          (incorporated by reference to Exhibit 10.36 of the Form 10-K for the year ended December 31, 2000 of Luminent, Inc. filed with the SEC on April 2, 2001).

EXHIBIT
  NO                              DESCRIPTION
-------                           -----------
 10.61    Tax Sharing Agreement dated as of September 8, 2000 between the Registrant, and Luminent, Inc. (incorporated by
          reference to Exhibit 10.37 of the Form 10-K for the year
          ended December 31, 2000 of Luminent, Inc. filed with the SEC on April 2, 2001).
 10.62    Resignation Agreement and General Release between Registrant and Luminent and William R. Spivey dated September 12, 2001.
 21       Subsidiaries of Registrant (incorporated by reference to
          Exhibit 21 of Registrant's Form 10-K for the year ended
          December 31, 2000 filed with the SEC on April 17, 2001)
 23.1     Omitted
 23.2     Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit
          5.2)
 23.3     Consent of Arthur Andersen LLP related to MRV financial
          Statements and schedule
 23.4     Consent of Arthur Andersen LLP related to Luminent financial
          Statements
 23.5     Consent of Arthur Andersen LLP related to AstraTerrra
          financial statements (incorporated by reference to the
          corresponding Exhibit filed with Post-Effective Amendment
          No. 2 to Registrant's Form S-4 Registration Statement on
          November 26, 2001).
 23.6     Consent of T N Soong & Co. related to FOCI Fiber Optic
          Communications, Inc. financial statements (incorporated by reference to the corresponding Exhibit filed with
          Post-Effective Amendment No. 2 to Registrant's Form S-4
          Registration Statement on November 26, 2001).
 23.7     Consent of KPMG Certified Public Accountants (incorporated by reference to the corresponding Exhibit filed with
          Post-Effective Amendment No. 2 to Registrant's Form S-4
          Registration Statement on November 26, 2001).
 23.8     Consent of Duff & Phelps, LLC
 23.9     Consent of T N Soong & Co. related to Optronics
          International Corp. financial statements (incorporated by
          reference to the corresponding Exhibit filed with
          Post-Effective Amendment No. 2 to Registrant's Form S-4
          Registration Statement on November 26, 2001).
 24.1     Power of Attorney (included on signature page of
          Post-Effective Amendment No. 2 to Registrant's Form S-4
          Registration Statement filed November 26, 2001.)
 99.1     Form of Letter of Transmittal (incorporated by reference to the corresponding Exhibit filed with Post-Effective
          Amendment No. 2 to Registrant's Form S-4 Registration
          Statement on November 26, 2001).


(b) Financial Statement Schedules

     The financial statements schedules filed as part of this report consist of the following:

       Schedule II -- Valuation and Qualifying Accounts

       Report of Independent Public Accountants on Financial Statement Schedule

(c) Opinion or Appraisal

     The fairness opinion of Duff & Phelps has been furnished as Annex B to the Prospectus included as part of this post-effective amendment.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     provided, however, that the undertakings set forth in paragraph (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (5) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on the 12th day of December 2001.


                                          MRV COMMUNICATIONS, INC.

                                          By:        /s/ NOAM LOTAN
                                            ------------------------------------
                                                 Noam Lotan, President and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                       NAMES                                     TITLE                     DATE
                       -----                                     -----                     ----



                  /s/ NOAM LOTAN                     President, Chief Executive      December 12, 2001
---------------------------------------------------  Officer
                    Noam Lotan                       (Principal Executive Officer),
                                                     and
                                                     a Director




                /s/ SHLOMO MARGALIT                  Chairman of the Board, Chief    December 12, 2001
---------------------------------------------------  Technical Officer, Secretary,
                  Shlomo Margalit                    and
                                                     a Director




                  /s/ SHAY GONEN                     Interim Chief Financial         December 12, 2001
---------------------------------------------------  Officer
                    Shay Gonen                       (Principal Financial and
                                                     Accounting Officer)




               /s/ IGAL SHIDLOVSKY*                  Director                        December 12, 2001
---------------------------------------------------
                  Igal Shidlovsky




               /s/ GUENTER JAENSCH*                  Director                        December 12, 2001
---------------------------------------------------
                  Guenter Jaensch




                 /s/ DANIEL TSUI*                    Director                        December 12, 2001
---------------------------------------------------
                    Daniel Tsui




                /s/ BARUCH FISCHER*                  Director                        December 12, 2001
---------------------------------------------------
                  Baruch Fischer




                *By: /s/ NORM LOTAN                  Attorney In Fact
   --------------------------------------------
                    Norm Lotan

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MRV Communications, Inc.:


     We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of MRV Communications, Inc. and subsidiaries included in this Form 10-K, and have issued our report thereon dated February 19, 2001 (except for matters discussed in Note 18 as to which the date is October 4, 2001). Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and it is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements, and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                                /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                                   Arthur Andersen LLP

Los Angeles, California
February 19, 2001

(except for matters discussed in Note 18


as to which the date is October 4, 2001)

                            MRV COMMUNICATIONS, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                              BALANCE AT            CHARGED TO                BALANCE
                                              BEGINNING             COSTS AND                 AT END
                                              OF PERIOD    OTHER     EXPENSES    WRITE-OFF   OF PERIOD
                                              ----------   ------   ----------   ---------   ---------

Allowance for Doubtful Accounts
Year ended December 31, 1998................    $4,252     $2,647     $2,591      $(1,003)    $8,487
Year ended December 31, 1999................    $8,487     $   --     $1,416      $(1,452)    $8,451
Year ended December 31, 2000................    $8,451     $   --     $3,833      $(2,804)    $9,480